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UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK
------------------------------------------------- X
                                                  :
IN RE                                             :       CHAPTER 11 CASE NO.
                                                  :
SUNBEAM CORPORATION,                              :       01-40291 (AJG)
                                                  :
                                   DEBTOR.        :
                                                  :
------------------------------------------------- X


                  DEBTOR'S SECOND AMENDED DISCLOSURE STATEMENT
                 PURSUANT TO SECTION 1125 OF THE BANKRUPTCY CODE








                                   WEIL, GOTSHAL & MANGES LLP
                                   ATTORNEYS FOR THE DEBTOR
                                   767 FIFTH AVENUE
                                   NEW YORK, NEW YORK 10153
                                   (212) 310-8000





DATED:    NEW YORK, NEW YORK
          OCTOBER 2, 2002
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                                TABLE OF CONTENTS

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I.       INTRODUCTION...................................................................................1

         A.       HOLDERS OF CLAIMS ENTITLED TO VOTE....................................................2

         B.       VOTING PROCEDURES.....................................................................3

         C.       CONFIRMATION HEARING..................................................................4

II.      OVERVIEW OF THE PLAN...........................................................................5

III.     GENERAL INFORMATION............................................................................8

         A.       OVERVIEW OF CHAPTER 11................................................................8

         B.       DESCRIPTION AND HISTORY OF BUSINESS...................................................8

         C.       MARKET INFORMATION....................................................................9

IV.      EVENTS PRECEDING THE COMMENCEMENT OF THE CHAPTER 11 CASE.......................................9

         A.       COLEMAN, SIGNATURE BRANDS AND FIRST ALERT ACQUISITIONS...............................10

         B.       DEBT FINANCING.......................................................................11

         C.       SUBORDINATED NOTES EXCHANGE OFFER....................................................12

         D.       AMENDMENTS TO BANK CREDIT AGREEMENT..................................................12

         E.       RESTATEMENT OF FINANCIAL RESULTS; CHANGE OF AUDITORS.................................13

         F.       MANAGEMENT AND BOARD CHANGES.........................................................14

         G.       SETTLEMENT OF COLEMAN RELATED CLAIMS.................................................14

         H.       SECURITIES LITIGATION AND RELATED CLAIMS.............................................15

                  1.       Shareholder Litigation......................................................15

                           a.       Florida District Court Consolidated Shareholder Litigation.........15

                           b.       Alabama State Court Shareholder Litigation.........................16

                  2.       Noteholder Litigation.......................................................17

                           a.       Florida District Court Consolidated Noteholder Litigation..........17

                           b.       Texas State Court Noteholder Litigation............................17

                           c.       Wisconsin State Court Noteholder Litigation........................17

                  3.       Derivative Actions..........................................................18

                           a.       Florida State Court Derivative Litigation..........................18

                           b.       Delaware Chancery Court Warrant Litigation.........................20

                           c.       Florida District Court Derivative Action...........................20
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                  4.       Other Actions...............................................................21

                           a.       Former Officer and Director Indemnification Litigation.............21

                           b.       Former Officer and Director Employment Contract Arbitration........21

                  5.       SEC Investigation...........................................................22

                  6.       United States Attorney Investigation........................................22

                  7.       Inquiry by House Committee on Energy and Commerce...........................23

         I.       PRICEWATERHOUSECOOPERS LITIGATION....................................................23

         J.       THE SMOKE ALARM CLASS ACTION LITIGATION..............................................23

         K.       CONSUMER PRODUCT SAFETY COMMISSION ACTION............................................24

         L.       ENVIRONMENTAL INSURANCE LITIGATION...................................................25

         M.       INTERCOMPANY RECEIVABLES.............................................................27

         N.       2000 FINANCIAL PERFORMANCE...........................................................27

         O.       PREPETITION NEGOTIATIONS.............................................................28

V.       THE REORGANIZATION CASE.......................................................................29

         A.       COMMENCEMENT OF THE CHAPTER 11 CASE..................................................29

         B.       ADMINISTRATION OF THE CHAPTER 11 CASE................................................29

                  1.       Operational Matters.........................................................29

                  2.       Cash Management.............................................................29

                  3.       Debtor in Possession and Receivables Financing..............................29

                  4.       Assets Sales During Chapter 11 Case.........................................30

                  5.       Sunbeam Group Business Realignment..........................................30

         C.       CREDITORS' COMMITTEE.................................................................31

         D.       2001 FINANCIAL PERFORMANCE...........................................................35

         E.       POSTPETITION NEGOTIATIONS............................................................35

VI.      THE PLAN OF REORGANIZATION....................................................................36

         A.       CLASSIFICATION AND TREATMENT OF CLAIMS AND EQUITY INTERESTS..........................37

                  1.       Administrative Expense Claims...............................................37

                  2.       Compensation and Reimbursement Claims.......................................37

                  3.       Priority Tax Claims.........................................................38

                  4.       Class 1 - Other Priority Claims.............................................38

                  5.       Class 2 - Other Secured Claims..............................................39
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                  6.       Class 3 - Secured Bank Claims...............................................39

                  7.       Class 4 - General Unsecured Claims..........................................40

                  8.       Class 5 - Subordinated Note Claims..........................................40

                  9.       Class 6 - Subordinated Noteholder Securities Claim..........................41

                  10.      Class 7 - Sunbeam Affiliate Claims..........................................41

                  11.      Class 8 - Equity Interests..................................................42

                  12.      Class 9 - Equity Holder Securities Claims...................................42

         B.       SECURITIES TO BE ISSUED UNDER THE AMENDED PLAN.......................................42

                  1.       Reorganized Sunbeam Common Stock............................................42

                  2.       New Warrants................................................................43

                  3.       Management Equity Plans.....................................................43

         C.       METHOD OF DISTRIBUTION UNDER THE PLAN................................................44

                  1.       Distributions by Reorganized Sunbeam........................................44

                  2.       Distributions on Account of Subordinated Note Claims........................45

         D.       TIMING OF DISTRIBUTIONS UNDER THE AMENDED PLAN.......................................45

         E.       TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES................................45

         F.       PROVISIONS FOR TREATMENT OF DISPUTED CLAIMS..........................................47

         G.       CONDITIONS PRECEDENT TO CONFIRMATION OF THE AMENDED PLAN.............................47

         H.       CONDITIONS PRECEDENT TO EFFECTIVENESS OF THE AMENDED PLAN............................48

         I.       IMPLEMENTATION AND EFFECT OF CONFIRMATION OF THE AMENDED PLAN........................49

                  1.       Incurrence of New Indebtedness..............................................50

         J.       DISCHARGE AND INJUNCTION.............................................................52

         K.       VOTING...............................................................................53

                  1.       Voting of Claims............................................................53

                  2.       Elimination of Vacant Classes...............................................53

                  3.       Nonconsensual Confirmation..................................................53

         L.       SUMMARY OF OTHER PROVISIONS OF THE PLAN..............................................53

                  1.       Retiree Benefits............................................................53

                  2.       Continuation of Pension Plans...............................................54
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                  3.       By-laws and Certificates of Incorporation...................................54

                  4.       Amendment or Modification of the Plan.......................................54

                  5.       Assumed Indemnification Obligations.........................................54

                  6.       Limited Releases............................................................55

                  7.       Cancellation of Existing Securities and Agreements..........................55

                  8.       Revocation or Withdrawal of the Plan........................................56

                  9.       Termination of Committee....................................................56

                  10.      Claims Extinguished.........................................................56

                  11.      Effectuating Documents and Further Transactions.............................56

                  12.      Corporate Action............................................................56

                  13.      Exculpation.................................................................57

                  14.      Plan Supplement.............................................................57

                  15.      Retention of Derivative Securities Litigation Claims........................58

                  16.      Retention of Jurisdiction...................................................58

                  17.      Exemption from Transfer Taxes...............................................59

                  18.      Post-Effective Date Fees and Expenses.......................................59

                  19.      Payment of Statutory Fees...................................................59

                  20.      Severability................................................................59

                  21.      Binding Effect..............................................................60

                  22.      Governing Law...............................................................60

                  23.      Withholding and Reporting Requirements......................................60

                  24.      Sections 1125 and 1126 of the Bankruptcy Code...............................60

                  25.      Allocation of Plan Distributions............................................60

                  26.      Hart-Scott-Rodino Compliance................................................60

                  27.      Minimum Distributions.......................................................61

                  28.      Change of Name..............................................................61

                  29.      Notices.....................................................................61

VII.     CONFIRMATION AND CONSUMMATION PROCEDURE.......................................................62

         A.       SOLICITATION OF VOTES................................................................62

         B.       THE CONFIRMATION HEARING.............................................................63

         C.       CONFIRMATION.........................................................................63

                  1.       Acceptance..................................................................64
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                  2.       Unfair Discrimination and Fair and Equitable Tests..........................64

                  3.       Feasibility.................................................................65

                  4.       Best Interests Test.........................................................66

         D.       CONSUMMATION.........................................................................67

VIII.    MANAGEMENT OF REORGANIZED SUNBEAM.............................................................67

         A.       BOARD OF DIRECTORS AND MANAGEMENT....................................................67

                  1.       Board of Directors..........................................................67

                  2.       Officers....................................................................68

                  3.       Identity of the Debtor's Executive Management...............................68

         B.       COMPENSATION OF THE DEBTOR'S EXECUTIVE MANAGEMENT....................................68

         C.       OTHER COMPENSATION MATTERS...........................................................69

                  1.       Management Equity Plans.....................................................69

                  2.       Securities Law Compliance...................................................72

         D.       CONTINUATION OF EXISTING BENEFIT PLANS AND D&O INSURANCE.............................72

         E.       POST-EFFECTIVE DATE SECURITY OWNERSHIP OF CERTAIN OWNERS.............................72

IX.      SECURITIES LAWS MATTERS.......................................................................73

         A.       BANKRUPTCY CODE EXEMPTIONS FROM REGISTRATION REQUIREMENTS............................73

         B.       REGISTRATIONS RIGHTS AGREEMENT AND SECURITYHOLDERS AGREEMENT.........................77

                  1.       Registration Rights Agreement...............................................77

                  2.       Securityholders Agreement...................................................78

X.       VALUATION.....................................................................................78

XI.      CERTAIN RISK FACTORS TO BE CONSIDERED.........................................................80

         A.       CERTAIN BANKRUPTCY LAW CONSIDERATIONS................................................81

                  1.       Risk of Non-Confirmation of the Plan .......................................81

                  2.       Non-Consensual Confirmation.................................................81

                  3.       Risk of Non-Occurrence of the Effective Date................................81

                  4.       Risks Related to the Subsidiaries Plan .....................................81

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         B.       RISKS TO RECOVERY BY HOLDERS OF SECURED BANK CLAIMS, GENERAL UNSECURED
                  CLAIMS AND SUBORDINATED NOTE CLAIMS .................................................82

                  1.       Possible Economic Slowdown..................................................82

                  2.       International Exposure......................................................82

                  3.       Need to Develop New Products................................................82

                  4.       Competitive Conditions......................................................82

                  5.       Customers...................................................................83

                  6.       Critical Raw Materials and Components.......................................83

                  7.       Dependence Upon Third-Party Suppliers and Service Providers.................83

                  8.       Production Related Risks....................................................84

                  9.       Weather Conditions..........................................................84

                  10.      Reliance on Key Personnel...................................................84

                  11.      Adverse Publicity...........................................................84

                  12.      Ability to Refinance Certain Indebtedness...................................84

                  13.      Foreign Working Capital Lines...............................................85

                  14.      Significant Holders.........................................................85

                  15.      Risks of Non-Reporting......................................................85

                  16.      Absence of Public Market....................................................85

                  17.      Projected Financial Information.............................................86

                  18.      Hart-Scott-Rodino Act Requirements..........................................86

XII.     CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN ..........................................86

         A.       CONSEQUENCES TO THE DEBTOR...........................................................87

                  1.       Existing Tax Attributes.....................................................87

                  2.       Cancellation of Debt........................................................87

                  3.       Limitation on NOL Carryforwards and Other Tax Attributes....................88

                  4.       Alternative Minimum Tax.....................................................89

                  5.       Possible Transfer of Assets.................................................90

         B.       CONSEQUENCES TO HOLDERS OF CERTAIN CLAIMS............................................90

1. Class 4 Claims......................................................................................90

2. Class 5 Claims......................................................................................91

3. Distributions in Discharge of Accrued Interest......................................................91

4. Ownership and Disposition of New Warrants...........................................................92
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5. Information Reporting and Withholding...............................................................92

XIII.    ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN ....................................93

         A.       LIQUIDATION UNDER CHAPTER 7..........................................................93

         B.       ALTERNATIVE PLAN OF REORGANIZATION...................................................93

XIV.     CONCLUSION AND RECOMMENDATION.................................................................93
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EXHIBIT A     Plan of Reorganization

EXHIBIT B     Disclosure Statement Order

EXHIBIT C     Sunbeam Corporation's Audited Consolidated Financial Statements
              for the fiscal year ended December 31, 2001

EXHIBIT D     Sunbeam Corporation's Unaudited Consolidated Financial Information
              for the two fiscal quarters ended June 30, 2002

EXHIBIT E     Projected Financial Information

EXHIBIT F     Liquidation Analysis


                                      viii

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                                I. INTRODUCTION

         Sunbeam Corporation ("Sunbeam Corporation" or the "Debtor") submits this amended Disclosure Statement (the "Disclosure Statement") pursuant to section 1125 of title 11 of the United States Code (the "Bankruptcy Code") to holders of claims against and equity interests in the Debtor in connection with
(i) the solicitation of acceptances of the Debtor's Third Amended Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, dated October 2, 2002 (as the same may be amended, the "Plan"), filed by the Debtor with the United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court") and (ii) the hearing to consider confirmation of the Plan (the "Confirmation Hearing") scheduled on November 20, 2002. Substantially all of the direct and indirect domestic subsidiaries of the Debtor (the "Subsidiary Debtors"(1)) are debtors-in-possession in separately administered chapter 11 cases pending in the Bankruptcy Court, and have filed with the Bankruptcy Court a separate third amended joint plan of reorganization, dated October 2, 2002 (as the same may be amended, the "Subsidiaries Plan" and, together with the Plan, the "Plans") and a related disclosure statement. Unless otherwise defined herein, all capitalized terms contained herein shall have the meanings ascribed to them in the Plan.

         Attached as Exhibits to this Disclosure Statement are copies of the following documents:

         o    The Plan (Exhibit A);

         o Order of the Bankruptcy Court dated October 9, 2002 (the "Disclosure Statement Order"), among other things, approving this Disclosure Statement and establishing certain procedures with respect to the solicitation and tabulation of votes to accept or reject the Plan (Exhibit B);

         o Sunbeam Corporation's Audited Consolidated Financial Statements for the fiscal year ended December 31, 2001 (Exhibit C);

         o Sunbeam Corporation's Unaudited Consolidated Financial Information for the two fiscal quarters ended June 30, 2002 (Exhibit D);

         o    Projected Financial Information (Exhibit E); and

         o    Liquidation Analysis (Exhibit F).

--------
(1) The Subsidiary Debtors are AI Realty Marketing of New York, Inc.; Beacon Exports, Inc.; BRK Brands, Inc.; CC Outlet, Inc.; CMO, Inc.; Coleman Argentina, Inc.; Coleman International Holdings, LLC; Coleman Powermate, Inc.; Coleman Puerto Rico, Inc.; Coleman Venture Capital, Inc.; Coleman Worldwide Corp.; DDG I, Inc.; Family Gard, Inc.; First Alert, Inc.; General Archery Industries, Inc.; GHI I, Inc.; JGK, Inc.; Kaimona, Inc.; Kansas Acquisition Corp.; L.A. Services, Inc.; Laser Acquisition Corp.; Nippon Coleman, Inc.; Packs & Travel Corporation; Pearson Holdings, Inc.; PH III, Inc.; River View Corporation of Barling, Inc.; SI II, Inc.; Sierra Corporation of Fort Smith, Inc.; Sunbeam Americas Holdings, Ltd.; Sunbeam Health & Safety Company; Sunbeam Latin America, LLC; Sunbeam Products, Inc.; Sunbeam Services, Inc.; Survival Gear, Inc.; Thalia Products Inc.; The Coleman Company, Inc.; THL-FA IP Corp; Vero Dunes Venturer, Inc.; and Woodcraft Equipment Company.

         In addition, a Ballot for the acceptance or rejection of the Plan is enclosed with the Disclosure Statement submitted to the holders of Claims that the Debtor believes may be entitled to vote to accept or reject the Plan.

         On October 9, 2002, after notice and a hearing, the Bankruptcy Court signed the Disclosure Statement Order approving this Disclosure Statement as containing adequate information of a kind and in sufficient detail to enable hypothetical, reasonable investors typical of the Debtor's creditors to make an informed judgment whether to accept or reject the Plan. APPROVAL OF THIS DISCLOSURE STATEMENT DOES NOT, HOWEVER, CONSTITUTE A DETERMINATION BY THE BANKRUPTCY COURT AS TO THE FAIRNESS OR MERITS OF THE PLAN.

         The Disclosure Statement Order, a copy of which is annexed hereto as Exhibit B, sets forth in detail the deadlines, procedures and instructions for voting to accept or reject the Plan and for filing objections to confirmation of the Plan, the record date for voting purposes and the applicable standards for tabulating Ballots. In addition, detailed voting instructions accompany each Ballot. Each holder of a Claim entitled to vote on the Plan should read this Disclosure Statement, the Plan, the Disclosure Statement Order and the instructions accompanying the Ballot in their entirety before voting on the Plan. These documents contain important information concerning the classification of Claims and Equity Interests for voting purposes and the tabulation of votes. No solicitation of votes to accept the Plan may be made except pursuant to section 1125 of the Bankruptcy Code.

                     A. HOLDERS OF CLAIMS ENTITLED TO VOTE

         Pursuant to the provisions of the Bankruptcy Code, only holders of allowed claims or equity interests in classes of claims or equity interests that are impaired and that are not deemed to have rejected a proposed chapter 11 plan are entitled to vote to accept or reject such plan. Classes of claims or equity interests in which the holders of claims or equity interests are unimpaired under a chapter 11 plan are deemed to have accepted the plan and are not entitled to vote to accept or reject the plan. Classes of claims or equity interests in which the holders of claims or equity interests will receive no recovery under a chapter 11 plan are deemed to have rejected the plan and are not entitled to vote to accept or reject the plan. For a detailed description of the treatment of Claims and Equity Interests under the Plan, see Section VI. of this Disclosure Statement.

         Classes 3, 4, 5, 6, 7, 8 and 9 of the Plan are impaired. Holders of Allowed Claims in Classes 3, 4 and 5 may receive distributions under the Plan. As a result, holders of Claims in Classes 3, 4 and 5 are entitled to vote to accept or reject the Plan. Classes 6, 7, 8 and 9 of the Plan, consisting of Subordinated Noteholder Securities Claims, Sunbeam Affiliate Claims, Equity Interests and Equity Holder Securities Claims, respectively, will not receive any distributions under the Plan. As a result, holders of Claims and Equity Interests in these Classes are conclusively presumed to have rejected the Plan. Classes 1 and 2 of the Plan are unimpaired. As a result, holders of Claims in those Classes are conclusively presumed to have accepted the Plan.

         The Bankruptcy Code defines "acceptance" of a plan by a class of claims as acceptance by creditors in that class that hold at least two-thirds in dollar amount and more than one-half in number of the claims that cast ballots for acceptance or rejection of a proposed chapter 11 plan. For a more detailed description of the requirements for confirmation of the Plan, see Section VII.C. of this Disclosure Statement.

         If a Class of Claims entitled to vote on the Plan rejects the Plan, the Debtor reserves the right to amend the Plan or request confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code or both. Section 1129(b) permits the confirmation of a plan of reorganization notwithstanding the nonacceptance of a plan by one or more impaired classes of claims or equity interests. Under that section, a plan may be confirmed by a bankruptcy court if it does not "discriminate unfairly" and is "fair and equitable" with respect to each nonaccepting class. For a more detailed description of the requirements for confirmation of a nonconsensual plan, see Section VII.C.2. of this Disclosure Statement.

         With respect to those Classes of Claims and Equity Interests that are deemed to have rejected the Plan, i.e., Class 6 (Subordinated Noteholder Securities Claims), Class 7 (Sunbeam Affiliate Claims), Class 8 (Equity Interests) and Class 9 (Equity Holder Securities Claims), the Debtor shall request confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code.

                              B. VOTING PROCEDURES

         If you are entitled to vote to accept or reject the Plan, a Ballot is enclosed for the purpose of voting on the Plan. Please vote and return your Ballot(s) to:

                           SUNBEAM CORPORATION
                           c/o Bankruptcy Services, Inc.
                           Heron Tower
                           70 East 55th Street, 6th Floor
                           New York, New York 10022

         DO NOT RETURN ANY NOTES OR SECURITIES WITH YOUR BALLOT.

         TO BE COUNTED, YOUR BALLOT INDICATING ACCEPTANCE OR REJECTION OF THE PLAN MUST BE RECEIVED BY NO LATER THAN 4:00 P.M., EASTERN TIME, ON NOVEMBER 8, 2002. ANY EXECUTED BALLOT RECEIVED THAT DOES NOT INDICATE EITHER AN ACCEPTANCE OR REJECTION OF THE PLAN SHALL BE DEEMED TO CONSTITUTE AN ACCEPTANCE OF THE PLAN.

         Pursuant to the Disclosure Statement Order, the Bankruptcy Court set October 9, 2002 as the record date for voting on the Plan. Accordingly, only holders of record as of October 9, 2002 that otherwise are entitled to vote under the Plan will receive a Ballot and may vote on the Plan.

         Holders of Allowed Secured Bank Claims will receive under the Plan 100% of the shares of common stock of Reorganized Sunbeam, subject to dilution by issuance of the Management Investment Securities and issuance and exercise of the New Warrants (if any) and the Employee Options and, in their capacity as the shareholders of Reorganized Sunbeam immediately following the Effective Date, also shall indicate on their Ballots their approval or rejection of the Management Equity Plans. Any executed Ballots with respect to Secured Bank Claims which are timely received but which do not indicate either approval or rejection of the Management Equity Plans will be deemed to constitute an approval of the Management Equity Plans. For a description of the Management Equity Plans see Section VIII.C.2 of this Disclosure Statement.

         If you are a holder of a Claim entitled to vote on the Plan and did not receive a Ballot, received a damaged Ballot or lost your Ballot, or if you have any questions concerning this Disclosure Statement, the Plan or the procedures for voting on the Plan, please call Ms. Kathy Gerber of Bankruptcy Services, Inc. at (212) 376-8494, extension 114.

                            C. CONFIRMATION HEARING

         Pursuant to section 1128 of the Bankruptcy Code, the Confirmation Hearing will be held on November 20, 2002, commencing at 10:00 a.m. Eastern Time, before the Honorable Arthur J. Gonzalez, United States Bankruptcy Judge, at the United States Bankruptcy Court for the Southern District of New York, One Bowling Green, New York, New York 10004, or such other location as the Bankruptcy Court directs. The Bankruptcy Court has directed that objections, if any, to confirmation of the Plan be served and filed so that they are received by no later than November 8, 2002, at 4:00 p.m. Eastern Time, in the manner described below in Section VII.B. of this Disclosure Statement. The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for the announcement of the adjournment date made at the Confirmation Hearing or at any subsequent adjourned Confirmation Hearing.

         THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT ARE MADE AS OF THE DATE HEREOF UNLESS ANOTHER TIME IS SPECIFIED HEREIN, AND THE DELIVERY OF THIS DISCLOSURE STATEMENT SHALL NOT CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION STATED SINCE THE DATE HEREOF. HOLDERS OF CLAIMS ENTITLED TO VOTE SHOULD CAREFULLY READ THIS DISCLOSURE STATEMENT, IN ITS ENTIRETY, INCLUDING THE PLAN, PRIOR TO VOTING ON THE PLAN.

         FOR THE CONVENIENCE OF HOLDERS OF CLAIMS AND EQUITY INTERESTS, THIS DISCLOSURE STATEMENT SUMMARIZES THE TERMS OF THE PLAN, BUT THE PLAN ITSELF QUALIFIES ALL SUMMARIES. IF ANY INCONSISTENCY EXISTS BETWEEN THE PLAN AND THIS DISCLOSURE STATEMENT, THE TERMS OF THE PLAN ARE CONTROLLING. THIS DISCLOSURE STATEMENT MAY NOT BE RELIED ON FOR ANY PURPOSE, OTHER THAN TO DETERMINE WHETHER TO VOTE TO ACCEPT OR REJECT THE PLAN, AND NOTHING STATED HEREIN SHALL CONSTITUTE AN ADMISSION OF ANY FACT OR LIABILITY BY ANY PARTY, OR BE ADMISSIBLE IN ANY PROCEEDING INVOLVING THE DEBTOR OR ANY OTHER PARTY, OR BE DEEMED CONCLUSIVE EVIDENCE OF THE TAX OR OTHER LEGAL EFFECTS OF THE PLAN ON THE DEBTOR OR HOLDERS OF CLAIMS OR EQUITY INTERESTS. CERTAIN OF THE STATEMENTS CONTAINED IN THIS DISCLOSURE STATEMENT, BY NATURE, ARE FORWARD-LOOKING AND CONTAIN ESTIMATES AND ASSUMPTIONS. THERE CAN BE NO ASSURANCE THAT SUCH STATEMENTS WILL BE REFLECTIVE OF ACTUAL OUTCOMES. ALL HOLDERS OF CLAIMS SHOULD CAREFULLY READ AND CONSIDER FULLY THE RISK FACTORS SET FORTH IN ARTICLE XI. OF THIS DISCLOSURE STATEMENT.

         SUMMARIES OF CERTAIN PROVISIONS OF AGREEMENTS REFERRED TO IN THIS DISCLOSURE STATEMENT DO NOT PURPORT TO BE COMPLETE AND ARE SUBJECT TO, AND ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO, THE FULL TEXT AND TO ALL OF THE PROVISIONS OF THE APPLICABLE AGREEMENT, INCLUDING THE DEFINITIONS OF TERMS CONTAINED IN SUCH AGREEMENT.

         THE DEBTOR BELIEVES THAT THE PLAN WILL ENABLE IT TO SUCCESSFULLY REORGANIZE AND ACCOMPLISH THE OBJECTIVES OF CHAPTER 11 AND THAT ACCEPTANCE OF THE PLAN IS IN THE BEST INTERESTS OF THE DEBTOR, ITS CREDITORS AND ALL PARTIES IN INTEREST.

                            II. OVERVIEW OF THE PLAN

         The following table briefly summarizes the classification and treatment of Claims and Equity Interests under the Plan:

                     SUMMARY OF CLASSIFICATION AND TREATMENT
                  OF CLAIMS AND EQUITY INTERESTS UNDER THE PLAN

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         Type of Claim                                                                         Estimated
 Class   or Equity Interest        Treatment                                                   Recovery
 -----   ------------------        ---------                                                   --------


   --    Administrative Expense    Unimpaired; paid in full, in Cash, or in                      100%
         Claims                    accordance with the terms and conditions of
                                   transactions or agreements relating to obligations
                                   incurred in the ordinary course of business during
                                   the pendency of the Chapter 11 Case or assumed by
                                   the Debtor in Possession.


   --    Priority Tax Claims       Unimpaired; except to the extent paid prior to                100%
                                   Effective Date or agrees to a different treatment,
                                   at the option of Reorganized Sunbeam either (i)
                                   paid in full, in Cash, or (ii) paid over a
                                   six-year period from the date of assessment as
                                   provided in section 1129(a)(9)(C) of the
                                   Bankruptcy Code with interest payable at a rate of
                                   8.0% per annum or as otherwise established by the
                                   Bankruptcy Court; provided, however, that the
                                   Debtor must obtain the consent of the Banks in
                                   order to elect option (i).

   1     Other Priority Claims     Unimpaired; except to the extent paid prior to                100%
                                   Effective Date or agrees to a different treatment,
                                   paid in full, in Cash.



         Type of Claim                                                                         Estimated
 Class   or Equity Interest        Treatment                                                   Recovery
 -----   ------------------        ---------                                                   --------
   2     Other Secured Claims      Unimpaired; except to the extent paid prior to                100%
                                   Effective Date or agrees to a different treatment,
                                   at the option of Reorganized Sunbeam either (i)
                                   reinstated by curing all outstanding defaults, with
                                   all legal, equitable and contractual rights
                                   remaining unaltered, (ii) paid in full, in Cash,
                                   plus interest required to be paid pursuant to
                                   section 506(b) of the Bankruptcy Code, or (iii)
                                   fully and completely satisfied by delivery or
                                   retention of the Collateral securing the Other
                                   Secured Claims and payment of interest required to
                                   be paid pursuant to section 506(b) of the
                                   Bankruptcy Code; provided, however, that the Debtor
                                   must obtain the consent of the Banks in order to
                                   elect option (ii).

   3     Secured Bank Claims(2)    Impaired; distribution of a Pro Rata Share of (i)             32.9%(3)
                                   (A) $100,000,000 in principal amount of the New
                                   Secured Term Notes, and (B) 100% of the Reorganized
                                   Sunbeam Common Stock, subject to dilution as
                                   described in Section VI.A.6 hereof; and (ii) the
                                   releases set forth in Section 11.4 of the Plan. In
                                   addition, each holder of an Allowed Secured Bank
                                   Claim shall be entitled to retain all amounts paid
                                   to it or on its behalf as adequate protection or
                                   otherwise, and Reorganized Sunbeam will continue to
                                   pay the professional fees of the holders of the
                                   Allowed Secured Bank Claims after the Confirmation
                                   Date with respect to matters relating to the Plan
                                   or the Chapter 11 Case in accordance with the terms
                                   and conditions of the orders approving the
                                   Post-Petition Bank Credit Agreement.

------------------
(2) The Secured Bank Claims shall be deemed Allowed Claims in the aggregate amount of $1,602,489,994.

(3) The estimated recoveries for holders of Allowed Secured Bank Claims are based upon the current estimate of the mid-point value of the Reorganized Sunbeam Common Stock and (ii) the estimated Fair Market Value of the New Secured Term Notes, in each case to be distributed to the Banks under the Plan. To the extent that the actual value of the Reorganized Sunbeam Common Stock and/or New Secured Notes varies from the amount estimated herein, the recoveries of holders of Allowed Secured Bank Claims may be higher or lower.

         Type of Claim                                                                         Estimated
 Class   or Equity Interest        Treatment                                                   Recovery
 -----   ------------------        ---------                                                   --------
   4     General Unsecured         Impaired; if holders of Allowed Claims in Class 4             6.0%(4)
         Claims                    vote to accept the Plan by the requisite statutory
                                   majorities set forth in section 1126(c) of
                                   the Bankruptcy Code, distribution of a Pro Rata
                                   Share of $1,000,000. If holders of Class 4 Claims
                                   do not vote to accept the Plan by the requisite
                                   statutory majority set forth in section 1126(c) of
                                   the Bankruptcy Code, the holders of Allowed General
                                   Unsecured Claims shall not receive any
                                   distributions on account of such Claims.



   5     Subordinated Note         Impaired; if holders of Allowed Claims in Class 5             0.3%
         Claims(5)                 vote to accept the Plan by the requisite statutory
                                   majorities set forth in section 1126(c) of the
                                   Bankruptcy code, distribution of a Pro Rata Share
                                   of New Warrants. If holders of Class 5 Claims do
                                   not vote to accept the Plan by the requisite
                                   statutory majority set forth in section 1126(c) of
                                   the Bankruptcy Code, the holders of Subordinated
                                   Note Claims shall not receive any distributions on
                                   account of such Claims.

   6     Subordinated Noteholder   Impaired; no distribution.                                    0%
         Securities Claims

   7     Sunbeam Affiliate Claims  Impaired; no distribution.                                    0%

   8     Equity Interests          Impaired; no distribution.                                    0%

   9     Equity Holder Securities  Impaired; no distribution.                                    0%
         Claims

--------------------
(4) The estimated recoveries for holders of Allowed General Unsecured Claims are based upon the estimate of the aggregate Allowed General Unsecured Claims being equal to $16,650,229, which is the amount set forth in the Debtor's Schedules of Assets and Liabilities, dated April 23, 2001, and its respective supplements filed with the Bankruptcy Court. To the extent that the amount of Allowed General Unsecured Claims varies from the amount estimated herein, the recoveries to holders of Allowed General Unsecured Claims may be higher or lower.

(5) The Subordinated Note Claims shall be deemed Allowed Claims solely for purposes of the Plan in the aggregate amount of $864,261,481. Allowance of the Subordinated Note Claims is subject to confirmation of the Plan.

                            III. GENERAL INFORMATION

                            A. OVERVIEW OF CHAPTER 11

         Chapter 11 is the principal business reorganization chapter of the Bankruptcy Code. Under chapter 11 of the Bankruptcy Code, a debtor is authorized to reorganize its business for the benefit of itself, its creditors and its equity interest holders. In addition to permitting the rehabilitation of a debtor, another goal of chapter 11 is to promote equality of treatment for similarly situated creditors and similarly situated equity interest holders with respect to the distribution of a debtor's assets.

         The commencement of a chapter 11 case creates an estate that is comprised of all of the legal and equitable interests of the debtor as of the commencement date. The Bankruptcy Code provides that the debtor may continue to operate its business and remain in possession of its property as a "debtor-in-possession."

         The consummation of a plan of reorganization is the principal objective of a chapter 11 reorganization case. A plan of reorganization sets forth the means for satisfying claims against and equity interests in a debtor. Confirmation of a plan of reorganization by the bankruptcy court binds the debtor, any issuer of securities under the plan, any person acquiring property under the plan and any creditor or equity interest holder of a debtor. Subject to certain limited exceptions, the order approving confirmation of a chapter 11 plan discharges a debtor from any debt that arose prior to the date of confirmation of the plan and substitutes therefor the obligations specified under the confirmed plan.

         Certain holders of allowed claims against and interests in a debtor are permitted to vote to accept or reject the plan. Prior to soliciting acceptances of the proposed plan, however, section 1125 of the Bankruptcy Code requires a debtor to prepare a disclosure statement containing adequate information of a kind, and in sufficient detail, to enable a hypothetical reasonable investor to make an informed judgment regarding the plan.

                     B. DESCRIPTION AND HISTORY OF BUSINESS

         Sunbeam Corporation is the ultimate parent corporation of the Subsidiary Debtors and certain non-debtor subsidiaries (the "Non-Debtor Affiliates").(6) Sunbeam


-------------------
(6) The principal non-debtor subsidiaries are: Application Des Gaz, S.A.S. (France); Australian Coleman, Inc.; Bafiges S.A.S. (France); BRK Brands Europe Limited (England and Wales); Camping Gaz CS Spol S.R.O. (Czech Republic); Camping Gaz GmbH (Austria); Camping Gaz Great Britain, L.T.D. (Great Britain); Camping do Brasil (Brazil); Camping Gaz International Deutschland GmbH (Germany); Camping Gaz Hellas (Greece); Camping Gaz International Portugal, L.T.D. (Portugal); Camping Gaz Italie S.r.L. (Italy); Camping Gaz Poland (Poland); Camping Gaz Senegal (Senegal); Camping Gaz Suisse A.G. (Switzerland); CC Gaz Hungary (C. Gax Kft.); Coleman Argentina S.A. (Argentina); Coleman Asset Diversification, Inc.; Coleman Asia Limited (Hong Kong); Coleman Benelux B.V. (Netherlands); Coleman Brands Pty Limited (Australia); Coleman Brands Pty Ltd.; Coleman do Brasil Ltda. (Brazil); Coleman Country Ltd.; Coleman Deutschland GmbH (Germany); Coleman Europe BVBA (Belgium); Coleman International SARL (LLC) (Switzerland); Coleman Japan Co., Ltd. (Japan); Coleman Latin America, LLC; Coleman Life Styles KK (Japan); Coleman Mexico S.A. de C.V. (Mexico); Coleman Powermate International, Inc.; Coleman SVB S.r.L (Italy); Coleman Taymar Limited (England and Wales); Coleman UK Holdings Limited (England and Wales); Coleman UK PLC (England and Wales); Electronica BRK de Mexico S.A. de C.V. (Mexico); Epigas International Limited; Oster de Venezuela, S.A. (Venezuela); Productos Coleman, S.A. (Spain); RRR Funding LLC; Servicios Sunbeam-Coleman De Mexico, S.S. de C.V.; SI China Ventures, Ltd. (Hong Kong); Sunbeam Asset Diversification, Inc.; Sunbeam Corporation

Corporation, the Subsidiary Debtors and the Non-Debtor Affiliates, are referred to herein as the "Sunbeam Group." The Sunbeam Group manufactures, markets and distributes durable household and outdoor leisure consumer products through mass market and other consumer channels in the United States and internationally. The Sunbeam Group also sells its products to professionals and commercial end users such as small businesses. The Sunbeam Group's principal products include household kitchen appliances; scales and health monitoring and care products for home use; electric blankets and throws; clippers and trimmers for professional and animal uses; smoke and carbon monoxide detectors; outdoor barbecue grills; camping equipment, including tents, lanterns, sleeping bags and stoves; coolers; backpacks; and portable generators and compressors. The Sunbeam Group also operates 18 retail stores in the United States and Canada, which sell primarily Coleman brand products for retail sale to consumers.

         For the fiscal year ended December 31, 2001, the Sunbeam Group, on a consolidated basis, reported net sales of approximately $2,004,215,000 and operating losses of approximately $65,345,000. As of December 31, 2001, the Sunbeam Group's consolidated books and records reflected assets totaling approximately $1,560,743,000 and liabilities totaling approximately $3,168,835,000 resulting in a net deficit of $1,608,092,000 and after deducting intangible assets, an adjusted deficit of $2,173,591,000. As of June 30, 2002, the Sunbeam Group had approximately 8,700 full-time and part-time employees of which approximately 4,900 are employed in the United States. The Sunbeam Group is party to collective bargaining agreement with its hourly employees located at its manufacturing plant in Aurora, Illinois. In addition, the Sunbeam Group's production employees in France and Italy and its employees in Mexico and Venezuela are represented by unions.

                             C. MARKET INFORMATION

         Prior to the Commencement Date, Sunbeam Corporation's common stock was publicly traded under the symbol "SOC" on the New York Stock Exchange (the "NYSE").(7) The NYSE delisted Sunbeam Corporation's stock as of the Commencement Date. As of July 3, 2002, Sunbeam Corporation's common stock was trading under the symbol "SOCNQ" on the over-the-counter securities markets. All Equity Interests in Sunbeam Corporation, including all shares of Sunbeam Corporation's common stock, will be cancelled on the Effective Date pursuant to the Plan.

          IV. EVENTS PRECEDING THE COMMENCEMENT OF THE CHAPTER 11 CASE

         Sunbeam Corporation has been operating with significant debt since March 1998, when prior management caused Sunbeam Corporation to borrow approximately $2,000,000,000 under the Bank Credit Agreement, and through the issuance of zero coupon debentures due 2018 pursuant to the Subordinated Notes Indenture. See IV.B. below. The approximately $2,000,000,000 was used to fund the acquisition of The Coleman Company, Inc. ("Coleman"), Signature Brands, Inc. ("Signature Brands") and First Alert, Inc. ("First Alert"), and to repay or defease (and pay associated penalties and premiums) debt at such companies and certain

-------------------
(Canada) Limited (Ontario); Sunbeam Corporation Europe SARL (France); Sunbeam Europe S.A.S.; Sunbeam Holdings S.A. de C.V. (Mexico); Sunbeam International
(Asia), Ltd.; Sunbeam Mexicana S.A. de C.V. (Mexico); Sunbeam Oster de Acuna S.A. de C.V. (Mexico); Sunbeam Oster de Matarmoros S.A. de C.V. (Mexico); Sunbeam Oster International (FSC), Inc. (Barbados); and Taymar Gas Limited.

(7) As of November 14, 2000, there were approximately 107,303,692 shares of Sunbeam Corporation's common stock issued and outstanding held by approximately 4,400 holders of record.

indebtedness of Sunbeam Corporation. Immediately prior to the Commencement Date, Sunbeam Corporation's principal liquidated institutional debt obligations were as follows: (i) approximately $1,725,000,000 under the Bank Credit Agreement (inclusive of $72,000,000 of letters of credit later rolled into the Post-Petition Bank Credit Agreement (the "DIP Credit Facility") and $50,300,000 of supplemental revolving loans subsequently repaid with borrowings under the DIP Credit Facility) and (ii) approximately $864,000,000 in accreted amount of the Subordinated Notes.

         Furthermore, since approximately the second quarter of 2000 and through the Commencement Date, and for some period thereafter, the Sunbeam Group's sales had been adversely affected by a reduction in retailer purchases generally, as retailers sought to reduce their inventories in many of the categories in which the Sunbeam Group participates, and slowing retail sales of consumer durables generally since the first quarter of 2000 and through the Commencement Date, and for some period thereafter. The Sunbeam Group's sales also were adversely affected by reduced sales of certain outdoor products, including portable generators, that had unusually high sales during 1999 due to Year 2000 concerns ("Year 2000 Products") and the absence of severe storm activity during 2000 which also adversely affected sales of Year 2000 Products. The foregoing significantly reduced the Sunbeam Group's sales and earnings, and the reduction in sales coupled with the extreme size of Sunbeam Corporation's debt resulted in Sunbeam Corporation being unable to support its debt service requirements.

           A. COLEMAN, SIGNATURE BRANDS AND FIRST ALERT ACQUISITIONS

         On March 2, 1998, Sunbeam Corporation announced that it had entered into separate agreements to acquire three businesses: Coleman, Signature Brands and First Alert.

         On March 30, 1998, pursuant to a merger agreement dated as of February 27, 1998, Sunbeam Corporation, through a wholly owned subsidiary, acquired approximately 81% of the then outstanding shares of Coleman common stock from an affiliate of MacAndrews & Forbes Holdings Inc. ("M&F"), in exchange for 14,099,749 shares of Sunbeam Corporation's common stock and approximately $160,000,000 in cash. In addition, Sunbeam Corporation assumed or repaid approximately $1,016,000,000 in debt of Coleman and its parent corporations. Immediately after the acquisition, as a result of the exercise of Coleman employee stock options, Sunbeam Corporation's ownership of Coleman decreased to about 79% of the outstanding shares of Coleman common stock.

         On April 3, 1998, Sunbeam Corporation acquired more than 90% of the stock of each of Signature Brands and First Alert in cash tender offers. On April 6, 1998, Sunbeam Corporation acquired the remaining shares of each of Signature Brands and First Alert in merger transactions. Sunbeam Corporation paid approximately $255,000,000 in cash, including the satisfaction of antecedent debt obligations, to acquire Signature Brands. Sunbeam Corporation paid approximately $133,000,000 in cash and assumed approximately $49,000,000 in debt, a total consideration of approximately $182,000,000, to acquire First Alert. Signature Brands was a leading manufacturer of a comprehensive line of consumer and professional products, including coffee makers marketed under the Mr. Coffee(R) brand name and consumer and professional scales marketed under the Health o Meter(R) and Pelouze(R) brand names. Subsequent to the acquisition, Signature Brands was merged with and into Sunbeam Products, Inc. ("Sunbeam Products"). First Alert is the worldwide leader in residential safety equipment, including smoke and carbon monoxide detectors marketed under the First Alert(R) brand name.

         In January 2000, pursuant to a second merger agreement dated February 27, 1998 (the "Coleman Merger Agreement"), Sunbeam Corporation acquired the remaining publicly held Coleman shares pursuant to a merger transaction (the "Coleman Minority Close-Out"). In connection with the Coleman Minority-Close-Out, the remaining Coleman stockholders (other than stockholders seeking appraisal rights under Delaware law) received 0.5677 of a share of Sunbeam Corporation's common stock and $6.44 in cash for each share of Coleman common stock they owned, aggregating approximately 6,700,000 shares of Sunbeam Corporation's common stock and $87,000,000 in cash. The approximate $87,000,000 aggregate cash payment included $4,800,000 related to the cash out of the remaining Coleman employee options, in accordance with the Coleman Merger Agreement, which occurred in December 1999.

         In the fourth quarter of 1998, Sunbeam Group recorded a $62.5 million charge for the write-off of the carrying value of First Alert's goodwill. As a result of the significant losses incurred by First Alert, as well as its future prospects, Sunbeam Corporation determined that the goodwill relating to the First Alert acquisition was impaired and, based on the determination of fair value, wrote off the net carrying value of the goodwill. This charge is reflected in SG&A expense in the 1998 Consolidated Statement of Operations.

         During the fourth quarter of 2000, as a result of the general weakening in the business from the prior year, combined with significant acquisition related debt, as well as the future prospects of the businesses, Sunbeam Corporation determined that the goodwill resulting from the acquisitions of Coleman and Signature Brands was impaired. As a result, based upon estimates of the fair value of Coleman and Signature Brands, Sunbeam Group recorded a $1.052 billion charge that is reflected in the operating loss in the Consolidated Statements of Operations. The goodwill impairment charge recorded is comprised of all of the remaining carrying value of the goodwill associated with Sunbeam Corporation's acquisition of Coleman (approximately $916 million) and Signature Brands (approximately $136 million).


                               B. DEBT FINANCING

         In March 1998, in order to finance the acquisitions of Coleman, Signature Brands and First Alert, and to effectuate the repayment of substantially all of the outstanding indebtedness of Sunbeam Corporation and the three acquired companies (Coleman, Signature Brands and First Alert), Sunbeam Corporation (i) completed an offering of the Subordinated Notes pursuant to the Subordinated Notes Indenture, at a yield to maturity of 5% (or approximately $2,014,000,000 principal amount at maturity), which resulted in approximately $730,000,000 of net proceeds to Sunbeam Corporation, and (ii) borrowed approximately $1,325,000,000 under the Bank Credit Agreement.

         The Subordinated Notes are obligations of Sunbeam Corporation only and are unsecured. Pursuant to Article 10 of the Subordinated Notes Indenture, the Subordinated Notes and the claims of the Subordinated Noteholders are contractually subordinate in right of payment to the payment in full of the claims of the Banks. Obligations to the Banks under the Bank Credit Agreement are secured by liens on and security interests in substantially all of the assets of Sunbeam Corporation and substantially all of the Subsidiary Debtors, as well as by a pledge of substantially all of the stock of the Subsidiary Debtors.

                      C. SUBORDINATED NOTES EXCHANGE OFFER

         In July 2000, in an effort to address its leveraged capital structure, Sunbeam Corporation announced an offer to acquire all of the currently outstanding Subordinated Notes in exchange for secured notes and shares of Sunbeam Corporation common stock (the "Exchange Offer"). The holders of the Subordinated Notes were, apparently, unwilling to participate in the Exchange Offer under the proposed terms. On September 12, 2000, Sunbeam Corporation withdrew and terminated the Exchange Offer without accepting and paying for any tendered Subordinated Notes.

                     D. AMENDMENTS TO BANK CREDIT AGREEMENT

         As a result of, among other things, operating losses incurred during the first half of 1998, Sunbeam Corporation did not achieve the specified financial ratios required under the Bank Credit Agreement for June 30, 1998 and it appeared unlikely that Sunbeam Corporation would achieve the specified financial ratios for September 30, 1998. Consequently, in June 1998, Sunbeam Corporation and the Banks entered into an amendment, dated as of June 30, 1998, that waived through December 31, 1998 all defaults arising from the failure of Sunbeam Corporation to satisfy the specified financial ratios for June 30, 1998 and September 30, 1998. Pursuant to an amendment with Sunbeam Corporation dated as of October 19, 1998, the Banks extended such waivers through April 10, 1999 and also waived through such date all defaults arising from any failure by Sunbeam Corporation to satisfy the specified financial ratios for December 31, 1998. In April 1999, such waivers were extended and the Banks agreed to defer scheduled amortization payments through April 10, 2000. On April 10, 2000, such waivers were extended and the Banks agreed to defer scheduled amortization payments through April 14, 2000.

         On April 14, 2000, Sunbeam Corporation and the Banks entered into a further amendment to the Bank Credit Agreement that, among other things, waived until April 10, 2001 all defaults arising from any failure by Sunbeam Corporation to satisfy certain financial ratios for any fiscal quarter end occurring and deferred scheduled amortization payments through March 31, 2001. As part of such amendment, Sunbeam Corporation agreed to a minimum cumulative earnings before interest, taxes, depreciation and amortization ("EBITDA") covenant to be tested at the end of each month occurring on or prior to March 31, 2001. On August 10, 2000, Sunbeam Corporation and the Banks entered into an amendment to the Bank Credit Agreement in order to (i) adjust downwards the cumulative EBITDA test for July 31, 2000 and each remaining month-end through March 31, 2001 and (ii) provide Sunbeam Corporation with additional needed liquidity under a supplemental $50,000,000 reducing revolving credit facility under the Bank Credit Agreement (the "Bank Credit Supplemental Revolver") with a final maturity date of December 31, 2000. Prior to the November 10, 2000 amendment described below the Bank Credit Supplemental Revolver was required to be reduced by $10,000,000 on the last day of each month commencing with August 31, 2000 and the loans thereunder could not exceed a borrowing base calculated based on domestic inventory of certain of the Sunbeam Group's business units.

         As a result of continuing sales declines and operating losses during the third quarter of 2000, Sunbeam Corporation did not achieve for September 30, 2000 the reduced cumulative EBITDA test agreed to pursuant to the August 10, 2000 amendment, and it appeared unlikely that Sunbeam Corporation would satisfy the test going forward. Consequently, in November 2000, Sunbeam Corporation and the Banks entered into an amendment to the Bank Credit Agreement dated as of November 10, 2000 that (i) waived all defaults arising from the failure of Sunbeam Corporation to satisfy the cumulative EBITDA test for any period ending on or prior to December 31, 2000; (ii) provided that, on or before December 31, 2000, Sunbeam Corporation and the Banks would amend the cumulative EBITDA test to establish monthly EBITDA levels for the 2001 calendar year which were reasonably satisfactory to the Banks and which would be based on Sunbeam Corporation's 2001 business plan; (iii) increased availability under the Bank Credit Supplemental Revolver to $50,000,000 and eliminated the previously required $10,000,000 monthly principal reduction or any limitation based on the borrowing base; and (iv) extended the maturity date for the Bank Credit Supplemental Revolver to April 10, 2001. The November 10, 2000 amendment also provided that the $19,100,000 term loan payment and the $8,500,000 amendment fee for the previously agreed to April 15, 1999 amendment, both of which originally were scheduled to be paid on November 30, 2000, would be deferred until April 10, 2001. The November 10, 2000 amendment included certain other terms and conditions relating to payments due and borrowings under the Bank Credit Agreement in 2001.

         On January 26, 2001 and January 30, 2001, respectively, Sunbeam Corporation and the Banks entered into amendments pursuant to which the Banks agreed to defer in excess of $40,000,000 in interest payments due and owing as of such dates.

            E. RESTATEMENT OF FINANCIAL RESULTS; CHANGE OF AUDITORS

         On June 25, 1998, approximately three and one-half months after the acquisitions of Coleman, Signature Brands and First Alert, Sunbeam Corporation announced that its then independent auditors, Arthur Andersen LLP ("Arthur Andersen") would not consent to the inclusion of their opinion on Sunbeam Corporation's 1997 financial statements in a registration statement that Sunbeam Corporation was planning to file with the Securities and Exchange Commission. On June 30, 1998, Sunbeam Corporation announced that the audit committee of its board of directors would conduct a review of the accuracy of Sunbeam Corporation's 1997 financial statements and that, pending completion of such review, those financial statements and the report of Arthur Andersen should not be relied upon. Sunbeam Corporation retained Deloitte & Touche LLP ("Deloitte & Touche") to assist the audit committee in such review, along with Arthur Andersen. On August 6, 1998, Sunbeam Corporation announced that the audit committee had determined that Sunbeam Corporation would be required to restate its financial statements for 1997, the first quarter of 1998 and possibly 1996, and that the adjustments, while not then quantified, would be material.

         On October 20, 1998, Sunbeam Corporation announced the restatement of its financial results for a six-quarter period from the fourth quarter of 1996 through the first quarter of 1998. In general, such restatements were required because the previously issued financial statements overstated losses for 1996, overstated profits for 1997 and understated losses for the first quarter of 1998. Sunbeam Corporation concluded, among other things, that (i) for certain periods revenue was incorrectly recognized (principally "bill and hold" and guaranteed sales transactions), (ii) certain costs and allowances were not accrued or were incorrectly recorded (principally allowances for sales returns, co-op advertising, customer deductions and reserves for product liability and warranty expense) and (iii) certain costs were incorrectly included in and charged to restructuring, asset impairment and other costs.

         On November 20, 1998, Sunbeam Corporation announced that its audit committee had recommended, and its board of directors had approved, the appointment of Deloitte & Touche to replace Arthur Andersen as Sunbeam Corporation's independent auditors for fiscal year 1998.

                        F. MANAGEMENT AND BOARD CHANGES

         On June 13, 1998, Sunbeam Corporation's board of directors removed "for cause" Albert J. Dunlap as Sunbeam Corporation's Chairman and Chief Executive Officer. On June 16, 1998, Russell A. Kersh was terminated "for cause" as Sunbeam Corporation's Vice Chairman and Chief Financial Officer. Both Dunlap's and Kersh's employment agreements provided for their termination "for cause" for the "willful failure of the executive to substantially perform his duties." The Debtor believes that Dunlap's and Kersh's conduct demonstrated a willful failure to substantially perform their job responsibilities, including (i) concealing relevant and material facts from Sunbeam Corporation's Board of Directors relating to certain sales and accounting practices utilized and/or authorized by them, (ii) misrepresenting the Sunbeam Group's results and operations, (iii) breaching their fiduciary duties of loyalty and candor to the Board of Directors, and (iv) abdicating their responsibilities as Chief Executive Officer and Chief Financial Officer, respectively.

         On June 13, 1998 Peter A. Langerman was elected as Sunbeam Corporation's non-executive Chairman of the Board. Mr. Langerman, an outside director of Sunbeam Corporation from 1990 to 1999, was President and Chief Executive Officer of Franklin Mutual Advisors, Inc., the investment advisor to Franklin Mutual Series Fund, Inc. Jerry W. Levin was elected a director and Chief Executive Officer of Sunbeam Corporation on June 16, 1998, and was elected President on August 12, 1998. Mr. Levin was Chairman and Chief Executive Officer of Coleman at the time Sunbeam Corporation acquired its controlling interest in Coleman, and previously was the Chairman and Chief Executive Officer of Revlon, Inc., an affiliate of M&F.

         In June 1998, Mr. Levin, Howard Gittis (of M&F) and Lawrence Sondike (of Franklin Mutual Advisers, Inc.) were elected to Sunbeam Corporation's board of directors. William T. Rutter resigned from the board effective July 8, 1998, and Faith Whittlesey was elected to fill the vacancy on the audit committee resulting from Mr. Rutter's resignation. Messrs. Dunlap and Kersh resigned from the board effective August 5, 1998. In January 1999, Mr. Sondike resigned from the board and, in February 1999, John H. Klein of Bi-Logix, Inc. was elected as a director. In March 1999, Mr. Levin became Chairman of the board of directors, succeeding Mr. Langerman.

         Mr. Langerman and Howard Kristol determined not to run for reelection at Sunbeam Corporation's annual meeting held on June 27, 2000. Messrs. Langerman and Kristol were replaced on the board of directors by David Pecker and James Robinson. On April 17, 2002, Mr. Robinson resigned from Sunbeam Corporation's board of directors.

                    G. SETTLEMENT OF COLEMAN RELATED CLAIMS

         On August 12, 1998, Sunbeam Corporation announced that, following an investigation and negotiations conducted by a special committee of Sunbeam Corporation's board, consisting of four outside directors not affiliated with M&F, Sunbeam Corporation had entered into a settlement agreement with M&F in connection with M&F's potential claims against Sunbeam Corporation arising in connection with M&F's sale of its interest in Coleman to Sunbeam Corporation (the "M&F Settlement Agreement"). Pursuant to the M&F Settlement Agreement, (i) Sunbeam Corporation was released from certain threatened claims of M&F and its subsidiaries arising from the acquisition of M&F's interest in Coleman, (ii) M&F agreed to provide certain management personnel and assistance to Sunbeam Corporation and (iii) Sunbeam Corporation agreed to issue to a subsidiary of M&F (the "M&F Subsidiary") a warrant, expiring

August 24, 2003, to purchase up to 23,000,000 shares of Sunbeam Corporation's common stock at an exercise price of $7.00 per share, subject to anti-dilution provisions.

         On October 21, 1998, Sunbeam Corporation announced that it had entered into a Memorandum of Understanding to settle, subject to court approval, certain class actions brought by public stockholders of Coleman challenging the Coleman Minority Close-Out pursuant to the Coleman Merger Agreement (the "Coleman Settlement"). In July 1999, the Coleman Settlement was signed and was approved by the Court of Chancery of the State of Delaware in November 1999. Under the terms of the Coleman Settlement, Sunbeam Corporation issued to Coleman's public stockholders, in connection with and at the time of the Coleman Minority Close-Out, warrants, expiring August 24, 2003, to purchase 4,980,000 shares of Sunbeam Corporation's common stock at $7.00 per share, less approximately 498,000 warrants issued to plaintiffs' attorneys for their fees and expenses. These warrants generally have the same terms as the warrants issued to the M&F Subsidiary.

                  H. SECURITIES LITIGATION AND RELATED CLAIMS

         Sunbeam Corporation is currently a defendant in various securities and related litigations initiated by both stockholders and Subordinated Noteholders involving the alleged harm resulting from or otherwise relating, among other things, to the events which led to the accounting restatement described in
Section IV.E above and earnings projections made by Sunbeam Corporation under the tenure of former management. All securities litigation claims against Sunbeam Corporation, whether asserted by purchasers of Sunbeam Corporation common stock or holders of Subordinated Notes, as well as certain other claims relating to the securities litigation claims and the accounting restatement, including indemnification, reimbursement and contribution claims against Sunbeam Corporation, are subordinated pursuant to section 510(b) of the Bankruptcy Code and will receive no distributions under the Plan. Such claims are classified in Class 5 (Subordinated Noteholder Securities Claims) and Class 9 (Equity Holder Securities Claims) of the Plan. In addition, certain of the securities litigation claims are derivative claims which, as of the Commencement Date, pursuant to section 541 of the Bankruptcy Code, became property of the estate of Sunbeam Corporation. Such derivative claims, defined as "Derivative Securities Litigation Claims" in the Plan, shall be preserved for the benefit of and retained by Reorganized Sunbeam pursuant to Section 7.2 of the Plan. The following is a summary of the principal securities litigation claims pending against Sunbeam Corporation, all of which are stayed pursuant to section 362 of the Bankruptcy Code:

    1. SHAREHOLDER LITIGATION

         A. FLORIDA DISTRICT COURT CONSOLIDATED SHAREHOLDER LITIGATION

         On April 23, 1998, two class action lawsuits were filed on behalf of purchasers of Sunbeam's common stock in the U.S. District Court for the Southern District of Florida (the "Florida District Court") against Sunbeam Corporation and certain of its present and former directors and former officers alleging violations of the federal securities laws as discussed below. After that date, approximately fifteen similar class actions were filed in the same court. One of the lawsuits also named as a defendant Arthur Andersen, Sunbeam Corporation's independent accountants for the period covered by the lawsuit.

    On June 16, 1998, the Florida District Court entered an order consolidating all these suits and all similar actions subsequently filed into the action captioned In re Sunbeam Corp. Securities Litigation, Case No. 98-CV-8258 (the "Consolidated Federal Actions"). The consolidated amended class action complaint alleges, among other things, that defendants, which consisted of Sunbeam Corporation, Messrs. Dunlap, Kersh, Uzzi, Gluck and Fannin (all former officers and in the case of Mr. Dunlap, also a former director), and Arthur Andersen, made material misrepresentations and omissions regarding Sunbeam Corporation's business operations and future prospects in an effort to artificially inflate the price of Sunbeam Corporation's common stock and call options, and that, in violation of section 20(a) of the Exchange Act, the individual defendants exercised influence and control over Sunbeam Corporation, causing Sunbeam Corporation to make material misrepresentations and omissions. The consolidated amended complaint seeks an unspecified award of money damages. The class consists of all persons and entities who purchased Sunbeam Corporation's common stock or who purchased call options or sold put options with respect to Sunbeam Corporation's common stock during the period April 23, 1997 through June 30, 1998, excluding the defendants, their affiliates and employees of Sunbeam Corporation. Arthur Andersen has filed cross-claims against Sunbeam Corporation and a third-party complaint against a former director of Sunbeam Corporation and against unnamed third party corporations. In May 2001, the case was settled as to Arthur Andersen and in connection with such settlement Arthur Andersen agreed to pay $110 million. On August 9, 2002, the Court issued an order approving a settlement between the class plaintiffs and defendants Dunlap, Kersh, Gluck, Uzzi and Fannin. Under the settlement agreements, judgments totaling $220 million were entered against these individuals. However, only defendants Dunlap and Kersh will be required to fund the judgments, in the amount of $15 million and $250,000, respectively, while an additional $15.5 million is to be paid from a portion of the proceeds of settlements among the individual defendants and insurance carriers.

         In September 1998, an action was filed in the 56th Judicial District Court of Galveston County, Texas, captioned U.S. National Bank of Galveston, et al. v. Sunbeam Corp., Case No. 98-CV-0828. alleging various claims in violation of the Texas Securities Act and Texas Business & Commercial Code as well as common law fraud as a result of Sunbeam Corporation's alleged misstatements and omissions regarding Sunbeam Corporation's financial condition and prospects during a period beginning May 1, 1998 and ending June 16, 1998, in which the U.S. National Bank of Galveston, Kempner Capital Management, Inc. and Legacy Trust Company engaged in transactions in Sunbeam Corporation's common stock on their own behalf and on behalf of their respective clients. The complaint requests recovery of compensatory damages, punitive damages and expenses in an unspecified amount. This action was subsequently transferred to the Florida District Court and consolidated with the Consolidated Federal Actions.

         B. ALABAMA STATE COURT SHAREHOLDER LITIGATION

         On September 13, 1999, an action naming Sunbeam Corporation and Arthur Andersen as defendants was filed in the Circuit Court for Montgomery County, Alabama, captioned Clay v. Sunbeam Corp. et al., Case No. CV-99-2799. The plaintiffs in this action are purchasers of Sunbeam Corporation's common stock during the period March 19, 1998 through May 6, 1998. The plaintiffs allege, among other things, that the defendants violated the Alabama Securities Laws. The plaintiffs seek compensatory and punitive damages in an unspecified amount. Arthur Andersen has filed a cross claim against Sunbeam Corporation for contribution and indemnity. Sunbeam Corporation has filed a motion to dismiss. In May 2000, the plaintiffs in this action filed an amended complaint, which added allegations of violations of the federal securities laws. This action was transferred to the Florida District Court and consolidated with the Consolidated Federal Actions.

    2. NOTEHOLDER LITIGATION

         A. FLORIDA DISTRICT COURT CONSOLIDATED NOTEHOLDER LITIGATION

         In October 1998, a class action lawsuit was filed in the Florida District Court, captioned Camden Asset Management v. Sunbeam Corp., et al., Case No. 98-8773, on behalf of certain purchasers in the initial offering of Subordinated Notes against Sunbeam Corporation and Messrs. Dunlap and Kersh. In April 1999, a class action lawsuit was filed in the Florida District Court, captioned Hamilton Partners Ltd. v. Sunbeam Corp. et al., Case No. 99-8275, on behalf of the persons who purchased Subordinated Notes during the period from March 20, 1998 through June 30, 1998, inclusive, but after the initial offering of such Subordinated Notes, against Sunbeam Corporation, Arthur Andersen and certain former officers and directors. The Florida District Court consolidated the two cases and the plaintiffs have filed a consolidated class action on behalf of the persons who purchased Subordinated Notes in the initial offering and in the market during the period March 20, 1998 through June 30, 1998. The amended complaint alleges, among other things, violations of the federal and state securities laws and common law fraud. The plaintiffs seek, among other things, either unspecified monetary damages or rescission of their purchase of the Subordinated Notes. This action is coordinated with the Consolidated Federal Actions. The court denied class action status for these cases. The Company is informed that, in February and March 2002, the named plaintiffs settled with all defendants (other than the Company) in non-public proceedings.

         B. TEXAS STATE COURT NOTEHOLDER LITIGATION

         Sunbeam Corporation was named as a defendant in an action filed on November 20, 1998 in the District Court of Tarrant County, Texas, 48th Judicial District, on November 20, 1998, captioned HBK Investments L.P. v. Sunbeam Corp., Case No. 48-176227-98. The plaintiffs in this action are purchasers of the Subordinated Notes, The plaintiffs alleged that Sunbeam Corporation violated the Texas Securities Act and the Texas Business & Commercial Code and committed state common law fraud by materially misstating the financial position of Sunbeam Corporation in connection with the offering and sale of the Subordinated Notes. The complaint seeks rescission, as well as compensatory and exemplary damages in an unspecified amount. Sunbeam Corporation specially appeared to assert an objection to the Texas court's exercise of personal jurisdiction over Sunbeam Corporation, and the court dismissed the case without prejudice. The plaintiffs appealed, which appeal was denied. The plaintiffs appealed to the Texas Supreme Court, which denied the plaintiffs' petition. In October 2000, the plaintiffs also filed a complaint against Sunbeam Corporation's subsidiary Sunbeam Products, Inc., in the District Court for Dallas County alleging substantially the same allegations as the complaint filed against Sunbeam Corporation in Tarrant County.

         C. WISCONSIN STATE COURT NOTEHOLDER LITIGATION

         In September 2000, an action naming Sunbeam Corporation as a defendant was filed in the Circuit Court for Ozaukee County, Wisconsin, captioned Stark Investments L.P. v. Sunbeam Corp., Case No. 00-CV-246. The plaintiffs allege that Sunbeam Corporation violated the federal securities laws in connection with the offering and sale of Subordinated Notes. The plaintiffs seek rescission and damages. Sunbeam Corporation has removed the action to federal court. This action has been transferred for pre-trial purposes by the Judicial Panel on Multi-District Litigation to the Florida District Court and has been consolidated with the Florida District Court Consolidated Noteholder Litigation. See Section IV.H.2.a for a description of the Florida District Court Consolidated Noteholder Litigation.

    3. DERIVATIVE ACTIONS

         A. FLORIDA STATE COURT DERIVATIVE LITIGATION

         In April 1998, an action was commenced in the Circuit Court of the Fifteenth Judicial Circuit in and for Palm Beach County, Florida, captioned Krim
v. Dunlap et al., Case No. 98-3168, as a shareholders' derivative action. The action was brought by a purported Sunbeam Corporation shareholder and names as defendants Sunbeam Corporation's former Chief Executive Officer, Albert J. Dunlap, former Executive Vice President, Finance and Administration, Russell A. Kersh, former Executive Vice President, Consumer Products Worldwide, Donald R. Uzzi, Sunbeam Corporation's directors Charles M. Elson and Faith Whittlesey, former directors Howard G. Kristol, Peter A. Langerman and William T. Rutter, and Sunbeam Corporation's former auditors, Arthur Andersen LLP. The action also names Sunbeam Corporation as a nominal defendant.

         The second amended complaint alleges that the individual defendants permitted Sunbeam Corporation to engage in or failed to detect that Sunbeam Corporation was engaging in improper accounting methods and inaccurate financial disclosures during 1996, 1997 and the first quarter of 1998. It further alleges that Arthur Andersen failed to conduct its 1996 and 1997 audits of Sunbeam Corporation in accordance with generally accepted auditing standards and was aware, or recklessly or negligently failed to detect, that Sunbeam Corporation's financial statements were not fairly presented in accordance with generally accepted accounting principles. The second amended complaint asserts claims for breach of fiduciary duty against all defendants, a claim for a declaratory judgment that Dunlap and Kersh were not entitled to any compensation or benefits arising from their employment at Sunbeam Corporation, and claims for negligence, negligent misrepresentation and breach of contract against Arthur Andersen. The second amended complaint alleges that Sunbeam Corporation suffered several types of damages as a result of the defendants' actions, including (i) being exposed to liability in federal lawsuits alleging securities fraud, (ii) being subjected to an investigation by the United States Securities and Exchange Commission,
(iii) suffering a reduction in its credit rating with a resulting impairment of Sunbeam Corporation's liquidity, and (iv) suffering injury to its reputation and goodwill. The second amended complaint further alleges that Arthur Andersen is additionally liable for all fees it received from Sunbeam Corporation for auditing and accounting services performed in connection with the 1996 and 1997 audits.

         Each of the defendants has filed motions to dismiss the Krim action on the grounds that the derivative plaintiff failed to serve a pre-suit demand on Sunbeam Corporation's board of directors requesting that it take action on behalf of Sunbeam Corporation. In addition, Arthur Andersen LLP moved to dismiss the action on the grounds that the claims for breach of fiduciary duty, negligence and negligent misrepresentation are barred by the economic loss doctrine and that the breach of contract claim is barred by the plaintiff's failure to attach a copy of the contract to the complaint. None of the motions to dismiss has been decided by the Court.

         Sunbeam Corporation believes the claims against Arthur Andersen are potentially meritorious and that Sunbeam Corporation suffered substantial injury as a result of Arthur Andersen's conduct. If Sunbeam Corporation were to pursue claims against Arthur Andersen, it can be expected that Arthur Andersen would defend itself vigorously and would assert several defenses and offsets in addition to the defenses raised on its motion to dismiss. As a result of the complexity of the case, and the potential defenses and offsets Arthur Andersen may assert, it is not possible to estimate with any certainty the likelihood of success of any action against Arthur Andersen or the amount of any judgment Sunbeam Corporation could obtain in connection with such an action. Sunbeam Corporation has not undertaken a detailed assessment of the value of its potential claim against Arthur Andersen and the law relating to the claim is uncertain and not fully developed. Assuming Sunbeam Corporation is successful, and Arthur Andersen's defenses and claims for offsets are defeated, damages against Arthur Andersen could range from all or a portion of the approximately $1,000,000 in fees it was paid for its audits of Sunbeam Corporation's 1996 and 1997 financial statements to potentially substantial additional damages if Sunbeam Corporation could show such damages were proximately caused by Arthur Andersen's failure to perform adequate audits of Sunbeam's financial statements. A substantial amount of discovery has already been completed as a result of the discovery already conducted in the many investigations and lawsuits and it may be possible for Sunbeam Corporation to utilize such discovery in a suit against Arthur Andersen. Sunbeam Corporation anticipates that an action would involve complicated pretrial proceedings and a lengthy trial. While difficult to estimate, such an action would likely take at least one to three years to prosecute (exclusive of appeals) and could cost Sunbeam Corporation (inclusive of the claims against Dunlap and Kersh described below) at least $2,000,000 to $10,000,000 in legal and consulting fees and other expenses.

         However, Sunbeam Corporation believes that there is substantial doubt as to Sunbeam Corporation's ability to collect on any judgment entered against Arthur Andersen. On June 15, 2002, a jury convicted Arthur Andersen of obstruction of justice as a result of, among other things, destruction of documents related to its audit of Enron Corporation. In December 2001, Enron Corporation filed a petition for relief under chapter 11 of the Bankruptcy Code. Subsequent to Arthur Andersen's conviction, Arthur Andersen ceased auditing companies on August 31, 2002. In light of the potential exposure to creditors of Enron Corporation, among other constituencies, it is not known whether there will be any insurance proceeds, and if so, how much, available to satisfy any judgment Sunbeam Corporation may obtain against Arthur Andersen.

         As to the claims against Dunlap and Kersh, Sunbeam Corporation believes that viable breach of fiduciary duty claims could be asserted against them for their actions as Chief Executive Officer and Chief Financial Officer. In addition to the claims already asserted, Sunbeam Corporation believes that additional claims relating to their failure to disclose to the Board of Directors certain sales and accounting practices utilized and/or authorized by them violated their fiduciary duties to Sunbeam Corporation. Both are expected to put up vigorous defenses and the outcome is uncertain. Sunbeam Corporation believes that viable claims exist and that it has a reasonable probability of obtaining a substantial judgment against both for the very significant and obvious diminution in the value of Sunbeam Corporation which occurred as a result of their breach of fiduciary duties. If Sunbeam Corporation is successful, the amount of damages could be several hundred million dollars, although it is difficult to estimate with certainty the amount of damages that could be proven at trial. Sunbeam Corporation has concerns as to whether any judgment could be collected against either Dunlap or Kersh and believes it may not be likely that insurance coverage (exclusive of those that have settled with Sunbeam Corporation) would be available. All of the insurance carriers have vigorously contested coverage and certain of the carriers have already settled with Dunlap and Kersh in connection with other litigation. A substantial amount of discovery has already been completed as a result of the discovery already conducted in the many investigations and lawsuits. If the claims against Dunlap and Kersh are pursued in the same litigation against Arthur Andersen as described above, the costs for pursuit of such claims would be included in the costs described above. If the claims are pursued separate from the litigation with Arthur Andersen, the costs through trial would be approximately $750,000 to $1,000,000. Sunbeam Corporation does not believe that meritorious claims exist against any of the other former or the current outside directors of Sunbeam Corporation named in this action.

         B. DELAWARE CHANCERY COURT WARRANT LITIGATION

         During 1998, purported class actions and derivative lawsuits were filed in the Court of Chancery of the State of Delaware in New Castle County by stockholders of Sunbeam Corporation against Sunbeam Corporation, M&F and certain of Sunbeam Corporation's present and former directors. These complaints allege, among other things, that the defendants breached their fiduciary duties when Sunbeam Corporation entered into the M&F Settlement Agreement. The derivative actions were consolidated. The plaintiffs voluntarily dismissed this action.

         C. FLORIDA DISTRICT COURT DERIVATIVE ACTION

         In October 1998, an action was commenced in the United States District Court for the Southern District of Florida, captioned Shallal v. Elson, Case No. 00-CV-8297, as a shareholders' derivative suit. The case was dismissed without prejudice in April 1999 in favor of similar lawsuits filed in the Court of Chancery of the State of Delaware described in Section IV.H.3.b. After the Delaware cases were voluntarily dismissed, the Shallal case was refiled in April 2000. The renewed Shallal case was brought by purported Sunbeam shareholders and names as defendants Sunbeam Corporation's former Chief Executive Officer, Albert
J. Dunlap, its former Executive Vice President, Finance and Administration, Russell A. Kersh, its directors Charles M. Elson, Faith Whittlesey and Howard Gittis, its Chief Executive Officer and Chairman of the Board of Directors, Jerry Levin, and its former directors Howard G. Kristol, Peter A. Langerman and William T. Rutter. The Complaint also names M&F as a defendant and names Sunbeam Corporation as a nominal defendant.

         The Shallal complaint alleges, among other things, that the defendants breached their fiduciary duties when Sunbeam Corporation entered into a settlement agreement with the M&F Subsidiary that sold Sunbeam Corporation a controlling interest in Coleman. In the settlement agreement, the M&F Subsidiary released Sunbeam Corporation from threatened claims arising out of Sunbeam Corporation's acquisition of its interest in Coleman, and M&F agreed to provide management support to Sunbeam Corporation. Under the settlement agreement, the M&F Subsidiary was granted a warrant expiring August 24, 2003 to purchase up to an additional 23 million shares of Sunbeam Corporation's common stock at an exercise price of $7 per share, subject to anti-dilution provisions.

         In addition to the claims relating to the M&F settlement, the complaint alleges that the individual defendants breached their fiduciary duties by, among other things, permitting Sunbeam Corporation to issue materially false and misleading statements regarding Sunbeam Corporation's financial condition. The plaintiff seeks, among other things, rescission of the warrants issued to the M&F Subsidiary, an injunction preventing the issuance of warrants, and damages.

         On January 3, 2001, the Court dismissed the Shallal complaint without prejudice, concluding that the plaintiffs had failed to a make a pre-suit demand on Sunbeam Corporation's board of directors requesting that it take action on behalf of Sunbeam Corporation and had failed to adequately allege that such a demand would have been futile. On February 14, 2001, the plaintiffs sent a letter to Sunbeam Corporation's board of directors demanding that Sunbeam Corporation take appropriate legal action against defendants Dunlap, Kersh, Kristol, Rutter, Elson, Langerman and Whittlesey for participating in or failing to detect improper accounting practices at Sunbeam Corporation during 1997 through the first quarter of 1998. Thereafter, the Shallal plaintiffs filed a motion with the Bankruptcy Court requesting authority to bring claims against such individuals on Sunbeam Corporation's behalf, which motion was denied without prejudice by the Bankruptcy Court at a hearing held on April 19, 2001.

         The claims the Shallal plaintiffs have demanded in their February 14, 2001 letter, that Sunbeam Corporation bring against Messrs. Dunlap, Kersh, Kristol, Rutter, Elson, Langerman and Mrs. Whittlesey, appear to be substantially the same claims asserted against these individuals in Krim v. Dunlap. Sunbeam Corporation's assessment of these claims is discussed above.

         The Shallal plaintiffs' claims relating to Sunbeam Corporation's settlement with the M&F Subsidiary, although alleged in their complaint, were not included in their February 14, 2001 demand letter. Nevertheless, because any holder of the warrant issued to the M&F Subsidiary or similar warrants issued to former Coleman Company shareholders will not receive any distributions under the Plan, Sunbeam Corporation believes there is no value to any claim that such warrants were issued improperly.

         The Shallal plaintiffs filed a motion with the Bankruptcy Court seeking an order lifting the automatic stay in the Sunbeam Corporation Chapter 11 Case in order to permit them to pursue the allegations raised in the February 14, 2001 letter. On April 19, 2001 the Bankruptcy Court denied this motion.

    4. OTHER ACTIONS

         A. FORMER OFFICER AND DIRECTOR INDEMNIFICATION LITIGATION

         Messrs. Dunlap and Kersh have commenced an action against Sunbeam Corporation in the Chancery Court for the State of Delaware, captioned Dunlap and Kersh v. Sunbeam Corp., Case No. 17048, seeking advancement from Sunbeam Corporation of their alleged expenses incurred in connection with defending themselves in the various actions described above in which they are defendants and the investigation by the SEC described in Section IV.G. below. Sunbeam Corporation has defended against these claims, contending, among other things, that the expenses for which advancement is sought are unreasonable.

         B. FORMER OFFICER AND DIRECTOR EMPLOYMENT CONTRACT ARBITRATION

         On February 9, 1999, Messrs. Dunlap and Kersh filed a Statement of Claim with the American Arbitration Association ("AAA") in Miami, Florida seeking payment of the remaining portions of their respective employment agreements. Sunbeam Corporation defended against the claims of Dunlap and Kersh by asserting both that their conduct was sufficient to permit Sunbeam Corporation to terminate them "for cause" under their respective employment agreements (thus relieving Sunbeam Corporation of any obligations to either of them) and that they fraudulently induced Sunbeam Corporation into giving them new contracts in the first quarter of 1998, replacing contracts originally entered into with Messrs. Dunlap and Kersh in 1996. Sunbeam Corporation also asserted a counterclaim against Dunlap and Kersh claiming fraud in the inducement of their 1998 employment contracts seeking to recover all amounts paid by Sunbeam Corporation as a result of the new agreements. Dunlap and Kersh have defended against the counterclaim by asserting that Sunbeam Corporation offered them new contracts without any representations on their part. Alternatively, they argue that any information they provided to the Board of Directors was based on information received from others which they believed to be true. Further they argue that the restricted stock they received had little to no value because of the time restrictions on the sale of the stock coupled with the drop in the value of the stock after new management was hired.

         As of the date Sunbeam Corporation filed its Chapter 11 Case on February 6, 2001, the parties had completed six weeks of testimony in the arbitration proceeding, with five additional weeks scheduled. Sunbeam Corporation had just begun introducing evidence as to its counterclaim when the arbitration was stayed under the automatic stay provisions of the Bankruptcy Code. If Sunbeam Corporation chooses to pursue its counterclaims against Dunlap and Kersh, it will seek to recover all of the monies paid to Dunlap and Kersh under their 1998 contracts. Sunbeam Corporation believes that it will take another four weeks of arbitration and approximately $500,000 to $750,000 in legal fees to complete this case. Sunbeam Corporation also anticipates approximately $100,000 in arbitrators fees. Sunbeam Corporation believes that there is a reasonable likelihood of success on its counterclaim.

         If Sunbeam Corporation were to prevail on its fraudulent inducement counterclaim, the amount of damages including interest to date would be at least $22,000,000. Dunlap and Kersh might still be entitled to recover the remaining portions of their 1996 employment contracts as a set off if Sunbeam Corporation cannot prove that it met the definition of a "for cause" termination as defined in their 1996 employment contracts, or if the arbitration panel believes that Sunbeam Corporation's alleged failure to strictly comply with the procedural mechanisms set forth in their contracts for a "for cause termination" estops Sunbeam Corporation from asserting that the terminations were "for cause." Sunbeam Corporation estimates the amount of this set off would be approximately $1,300,000. In the event that Dunlap and Kersh prevail on this claim, they might also be entitled to a claim for attorneys' fees if their position in the arbitration is determined to be "substantially upheld." Sunbeam Corporation believes there to be an issue as to whether it will be able to collect a judgment from Dunlap and Kersh should such a judgment be entered against them.

    5. SEC INVESTIGATION

         By letter dated June 17, 1998, the staff of the Division of Enforcement of the SEC advised Sunbeam Corporation that it was conducting an informal inquiry into Sunbeam Corporation's accounting policies and procedures and requested that Sunbeam Corporation produce certain documents. In July 1998, the SEC issued a Formal Order of Private Investigation, pursuant to which subpoenas were served on Sunbeam Corporation requiring the production of certain documents. Sunbeam Corporation has provided numerous documents to the SEC staff and continues to cooperate with the SEC staff. Sunbeam Corporation has, however, declined to provide the SEC with material that Sunbeam Corporation believes is subject to the attorney-client privilege and the work product immunity. Sunbeam Corporation has entered into a consent order which provides that Sunbeam Corporation will cease and desist from future violations of the antifraud and certain other provisions of the federal securities laws, but does not provide for the imposition of monetary penalties.

    6. UNITED STATES ATTORNEY INVESTIGATION

         Sunbeam Corporation has been informed that the office of the U.S. Attorney for the Southern District of New York (the "U.S. Attorney") is conducting an investigation into events that occurred at Sunbeam Corporation during the tenure of Messrs. Dunlap and Kersh. The U.S. Attorney has not informed Sunbeam Corporation of the particular matters under investigation. Based on Sunbeam Corporation's settlement with the SEC, Sunbeam Corporation has no reason to believe that it is the target of such investigation, although it has not received any assurances from the U.S. Attorney's office in that regard.

    7. INQUIRY BY HOUSE COMMITTEE ON ENERGY AND COMMERCE

         By letters dated July 5, 2002, the Committee on Energy and Commerce of the United States House of Representatives (the "House Committee") requested information from thirteen companies, including Sunbeam Corporation, relating to corporate governance matters and its relationship to accounting oversight. As discussed in Section IV.E above, Sunbeam Corporation restated its financial results for the years 1996, 1997 and the first quarter of 1998 during former management's tenure. Sunbeam Corporation is cooperating fully with the House Committee's inquiry.

                      I. PRICEWATERHOUSECOOPERS LITIGATION

         On June 6, 2000, and September 1, 2000, Sunbeam Corporation filed its initial complaint and amended complaint, respectively in the Circuit Court of the Fifteenth Judicial Circuit in and for Palm Beach County, Florida, captioned Sunbeam Corporation v. PricewaterhouseCoopers LLP, Case No. CL-003444 AN, against PricewaterhouseCoopers LLP ("PWC"). Sunbeam Corporation alleges that it hired PWC to devise and implement a restructuring or "turnaround" plan for the company and that PWC failed to complete its duties as agreed and in the manner of care consistent with professional business consulting. Specifically, Sunbeam Corporation alleges: (1) negligence, (2) professional malpractice, (3) breach of contract, and (4) breach of fiduciary duty as a result of PWC's 1996 retention as restructuring consultant. On October 2, 2000, PWC moved to dismiss Sunbeam Corporation's amended complaint. The Court entered an order denying the motion to dismiss as to all of the claims except the claim for breach of fiduciary duty. In its answer, PWC asserted several defenses, including that the claims contained in the amended complaint: (1) fail to state a cause of action, (2) are not stated with the requisite specificity, (3) are barred by the statute of limitation, (4) are barred by the doctrine enunciated in Cenco, Inc. v. Seidman & Seidman, 686 F.2d 449 (7th Cir. 1982), (5) are barred by the doctrine of judgmental immunity, (6) are barred by the business judgment rule, and other miscellaneous defenses. This litigation is currently in the discovery phase which is expected to last for the next 12 to 18 months. While difficult to estimate, Sunbeam Corporation's legal fees for this would be approximately $1,500,000 to $2,500,000. If successful in this action, Sunbeam Corporation believes recoverable damages in the case could be anywhere from the payments made to PWC in connection with the engagement (approximately $8,000,000) to a more significant number representing losses proximately caused by PWC's negligence.

                   J. THE SMOKE ALARM CLASS ACTION LITIGATION

         Two putative nationwide class action lawsuits were filed in May 1998. One action, captioned Linda Schmulbach and Arnold Brown v. Pittway Corporation, BRK Brands, Inc., and First Alert, Inc. ("Schmulbach"), was filed in Illinois state court and the other action, captioned, Natasha Claybrook, et al. v. BRK Brands, Inc., f/k/a First Alert, Sunbeam Corporation a/k/a Sunbeam Products, Inc. and First Alert, Inc. ("Claybrook"), was filed in federal district court in Alabama. The plaintiffs in the Schmulbach and Claybrook actions alleged, among other things, that the defendants failed to adequately inform consumers of the varying performance characteristics of ionization and photoelectric smoke alarms.

         Defendants reached a settlement with the plaintiffs in the Claybrook litigation to resolve all similar claims nationwide. Linda Schmulbach and Arnold Brown chose not to opt out of the settlement and filed an objection to the settlement with the district court.

         There are five components to the financial obligations of BRK Brands and First Alert under the settlement: (1) the costs associated with the funding of a public information campaign; (2) the costs associated with the development and distribution of fire safety informational kits for retailers; (3) the costs associated with a rebate program; (4) reimbursement of litigation expenses incurred by plaintiffs' counsel in pursuing the class action litigation; and (5) the costs of providing "incentive awards" to named plaintiffs in the class action. It is anticipated that the financial obligations arising under the settlement will total approximately $4,700,000, excluding the potential cost of the rebate program and separate and apart from the attorneys' fees that were placed into a segregated account in connection with the settlement of the Claybrook Action. These costs will be incurred over the two year period following BRK Brands and First Alert's emergence from chapter 11.

         The district court approved the settlement and held, in its November 20, 2000 memorandum opinion, that each of Ms. Schmulbach's and Mr. Brown's objections were without merit and/or had no basis in fact. The district court, in its November 20, 2000 final order, also permanently enjoined the prosecution of other actions, including the Schmulbach action, relating to the claims resolved in the Claybrook action. Ms. Schmulbach and Mr. Brown filed a notice of appeal with the Eleventh Circuit Court of Appeals on December 15, 2000. On March 20, 2001, the Eleventh Circuit stayed the action pending further orders of the Bankruptcy Court. With the Debtor's consent, on April 11, 2001, the Bankruptcy Court modified the automatic stay solely to the extent necessary to permit the appeal to proceed.

         In approving the settlement, the district court held: (i) the settlement agreement provides a comprehensive program that includes both injunctive and monetary relief designed to promote fire safety for class members; (ii) the objection as to the inadequacy of notice was without merit; and (iii) it had the power to enjoin parallel state suits under the All Writs Act, 28 U.S.C. ss. 1651(a), and the "necessary in aid of" exception to the Anti-Injunction Act, 28 U.S.C. (section) 2283.

         The Schmulbach objectors asserted on appeal that: (i) the settlement approved by the district court provided illusory benefits to the class; (ii) the nationwide notice of class certification and settlement failed to include a description of the Schmulbach action; and (iii) the district court lacked jurisdiction to enjoin the Schmulbach action from proceeding.

         On May 9, 2002, the Eleventh Circuit Court of Appeals rejected each of the Schmulbach objectors' arguments and affirmed the district court's approval of the settlement in its entirety. The settlement has become final.

                  K. CONSUMER PRODUCT SAFETY COMMISSION ACTION

         On October 9, 2001, the Consumer Product Safety Commission (the "CPSC") filed an administrative complaint against Sunbeam Corporation, certain non debtor subsidiaries of Sunbeam Corporation and certain third parties, including Chemetron Corporation ("Chemetron"), Chemetron Investments, Inc. ("Chemetron Investments"), Sprinkler Corporation of Milwaukee, Inc. (f/k/a Star Sprinkler, Inc., f/k/a Grunau Sprinkler ("Grunau")), Manufacturing Company, Inc., and Grucon Corporation seeking an order requiring the parties to recall and replace approximately 700,000 Star ME-1 dry sprinklers manufactured from 1977 to 1996 (the "CPSC

Action"). With respect to Sunbeam Corporation, Chemetron, and Chemetron Investments, the CPSC alleged that Chemetron and/or Chemetron Investments manufactured Star ME-1 dry sprinklers from 1977 to 1983, and that Sunbeam Corporation is legally responsible for this recall.

         The CPSC estimates that approximately 50,000 - 60,000 Star ME-1 dry sprinkler heads were manufactured between 1977-1983, the period of time for which the CPSC alleges Sunbeam Corporation, Chemetron, and Chemetron Investments are responsible.

         The "Star" sprinkler business of Chemetron and/or Chemetron Investments was sold to Grunau in 1983, and the remainder of the fire suppression business of Chemetron and/or Chemetron Investments was purchased by Figgie International ("Figgie") when Figgie acquired the stock of Chemetron Fire Systems in 1985. Sunbeam Corporation acquired the stock of Chemetron and Chemetron Investments in September 1990 when it acquired certain assets of Allegheny International.

         Sunbeam Corporation is challenging this action on several grounds, including: (i) Star ME-1 sprinklers are not within the jurisdiction of the CPSC because they are not "consumer products" as defined by the Consumer Product Safety Act (the "CPSA"); and (ii) the Star ME-1 sprinklers do not present a "substantial product hazard" as defined in the CPSA.

         Sunbeam Corporation's position is that the CPSA allows Sunbeam Corporation to elect the remedy. One of the remedies under that statute is reimbursement of the purchase price, minus a reasonable allowance for use. As a result, Sunbeam Corporation's position is that any claims for reimbursement are subject to the limited recovery provided for unsecured creditors in the Plan.

         The CPSC has taken the position that, under the applicable statutes, the CPSC is given the authority to approve the responsible parties' election of remedies; and that in this case, it would require the responsible parties to repair and replace the sprinkler heads, which would require the responsible party to pay for a replacement head and the costs of repair and installation. The cost of repair and replacement, including installation, could be approximately $100/-$150 per sprinkler head.

         Discovery in the CPSC Action is currently scheduled to close on September 27, 2002. In light of the early stage of the CPSC Action and the substantial legal and factual issues that remain unresolved, Sunbeam Corporation is unable to assess the potential range of loss.

                      L. ENVIRONMENTAL INSURANCE LITIGATION

         Sunbeam Corporation and certain of its subsidiaries have claims against a number of insurance carriers for coverage under comprehensive general liability ("CGL") insurance policies issued from the 1950s through 1986 for environmental matters. In 1986, CGL polices began to cease coverage completely for environmental matters.

         In 1993, Sunbeam Corporation filed a complaint in the Milwaukee, Wisconsin County Circuit Court (Sunbeam-Oster Company, Inc., et al. v Aetna Casualty & Surety Company, et al., Case No. 93-CV-007941) (the "Wisconsin Suit") for recovery under CGL polices related to seven sites. The defendants asserted in their answers defenses such as late notice. In 1994, the Wisconsin Supreme Court ruled in a different case that costs incurred to comply with government-ordered cleanup actions were not "damages" under CGL policies. Given a large percentage of Sunbeam Corporation's environmental "damages" fall into this category, Sunbeam Corporation decided to file a similar but separate lawsuit in Pennsylvania (as described below).

         Although some discovery was taken in the Wisconsin litigation, it was limited due to numerous disputes between the parties. At present, there is no schedule in place for the completion of discovery or trial in this case. Numerous defendants have requested the Court and the special master assigned to this case to hold a status conference in order to develop a discovery schedule. No such scheduling conference has been scheduled as of this date.

         The potential past and future costs for cleanup at the sites subject to the Wisconsin Suit are over $10 million, and while Sunbeam Corporation believes it has meritorious claims, no assurance can be given that it will be successful at trial, or if successful, what damages will be awarded. As a result, the potential range of recovery could be $0, if Sunbeam Corporation is unsuccessful at trial, to all of Sunbeam Corporation's damages asserted in the Wisconsin Suit. In light of the early state of the Wisconsin Suit, the 1994 ruling by the Wisconsin Supreme Court as described above, and the defenses asserted by the defendants, it is not possible to predict the amount of recovery, if any, in the Wisconsin Suit. However, in order to take advantage of more favorable governing law in Pennsylvania as described below, all of the sites subject to the Wisconsin Suit have become subject to the Pennsylvania Suit described below, and the Wisconsin Suit has become inactive.

         In 1995, Sunbeam Corporation brought an action in the Allegheny County, Pennsylvania Court of Common Pleas (Sunbeam Corporation, et al. v. Liberty Mutual Insurance Company, et al., Case Nos. 95-13947 and 95-9861 (the "Pennsylvania Suit") against CGL insurance carriers relating to certain sites not subject to the Wisconsin Suit, although some of the defendants in the Pennsylvania Suit are also defendants in the Wisconsin Suit. The defendants filed a motion to dismiss which asserted that the phrase "sudden and accidental" contained in the CGL policies issued in 1970 and thereafter through 1986 (when coverage under CGL policies for environmental matters, for the most part, ceased completely) limited coverage to exclude gradual pollution, which would substantially reduce most coverage under these post 1970 policies. Sunbeam Corporation asserted that "sudden and accidental" should be interpreted based on the insurance industry's past custom and usage of this language and coverage and that this interpretation would then cover gradual pollution events. Sunbeam Corporation also asserted that the defendants were estopped from claiming that the phrase "sudden and accidental" had the meaning asserted by the defendants since such interpretation by the defendants was inconsistent with representations made by the insurance industry to the Pennsylvania Insurance Commissioner in 1970 when the industry proposed the "sudden and accidental" phrase. At such time, the insurance industry represented that the phrase was intended to clarify the existing policy but not to provide a new limitation on coverage in these polices. The trial court dismissed the case in April 1997. Sunbeam Corporation appealed the dismissal to the Superior Court, which denied Sunbeam Corporation's appeal, and Sunbeam Corporation then appealed to the Superior Court en banc, which also denied Sunbeam Corporation's appeal. Sunbeam Corporation then appealed to the Pennsylvania Supreme Court, which granted Sunbeam Corporation's appeal in June 2000. The Supreme Court heard oral arguments on March 5, 2001 and then on October 19, 2001, the Pennsylvania Supreme Court ruled in Sunbeam Corporation's favor on interpreting the phrase "sudden and accidental" on two basis: (1) the courts should look to custom and usage to interpret the phrase; and (2) the insurance industry is "estopped" from claiming that the phrase has a meaning different from that put forth by the insurance industry to the Pennsylvania Insurance Commissioner in 1970. In order to secure Pennsylvania as the forum for determining coverage under its CGL policies, Sunbeam Corporation filed a new writ and complaints against all the remaining carriers not subject to the Pennsylvania Suit (Sunbeam Corporation, et al. v. Equitas

Limited, et al., Case No. GD 02-167). Currently, there are over 70 defendants and over 300 separate polices subject to the Pennsylvania Suit, including the defendants and sites subject to the Wisconsin Suit. The defendants filed their answers and responsive pleadings in early August 2002. After the preliminary objections are briefed and resolved, substantial discovery is expected to begin in earnest.

         At trial, it is expected that the defendants will assert numerous defenses, including choice of law that favors the insureds, methodology of allocation of liability among various carriers and policies issued over a number of years, the "sudden and accidental" pollution exclusion, the claims are barred because of the "known loss" doctrine, lack of notice, property damage claims are excluded because they involve property owned by the insureds, etc. The potential exposure to the defendants for past costs totals about $45,000,000 and future costs, are estimated to be over $20,000,000. Sunbeam Corporation believes it has meritorious claims, however, no assurance can be given that it will be successful at trial, or if successful, what the damages awarded will be. As a result, the potential range of recovery could be $0, if Sunbeam Corporation is unsuccessful at trial, to all of Sunbeam Corporation's damages asserted in the Pennsylvania Suit. However, in light of the preliminary nature of the Pennsylvania Suit, and the defenses asserted by the defendants, it is not possible to predict the amount of recovery, if any, in the Pennsylvania Suit.

         Sunbeam Corporation continues to evaluate whether there are any additional claims that should be asserted under old CGL policies for environmental matters.

                           M. INTERCOMPANY RECEIVABLES

         Prior to the Commencement Date, certain of the funds borrowed by Sunbeam Corporation under the Bank Credit Agreement and Subordinated Notes Indenture were contributed to the Sunbeam Affiliates to (1) fund the acquisition of Coleman, Signature Brands and First Alert, (2) replace third party borrowings of acquired companies, and (3) provide working capital. The contributions have been recorded in the Debtor's books and records as intercompany receivables and, to the extent they bear interest, as intercompany debt obligations for tax purposes. In most cases (particularly those where no interest was charged), these contributions actually reflect equity investments by Sunbeam Corporation to each of its operating units. Often notes were issued to reflect such contributions. These notes have been pledged to the Bank Group. Therefore, to the extent such receivables represent true obligations of the Sunbeam Affiliates, they are the collateral security of the Bank Group. As of January 1, 2001, the aggregate amount of recorded receivables due Sunbeam Corporation from the Sunbeam Affiliates (net of amounts payable by Sunbeam Corporation to the Sunbeam Affiliates) was approximately $2.2 billion.

                         N. 2000 FINANCIAL PERFORMANCE

         As of December 1999, after giving effect to monies borrowed for the Coleman Minority Close-Out, Sunbeam Corporation had approximately $1,519,000,000 in borrowings and had availability to borrow approximately an additional $96,000,000 under the Bank Credit Agreement. The remaining $80,000,000 of availability under the Bank Credit Agreement was committed for outstanding letters of credit. The limited availability under the Bank Credit Agreement, together with required interest payments under such facility, severely limited the cash flow available to fund the Sunbeam Group's operations. Sunbeam Corporation's excessive leverage had significant and material consequences. For example, Sunbeam Corporation became more vulnerable to interest rate fluctuations because the indebtedness under its Bank Credit

Agreement, among other debt, was at variable interest rates. Sunbeam Corporation's ability to obtain additional financing for working capital, capital expenditures, acquisitions or general corporate purposes also was impaired. A substantial portion of the Sunbeam Group's cash flow from operations was dedicated to the payment of principal and interest on Sunbeam Corporation's indebtedness, and as a result, cash available for its operations, capital expenditures and other purposes was extremely limited. Sunbeam Corporation was substantially more leveraged than most of its competitors, placing it at a distinct competitive disadvantage.

         In addition to financing constraints, as described above, the Sunbeam Group experienced lower than expected sales in the year 2000. The reduction in sales was due in part to a reduction in retailer purchases generally as retailers sought to reduce their inventories and slowing retail sales generally since the first quarter of 2000. The Sunbeam Group's overall sales also were adversely affected by reduced sales of Year 2000 Products. Moreover, the absence of severe storm activity during 2000 adversely affected sales of Year 2000 Products. These factors, among others, led to a significant reduction in the Sunbeam Group's sales and earnings during 2000.

         The Sunbeam Group's sales declines were exacerbated by Sunbeam Corporation's highly leveraged debt structure. Sunbeam Corporation's debt levels became significantly more difficult to support as sales and operating performance deteriorated in 2000. Absent the commencement of the chapter 11 cases, in April 2001, Sunbeam Corporation would have become obligated to (i) repay outstanding borrowings of $50,000,000 under the Bank Credit Supplemental Revolver, (ii) repay $196,100,000 under the term loan portion of the Bank Credit Agreement, and (iii) pay an $8,500,000 amendment fee (relating to an April 15, 1999 amendment to the Bank Credit Agreement). Furthermore, absent the commencement of the Chapter 11 Case and the ability to borrow under the $285,000,000 debtor in possession financing facility provided by the Banks and the $200,000,000 receivables financing program provided by General Electric Capital Corporation ("GECC"), the Sunbeam Group would not have had sufficient liquidity to fund operating expenses and to build inventory for its outdoor business. At the close of business on Friday, February 2, 2001, Sunbeam Corporation and the Subsidiary Debtors had cash of approximately $15,000,000 and nominal remaining availability under the Bank Credit Agreement.

                          O. PREPETITION NEGOTIATIONS

         Commencing in the fourth quarter of 2000, Sunbeam Corporation and the Subsidiary Debtors, together with their attorneys and financial advisors, initiated discussions with the Banks as to a restructuring of the outstanding debt obligations, which led to negotiations as to a consensual chapter 11 plan of reorganization. To that end, Sunbeam Corporation and the Subsidiary Debtors reached an agreement with the Banks as to the terms and conditions of a plan of reorganization. Sunbeam Corporation's plan of reorganization, dated February 6, 2001, was filed on the Commencement Date and was subsequently amended on February 23, 2001 and April 26, 2001 (as amended, the "Second Amended Plan"). The Subsidiary Debtors' plan of reorganization, dated February 6, 2001, was filed on the Commencement Date and was also subsequently amended on February 23, 2001 and April 26, 2001 (as amended, the "Subsidiary Debtors Second Amended Plan" and together with the Second Amended Plan, the "Second Amended Plans").

                           V. THE REORGANIZATION CASE

         A. COMMENCEMENT OF THE CHAPTER 11 CASE

         The Chapter 11 Case was commenced on February 6, 2001. The Debtor continues to operate its business and manage its properties as a debtor-in-possession pursuant to sections 1107 and 1108 of the Bankruptcy Code.

         B. ADMINISTRATION OF THE CHAPTER 11 CASE

         1. OPERATIONAL MATTERS.

         On the Commencement Date, Sunbeam Corporation obtained a series of orders from the Bankruptcy Court designed to minimize any disruption of business operations and to facilitate their reorganization. The Bankruptcy Court entered orders authorizing Sunbeam Corporation, among other things, to pay prepetition wages and benefits to employees and to continue prepetition insurance policies and plans.

         2. CASH MANAGEMENT.

         On the Commencement Date, Sunbeam Corporation obtained an order from the Bankruptcy Court authorizing it to continue to operate under the cash management system and procedures that were in place prior to the Commencement Date.

         3. DEBTOR IN POSSESSION AND RECEIVABLES FINANCING.

         On the Commencement Date, Sunbeam Corporation and the Subsidiary Debtors obtained interim orders from the Bankruptcy Court authorizing Sunbeam Corporation and the Subsidiary Debtors (through borrowings from Sunbeam Corporation) to borrow up to $200,000,000 under the $285,000,000 DIP Credit Facility provided by the Banks. In addition, the Subsidiary Debtors obtained an interim order from the Bankruptcy Court authorizing them to access all available liquidity under a $200,000,000 post-petition receivables financing program provided by GECC. The Bankruptcy Court entered final orders approving the DIP Credit Facility and post-petition receivables financing program on March 2, 2001 and February 27, 2001, respectively.

         The DIP Credit Facility provided for a reduction to $160,000,000 of the aggregate commitments thereunder on April 30, 2001. On or about April 30, 2001 the DIP Credit Facility was amended to reduce the aggregate commitments thereunder to $200,000,000 on such date and $160,000,000 on June 30, 2001. On February 4, 2002, the Bankruptcy Court entered a stipulation and order approving an amendment to the DIP Credit Facility which extended the maturity date of such facility to April 5, 2002. On or about March 13,

2002, the DIP Credit Facility was amended to further extend the maturity date of the DIP Credit Facility to February 2, 2003 and to initially increase the aggregate commitments thereunder to $200,000,000 (and such increase was approved by the Court on March 15, 2002), and such amendment provided for the reduction of the aggregate commitments under the DIP Credit Facility to $180,000,000 on May 1, 2002 and $160,000,000 on June 1, 2002. Liquidity under the DIP Credit Facility and the receivables financing program has been and will continue to be used by Sunbeam Corporation and the Subsidiary Debtors to finance their seasonal inventory build and conduct normal business operations. On or about April 15, 2002, the DIP Credit Facility was further amended to provide that in lieu of the commitment reductions set forth in the amendment entered into as of March 13, 2002, the aggregate commitments under the DIP Credit Facility would be reduced by $20,000,000 on each of May 1, 2002 and June 1, 2002. In addition, such amendment provided for the application of $10,000,000 of net cash proceeds from a receivables securitization facility in Canada to the permanent reduction of the aggregate commitments under the DIP Credit Facility. On or about May 31, 2002, the Banks consented to the sale of certain accounts receivable, the proceeds of which were applied to repay the loans, and reduce the aggregate commitments under the DIP Credit Facility.

         4. ASSETS SALES DURING CHAPTER 11 CASE.

         During the Chapter 11 Case, management determined to divest its professional scales business since such business was determined to be a non-core business. On December 19, 2001, the Bankruptcy Court entered an order authorizing Sunbeam Products, Inc. to sell its professional scales business to Pelstar LLC for approximately $8,000,000. The net proceeds received from the sale of the professional scales business were used to partially repay outstanding loans under the DIP Credit Facility.

         5. SUNBEAM GROUP BUSINESS REALIGNMENT.

         After reviewing its 2001 operating results and in recognition of the need to strengthen its foreign operations, the Sunbeam Group undertook to implement a complete business realignment for its domestic and foreign operations. This realignment established four worldwide businesses: Sunbeam Products, Inc. ("Sunbeam Products"), The Coleman Company, Inc. ("Coleman"), Coleman Powermate, Inc. ("Powermate"), and First Alert. Sunbeam Products' businesses include the following:

         o Appliances: Including mixers, blenders, food steamers, coffeemakers, toasters, toaster ovens, irons and garment steamers.

         o Health Products: Including vaporizers, humidifiers, massagers, hot and cold packs, blood pressure monitors and scales.

         o Personal Care Products: Including professional clippers and supply of small appliances to the hospitality industry.

         o Outdoor Cooking Products: Including gas grills and grill parts and accessories under the Sunbeam(R) name.

         o Blankets: Including electric blankets, heated throws and mattress pads.

         o    Coleman's businesses include the following:

         o Outdoor Recreation Products: Including tents, sleeping bags, coolers, camping stoves, lanterns, frame backpacks and outdoor heaters.

         o Outdoor Cooking Products: Including gas and charcoal outdoor grills and grill parts and accessories under the Coleman(R) name.

Powermate's businesses include:

         o    Generators: Including portable and small standby generators.

         o    Compressor Products: Including air compressors.

First Alert's product lines include the following:

         o    Detection Products: Including smoke and carbon monoxide detectors.

         o Safety Products: Including fire extinguishers and home safety equipment.

The Corporate group still provides management, accounting, legal, risk management, treasury, human resources and tax services to the four business lines.

         As a result of the realignment, each of the businesses is responsible for its international operations. The objective of the Sunbeam Group realignment is to make the businesses more independent and enable them to react quickly to changing markets and to capitalize on financial and strategic opportunities as they arise. An additional objective of the realignment is to enhance the Sunbeam Group's international operations, so it can establish true global brands and increase market share and profits.

                            C. CREDITORS' COMMITTEE

         On February 13, 2001, the United States Trustee, pursuant to section 1102 of the Bankruptcy Code, appointed a statutory committee of unsecured creditors (the "Committee") in Sunbeam Corporation's Chapter 11 Case. The creditors' committee is comprised of the following members: H.B.K. Master Fund, L.P.; Conseco Capital Management; St. Paul Fire & Marine/Seaboard Surety; T. Rowe Price Recovery Fund II, L.P.; Albert Fried & Company; Moses Marx; KS Capital Partners; Elliot International & Associated Entities; and Oaktree Capital Management.

         On July 13, 2001, the Committee commenced an adversary proceeding (the "Adversary Proceeding") against the Banks and Morgan Stanley & Co., Inc. (collectively, the "Adversary Proceeding Defendants"), in the latter case in its capacity as financial advisor to Sunbeam Corporation in connection with the acquisition of Coleman, Signature Brands and First Alert and as underwriter in connection with Sunbeam Corporation's offering of the Subordinated Notes. In the Adversary Proceeding, the Committee brought derivatively on behalf of Sunbeam Corporation the following claims against the Adversary Proceeding Defendants:
(i) equitable subordination or, in the alternative, equitable disallowance, against all defendants; (ii) avoidance and recovery of fraudulent transfers in the amount of approximately $1.6 billion against all defendants; (iii) gross negligence and negligence against Morgan Stanley & Co., Inc.; (iv) aiding and abetting fraud against Morgan Stanley & Co., Inc.; (v) aiding and abetting breach of fiduciary duty against Morgan Stanley & Co., Inc.; and (vi) setoff against Morgan Stanley & Co., Inc. and Morgan Stanley Senior Funding, Inc.

         On August 15, 2001, the Adversary Proceeding Defendants filed motions to dismiss the Adversary Proceeding. The hearing with respect to the motions to dismiss was originally scheduled for September 15, 2001, but was subsequently adjourned. Thereafter, the Committee filed an amended complaint ("Amended Complaint"). In the Amended Complaint, the Committee brought derivatively on behalf of Sunbeam Corporation the following claims against the Adversary Proceeding Defendants: (i) equitable subordination or, in the alternative, equitable disallowance, against all defendants; (ii) avoidance and recovery of fraudulent transfers in the amount of approximately $1.6 billion against all defendants; (iii) gross negligence and negligence against Morgan

Stanley & Co., Inc.; (iv) aiding and abetting fraud against Morgan Stanley & Co., Inc.; (v) aiding and abetting breach of fiduciary duty against Morgan Stanley & Co., Inc.; and (vi) recoupment against Morgan Stanley & Co., Inc. and Morgan Stanley Senior Funding, Inc.

         The Amended Complaint alleges, inter alia, that (i) Sunbeam Corporation and insiders Dunlap and Kersh engaged in various fraudulent activities from 1996 until 1998 in running Sunbeam Corporation and directing its accounting practices so as to distort its financial reporting; (ii) Morgan Stanley & Co., Inc., in its role as underwriter in connection with the offering of the Subordinated Notes and as financial advisor to Sunbeam Corporation in connection with its acquisitions of Coleman, Signature Brands and First Alert, aided and abetted Dunlap and Kersh's misconduct and performed its functions negligently by failing to uncover Dunlap's and Kersh's alleged fraudulent scheme and by rendering an erroneous fairness opinion to Sunbeam Corporation finding that the acquisitions of Coleman, Signature Brands and First Alert were fair to Sunbeam Corporation from a financial point of view when such acquisitions were allegedly overpriced,
(iii) the Banks, either knowing or constructively knowing of the allegedly flawed Morgan Stanley & Co., Inc. fairness opinion, made secured loans to Sunbeam Corporation in 1998, the proceeds of which were used by Sunbeam Corporation to finance the acquisitions of Coleman, Signature Brands and First Alert and (iv) Sunbeam was insolvent at the time of these acquisitions or was rendered insolvent as a consequence of these acquisitions.

         The Adversary Proceeding Defendants filed new motions to dismiss the amended complaint on October 1, 2001 and the Committee filed a brief in opposition to such motions on October 26, 2001. On November 9, 2001, the Adversary Proceeding Defendants filed their reply briefs. On November 12, 2001, Sunbeam Corporation filed its memorandum of law in support of the Defendants' motions to dismiss. In its memorandum, Sunbeam Corporation supported the dismissal of the Adversary Proceeding, taking the position that:

    o    The Amended Complaint failed to assert a fraudulent conveyance claim:

         o there is no legal basis for collapsing separate loan and acquisition transactions into a single transaction for the purpose of establishing a fraudulent conveyance; and

         o under applicable Second Circuit law, as the loan proceeds provided to Sunbeam Corporation by the Banks were used for a legitimate corporate purpose (i.e. to purchase assets), no constructive fraudulent transfer could be deemed to have occurred.

    o Even if the fraudulent transfer claim could be successfully prosecuted, because the holders of Subordinated Notes are contractually subordinated to the Banks, the recovery of holders of Subordinated Notes under the Plan would not change.

    o The Amended Complaint failed to assert an equitable subordination claim:

         o Morgan Stanley & Co., Inc.'s alleged malfeasance cannot, as a matter of law, serve as the basis to challenge or otherwise subordinate the Banks' claims against Sunbeam Corporation or to avoid their liens.

         o The Amended Complaint fails to allege with sufficient factual particularity that Morgan Stanley & Co., Inc. acted as agent or was the alter ego of the Banks.

         o The Amended Complaint is devoid of any allegation that would suffice to form a basis to disregard the corporate integrity of each of Morgan Stanley Co. and the Banks.

    o The Committee lacked standing to pursue any claim against Morgan Stanley & Co., Inc. as the Final DIP Order of March 1, 2002 did not authorize the Committee to prosecute claims against non-Banks such as Morgan Stanley & Co., Inc.

    o The distribution of consideration under the Plan and the treatment of the holders of Subordinated Note Claims would not change even if the prosecution of the claim against Morgan Stanley & Co., Inc. was successful. Any recovery from Morgan Stanley & Co., Inc. would not be large enough to change the distribution scheme under the Plan. Consequently, the expense of the litigation is effectively being borne by the Banks. Since any recovery from Morgan Stanley & Co., Inc. will inure to the Banks, it is appropriate that they should control the dispositions of the claim and litigation. In the absence of any economic interest in the case, the Committee should not be permitted to pursue claims where the resolution will not change the position of its constituents, especially where those constituents do not have to bear the costs of the litigation.

    o The Committee's recoupment claim fails for the same reasons that the Committee's claims for fraudulent transfer liability and equitable subordination fail, namely that Morgan Stanley & Co., Inc. and Morgan Stanley Senior Funding, Inc. (i.e., one of the Banks) are not the same legal entity.

                  The Bankruptcy Court heard oral argument on the motions to dismiss on November 15, 2001. The Adversary Proceeding remains sub judice.

         During the pendency of the Chapter 11 Cases, the Debtor, with the assistance of its advisors, have reviewed the claims asserted against the Banks and Morgan Stanley & Co., Inc. by the Committee in the Adversary Proceeding in an effort to assess the merits of the Adversary Proceeding. In making this assessment the Debtor and its professionals reviewed the 2004 discovery which the Committee conducted relating to the Banks' and Morgan Stanley & Co., Inc.'s conduct concerning Sunbeam Corporation, the Complaint and Amended Complaint filed by the Committee, and the applicable legal principles relating to the purported claims against the Banks and Morgan Stanley & Co., Inc.

         The Debtor has concluded that the claims asserted in the Adversary Proceeding are not meritorious. The Debtor's determination to resolve the Adversary Proceeding in connection with the Plan is premised upon (i) the legal infirmities as set forth in the Debtor's memorandum in support of the motions to dismiss the Adversary Proceeding and (ii) a determination that a continuation of the Adversary Proceeding would result in substantial costs and expenses without any meaningful recovery to unsecured creditors. This compromise and settlement is part of an overall agreement among Sunbeam Corporation and the Banks pursuant to which the Banks have agreed to support confirmation of the Plan, which provides, among other things, for (i) the extinguishment of approximately $1.6 billion of Bank debt in return for (a) 100% of the equity in Reorganized Sunbeam (with a range of value of $394 million to $594 million), subject to dilution by issuance of the Management Investment Securities and the issuance and exercise of the New Warrants (if any) and Employee Options, (b) $100,000,000 in New Secured Term Notes and (c) the releases set forth in Section 11.4 of the Plan,
(ii) payment of all general unsecured claims against the Subsidiary Debtors,
(iii) a modest recovery to holders of

General Unsecured Claims and Subordinated Note Claims which, in the Debtor's estimation, exceeds the recovery such holders would receive in a chapter 7 liquidation, (iv) payment in full of all Administrative Claims, and (v) the Debtor and the Subsidiary Debtors to successfully reorganize.

         Pursuant to Section 11.4 of the Plan and Section 10.4 of the Subsidiaries Plan on the Effective Date of such plans the Debtor and the Subsidiary Debtors will release the Banks and their respective Affiliates and known loan participants from any and all Causes of Action held by, assertable on behalf of or derivative from, the Debtor or the Debtor in Possession, the Subsidiary Debtors or the Subsidiary Debtors as debtors in possession, including in the case of Sunbeam Corporation, the claims asserted in the Adversary Proceeding. These releases are conditioned upon the released parties giving a mutual release to Sunbeam Corporation and its affiliates. See Section 11.4 of the Plan.

         The fairness of the granting of the releases to the Banks and Morgan Stanley & Co., Inc. provided for by the Plan and resulting discontinuance of the Adversary Proceeding will be considered by the Bankruptcy Court at the hearing on confirmation of the Plan.

         The following indented text is included in this Disclosure Statement at the request of the Committee and does not necessarily reflect the views or position of the Debtor:

              The Committee believes that the claims asserted in the Adversary Proceeding are meritorious and that the motions to dismiss the Adversary Proceeding should be denied. The Committee submitted to the Court a memorandum of law (the "Opposition Brief") setting for its position on the motions to dismiss, along with documentary evidence in support of its position. At this stage of the litigation, however, the only issue that the Court must decide is whether the Committee has stated a claim upon which the Court may grant relief. The Committee need not prove the facts underlying the claims. However, the Committee maintains that it conducted an investigation and, based upon its investigation, such proof exists.

              Among other things, the Opposition Brief alleges:

         o The incurrence of bank financing to acquire Coleman, First Alert and Signature Brands (the "Acquisitions") was a fraudulent conveyance because these transactions caused the Debtor to become insolvent according to the Debtor's Chief Executive Officer, Jerry Levin.

         o There is a sound legal basis to "collapse" the Acquisitions of Coleman, First Alert and Signature Brands with the related bank financing on the theory that all of the parties to the transactions knew of and approved the structure of the deal in advance.

         o Morgan Stanley & Co., Inc. knowingly participated in the dissemination of a fraudulent prospectus governing the issuance of the Notes and operated as an alter ego and agent of the lenders, which taints them with the fraud of Morgan Stanley & Co., Inc.

         o The subordination provision in the Notes cannot be used as a bar to claims that the Notes should not have been issued in the first instance because of fraud.

         o The Committee believes that the Court has granted it with standing to pursue claims for relief against Morgan Stanley & Co., Inc. as a defense to claims filed by Morgan Stanley Senior Funding, Inc. in this case. The Committee maintains that to avoid any doubt about this matter, the Committee has sought approval from the Court to seek affirmative relief against Morgan Stanley & Co., Inc.

              The Committee does not believe that the Court has the authority to confirm the Plan (which contemplates the dismissal of certain of the claims in the Adversary Proceeding) in the absence of either the consent of the Committee or a vote by the unsecured creditors to accept the Plan. Because
    (i) the Committee will not consent to the dismissal of the Adversary Proceeding in exchange for the consideration offered to unsecured creditors in the Plan and (ii) the members of the Committee hold at least two-thirds of the Debtor's unsecured claims, the Committee believes that there will be no basis for the Court to confirm the Plan as currently proposed.

         The Debtor disagrees with the Committee's position on the Adversary Proceeding, believes the claims asserted in the Adversary Proceeding are not meritorious and believes the Plan as currently proposed is confirmable over both the Committee's objection and the negative vote of unsecured creditor classes.

                          D. 2001 FINANCIAL PERFORMANCE

         Because of the substantial economic downturn which commenced in spring of 2000 and continued through 2001, as well as other factors, the Sunbeam Group failed to meet its projections and fell below its plan for fiscal year 2001. The occurrence of September 11, 2001 exacerbated the economic decline and caused further erosion to the Sunbeam Group's businesses, particularly those depending on air travel (e.g., luggage and hotel supplies). Major retailers continued their program to reduce inventory levels with a concomitant reduction in purchase orders. Other factors, such as poor point of sale data due to the weakened economy and unfavorable weather conditions contributed to poor earnings in fiscal year 2001.

         In 2001, the Sunbeam Group's consolidated revenues were below plan and EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) was also below plan.

         In addition, a major factor in the development of Sunbeam Corporation's and the Subsidiary Debtors' Second Amended Plans was the projected sale of certain businesses, primarily the professional clippers business. It was projected that the sale of the clippers business would result in a cash infusion to the Sunbeam Group of approximately $125 million. The Sunbeam Group was not able to obtain a satisfactory firm offer for the professional clippers business and thus the sale has not occurred. These events led to a resulting loss of liquidity and the need to reinvest in the professional clippers business.

         In light of the events in 2001, the Second Amended Plans needed to be revised.

                          E. POSTPETITION NEGOTIATIONS

         In June 2002, the Sunbeam Group and the Banks commenced negotiations with respect to an amended plan that would take into account the financial performance of the Sunbeam Group in 2002. These negotiations culminated in the terms and conditions of the revised restructuring plan embodied in the Plan. The distributions to holders of Claims and

Equity Interests, other than Allowed Secured Bank Claims, Allowed General Unsecured Claims and Allowed Subordinated Note Claims, remain the same under the Plan as they were under the Second Amended Plan.

         Since commencement of the Adversary Proceeding, the Debtor, the Banks and the Committee have discussed and negotiated potential means of resolving the claims asserted in the Adversary Proceeding. To date, no agreement to resolve the Adversary Proceeding has been reached.

         The Debtor believes that (i) through the Plan, holders of Allowed Secured Bank Claims, Allowed General Unsecured Claims and Subordinated Note Claims may obtain a greater recovery from the estate of the Debtor than the recovery that they would receive if the assets of the Debtor were liquidated under chapter 7 of the Bankruptcy Code and (ii) the Plan will afford the Debtor the opportunity and ability to continue in business as a viable going concern and preserve ongoing employment for the Debtor's employees.

                         VI. THE PLAN OF REORGANIZATION

         Pursuant to the Plan, the holders of Secured Bank Claims, aggregating approximately $1,602,489,994, will receive, in exchange for such claims, (i) $100,000,000 in New Secured Term Notes and (ii) 100% of the Reorganized Sunbeam Common Stock, subject to dilution from the issuance and exercise of the Employee Options and New Warrants (if any) which may be issued to the holders of Allowed Subordinated Note Claims and issuance of the Management Investment Securities.

         If the holders of Allowed Claims in Class 4 (General Unsecured Claims) accept the Plan by the requisite majorities set forth in section 1146(c) of the Bankruptcy Code, such holders will receive their Pro Rata Share of $1,000,000. If the holders of Allowed Claims in Class 4 do not accept the Plan by the requisite statutory majorities, such holders shall not receive a distribution under the Plan. If the holders of Allowed Claims in Class 5 (Subordinated Note Claims) accept the Plan by the requisite majorities set forth in section 1146(c) of the Bankruptcy Code, such holders will receive their Pro Rata Share of New Warrants to purchase up to one percent (1%) of the Reorganized Sunbeam Common Stock, subject to dilution by issuance and exercise of the Employee Options. If the holders of Allowed Claims in Class 5 do not accept the Plan by the requisite statutory majorities, such holders shall not receive a distribution under the Plan and no New Warrants shall be issued by Reorganized Sunbeam. All other pre-Commencement Date creditors of Sunbeam Corporation, including, without limitation, the holders of Subordinated Noteholder Securities Claims and Equity Holder Securities Claims, and all holders of Equity Interests in Sunbeam Corporation, will receive no recovery under the Plan.

         Pursuant to the Subsidiaries Plan, which is described, in detail, in a separate disclosure statement filed with the Bankruptcy Court, the holders of Secured Bank Claims will receive secured guarantees from each of the Subsidiary Debtors of the New Secured Term Notes issued by Sunbeam Corporation pursuant to the Plan. All other creditors of the Subsidiary Debtors, including, without limitation, trade creditors, service providers and retailers, and all equity interest holders, will be rendered unimpaired pursuant to the Subsidiaries Plan, other than intercompany claims which are extinguished under the Plan and Subsidiary Debtors' Plan.

         The financial restructuring contemplated under the Plans will reduce Sunbeam Corporation's outstanding debt obligations to levels more consistent with the business operations and projected financial performance of the Sunbeam Group. The financial restructuring contemplated under the Plans also will enhance the Sunbeam Group's ability to effectively compete and maintain critical relationships with its suppliers and retail vendors.

         The Plan is annexed hereto as Exhibit A and forms a part of this Disclosure Statement. The summary of the Plan set forth below is qualified in its entirety by reference to the provisions of the Plan.

         A. CLASSIFICATION AND TREATMENT OF CLAIMS AND EQUITY INTERESTS

         The Plan classifies Claims and Equity Interests separately and provides different treatment for different Classes of Claims and Equity Interests in accordance with the provisions of the Bankruptcy Code. As described more fully below, the Plan provides, separately for each Class, that holders of certain Claims will receive various amounts and types of consideration, thereby giving effect to the different rights of holders of Claims and Equity Interests in each Class.

         1. ADMINISTRATIVE EXPENSE CLAIMS

         Administrative Expense Claims are Claims constituting a cost or expense of administration of the Chapter 11 Case allowed under sections 503(b) and 507(a)(1) of the Bankruptcy Code. Such Claims include all actual and necessary costs and expenses of preserving the estate of the Debtor, all actual and necessary costs and expenses of operating the business of the Debtor in Possession, any indebtedness or obligations incurred or assumed by the Debtor in Possession in connection with the conduct of its business, all cure amounts owed in respect of leases and contracts assumed by the Debtor in Possession, all compensation and reimbursement of expenses to the extent Allowed by the Bankruptcy Court under section 330 or 503 of the Bankruptcy Code, and any fees or charges assessed against the estate of the Debtor under section 1930 of chapter 123 of title 28 of the United States Code.

         Except to the extent that any entity entitled to payment of any Allowed Administrative Expense Claim agrees to a less favorable treatment, each holder of an Allowed Administrative Expense Claim shall receive Cash in an amount equal to such Allowed Administrative Expense Claim on the later of the Effective Date and the date such Administrative Expense Claim becomes an Allowed Administrative Expense Claim, or as soon thereafter as is practicable; provided, however, that Allowed Administrative Expense Claims representing liabilities incurred in the ordinary course of business by the Debtor in Possession or liabilities arising under loans or advances to or other obligations incurred by the Debtor in Possession shall be paid in full and performed by Reorganized Sunbeam in the ordinary course of business in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing or other documents relating to such transactions.

         2. COMPENSATION AND REIMBURSEMENT CLAIMS

         Compensation and reimbursement Claims are Administrative Expense Claims for the compensation of professionals and reimbursement of expenses incurred by such professionals pursuant to sections 503(b)(2), 503(b)(3), 503(b)(4) and 503(b)(5) of the Bankruptcy Code (the "Compensation and Reimbursement Claims"). All payments to professionals for Compensation and Reimbursement Claims will be made in accordance with the procedures established by the Bankruptcy Code, the Bankruptcy Rules and the Bankruptcy Court relating to the payment of interim and final compensation for services rendered and reimbursement of expenses. The

Bankruptcy Court will review and determine all applications for compensation for services rendered and reimbursement of expenses.

         Pursuant to the Plan, each holder of a Compensation and Reimbursement Claim shall (a) file its final application for the allowance of compensation for services rendered and reimbursement of expenses incurred by no later than the date that is 60 days after the Effective Date or such other date as may be fixed by the Bankruptcy Court and (b) if granted such an award by the Bankruptcy Court, be paid in full in such amounts as are Allowed by the Bankruptcy Court
(i) on the date such Compensation and Reimbursement Claim becomes an Allowed Claim, or as soon thereafter as is practicable or (ii) upon such other terms as may be mutually agreed upon between such holder of a Compensation and Reimbursement Claim and Reorganized Sunbeam.

         3. PRIORITY TAX CLAIMS

         Priority Tax Claims are Claims for taxes entitled to priority in payment under section 507(a)(8) of the Bankruptcy Code.

         Pursuant to the Plan, except to the extent that a holder of an Allowed Priority Tax Claim has been paid by the Debtor prior to the Effective Date or agrees to a different treatment, each holder of an Allowed Priority Tax Claim shall receive, at the sole option of Reorganized Sunbeam, (a) Cash in an amount equal to such Allowed Priority Tax Claim on the later of the Effective Date and the date such Priority Tax Claim becomes an Allowed Priority Tax Claim, or as soon thereafter as is practicable or (b) equal annual Cash payments in an aggregate amount equal to such Allowed Priority Tax Claim, together with interest at a fixed annual rate equal to 8.0%, over a period through the sixth anniversary of the date of assessment of such Allowed Priority Tax Claim, or upon such other terms determined by the Bankruptcy Court to provide the holder of such Allowed Priority Tax Claim with deferred Cash payments having a value, as of the Effective Date, equal to such Allowed Priority Tax Claim; provided, however, that the Debtor must obtain the consent of the Banks in order to elect option (a).

         4. CLASS 1 - OTHER PRIORITY CLAIMS

         Other Priority Claims are Claims that are entitled to priority in accordance with section 507(a) of the Bankruptcy Code (other than Administrative Expense Claims and Priority Tax Claims). Such Claims include unpaid Claims for
(a) accrued employee compensation earned within 90 days prior to commencement of the Chapter 11 Case to the extent of $4,300 per employee and (b) contributions to employee benefit plans arising from services rendered within 180 days prior to the commencement of the Chapter 11 Case, but only for each such plan to the extent of (i) the number of employees covered by such plan multiplied by $4,300, less (ii) the aggregate amount paid to such employees from the estate for wages, salaries or commissions during the 90 days prior to the Commencement Date. The Debtor believes that all Other Priority Claims have been or will be paid pursuant to an order of the Bankruptcy Court. Accordingly, the Debtor believes that there should be no Allowed Other Priority Claims.

         Pursuant to the Plan, except to the extent that a holder of an Allowed Other Priority Claim has been paid by the Debtor prior to the Effective Date or agrees to a different treatment, each holder of Allowed Other Priority Claims, if any exist, will be paid in full, in Cash, on the later of the Effective Date and the date its Other Priority Claim becomes an Allowed Claim, or as soon thereafter as is practicable.

         5. CLASS 2 - OTHER SECURED CLAIMS

         Other Secured Claims consist of all Secured Claims other than Secured Bank Claims and Sunbeam Affiliate Claims that are Secured Claims. The Debtor believes that the Other Secured Claims will include, among other Claims, Claims relating to mechanics' and materialmen's liens and secured tax claims.

         Pursuant to the Plan, except to the extent that a holder of an Allowed Other Secured Claim has been paid by the Debtor prior to the Effective Date or agrees to a different treatment, at the option of Reorganized Sunbeam, each holder of an Allowed Other Secured Claim shall be (a) reinstated and rendered unimpaired in accordance with section 1124(2) of the Bankruptcy Code, (b) receive Cash in an amount equal to such Allowed Other Secured Claim, including any interest on such Allowed Other Secured Claim required to be paid pursuant to section 506(b) of the Bankruptcy Code, on the later of the Effective Date and the date such Allowed Other Secured Claim becomes an Allowed Other Secured Claim, or as soon thereafter as is practicable or (c) receive the Collateral securing its Allowed Other Secured Claim and any interest on such Allowed Other Secured Claim required to be paid pursuant to section 506(b) of the Bankruptcy Code, on the later of the Effective Date and the date such Allowed Other Secured Claim becomes an Allowed Other Secured Claim, or as soon thereafter as is practicable; provided, however, that the Debtor must obtain the consent of the Banks in order to elect option (b).

         6. CLASS 3 - SECURED BANK CLAIMS

         The Secured Bank Claims consist of all Claims of the Banks arising under the Bank Credit Agreement. Pursuant to the Plan, the Secured Bank Claims are deemed Allowed Claims in the aggregate amount of $1,602,489,994.

         Pursuant to the Plan, on the Effective Date, each holder of an Allowed Secured Bank Claim as of the Record Date shall receive in full and complete settlement, satisfaction, release and discharge of its Allowed Secured Bank
Claim: (i) its Pro Rata Share of (A) 100% of the Reorganized Sunbeam Common Stock, and (B) $100,000,000 in principal amount of the New Secured Notes, and
(ii) the releases set forth in Section 11.4 of the Plan. The Reorganized Sunbeam Common Stock distributed to the holders of Allowed Secured Bank Claims is subject to dilution by issuance of the Management Investment Securities and issuance and exercise of the New Warrants (if any) and the Employee Options. In addition, each holder of an Allowed Secured Bank Claim shall be entitled to retain all amounts paid to it or on its behalf as adequate protection or otherwise, and Reorganized Sunbeam will continue to pay the professional fees of the holders of the Allowed Secured Bank Claims after the Confirmation Date with respect to matters relating to the Plan or the Chapter 11 Case in accordance with the terms and conditions of the orders approving the Post-Petition Bank Credit Agreement.

Terms of New Secured Notes:

Issuer:                Reorganized Sunbeam.

Guarantors:            All domestic subsidiaries of Sunbeam other than Coleman
                       International Holdings, LLC (the "Guarantors").

Principal Amount:      $100,000,000.

Trustee: An institution reasonably satisfactory to the Debtor and the Banks.

Maturity:              Seven (7) years after the Effective Date.

Interest rate:         5.00%, to accrue and compound quarterly (non-cash pay
                       until maturity).

Covenants:             Standard covenants to be negotiated.

Collateral:            Second priority liens and security interests in all
                       assets of Reorganized Sunbeam and the Guarantors (other than the receivables subject to a lien securing the securitization facility existing as of the Effective Date and any replacement facilities), and not more than 66% of the equity interests of Coleman International Holdings, LLC and any first tier foreign subsidiary.

         7. CLASS 4 - GENERAL UNSECURED CLAIMS

         The General Unsecured Claims consist of all Claims other than Secured Claims, Administrative Expense Claims, Priority Tax Claims, Other Priority Claims, Subordinated Note Claims, Derivative Securities Litigation Claims, Sunbeam Affiliate Claims, Subordinated Noteholder Securities Claims and Equity Holder Securities Claims. General Unsecured Claims include, without limitation,
(a) Claims arising from the rejection of leases of nonresidential real property and executory contracts, (b) Claims relating to personal injury, property damage, products liability, discrimination, employment or any other similar litigation Claims asserted against the Debtor, (c) Claims relating to other prepetition litigation against the Debtor (other than Derivative Securities Litigation Claims, Sunbeam Affiliate Claims, Subordinated Noteholder Securities Claims and Equity Holder Securities Claims), and (d) Claims, if any, of the Debtor's vendors, suppliers and service providers.

         Pursuant to the Plan, if Class 4 votes to accept the Plan by the requisite majorities set forth in section 1126(c) of the Bankruptcy Code, each holder of an Allowed General Unsecured Claim shall receive its Pro Rata Share of $1,000,000. If Class 4 does not vote to accept the Plan by the requisite statutory majorities, the holders of General Unsecured Claims shall not receive any distributions on account of such Claims.

         8. CLASS 5 - SUBORDINATED NOTE CLAIMS

         The Subordinated Note Claims consist of all Claims arising under the Subordinated Notes Indenture as of the Commencement Date. The Subordinated Notes Indenture means the trust indenture, dated as of March 25, 1998, between Sunbeam, as issuer of the Subordinated Notes, and the Indenture Trustee, and all of the documents and instruments relating thereto, as amended, supplemented, modified or restated as of the Commencement Date. Pursuant to the Plan, the Subordinated Note Claims shall be deemed Allowed Claims solely for purposes of the Plan in the aggregate amount of $864,261,481.

         Pursuant to the Plan, if Class 5 votes to accept the Plan by the requisite majorities set forth in section 1126(c) of the Bankruptcy Code, each holder of an Allowed Subordinated

Note Claim shall receive its Pro Rata Share of the New Warrants. If Class 5 does not vote to accept the Plan by the requisite statutory majorities, the holders of Subordinated Note Claims shall not receive any distributions on account of such Claims and no New Warrants shall be issued by Reorganized Sunbeam.

         9. CLASS 6 - SUBORDINATED NOTEHOLDER SECURITIES CLAIM

         The Subordinated Noteholder Securities Claims consist of any and all Claims and Causes of Action, of any kind whatsoever, known or unknown, asserted or which might have been, or might in the future be, asserted in a direct or other capacity against any the Debtor arising out of, relating to or in connection with: (a) the purchase, ownership, sale or other decision or action made or taken, or declined, or failed or refused to be made or taken, or otherwise foregone, concerning or relating to the Subordinated Notes; (b) the facts, transactions, events, occurrences, acts, representations, disclosures, statements, omissions or failures to act which were alleged or could have been alleged in the pending litigation asserted against the Debtor, whether asserted individually or on behalf of a class of plaintiffs, which generally arise from allegations of alleged acts or omissions of the Debtor or any other persons or entities prior to the Commencement Date with respect to or concerning the Subordinated Notes, or the purchase, sale or ownership thereof, including, without limitation, the litigation or causes of action set forth in Exhibit E to the Plan; (c) accounting irregularities or errors, if any, or alleged accounting irregularities or errors relating to the Debtor or the Sunbeam Group; (d) the historical or projected financial condition or results of the Sunbeam Group; (e) any restatements of the Debtor's or any member of the Sunbeam Group's financial statements or results of operations; (f) any other Claims and Causes of Action arising out of, relating to, or in connection with the Subordinated Notes that would be subject to and subordinated under section 510(b) of the Bankruptcy Code; and (g) indemnification, reimbursement or contribution Claims against the Debtor with respect to any of the foregoing. Notwithstanding the foregoing, Subordinated Noteholder Securities Claims shall not include Assumed Indemnification Claims and Derivative Securities Litigation Claims.

         Pursuant to the Plan and section 510(b) of the Bankruptcy Code, the holders of Subordinated Noteholder Securities Claims shall not receive any distributions on account of such Claims and shall be enjoined from pursuing any Subordinated Noteholder Securities Claims against the Debtor, the Debtor in Possession or Reorganized Sunbeam.

         10. CLASS 7 - SUNBEAM AFFILIATE CLAIMS

         The Sunbeam Affiliate Claims consist of any Claim, whether secured or unsecured, of a Sunbeam Affiliate. As of the Commencement Date, the aggregate amount of Sunbeam Affiliate Claims was approximately $175,499,506. However, after offset of the amounts due as of the Commencement Date from the Sunbeam Affiliates to Sunbeam Corporation, there are no remaining affiliate claims. Sunbeam Corporation's books and records reflect a net receivable balance from the Sunbeam Affiliates.

         Pursuant to the Plan, each holder of a Sunbeam Affiliate Claim shall not receive any distributions on account of such Claims. Instead, all Sunbeam Affiliate Claims shall be extinguished on the Effective Date by either offset, the distribution or contribution of such Allowed Sunbeam Affiliate Claims, or otherwise (as determined by the Debtor and the Subsidiary Debtors).

         11. CLASS 8 - EQUITY INTERESTS

         Equity Interests consist of any share of common stock or other instrument evidencing an ownership interest in the Debtor, whether or not transferable, and any option, warrant or right, contractual or otherwise, to acquire any such interest.

         Pursuant to the Plan, holders of Equity Interests shall not receive any distributions on account of such Equity Interests. On the Effective Date, all Equity Interests shall be extinguished.

         12. CLASS 9 - EQUITY HOLDER SECURITIES CLAIMS

         The Equity Holder Securities Claims consist of any and all Claims and Causes of Action of any kind whatsoever, known or unknown, asserted or which might have been, or might in the future be, asserted in a direct or other capacity against the Debtor arising out of, relating to or in connection with:
(a) the purchase, ownership, sale or other decision or action made or taken, or declined, or failed or refused to be made or taken, or otherwise foregone, concerning or relating to the Equity Interests; (b) the facts, transactions, events, occurrences, acts, representations, disclosures, statements, omissions or failures to act which were alleged or could have been alleged in the pending litigation asserted against the Debtor, whether asserted individually or on behalf of a class of plaintiffs, which generally arise from allegations of alleged acts or omissions of the Debtor or any other persons or entities prior to the Commencement Date with respect to or concerning the Equity Interests, or the purchase, sale or ownership thereof, including, without limitation, the litigation or causes of action set forth in Exhibit B to the Plan; (c) accounting irregularities or errors, if any, or alleged accounting irregularities or errors relating to the Sunbeam Group; (d) the historical or projected financial condition or results of the Sunbeam Group; (e) state law appraisal rights sought or requested in connection with or relating in any manner to the Sunbeam Group; (f) any restatements of the Debtor's or any member of the Sunbeam Group's financial statements or results of operations; (g) any other Claims and Causes of Action arising out of, relating to, or in connection with the Equity Interests that would be subject to and subordinated under section 510(b) of the Bankruptcy Code; and (h) indemnification, reimbursement or contribution Claims with respect to any of the foregoing. Notwithstanding the foregoing, Equity Holder Securities Claims shall not include Assumed Indemnification Claims and Derivative Securities Litigation Claims.

         Pursuant to the Plan and section 510(b) of the Bankruptcy Code, the holders of Equity Holder Securities Claims shall not receive any distributions on account of such Claims and shall be enjoined from pursuing any Equity Holder Securities Claims against the Debtor or Reorganized Sunbeam.

                B. SECURITIES TO BE ISSUED UNDER THE AMENDED PLAN

         1. REORGANIZED SUNBEAM COMMON STOCK

         Pursuant to the Plan, on the Effective Date, all Equity Interests will be cancelled. Pursuant to the Plan, all of the shares of Reorganized Sunbeam Common Stock will be issued to holders of Allowed Secured Bank Claims. Such shares shall constitute 100% of the shares of the Reorganized Sunbeam Common Stock outstanding as of the Effective Date.

         2. NEW WARRANTS

         Pursuant to the Plan, New Warrants to purchase up to 1% of Reorganized Sunbeam Common Stock may be issued. Each New Warrant shall be exercisable to acquire one share of Reorganized Sunbeam Common Stock.

         If the holders of Allowed Claims in Class 5 vote to accept the Plan by the requisite majorities set forth in section 1126(c) of the Bankruptcy Code, the holders of Allowed Subordinated Note Claims shall receive their Pro Rata Share of New Warrants. If the holders of Allowed Claims in Class 5 do not vote to accept the Plan by the requisite statutory majorities, the holders of Subordinated Note Claims shall not receive any distributions on account of such claims and no New Warrants shall be issued by Reorganized Sunbeam.

Terms of New Warrants:

Number of Warrants:          Holders of Allowed Subordinated Note Claims may be
                             issued New Warrants to purchase up to 1% of Reorganized Sunbeam Common Stock on the Effective
                             Date, subject to dilution by shares issued upon the exercise of options granted under the Management
                             Equity Plans.

                             Each New Warrant shall be exercisable to acquire one share of Reorganized Sunbeam Common Stock.

Vesting Of Warrants:         The New Warrants shall vest and shall be
                             exercisable on the 180th day after the date of issuance (the "Initial Exercise Date").

Term: The New Warrants shall be exercisable at any time, or from time to time, for a term commencing on the Initial Exercise Date and until the tenth anniversary of the Effective Date.

Strike Price:                The New Warrants shall have a fair market
                             value strike price based upon an assumed equity value of $550,000,000 for Reorganized Sunbeam and its subsidiaries.

Antidilution Protection:     Proportionate adjustments to the strike price and
                             the number of shares issuable upon exercise shall be made for stock splits, recapitalizations and similar events.

Transferability:             The New Warrants will be transferable by the
                             holders thereof in whole and not in part. As a result, recipients of New Warrants under the Plan may not transfer, assign or encumber less than all of their respective holdings of New Warrants.



         3. MANAGEMENT EQUITY PLANS

         Pursuant to the Plan, on the Effective Date, and subject to the separate affirmative vote of Class 3 (Secured Bank Claims), which Class will receive, in the aggregate,

100% of the shares of Reorganized Sunbeam Common Stock to be issued under the Plan, Reorganized Sunbeam and the Reorganized Subsidiaries shall adopt the Management Equity Plans. See Section VIII.C for a description of the Management Equity Plans. The Management Equity Plans are subject to the approval of the shareholders of Reorganized Sunbeam, and the ballots include, as a separate matter for approval by the Class 3 creditors (in their capacity as the shareholders of Reorganized Sunbeam immediately following the Effective Date in accordance with the Plan) the approval of the Management Equity Plans.

                    C. METHOD OF DISTRIBUTION UNDER THE PLAN

         1. DISTRIBUTIONS BY REORGANIZED SUNBEAM

         All distributions under the Plan shall be made by Reorganized Sunbeam as Disbursing Agent or such other entity designated by Reorganized Sunbeam as Disbursing Agent. A Disbursing Agent shall not be required to provide any bond, surety or other security for the performance of its duties, unless otherwise ordered by the Bankruptcy Court; and, in the event that a Disbursing Agent is so otherwise ordered, all costs and expenses of procuring any such bond, surety or other security shall be borne by Reorganized Sunbeam.

         Subject to Bankruptcy Rule 9010, all distributions made by the Disbursing Agent under the Plan shall be made to the holder of each Allowed Claim at the address of such holder as listed on the Schedules as of the Record Date (i.e., five Business Days from and after the Confirmation Date), unless the Debtor or, on and after the Effective Date, Reorganized Sunbeam, has been notified in writing of a change of address, including, without limitation, by the filing of a proof of Claim by such holder that provides an address for such holder different from the address reflected on the Schedules. All distributions to holders of Allowed Secured Bank Claims shall be made to Wachovia Bank, National Association, as agent on behalf of the holders of Secured Bank Claims.

         At the close of business on the Record Date, the claims register shall be closed, and there shall be no further changes in the record holder of any Claim. The Debtor and Reorganized Sunbeam shall have no obligation to recognize any transfer of any Claim occurring after the Record Date. The Debtor and Reorganized Sunbeam shall instead be authorized and entitled to recognize and deal for all purposes under the Plan with only those record holders stated on the claims register as of the close of business on the Record Date.

         Any payment of Cash made by Reorganized Sunbeam pursuant to the Plan shall, at Reorganized Sunbeam's option, be made by check drawn on a domestic bank or wire transfer. No payment of Cash less than one-hundred dollars shall be made by Reorganized Sunbeam to any holder of a Claim unless a request therefor is made in writing to Reorganized Sunbeam. No fractional shares of Reorganized Sunbeam Common Stock, or Cash in lieu thereof, shall be distributed under the Plan. When any distribution pursuant to the Plan would otherwise result in the issuance of a number of shares of Reorganized Sunbeam Common Stock that is not a whole number, the actual distribution of shares of Reorganized Sunbeam Common Stock shall be rounded as follows: (i) fractions of 1/2 or greater shall be rounded to the next higher whole number; and (ii) fractions of less than 1/2 shall be rounded to the next lower whole number. The total number of shares of Reorganized Sunbeam Common Stock to be distributed pursuant to the Plan shall be adjusted as necessary to account for rounding. No fractional interests in New Warrants will be distributed. For purposes of distribution, fractional interests in New Warrants will be rounded down to the next whole number.

         Any payment or distribution required to be made under the Plan on a day other than a Business Day shall be made on the next succeeding Business Day.

         All distributions under the Plan that are unclaimed for a period of one year after distribution thereof shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code and revested in Reorganized Sunbeam and any entitlement of any holder of any Claim to such distributions shall be extinguished and forever barred.

         2. DISTRIBUTIONS ON ACCOUNT OF SUBORDINATED NOTE CLAIMS

         Distributions to the holders of Subordinated Note Claims shall be made by the Indenture Trustee. The Record Date will be the date for determining the holders of Subordinated Note Claims entitled to receive the distributions, if any, provided under the Plan. As of the close of business on the Record Date, the Indenture Trustee will have no obligation to recognize any transfer of Subordinated Notes occurring after the Record Date for purposes of making distributions under the Plan. The Indenture Trustee will be entitled to recognize and deal for all purposes herein with only those holders of record stated on the transfer ledger maintained by the Indenture Trustee or its designee for the Subordinated Note Claims as of the close of business on the Record Date.

         As a condition to receiving any distributions under the Plan, each holder of a Subordinated Note must surrender such note to the Indenture Trustee for subsequent surrender to Reorganized Sunbeam or its designee. Any holder of a Subordinated Note who fails to (a) surrender such note or (b) execute and deliver an affidavit of loss and/or indemnity reasonably satisfactory to the Indenture Trustee and Reorganized Sunbeam and furnish a bond in form, substance, and amount reasonably satisfactory to the Indenture Trustee and Reorganized Sunbeam before the first anniversary of the Effective Date shall be deemed to have forfeited all rights and Claims and may not participate in any distribution under the Plan.

                D. TIMING OF DISTRIBUTIONS UNDER THE AMENDED PLAN

         Payments and distributions to holders of Allowed Administrative Expense Claims, Allowed Priority Tax Claims, Allowed Other Priority Claims, Allowed Other Secured Claims, Allowed General Unsecured Claims (if any) and Allowed Subordinated Note Claims (if any) that are Allowed Claims on the Effective Date shall be made on the Effective Date, or as soon thereafter as is practicable.

         Payments and distributions to holders of Allowed Secured Bank Claims shall be made on the Effective Date.

            E. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

         The Bankruptcy Code grants the Debtor the power, subject to the approval of the Bankruptcy Court, to assume or reject executory contracts and unexpired leases. If an executory contract or unexpired lease is rejected, the counter party to the agreement may file a claim for damages incurred by reason of the rejection. In the case of rejection of leases of real property, such damage claims are subject to certain limitations imposed by the Bankruptcy Code.

         Pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code, all executory contracts and unexpired leases that exist between the Debtor and any person shall be deemed assumed by the Debtor, as of the Effective Date, except for any executory contract or unexpired lease (i) that has been rejected pursuant to an order of the Bankruptcy Court entered prior to the Confirmation Date, (ii) as to which a motion for approval of the rejection of such executory contract or unexpired lease has been filed and served prior to the Confirmation Date or (iii) that is set forth in Schedule 6.1(a)(x) (executory contracts) or Schedule 6.1(a)(y) (unexpired leases), which Schedules shall be included in the Plan Supplement. The Debtor reserves the right, on or prior to the Confirmation Date, to amend Schedules 6.1(a)(x) or 6.1(a)(y) to delete any executory contract or unexpired lease therefrom or add any executory contract or unexpired lease thereto, in which event such executory contract(s) or unexpired lease(s) shall be deemed to be, respectively, assumed by the Debtor or rejected. The Debtor shall provide notice of any amendments to Schedules 6.1(a)(x) or 6.1(a)(y) to the parties to the executory contracts and unexpired leases affected thereby. The listing of a document on Schedules 6.1(a)(x) and 6.1(a)(y) shall not constitute an admission by the Debtor that such document is an executory contract or an unexpired lease or that the Debtor has any liability thereunder.

         Pursuant to the Plan, each executory contract and unexpired lease listed or to be listed on Schedules 6.1(a)(x) or 6.1(a)(y) that relates to the use or occupancy of real property shall include (i) modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affects such executory contract or unexpired lease, without regard to whether such agreement, instrument or other document is listed on Schedules 6.1(a)(x) or 6.1(a)(y) and
(ii) executory contracts or unexpired leases appurtenant to the premises listed on Schedules 6.1(a)(x) or 6.1(a)(y), including, without limitation, all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, usufructs, reciprocal easement agreements, vault, tunnel or bridge agreements or franchises, and any other interests in real estate or rights in rem relating to such premises to the extent any of the foregoing are executory contracts or unexpired leases, unless any of the foregoing agreements previously has been assumed or assumed and assigned by the Debtor.

         Pursuant to the Plan, all of the Debtor's insurance policies and any agreements, documents or instruments relating thereto are treated as executory contracts under the Plan. The treatment of the Debtor's insurance policies and any agreements, documents or instruments relating thereto as executory contracts under the Plan shall not constitute or be deemed a waiver of any Cause of Action that the Debtor may hold against any entity, including, without limitation, the insurer under any of the Debtor's policies of insurance.

         Pursuant to the Plan, entry of the Confirmation Order shall, subject to and upon the occurrence of the Effective Date, constitute the approval, pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code, of the assumption of the Assumed Indemnification Claims. The Assumed Indemnification Claims shall, in all respects, irrespective of whether such obligations arise under contracts or executory contracts, survive confirmation of the Plan, remain unaffected thereby, and not be discharged irrespective of whether indemnification, defense, reimbursement or limitation is owed in connection with an event occurring before, on or after the Commencement Date.

         Except as provided in Section 6.1(a) of the Plan, all Benefit Plans, all directors and officers liability and other insurance and all workers' compensation programs are treated as executory contracts under the Plan and shall, on the Effective Date, be deemed assumed by the Debtor in accordance with sections 365(a) and 1123(b)(2) of the Bankruptcy Code.

         Pursuant to the Plan, subject to and upon the occurrence of the Effective Date, entry of the Confirmation Order by the Bankruptcy Court shall constitute (i) the approval, pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code, of the assumption and assignment of the executory contracts and unexpired leases assumed and assigned pursuant to the Plan, (ii) the extension of time, pursuant to section 365(d)(4) of the Bankruptcy Code, within which the Debtor may assume, assume and assign or reject the unexpired leases pursuant to the Plan, through the date of entry of an order approving the assumption, assumption and assignment or rejection of such unexpired leases and (iii) the approval, pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code, of the rejection of the executory contracts and unexpired leases rejected pursuant to
Section 6.1(a) of the Plan.

         Except as may otherwise be agreed to by the parties, within 30 days after the Effective Date, Reorganized Sunbeam shall cure any and all undisputed defaults under any executory contract or unexpired lease assumed by the Debtor pursuant to the Plan, in accordance with section 365(b)(1) of the Bankruptcy Code. All disputed defaults that are required to be cured shall be cured either within 30 days of the entry of a Final Order determining the amount, if any, of Reorganized Sunbeam's liability with respect thereto or as may otherwise be agreed to by the parties.

         Claims arising out of the rejection of an executory contract or unexpired lease pursuant to the Plan must be filed with the Bankruptcy Court and served upon the Debtor or, on and after the Effective Date, Reorganized Sunbeam, no later than 30 days after the later of (i) notice of entry of an order approving the rejection of such executory contract or unexpired lease, (ii) notice of entry of the Confirmation Order and (iii) notice of an amendment to
Schedule 6.1(a)(x) or 6.1(a)(y). All such Claims not filed within such time will be forever barred from assertion against the Debtor, its estate, Reorganized Sunbeam and its property. Unless otherwise ordered by the Bankruptcy Court, all claims arising from the rejection of executory contracts or unexpired leases shall be treated as General Unsecured Claims under the Plan.

                 F. PROVISIONS FOR TREATMENT OF DISPUTED CLAIMS

         Except as to applications for allowance of compensation and reimbursement of expenses under sections 330 and 503 of the Bankruptcy Code, Reorganized Sunbeam shall, on and after the Effective Date, have the exclusive right to make and file objections to Disputed Administrative Expense Claims and Claims. On and after the Effective Date, Reorganized Sunbeam shall have the authority to compromise, settle, otherwise resolve or withdraw any objections to Administrative Expense Claims and Claims and compromise, settle or otherwise resolve Disputed Administrative Expense Claims and Disputed Claims without approval of the Bankruptcy Court. Unless otherwise ordered by the Bankruptcy Court, the Debtor and, on and after the Effective Date, Reorganized Sunbeam shall file all objections to Administrative Expense Claims that are the subject of proofs of claim or requests for payment filed with the Bankruptcy Court (other than applications for allowances of compensation and reimbursement of expenses) and Claims and serve such objections upon the holder of the Administrative Expense Claim or Claim as to which the objection is made as soon as is practicable, but in no event later than 90 days after the Effective Date or such later date as may be approved by the Bankruptcy Court.

           G. CONDITIONS PRECEDENT TO CONFIRMATION OF THE AMENDED PLAN

         The Plan shall not be confirmed by the Bankruptcy Court unless and until the following conditions shall have been satisfied or waived pursuant to
Section 9.4 of the Plan:

              o the Class of holders of Secured Bank Claims (Class 3) shall have voted to accept the Plan by the requisite majorities provided in section 1126(c) of the Bankruptcy Code;

              o the class of secured Bank claims in the Subsidiaries Plan shall have voted to accept the Subsidiaries Plan by the requisite majorities provided in section 1126(c) of the Bankruptcy Code;

              o all exhibits to the Plan and the Subsidiaries Plan, including those contained in the Plan Supplement and the Subsidiaries Plan Supplement, shall be in form and substance reasonably acceptable to the Debtor and the Banks;

              o no monetary default or event of default under the Post-Petition Bank Credit Agreement shall have occurred and be continuing;

              o no default or event of default under the postpetition receivables program provided by GECC or the documents related thereto shall have occurred and be continuing, the postpetition receivables program provided by GECC shall be in full force and effect, and no material reduction in the availability under the postpetition receivables program provided by GECC shall have occurred;

              o no material adverse change on the business, assets, operations, property, condition (financial or otherwise) of Sunbeam Corporation or any of its subsidiaries (other than inactive subsidiaries) shall have occurred and be continuing;

              o no material unanticipated claims shall have been filed or asserted in the Debtor's Chapter 11 Case or the chapter 11 cases of the Subsidiary Debtors;

              o one or more financial institutions acceptable to the Debtor and the Banks shall have agreed to provide the Working Capital Facility and Receivables Securitization Program to Reorganized Sunbeam and the Reorganized Subsidiaries after the effectiveness of the Plan and the Subsidiaries Plan, on terms acceptable to the Debtor, the Subsidiary Debtors and the Banks; and

              o the Confirmation Order shall provide for (i) the release of all claims held by Sunbeam Corporation against the Banks and their respective Affiliates (including Morgan Stanley) and known loan participants and (ii) the dismissal of the Adversary Proceeding with prejudice.

          H. CONDITIONS PRECEDENT TO EFFECTIVENESS OF THE AMENDED PLAN

         The Plan shall not become effective unless and until the following conditions shall have been satisfied or waived pursuant to Section 9.4 of the
Plan:

              o the Confirmation Order, in form and substance reasonably acceptable to the Debtor and the Banks shall have become a Final Order;

              o the order confirming the Subsidiaries Plan, in form and substance reasonably acceptable to the Debtor and the Banks shall have become a Final Order;

              o the Effective Date shall have occurred on or before December 31, 2002;

              o all actions, documents and agreements necessary to implement the Plan in form and substance reasonably acceptable by the Debtor and the Banks shall have been effected or executed;

              o the Receivables Securitization Program and the Working Capital Facility shall be in full force and effect;

              o the Debtor shall have received all authorizations, consents, regulatory approvals, rulings, letters, no-action letters, opinions or documents that are determined by the Debtor to be necessary to implement the Plan;

              o the Chief Executive Officer of the Debtor shall have made an investment of not less than $3,000,000 in the equity of Reorganized Sunbeam as set forth herein; and

              o the Banks shall be reasonably satisfied with the senior management of Reorganized Sunbeam.

         The Debtor may waive, with the consent of the Banks, by a writing signed by an authorized representative of the Debtor and subsequently filed with the Bankruptcy Court, one or more of the conditions precedent to effectiveness of the Plan set forth above (other than the conditions set forth in Sections 9.1(a), 9.1(b), 9.2(a) (except as to timing and finality) and 9.2(b) (except as to timing and finality) of the Plan).

         In the event that one or more of the conditions to the Effective Date described above and set forth in Section 9.2 of the Plan have not occurred on or before 60 days after the Confirmation Date (unless extended for up to 60 additional days by the Debtor and the Banks), (a) the Confirmation Order shall be vacated, (b) no distributions under the Plan shall be made, (c) the Debtor and all holders of Claims and Equity Interests shall be restored to the status quo ante as of the day immediately preceding the Confirmation Date as though the Confirmation Date never occurred and (d) the Debtor's obligations with respect to Claims and Equity Interests shall remain unchanged and nothing contained herein shall constitute or be deemed a waiver or release of any Claims or Equity Interests by or against the Debtor or any other person or to prejudice in any manner the rights of the Debtor or any person in any further proceedings involving the Debtor.

        I. IMPLEMENTATION AND EFFECT OF CONFIRMATION OF THE AMENDED PLAN

         On the Effective Date, except as otherwise provided in the Plan, the property of the estate of the Debtor shall vest in Reorganized Sunbeam. From and after the Effective Date, Reorganized Sunbeam may operate its businesses, and may use, acquire and dispose of property free of any restrictions imposed under the Bankruptcy Code. As of the Effective Date, all property of Reorganized Sunbeam shall be free and clear of all liens, claims and interests of holders of Claims and Equity Interests, except as otherwise provided in the Plan. All injunctions and stays provided for in the Chapter 11 Case under sections 105 and 362 of the Bankruptcy Code, or otherwise, and in existence on the Confirmation Date, shall remain in full force and effect until the Effective Date.

         1. INCURRENCE OF NEW INDEBTEDNESS

         On the Effective Date, Reorganized Sunbeam will be authorized to incur indebtedness under the Working Capital Facility, having principal terms and conditions no less favorable to Reorganized Sunbeam than those set forth in the Plan Supplement and summarized below. The receipt by Sunbeam Corporation of satisfactory written commitments to provide the facility is a condition precedent to confirmation of the Plan.

Terms of Working Capital Facility

Borrower:                    Reorganized Sunbeam

Guarantors:                  All of the Reorganized Subsidiaries

Commitments:                 Up to approximately $180,000,000 revolving credit
                             commitments (the "Commitments"), up to $100,000,000 of which may be used for the issuance of letters of credit.

Administrative Agent:        Wachovia Bank, National Association

Lenders: One or more of the existing lenders under the DIP Credit Facility and/or other lenders satisfactory to the Debtor and the Banks.

Maturity:                    Three (3) years after the Effective Date.

Interest rate:               At the election of Reorganized Sunbeam, base rate,
                             plus 2.50% or LIBOR, plus 3.50%, payable monthly in arrears, subject to market conditions. Upon the occurrence of an event of default under the Working
                             Capital Facility, all loans thereunder shall accrue interest at 2% over the applicable rate described in the foregoing sentence.

Commitment Fee:              0.50% of undrawn portion of the Commitments.

Facility Fee:                2.0% of the Commitments, payable on the Effective
                             Date.

Use of Proceeds:             The proceeds of the loans under the Working Capital
                             Facility shall be used to finance the working capital needs of the Sunbeam Group in the ordinary course of business.

Mandatory Commitment         The loans shall be repaid and the letters of credit
Reductions/Prepayments:      cash collateralized, with a corresponding reduction
                             of the Commitments, with (a) 100% of the net cash proceeds of sales or other dispositions (including as a result of casualty or condemnation) of assets of Reorganized Sunbeam or any of the Reorganized
                             Subsidiaries, in each case, subject to
                             exceptions to be agreed upon and (b) 100% of the proceeds from equity issued or debt incurred by Reorganized Sunbeam or the Reorganized
                             Subsidiaries, in each case, subject to exceptions to be agreed upon.

Collateral:                  First priority security interest in all assets of
                             Reorganized Sunbeam and the Reorganized
                             Subsidiaries (other than the receivables subject to a lien securing the securitization facility existing as of the Effective Date and any replacement facilities), and not more than 66% of the equity interests of Coleman International
                             Holdings, LLC and any first tier foreign subsidiary. The Lenders shall have received a satisfactory audit of all the collateral by an independent third party satisfactory to the Banks.

Documentation Matters:       The documentation for the Working Capital Facility
                             (the "Loan Documentation") shall contain representations and warranties, covenants and events of default customary for financings of this type and other terms deemed appropriate by the Lenders, including without limitation:

                             REPRESENTATIONS AND WARRANTIES. Financial statements (including pro forma financial statements); absence of undisclosed liabilities; no material adverse change; corporate existence; compliance with law; corporate power and authority; enforceability of Loan Documentation; no conflict with law or contractual obligations; no material litigation; no default; ownership of property; liens; intellectual property; no burdensome restrictions; taxes; Federal Reserve regulations; ERISA; Investment Company Act; subsidiaries; environmental matters; solvency; labor matters; accuracy of disclosure; and creation and perfection of security interests.

                             AFFIRMATIVE COVENANTS. Delivery of financial statements, financial reporting consistent with credit facilities of this type, reports, accountants' letters, projections, officers' certificates and other information requested by the Lenders; payment of other obligations; continuation of business and maintenance of existence and material rights and privileges; compliance with laws and material contractual obligations; maintenance of property and insurance; maintenance of books and records; right of the Lenders to inspect property and books and records; notices of defaults, litigation and other material events; compliance with environmental laws and further assurances (including, without limitation, with respect to security interests in after-acquired property).

                             FINANCIAL COVENANTS. Financial covenants including, without limitation, minimum interest and fixed charge coverage, current ratio and tangible net worth and maximum leverage.

                             NEGATIVE COVENANTS. Limitations (subject to appropriate baskets where applicable) on: indebtedness (including guarantee obligations); liens, mergers, consolidations, liquidations and dissolutions; sales of assets; leases, dividends and other payments in respect of capital stock; capital expenditures; investments, loans and advances; payments and modifications of subordinated and other debt instruments; transactions with affiliates; sale and leasebacks; changes in fiscal year; negative pledge clauses and clauses restricting subsidiary distributions; changes in lines of business. May include one or more covenants or other limitations consistent with the DIP Credit Facility.

                             EVENTS OF DEFAULT. Nonpayment of principal when due; nonpayment of interest, fees or other amounts after a grace period to be agreed upon; material inaccuracy of representations and warranties; violation of covenants (subject, in the case of certain affirmative covenants, to a grace period to be agreed upon); cross-default; bankruptcy events; certain ERISA events; material judgments; actual or asserted invalidity of any guarantee or security document or security interest; and a change of control (the definition of which is to be agreed).

Other terms:                 Other terms and conditions customary for financings
                             of this type to be agreed upon.

                           J. DISCHARGE AND INJUNCTION

         The rights afforded pursuant to the Plan and the treatment of all Claims and Equity Interests under the Plan shall be in exchange for and in complete satisfaction, discharge and release of Claims and Equity Interests of any nature whatsoever, including any interest accrued on such Claims from and after the Commencement Date, against the Debtor and the Debtor in Possession, or any of their assets or properties. Except as otherwise provided in the Plan, (i) on the Effective Date, all such Claims against and Equity Interests in the Debtor shall be satisfied, discharged and released in full and (ii) all persons shall be precluded from asserting against Reorganized Sunbeam, its successors, or its assets or properties any other or further Claims or Equity Interests based upon any act or omission, transaction or other activity of any kind or nature that occurred prior to the Confirmation Date.

         Except as otherwise expressly provided in the Plan, the Confirmation Order or a separate order of the Bankruptcy Court, all entities who have held, hold or may hold Claims against or Equity Interests in the Debtor, are permanently enjoined, on and after the Effective Date, from (i) commencing or continuing in any manner any action or other proceeding of any kind with respect to any such Claim or Equity Interest, (ii) the enforcement, attachment, collection or recovery by any manner or means of any judgment, award, decree or order against the Debtor on account of any such Claim or Equity Interest, (iii) creating, perfecting or enforcing any encumbrance of any kind against the Debtor or against the property or interests in property of the Debtor on account of any such Claim or Equity Interest, (iv) asserting any right of setoff, subrogation or recoupment of any kind against any obligation due from the Debtor or against the property or interests in property of the Debtor on account of any such Claim or Equity Interest and (v) commencing or continuing in any manner any action or other proceeding of any kind with respect to any claims and Causes of Action which are extinguished, dismissed or released pursuant to the Plan. Such injunction shall extend to successors of the Debtor, including, without limitation, Reorganized Sunbeam and its respective properties and interests in property. Section 8.5 of the Plan does not enjoin, bar or otherwise impair the commencement or prosecution of direct personal claims against any Person other than the Debtor.

                                    K. VOTING

         1. VOTING OF CLAIMS

         Each holder of an Allowed Claim in an impaired Class of Claims that is entitled to vote on the Plan pursuant to Article IV of the Plan shall be entitled to vote separately to accept or reject the Plan as provided in such order as is entered by the Bankruptcy Court establishing procedures with respect to the solicitation and tabulation of votes to accept or reject the Plan, or any other order or orders of the Bankruptcy Court.

         2. ELIMINATION OF VACANT CLASSES

         Any Class of Claims that is not occupied as of the date of commencement of the Confirmation Hearing by an Allowed Claim or a Claim temporarily allowed under Bankruptcy Rule 3018 shall be deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

         3. NONCONSENSUAL CONFIRMATION

         If any impaired Class of Claims entitled to vote shall not accept the Plan by the requisite majorities provided in section 1126(c) of the Bankruptcy Code, the Debtor reserves the right to amend the Plan in accordance with Section
11.10 of the Plan or undertake to have the Bankruptcy Court confirm the Plan under section 1129(b) of the Bankruptcy Code or both. With respect to impaired Classes of Claims that are deemed to reject the Plan, the Debtor shall request the Bankruptcy Court to confirm the Plan under section 1129(b) of the Bankruptcy Code.

                   L. SUMMARY OF OTHER PROVISIONS OF THE PLAN

         The following subsections summarize certain other significant provisions of the Plan. The Plan should be referred to for the complete text of these and other provisions of the Plan.

         1. RETIREE BENEFITS

         The Plan provides that, pursuant to section 1114(a) of the Bankruptcy Code, payments, if any, due to any person for the purpose of providing or reimbursing payments for retired employees and their spouses and dependents for medical, surgical, or hospital care benefits, or benefits in the event of sickness, accident, disability, or death under any plan, fund, or program (through the purchase of insurance or otherwise) maintained or established in whole or in part by the Debtor prior to the Commencement Date shall be continued for the duration of the period the Debtor has obligated themselves to provide such benefits, subject to the Debtor's right to amend or modify such benefit plans, funds or programs in accordance with the terms thereof and applicable law.

         2. CONTINUATION OF PENSION PLANS

         The Debtor or one or more of its wholly-owned subsidiaries sponsors and administers the Pension Plans. Pursuant to the Plan and the Subsidiaries Plan, the Debtor and/or one or more of its wholly owned subsidiaries will continue the Pension Plans subject to the terms of such plans and applicable law, including ERISA.

         3. BY-LAWS AND CERTIFICATES OF INCORPORATION

         The Reorganized Sunbeam By-laws and the Reorganized Sunbeam Certificate of Incorporation shall contain provisions necessary (a) to prohibit the issuance of nonvoting equity securities as required by section 1123(a)(6) of the Bankruptcy Code, subject to further amendment of such certificates of incorporation and by-laws as permitted by applicable law and (b) to effectuate the provisions of the Plan, in each case without any further action by the stockholders or directors of the Debtor, the Debtor in Possession or Reorganized Sunbeam.

         The proposed forms of Reorganized Sunbeam Certificate of Incorporation and Reorganized Sunbeam By-laws will be included in the Plan Supplement.

         4. AMENDMENT OR MODIFICATION OF THE PLAN

         Alterations, amendments or modifications of or to the Plan may be proposed in writing by the Debtor with the consent of the Banks, provided that such consent shall not be unreasonably withheld, satisfies the conditions of sections 1122 and 1123 of the Bankruptcy Code, and the Debtor shall have complied with section 1125 of the Bankruptcy Code. Subject to obtaining the approval of the Banks, the Plan may be altered, amended or modified by the Debtor at any time after the Confirmation Date and before substantial consummation, provided that the Plan, as altered, amended or modified, satisfies the requirements of sections 1122 and 1123 of the Bankruptcy Code and the Bankruptcy Court, after notice and a hearing, confirms the Plan, as altered, amended or modified, under section 1129 of the Bankruptcy Code and the circumstances warrant such alterations, amendments or modifications. A holder of a Claim that has accepted the Plan shall be deemed to have accepted the Plan, as altered, amended or modified, if the proposed alteration, amendment or modification does not materially and adversely change the treatment of the Claim of such holder.

         5. ASSUMED INDEMNIFICATION OBLIGATIONS

         Pursuant to the Plan, entry of the Confirmation Order shall, subject to and upon the occurrence of the Effective Date, constitute the approval, pursuant to sections 365(a) and 1123(b)(2) of the Bankruptcy Code, of the assumption of the Assumed Indemnification Claims. The Assumed Indemnification Claims means all Claims, if any, as to which the claimant asserts rights based only upon the Assumed Corporate Indemnities. The Assumed Corporate Indemnities mean any obligation of the Debtor to defend, indemnify, reimburse or limit the liability of its present and any former officers, directors and/or employees who were officers, directors and/or employees, respectively, on or after the Commencement Date, solely in their capacity as officers, directors and/or employees, against any claims or obligations pursuant to the Debtor's certificate of incorporation or by-laws, applicable state law or specific agreement, or any combination of the foregoing. The Assumed Indemnification Claims shall, in all respects, irrespective of whether such claims arise under contracts or executory contracts, survive confirmation of the Plan, remain unaffected thereby, and not be discharged irrespective of whether indemnification, defense, reimbursement or limitation is owed in connection with an event occurring before, on or after the Commencement Date.

         6. LIMITED RELEASES

         Pursuant to the Plan, as of the Effective Date, the Debtor and the Debtor in Possession release all of the Releasees from any and all Causes of Action held, assertable on behalf of or derivative from the Debtor or the Debtor in Possession, in any way relating to the Debtor, the Debtor in Possession, the Chapter 11 Case, the Plan and the ownership, management and operation of the Debtor. Releasees means all present and former officers and directors of the Debtor who were directors and/or officers, respectively, on or after the Commencement Date, and any other Persons who serve or served as members of management of the Debtor on or after the Commencement Date, all present and former members of the Committee, all present and former Banks and Post-Petition Banks (and their respective Affiliates and known loan participants), Morgan Stanley, all present and former officers and directors and other Persons who serve or served as members of the management of any present or former member of the Committee or of any present or former Bank or Post-Petition Bank (and their respective Affiliates and known loan participants), Morgan Stanley, and all post-Commencement Date advisors, consultants or professionals of or to the Debtor, the Committee, the members of the Committee, the Banks, the Post-Petition Banks (and their respective Affiliates and known loan participants) and Morgan Stanley. The foregoing shall not operate as a waiver of or release from any Causes of Action arising out of any express contractual obligation owing by any former director, officer or employee to the Debtor or any reimbursement obligation of any former director, officer or employee with respect to a loan or advance made by the Debtor to such former director, officer or employee and is not a waiver of or release for any attorneys retained in connection with this Chapter 11 Case from claims by their respective clients. Nothing in Section 11.4 of the Plan shall effect a release in favor of any person other than the Debtor with respect to any debt owed to the United States Government, any state, city or municipality for any liability of such person arising under (i) the Internal Revenue Code, or any state, city or municipal tax code, (ii) the environmental laws of the United States, any state, city or municipality or (iii) any criminal laws of the United States, any state, city or municipality.

         Except as otherwise provided under the Plan, as of the Effective Date, each of the Releasees, in any capacity, generally releases the Debtor and the Debtor in Possession, in each case in any capacity, from any and all Causes of Action held by, assertable on behalf of or derivative from such Releasee in any way relating to the Debtor, the Debtor in Possession, the Chapter 11 Case, the Plan and the ownership, management and operation of the Debtor.

         7. CANCELLATION OF EXISTING SECURITIES AND AGREEMENTS

         Pursuant to the Plan, on the Effective Date, the promissory notes, share certificates, bonds and all other instruments or documents evidencing any Claim or Equity Interest, other than an Other Secured Claim that is reinstated and rendered unimpaired pursuant to Section 4.2 of the Plan, respectively, shall be deemed cancelled without further act or action under any applicable agreement, law, regulation, order or rule, and the obligations of the Debtor under the agreements, indentures and certificates of designations governing such Claims and Equity Interests, as the case may be, shall be discharged.

         Except as expressly provided for in the Plan, holders of promissory notes, share certificates, bonds and any and all other instruments or documents evidencing any Claim or Equity Interest shall not be required to surrender such instruments pursuant to the Plan.

         8. REVOCATION OR WITHDRAWAL OF THE PLAN

         Subject to obtaining the approval of the Banks, the Debtor reserves the right to revoke or withdraw the Plan prior to the Confirmation Date. If the Debtor revokes or withdraws the Plan prior to the Confirmation Date, then the Plan shall be deemed null and void. In such event, nothing contained in the Plan shall constitute or be deemed a waiver or release of any claims by or against the Debtor or any other person or entity or to prejudice in any manner the rights of the Debtor or any person or entity in any further proceedings involving the Debtor.

         9. TERMINATION OF COMMITTEE

         Pursuant to the Plan, the appointment of the Committee shall terminate on the Effective Date.

         10. CLAIMS EXTINGUISHED

         As of the Effective Date any and all avoidance claims accruing to the Debtor and Debtor in Possession under sections 502(d), 544, 545, 547, 548, 549, 550 and 551 of the Bankruptcy Code and not then pending, shall be extinguished.

         During the ninety day (90) period prior to the Commencement Date, the Debtor paid $40,309,488 to or for the benefit of creditors pursuant to arrangements with those creditors for goods provided and services performed or to be performed. Conceivably, a portion of those payments may technically constitute voidable preferences, if determined that the payments were not made in the ordinary course of business. The recipients of those payments may assert other defenses as well. The Debtor believes that the recoveries, if any, in the context of the Chapter 11 Case after the deduction of the costs of recovery and taking into account, among other things, the fact that such avoidance recoveries constitute the collateral security of the Post-Petition Banks under the DIP Credit Facility, and the subordination provisions applicable to the holders of Subordinated Notes and other claimants, would be inconsequential.

         As set forth in Section V.C of the Disclosure Statement, the Debtor in consultation with its professionals have determined that the claims asserted in the Adversary Proceeding should be compromised and settled in connection with the Plan. The Debtor is unaware of any avoidance actions which, if successfully prosecuted, would result in a greater distribution to any creditors other than the Banks.

         11. EFFECTUATING DOCUMENTS AND FURTHER TRANSACTIONS

         Pursuant to the Plan, each of the Debtor and Reorganized Sunbeam is authorized to execute, deliver, file or record such contracts, instruments, releases, indentures and other agreements or documents and take such actions as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan and any securities issued pursuant to the Plan.

         12. CORPORATE ACTION

         Pursuant to the Plan, on the Effective Date, all matters provided for under the Plan that would otherwise require approval of the stockholders or directors of the Debtor or Reorganized Sunbeam, including, without limitation,
(a) the authorization to issue or cause to be issued Reorganized Sunbeam Common Stock, New Secured Term Notes, New Warrants,

Management Investment Securities and Employee Options, (b) the authorization and effectiveness of the Reorganized Sunbeam Certificate of Incorporation, Reorganized Sunbeam By-laws, Registration Rights Agreement, Securityholders Agreement, New Secured Term Notes Documents, Working Capital Facility Documents, Receivables Securitization Program and Management Equity Plans, and (c) the election or appointment, as the case may be, of directors and officers of Reorganized Sunbeam pursuant to the Plan, shall be deemed to have occurred and shall be in effect from and after the Effective Date pursuant to the applicable general corporation law of Delaware, the state in which the Debtor and Reorganized Sunbeam are incorporated, without any requirement of further action by the stockholders or directors of the Debtor or Reorganized Sunbeam. On the Effective Date, or as soon thereafter as is practicable, Reorganized Sunbeam shall, if required, file its amended certificate of incorporation with the Secretary of State of Delaware, in accordance with the applicable general corporation law of Delaware.

         13. EXCULPATION

         Pursuant to the Plan, none of the Debtor, Reorganized Sunbeam, the Committee, the Banks and their respective Affiliates, known loan participants and Morgan Stanley, the Post-Petition Banks, and their respective Affiliates, known loan participants and Morgan Stanley or GECC or any of their respective members, officers, directors, employees, advisors, professionals or agents shall have or incur any liability to any holder of a Claim or Equity Interest for any act or omission in connection with, related to, or arising out of, the Chapter 11 Case, negotiations regarding or concerning the Plan, the pursuit of confirmation of the Plan, the consummation of the Plan or the administration of the Plan or the property to be distributed under the Plan, except for willful misconduct or gross negligence, and, in all respects, the Debtor, Reorganized Sunbeam, the Committee, the Banks and their respective Affiliates, known loan participants and Morgan Stanley, the Post-Petition Banks and their respective Affiliates, known loan participants and Morgan Stanley and GECC and each of their respective members, officers, directors, employees, advisors, professionals and agents shall be entitled to rely upon the advice of counsel with respect to their duties and responsibilities under the Plan; provided that nothing in Section 11.6 of the Plan shall effect a release in favor of any person other than the Debtor with respect to any debt owed to the United States Government, any state, city or municipality for any liability of such person arising under (i) the Internal Revenue Code, or any state, city or municipal tax code, (ii) the environmental laws of the United States, any state, city or municipality or (iii) any criminal laws of the United States, any state, city or municipality; and provided further that the Debtor's reorganization process and Plan in no way discharge, release, or relieve the Debtor, Reorganized Sunbeam, any other members of Sunbeam's or Reorganized Sunbeam's controlled groups (as defined in 29 U.S.C. (section) 1301(a)(14)), or the Releasees, in any capacity, from any liability under Part 4, Subtitle B, Title I or under Title IV of ERISA with respect to any Benefit Plans or Pension Plans. PBGC and the Pension Plans shall not be enjoined or precluded from enforcing such liability, if any, as a result of the Plan's provisions or confirmation.

         14. PLAN SUPPLEMENT

         The Reorganized Sunbeam Certificate of Incorporation, the Reorganized Sunbeam By-laws, the New Secured Term Notes Documents, the form of New Warrants, the New Warrants Agreement, Schedules 6.1(a)(x) and 6.1(a)(y) referred to in
Section 6.1 of the Plan, the Registration Rights Agreement, the Securityholders Agreement and the Management Equity Plans, shall be contained in the Plan Supplement and filed with the Clerk of the Bankruptcy Court at least 10 days prior to the last day upon which holders of Claims may vote to accept or reject the Plan. Upon its filing with the Bankruptcy Court, the Plan Supplement may be



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

inspected in the office of the Clerk of the Bankruptcy Court during normal court hours. Holders of Claims or Equity Interests may obtain a copy of the Plan Supplement upon written request to the Debtor in accordance with Section 11.14 of the Plan.

         15. RETENTION OF DERIVATIVE SECURITIES LITIGATION CLAIMS

         The Derivative Securities Litigation Claims are property of the estate of the Debtor pursuant to section 541 of the Bankruptcy Code. On or after the Effective Date, all Derivative Securities Litigation Claims, whether or not pending as of the Commencement Date, shall be retained by, vest in and/or and become the property of Reorganized Sunbeam. The Confirmation Order shall provide that all named plaintiffs, including certified and uncertified classes of plaintiffs, in the actions currently pending relating to the Derivative Securities Litigation Claims and their respective servants, agents, attorneys and representatives shall, on and after the Effective Date, be permanently enjoined, stayed and restrained from pursuing or prosecuting any of the Derivative Securities Litigation Claims.

         16. RETENTION OF JURISDICTION

         Pursuant to the Plan, the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of, and related to, the Chapter 11 Case and the Plan pursuant to, and for the purposes of, sections 105(a) and 1142 of the Bankruptcy Code and for, among other things, the following purposes:

         (a) To hear and determine pending applications for the assumption or rejection of executory contracts or unexpired leases, if any are pending, and the allowance of cure amounts and Claims resulting therefrom;

         (b) To hear and determine any and all adversary proceedings, applications and contested matters;

         (c) To hear and determine any objection to Administrative Expense Claims or Claims;

         (d) To enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified or vacated;

         (e) To issue such orders in aid of execution and consummation of the Plan, to the extent authorized by section 1142 of the Bankruptcy Code;

         (f) To consider any amendments to or modifications of the Plan, to cure any defect or omission, or reconcile any inconsistency in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;

         (g) To hear and determine all applications for compensation and reimbursement of expenses of professionals under sections 330, 331 and 503(b) of the Bankruptcy Code;

         (h) To hear and determine disputes arising in connection with the interpretation, implementation or enforcement of the Plan;

         (i) To recover all assets of the Debtor and property of the Debtor's estate, wherever located;

         (j) To hear and determine matters concerning state, local and federal taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code;

         (k) To hear any other matter not inconsistent with the Bankruptcy Code; and

         (l) To enter a final decree closing the Chapter 11 Case.

         17. EXEMPTION FROM TRANSFER TAXES

         Pursuant to section 1146(c) of the Bankruptcy Code, the issuance, transfer or exchange of notes or issuance of debt or equity securities under the Plan, the creation of any mortgage, deed of trust or other security interest, the making or assignment of any lease or sublease, or the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with the Plan, including, without limitation, any merger agreements or agreements of consolidation, deeds, bills of sale or assignments executed in connection with any of the transactions contemplated under the Plan, shall not be subject to any stamp, real estate transfer, mortgage recording, sales or other similar tax. All sale transactions consummated by the Debtor and approved by the Bankruptcy Court on and after the Commencement Date through and including the Effective Date, including, without limitation, the sales, if any, by the Debtor of owned property or assets pursuant to section 363(b) of the Bankruptcy Code and the assumptions, assignments and sales, if any, by the Debtor of unexpired leases of non-residential real property pursuant to section 365(a) of the Bankruptcy Code, shall be deemed to have been made under, in furtherance of, or in connection with the Plan and, therefore, shall not be subject to any stamp, real estate transfer, mortgage recording, sales or other similar tax.

         18. POST-EFFECTIVE DATE FEES AND EXPENSES

         From and after the Effective Date, Reorganized Sunbeam shall, in the ordinary course of business and without the necessity for any approval by the Bankruptcy Court, pay the reasonable fees and expenses of professional persons thereafter incurred by Reorganized Sunbeam, including, without limitation, those fees and expenses incurred in connection with the implementation and consummation of the Plan.

         19. PAYMENT OF STATUTORY FEES

         All fees payable pursuant to section 1930 of title 28 of the United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing, shall be paid on the Effective Date.

         20. SEVERABILITY

         In the event that the Bankruptcy Court determines that any provision in the Plan is invalid, void or unenforceable, such provision shall be invalid, void or unenforceable with respect to the holder or holders of such Claims or Equity Interests as to which the provision is determined to be invalid, void or unenforceable. The invalidity, voidness or unenforceability of any such provision shall in no way limit or affect the enforceability and operative effect of any other provision of the Plan.

         21. BINDING EFFECT

         The Plan shall be binding upon and inure to the benefit of the Debtor, the holders of Claims and Equity Interests and their respective successors and assigns, including, without limitation, Reorganized Sunbeam.

         22. GOVERNING LAW

         Except to the extent the Bankruptcy Code, Bankruptcy Rules or other federal law is applicable, or to the extent an exhibit to the Plan provides otherwise, or contract, instrument or other agreement or document entered into in connection with the Plan provides otherwise, the rights and obligations arising under this Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of New York.

         23. WITHHOLDING AND REPORTING REQUIREMENTS

         In connection with the consummation of the Plan, the Debtor or Reorganized Sunbeam, as the case may be, shall comply with all withholding and reporting requirements imposed by any federal, state, local or foreign taxing authority and all distributions hereunder shall be subject to any such withholding and reporting requirements.

         24. SECTIONS 1125 AND 1126 OF THE BANKRUPTCY CODE

         As of and subject to the occurrence of the Confirmation Date, (i) the Debtor shall be deemed to have solicited acceptances of the Plan in good faith and in compliance with the applicable provisions of the Bankruptcy Code, including, without limitation section 1125(a) of the Bankruptcy Code, and any applicable nonbankruptcy law, rule or regulation governing the adequacy of disclosure in connection with such solicitation and (ii) the Debtor, the Banks and each of their respective affiliates, agents, directors, officers, employees, advisors and attorneys) shall be deemed to have participated in good faith and in compliance with the applicable provisions of the Bankruptcy Code in the offer and issuance of any securities under the Plan, and therefore are not, and on account of such offer, issuance and solicitation will not be, liable at any time for any violation of any applicable law, rule or regulation governing the solicitation of acceptances or rejections of the Plan or the offer and issuance of any securities under the Plan.

         25. ALLOCATION OF PLAN DISTRIBUTIONS

         All distributions in respect of Allowed Claims other than Claims in Class 4 or Class 5 will be allocated first to the portion of such Claims representing interest (as determined for federal income tax purposes), second to the original principal amount of such Claims (as determined for federal income tax purposes), and any excess to the remaining portion of such Claims. All distributions in respect of Allowed Class 4 and Class 5 Claims will be allocated first to the original principal amount of such Claims (as determined for federal income tax purposes), second to the portion of such Claims representing interest (as determined for federal income tax purposes), and any excess to the remaining portion of such Claims.

         26. HART-SCOTT-RODINO COMPLIANCE

         Any shares of Reorganized Sunbeam Common Stock to be distributed under the Plan to any entity required to file a Premerger Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall not be distributed until the


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

notification and waiting periods applicable under such Act to such entity shall have expired or been terminated.

         27. MINIMUM DISTRIBUTIONS

         No payment of Cash less than one hundred dollars shall be made by Reorganized Sunbeam to any holder of a Claim unless a request therefor is made in writing to Reorganized Sunbeam.

         28. CHANGE OF NAME

         On the Effective Date, Sunbeam Corporation will be renamed in a manner that eliminates the word "Sunbeam" from its corporate name.

         29. NOTICES

         All notices, requests and demands to or upon the Debtor or, on and after the Effective Date, Reorganized Sunbeam, to be effective shall be in writing and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

       If to the Debtor or Reorganized Sunbeam:

       Sunbeam Corporation
       2381 Executive Center Drive
       Boca Raton, Florida  33431
       Attn:  General Counsel
       Telephone:  (561) 912-4438
       Facsimile:  (561) 912-4612

       with a copy to:

       Weil, Gotshal & Manges LLP
       767 Fifth Avenue
       New York, New York  10153
       Attn:  Lori R. Fife, Esq.
              George A. Davis, Esq.
       Telephone:  (212) 310-8000
       Facsimile:  (212) 310-8007

       If to the Banks:

       Simpson Thacher & Bartlett
       425 Lexington Avenue
       New York, New York  10017
       Attn:  Peter V. Pantaleo, Esq.
       Telephone:  (212) 455-2000
       Facsimile:  (212) 455 2502



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

       If to the Committee:

       Kasowitz Benson Torres & Friedman LLP
       1633 Broadway
       New York, New York  10019
       Attn:  David Friedman, Esq.
       Telephone:  (212) 506-1700
       Facsimile:  (212) 506-1800

                  VII. CONFIRMATION AND CONSUMMATION PROCEDURE

         Under the Bankruptcy Code, the following steps must be taken to confirm the Plan:

                            A. SOLICITATION OF VOTES

         In accordance with sections 1126 and 1129 of the Bankruptcy Code, the Claims in Classes 3, 4 and 5 - Secured Bank Claims, General Unsecured Claims, and Subordinated Note Claims - are impaired, and the holders of Allowed Claims in such Classes are entitled to vote to accept or reject the Plan. Classes 6, 7, 8 and 9 - Subordinated Noteholder Securities Claims, Sunbeam Affiliate Claims, Equity Interests and Equity Holder Securities Claims, respectively -- are impaired and shall not receive any distributions under the Plan. Accordingly, the holders of Claims or Equity Interests in such Classes are conclusively presumed to have rejected the Plan, and the solicitation of acceptances with respect to such Classes is not required under section 1126(f) of the Bankruptcy Code. Claims in Classes 1 and 2 are unimpaired. Accordingly, the holders of Allowed Claims in each of such Classes are conclusively presumed to have accepted the Plan, and the solicitation of acceptances with respect to such Classes is not required under section 1126(f) of the Bankruptcy Code.

         As to the classes of claims entitled to vote on a plan, the Bankruptcy Code defines acceptance of a plan by a class of creditors as acceptance by holders of at least two-thirds in dollar amount and more than one-half in number of the claims of that class that have timely voted to accept or reject a plan.

         A vote may be disregarded if the Bankruptcy Court determines, after notice and a hearing, that acceptance or rejection was not solicited or procured in good faith or in accordance with the provisions of the Bankruptcy Code.

         IN ADDITION TO VOTING TO ACCEPT OR REJECT THE PLAN, HOLDERS OF ALLOWED SECURED BANK CLAIMS (CLASS 3) SHALL SEPARATELY INDICATE ON THEIR BALLOT THEIR APPROVAL OR REJECTION OF THE MANAGEMENT EQUITY PLANS.

         THE MANAGEMENT EQUITY PLANS WILL ONLY BE EFFECTIVE ON THE EFFECTIVE DATE UPON APPROVAL BY THE SEPARATE AFFIRMATIVE VOTE OF CLASS 3 (ALLOWED SECURED BANK CLAIMS), WHICH CLASS WILL RECEIVE, IN THE AGGREGATE, 100% OF THE SHARES OF REORGANIZED SUNBEAM COMMON STOCK TO BE ISSUED UNDER THE PLAN. ANY EXECUTED BALLOTS WHICH ARE TIMELY RECEIVED BUT WHICH DO NOT INDICATE EITHER APPROVAL OR REJECTION OF THE MANAGEMENT EQUITY PLANS WILL BE DEEMED TO CONSTITUTE AN APPROVAL OF THE MANAGEMENT EQUITY PLANS. SEE SECTION VIII.C. FOR A DESCRIPTION OF THE MANAGEMENT EQUITY PLANS.



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

                          B. THE CONFIRMATION HEARING

         The Bankruptcy Code requires the Bankruptcy Court, after notice, to hold a confirmation hearing. The Confirmation Hearing in respect of the Plan has been scheduled for November 20, 2002 commencing at 10:00 a.m. Eastern Time, before the Honorable Arthur J. Gonzalez, United States Bankruptcy Judge, at the United States Bankruptcy Court for the Southern District of New York, One Bowling Green, New York, New York 10004, or such other location as the Bankruptcy Court directs. The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for the announcement of the adjournment date made at the Confirmation Hearing or at any subsequent adjourned Confirmation Hearing. Any objection to confirmation must be made in writing and specify in detail the name and address of the objector, all grounds for the objection and the amount of the Claim or the number of shares of common stock of the Debtor held by the objector. Any such objection shall be filed with the Bankruptcy Court, together with proof of service thereof, in accordance with General Order of the United States Bankruptcy Court for the Southern District of New York M-242, which order may be found at www.nysb.uscourts.gov, and served upon the following parties on or before November 8, 2002 at 4:00 p.m. Eastern
Time:

         Sunbeam Corporation
         2381 Executive Center Drive
         Boca Raton, Florida 33431
         Attn: General Counsel

         Weil, Gotshal & Manges LLP
         767 Fifth Avenue
         New York, New York 10153
         Attn: Lori R. Fife, Esq.
               George A. Davis, Esq.

         Simpson Thacher & Bartlett
         Attorneys for the Banks
         425 Lexington Avenue
         New York, New York 10017
         Attn: Peter V. Pantaleo, Esq.

         The Office of the United States Trustee
         33 Whitehall Street, 21st Floor
         New York, New York 10004
         Attn: Paul K. Schwartzberg, Esq.

Objections to confirmation of the Plan are governed by Bankruptcy Rule 9014. UNLESS AN OBJECTION TO CONFIRMATION IS TIMELY SERVED AND FILED IT MAY NOT BE CONSIDERED BY THE BANKRUPTCY COURT.

                                 C. CONFIRMATION

         At the Confirmation Hearing, the Bankruptcy Court will confirm the Plan only if all of the requirements of section 1129 of the Bankruptcy Code are met. Among the requirements for confirmation of a plan are that the plan is (i) accepted by all impaired classes of claims and equity interests or, if rejected by an impaired class, that the plan "does not discriminate unfairly"



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

and is "fair and equitable" as to such class, (ii) feasible and (iii) in the "best interests" of creditors and stockholders that are impaired under the plan.

         1. ACCEPTANCE

         Class 3 (Secured Bank Claims), Class 4 (General Unsecured Claims) and Class 5 (Subordinated Note Claims) are impaired under the Plan and holders of Allowed Claims in such Classes are entitled to vote to accept or reject the Plan. Classes 6, 7, 8 and 9 of the Plan - Subordinated Noteholder Securities Claims, Sunbeam Affiliate Claims, Equity Interests and Equity Holder Securities Claims - are impaired under the Plan and shall not receive any distributions under the Plan, and, therefore, are conclusively presumed to have voted to reject the Plan. Classes 1 and 2 of the Plan are unimpaired and, therefore, are conclusively presumed to have voted to accept the Plan.

         With respect to those Classes of Claims and Equity Interests that are deemed to have rejected the Plan, i.e., Class 6 (Subordinated Noteholder Securities Claims), Class 7 (Sunbeam Affiliate Claims), Class 8 (Equity Interests) and Class 9 (Equity Holder Securities Claims), the Debtor shall request confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code. The Debtor reserves the right to amend the Plan in accordance with Section
11.10 of the Plan or seek nonconsensual confirmation of the Plan under section 1129(b) of the Bankruptcy Code or both with respect to any Class of Claims that is entitled to vote to accept or reject the Plan, if such Class rejects the Plan.

         2. UNFAIR DISCRIMINATION AND FAIR AND EQUITABLE TESTS

         To obtain nonconsensual confirmation of the Plan, it must be demonstrated to the Bankruptcy Court that the Plan "does not discriminate unfairly" and is "fair and equitable" with respect to each impaired, nonaccepting class. The Bankruptcy Code provides a non-exclusive definition of the phrase "fair and equitable." The Bankruptcy Code establishes "cram down" tests for secured creditors, unsecured creditors and equity holders, as follows:

    o Secured Creditors. Either (i) each impaired secured creditor retains its liens securing its secured claim and receives on account of its secured claim deferred cash payments having a present value equal to the amount of its allowed secured claim, (ii) each impaired secured creditor realizes the "indubitable equivalent" of its allowed secured claim or (iii) the property securing the claim is sold free and clear of liens with such liens to attach to the proceeds of the sale and the treatment of such liens on proceeds to be as provided in clause (i) or
         (ii) above.

    o Unsecured Creditors. Either (i) each impaired unsecured creditor receives or retains under the plan property of a value equal to the amount of its allowed claim or (ii) the holders of claims and interests that are junior to the claims of the dissenting class will not receive any property under the plan.

    o Equity Interests. Either (i) each holder of an equity interest will receive or retain under the plan property of a value equal to the greatest of the fixed liquidation preference to which such holder is entitled, the fixed redemption price to which such holder is entitled or the value of the interest or (ii) the holder of an interest that is junior to the nonaccepting class will not receive or retain any property under the plan.

         A plan of reorganization does not "discriminate unfairly" with respect to a nonaccepting class if the value of the cash and/or securities to be distributed to the nonaccepting class is equal to, or otherwise fair when compared to, the value of the distributions to other classes whose legal rights are the same as those of the nonaccepting class.

         The Debtor believes and will demonstrate at the Confirmation Hearing that the Plan "does not discriminate unfairly" and is "fair and equitable" with respect to each impaired, nonaccepting Class.

         3. FEASIBILITY

         The Bankruptcy Code permits a plan to be confirmed if it is not likely to be followed by liquidation or the need for further financial reorganization. For purposes of determining whether the Plan meets this requirement, the Debtor has analyzed its ability to meet its obligations under the Plan. As part of this analysis, the Sunbeam Group has prepared projections of its financial performance for each of the four fiscal years in the period ending December 31, 2005 (the "Projection Period"). These projections, and the assumptions on which they are based, are included in the Projected Financial Information, annexed hereto as Exhibit E. Based upon such projections, the Debtor believes that it will be able to make all payments and distributions required pursuant to the Plan and, therefore, that confirmation of the Plan is not likely to be followed by liquidation or the need for further reorganization.

         The financial information and projections appended to the Disclosure Statement include for the four fiscal years in the Projection Period:

    o Projected Consolidated Balance Sheet of Reorganized Sunbeam as of December 31, 2002, December 31, 2003, December 31, 2004 and December 31, 2005;

    o Projected Consolidated Statements of Operation of Reorganized Sunbeam as of December 31, 2002, December 31, 2003, December 31, 2004 and December 31, 2005; and

    o Projected Consolidated Statements of Cash Flow of Reorganized Sunbeam as of December 31, 2002, December 31, 2003, December 31, 2004 and December 31, 2005.

         The pro forma financial information and the projections are based on the assumption that the Plan will be confirmed by the Bankruptcy Court and, for projection purposes, that the Effective Date of the Plan will occur in 2002.

         The Sunbeam Group has prepared these financial projections based upon certain assumptions that it believes to be reasonable under the circumstances. Those assumptions considered to be significant are described in the financial projections, which are annexed hereto as Exhibit E. The financial projections have not been examined or compiled by independent accountants. The Debtor makes no representation as to the accuracy of the projections or the Sunbeam Group's ability to achieve the projected results. Many of the assumptions on which the projections are based are subject to significant uncertainties. Inevitably, some assumptions will not materialize and unanticipated events and circumstances may affect the actual financial results. Therefore, the actual results achieved throughout the Projection Period may vary from the projected results and the variations may be material. All holders of Claims that are entitled to vote to accept or reject the Plan are urged to examine carefully all of the assumptions on which the financial projections are based in connection with their evaluation of the Plan.

         4. BEST INTERESTS TEST

         With respect to each impaired Class of Claims and Equity Interests, confirmation of the Plan requires that each holder of a Claim or Equity Interest either (i) accept the Plan or (ii) receive or retain under the Plan property of a value, as of the Effective Date, that is not less than the value such holder would receive if the Debtor were liquidated under chapter 7 of the Bankruptcy Code. To determine the recovery that holders of Claims and Equity Interests in each impaired Class would receive if the Debtor was liquidated under chapter 7, the Bankruptcy Court must determine the dollar amount that would be generated from the liquidation of the Debtor's assets and properties in the context of a chapter 7 liquidation case. The Cash amount that would be available for satisfaction of Claims and Equity Interests would consist of the proceeds resulting from the disposition of the unencumbered assets and properties of the Debtor, augmented by the unencumbered Cash held by the Debtor at the time of the commencement of the liquidation case. Such Cash amount would be reduced by the costs and expenses of liquidation and by such additional administrative and priority claims that might result from the termination of the Debtor's business and the use of chapter 7 for the purposes of liquidation.

         The Debtor's costs of liquidation under chapter 7 would include the fees payable to a trustee in bankruptcy, as well as those fees that might be payable to attorneys and other professionals that such a trustee might engage. In addition, claims would arise by reason of the breach or rejection of obligations incurred and leases and executory contracts assumed or entered into by the Debtor during the pendency of the Chapter 11 Case. The foregoing types of claims and other claims that might arise in a liquidation case or result from the pending Chapter 11 Case, including any unpaid expenses incurred by the Debtor during the Chapter 11 Case, such as compensation for attorneys, financial advisors and accountants, would be paid in full from the liquidation proceeds before the balance of those proceeds would be made available to pay prepetition Claims.

         To determine if the Plan is in the best interests of each impaired Class, the value of the distributions from the proceeds of a liquidation of the Debtor's unencumbered assets and properties, after subtracting the amounts attributable to the foregoing claims, must be compared with the value of the property offered to such Classes of Claims under the Plan.

         After considering the effects that a chapter 7 liquidation would have on the ultimate proceeds available for distribution to creditors in the Chapter 11 Case, including (i) the increased costs and expenses of a liquidation under chapter 7 arising from fees payable to a trustee in bankruptcy and professional advisors to such trustee, (ii) the erosion in value of assets in a chapter 7 case in the context of the expeditious liquidation required under chapter 7 and the "forced sale" atmosphere that would prevail and (iii) the substantial increases in claims that would be satisfied on a priority basis or on parity with creditors in the Chapter 11 Case, the Debtor has determined that confirmation of the Plan will provide each holder of an Allowed Claim with a recovery that is not less than such holder would receive pursuant to the liquidation of the Debtor under chapter 7.

         The Debtor also believes that the value of any distributions to each Class of Allowed Claims in a chapter 7 case, including all Secured Claims, would be less than the value of distributions under the Plan because such distributions in a chapter 7 case would not occur for a substantial period of time. It is likely that distribution of the proceeds of the liquidation could be delayed for two years after the completion of such liquidation in order to resolve claims and prepare for distributions. In the likely event litigation was necessary to resolve claims asserted in the chapter 7 case, the delay could be prolonged.

         The Debtor's Liquidation Analysis is annexed hereto as Exhibit F. The information set forth in Exhibit F provides a summary of the liquidation values of the Debtor's assets, assuming a chapter 7 liquidation in which a trustee appointed by the Bankruptcy Court would liquidate the assets of the Debtor's estate. Reference should be made to the Liquidation Analysis for a complete discussion and presentation of the Liquidation Analysis. The Liquidation Analysis was prepared by the Debtor with the assistance of Zolfo Cooper LLC.

         Underlying the Liquidation Analysis are a number of estimates and assumptions that, although developed and considered reasonable by the Debtor's management, are inherently subject to significant economic and competitive uncertainties and contingencies beyond the control of the Debtor and its management. The Liquidation Analysis also is based on assumptions with regard to liquidation decisions that are subject to change. Accordingly, the values reflected might not be realized if the Debtor was, in fact, to undergo such a liquidation.

                                 D. CONSUMMATION

         The Plan will be consummated on the Effective Date. The Effective Date of the Plan will occur on the first Business Day on which the conditions precedent to the effectiveness of the Plan, as set forth in Section 9.2 of the Plan, have been satisfied or waived pursuant to Section 9.4 of the Plan. For a more detailed discussion of the conditions precedent to the Effective Date of the Plan and the consequences of the failure to meet such conditions, see
Section VI.H. NOTABLY, A MATERIAL CONDITION PRECEDENT TO THE EFFECTIVE DATE OF THE PLAN IS THE CONFIRMATION AND EFFECTIVENESS OF THE SUBSIDIARIES PLAN.

         The Plan is to be implemented pursuant to its terms, consistent with the provisions of the Bankruptcy Code.

                     VIII. MANAGEMENT OF REORGANIZED SUNBEAM

                      A. BOARD OF DIRECTORS AND MANAGEMENT

         1. BOARD OF DIRECTORS

         Subject to the terms of the Securityholders Agreement, the initial Board of Directors of Reorganized Sunbeam shall consist of five individuals, four of whom are to be selected by the Banks (one member selected by each of the Banks and one member selected by all of the Banks) and one of whom shall be the Chief Executive Officer and Chairman of the Board of Directors of Reorganized Sunbeam. Each of the directors shall have reasonable manufacturing industry or financial expertise. The names of the members of the initial Board of Directors of Reorganized Sunbeam shall be disclosed at or prior to the Confirmation Hearing. Each of the members of such initial Board of Directors shall serve in accordance with the Reorganized Sunbeam Certificate of Incorporation, Reorganized Sunbeam By-laws and the Securityholders Agreement, as the same may be amended from time to time.

         2. OFFICERS

         The officers of the Debtor immediately prior to the Effective Date shall serve as the initial officers of Reorganized Sunbeam on and after the Effective Date. Such officers shall serve in accordance with any employment agreement (that was not rejected pursuant to section 365 of the Bankruptcy Code) with Reorganized Sunbeam and applicable law.

         3. IDENTITY OF THE DEBTOR'S EXECUTIVE MANAGEMENT

         Set forth below is the name, age and position of the executive management of the Debtor during the Chapter 11 Case:

           NAME                AGE                                   TITLE
           ----                ---                                   -----
Jerry W. Levin                 58     Chairman of the Board of Directors since March 1999, Chief
                                      Executive Officer and Director since June 1998 and President since
                                      August 1998

Bobby G. Jenkins               40     Executive Vice President and Chief Financial Officer since June 1998

Ronald H. Dunbar               65     Senior Vice President - Human Resources since August 1998

Steven R. Isko                 38     Senior Vice President and General Counsel since June 1999 and
                                      Corporate Secretary since June 2002

    B. COMPENSATION OF THE DEBTOR'S EXECUTIVE MANAGEMENT

         The following table sets forth all cash compensation paid by the Debtor to executive management of the Debtor, for services rendered in their respective capacities for the year ended December 31, 2001:

                                                                              COMPENSATION
                                                                ------------------------------------------
         NAME                 CAPACITY IN WHICH SERVED             SALARY          BONUS*          OTHER
         ----                 ------------------------          -----------     -----------      ---------
Jerry W. Levin         Chairman of the Board and Chief
                       Executive Officer and President           $1,375,000      $1,295,300      $180,997

Bobby G. Jenkins       Executive Vice President and Chief
                       Financial Officer                         $500,000        $138,800        $45,582

Ronald H. Dunbar       Senior Vice President, Human Resources    $470,000        $108,700        $41,253

Steven R. Isko         Senior Vice President, General Counsel
                       and Corporate Secretary                   $356,250        $241,100        $68,557

---------------------
* Bonus earned in 2001 includes a retention bonus of $500,000 for Mr. Levin and a retention bonus of $150,000 for Mr. Isko.

                          C. OTHER COMPENSATION MATTERS

         1. MANAGEMENT EQUITY PLANS.

         The Debtor and the Banks have negotiated the principal terms and conditions of compensation and benefits for executive management of Reorganized Sunbeam and certain of the Reorganized Subsidiaries. These terms and conditions are subject to finalization. A summary of certain of the principal terms is listed below.

Terms of Management Equity Plans


Equity Reserved              Up to 11% of the equity of Reorganized Sunbeam on a
For Management:              fully-diluted basis as of the Effective Date:(8)
                             6.75% for employees of Reorganized Sunbeam, and 4.25% for certain employees of the primary operating Reorganized Subsidiaries (the "Designated
                             Reorganized Subsidiaries") (including a portion of which will be allocated to new hires) to be allocated as described below as "Regular Management
                             Options" and "Premium Price Options."


Option Term:                 10 years from Effective Date.


Assumed Equity Value:        As of the Effective Date, equity value is assumed
                             to be $400 million (the "Assumed Equity Value").

Regular Management           Options equal to 8% of the equity of Reorganized
Options ("RMO's"):          Sunbeam will be granted to employees (3.75% to
                             employees of Reorganized Sunbeam in the form of options to purchase equity of Reorganized Sunbeam
                             (the allocation of which shall reflect the additional grant of PPO's to the Chief Executive
                             Officer and his direct corporate reports) and 4.25% to employees of the Designated Reorganized
                             Subsidiaries in the form of options to purchase equity of their respective employers), subject to vesting provisions, with a strike price equating to the Assumed Equity Value (or equivalent thereof for each Reorganized Subsidiary). Such options shall be granted on the Effective Date.

Premium Price                Options equal to 3% of the equity of Reorganized
Options ("PPO's"):           Sunbeam will be granted to the Chief Executive
                             Officer and his direct corporate reports in two equal tranches, based upon thresholds of $75 million increases above the Assumed Equity Value.
                             Such options shall be granted on the Effective Date to the extent allocations have been determined prior to the Effective Date in accordance with "Allocation to Management" below and otherwise as determined by the Board of Directors in accordance with "Allocation to Management" below.

---------------------
(8) For the purposes herein, "fully-diluted" will be calculated taking into account (i) the aggregate number of outstanding shares, (ii) the aggregate number of shares available for issuance under the Management Equity Plan, and
(iii) the exercise of the New Warrants, in each case, as in effect on the Effective Date. The Management Equity Plans will contain such adjustment provisions (e.g., for stock splits), if any, as may be agreed to among the Banks and Debtor in the definitive documents.

Options Reserved For New     A portion of the aggregate 11% of the equity
Hires and Promotions:        reserved for management shall be reserved for
                             issuance to new hires or promotions. The issuance of such options shall be at the discretion of the Board of Directors.

Disposition of Options       The Management Equity Plans will provide for
Granted to Management in     modified vesting of certain unvested options and
the Event of Termination     limited exercise periods in the event of an
Without Cause, Voluntary     employee's termination without cause, voluntary
Separation, Death or         separation, death or disability.
Disability:

Disposition of Options       Upon an employee's termination with cause, all
Granted to Management in     options (whether or not then-vested) shall be
the Event of Termination     immediately canceled.
With Cause:

Change of Control:           Upon a change of control (to be defined) of one of
                             the companies, all options then-granted and outstanding to employees of the affected company shall fully vest.

Dividend Distribution        The Management Equity Plans will provide for
with Respect to              certain adjustments to the exercise price or number
Management Options:          of shares subject of outstanding options in the
                             event of certain extraordinary dividends.

Allocation to Management:    Prior to the Effective Date, the allocation of
                             options shall be determined with respect to the Chief Executive Officer and, to the extent practicable, to all other individual participants and within 60 days after the Effective Date shall be ratified by the Board of Directors. Within 60 days after the Effective Date, the Board of Directors will determine, based on recommendations of the Chief Executive Officer, the allocation of the options among the individual participants not previously allocated prior to the Effective Date.
                             Allocations for new hires or promotions shall be determined from time to time by the Board of Directors.

LTIP: Employees shall be entitled to participate in the LTIP, on terms consistent with existing presentation materials provided on July 17, 2002. The Chief Executive Officer and named executive officers will participate in the LTIP beginning on the later of January 1, 2003 and the Effective Date.

Senior Executive             The provisions of the existing employment agreement
Employment Agreements:       for Chief Executive Officer of Reorganized Sunbeam
                             to be applicable after the Effective Date
                             (including the provisions with respect to vesting of options upon termination, but excluding (x) any re-signing bonus amounts and (y) the postpetition amendment to the contract providing for reduction in cash severance as a result of options exercise) conditioned upon investment by Chief Executive
                             Officer of Reorganized Sunbeam as described below.
                             In the event of any conflict between the management equity plan as described herein and such existing employment agreement, the terms of such existing employment agreement shall govern.

Investment:                  On the Effective Date there shall be an investment
                             of up to $5 million in the equity of Reorganized
                             Sunbeam (the "Purchased Equity") as follows: (i) the Chief Executive Officer of Reorganized Sunbeam shall, subject to the conditions described below, invest $3 million at an assumed equity value of $325 million, and (ii) employees may invest up to $2 million in the aggregate at a 0-10% discount to be determined by the Banks (together with the Chief
                             Executive Officer of Reorganized Sunbeam, each, a
                             "Management Investor"). The investment by the Chief
                             Executive Officer in the Purchased Equity shall be conditioned upon: (a) the Chief Executive Officer's reasonable satisfaction of the options granted to the Chief Executive Officer which shall consist of options to purchase 3.22% of the equity of Reorganized Sunbeam (1.42% of which shall consist of RMO's and 1.8% of which shall consist of PPO's,
                             (b) the Chief Executive Officer's and the Banks' reasonable satisfaction with the composition of management, (c) the Chief Executive Officer's reasonable satisfaction with allocations and option grants to management, (d) the capital and governance structure of the Sunbeam Group remaining as described herein and (e) no Material Adverse
                             Change shall have occurred and be continuing. If the Chief Executive Officer of Reorganized Sunbeam is terminated for any reason other than cause or voluntary separation at any time prior to the date that is the six-month anniversary of the Effective
                             Date, the Chief Executive Officer shall have a put right with respect to all Purchased Equity in which the Chief Executive Officer invested. The put must be exercised no later than 30 days following the date of termination. The put price shall be the price at which the CEO initially purchased such Purchased Equity and shall be paid in cash within 5 business days following exercise of the put in accordance with the immediately preceding sentence.


Restricted Stock:            On the Effective Date the Chief Executive Officer
                             will be granted an award of restricted equity equal in value to $2 million, based on an Assumed Equity
                             Value of $400 million. Such award shall vest as follows:

                             o    1/3 vesting on the first anniversary of grant;

                             o 1/3 vesting on the second anniversary of grant;

                             o    1/3 vesting on the third anniversary of grant;

                             subject to his continued employment through the relevant vest date; provided, however, that, (x) upon the Chief Executive Officer's termination of employment for death or disability, 60% of the then unvested shares of restricted stock shall vest, (y) upon the Chief Executive Officer's termination of employment without cause or for constructive termination without cause, all unvested shares of restricted stock shall vest, and (z) upon the Chief Executive Officer's termination for any other reason, all then unvested shares of restricted stock shall be immediately forfeited.


         2. SECURITIES LAW COMPLIANCE.

         Reorganized Sunbeam is relying on the exemption from the registration requirements of the federal securities laws set forth in section 1145 of the Bankruptcy Code for the offering and issuance of Reorganized Sunbeam Management Shares pursuant to the Management Equity Plans. As a result, the offering and issuance of Reorganized Sunbeam Management Shares pursuant to the Management Equity Plan will be made by Reorganized Sunbeam in compliance with federal securities laws.

           D. CONTINUATION OF EXISTING BENEFIT PLANS AND D&O INSURANCE

         Except as provided in Section 6.1(a) of the Plan, all Benefit Plans, all directors and officers liability and other insurance and all workers' compensation programs are treated as executory contracts under the Plan and shall, on the Effective Date, be deemed assumed by the Debtor, in accordance with sections 365(a) and 1123(b)(2) of the Bankruptcy Code.

           E. POST-EFFECTIVE DATE SECURITY OWNERSHIP OF CERTAIN OWNERS

         The following table sets forth those holders of Secured Bank Claims which, based upon the ownership of Secured Bank Claims as of the Commencement Date, will own beneficially more than 5.0% of the Reorganized Sunbeam Common Stock and the Reorganized Sunbeam Common Stock as of the Effective Date:

                    Name and Address of             Estimated % of
                     Beneficial Holder           Beneficial Ownership
                     -----------------           --------------------
       Morgan Stanley Senior Funding, Inc.                40%
       1221 Avenue of the Americas
       New York, New York  10020

       Bank of America, N.A.                              30%(9)
       335 Madison Avenue
       New York, New York  10017

       Wachovia Bank, National Association                30%
       One First Union Center
       301 South College Street DC-5
       Charlotte, North Carolina  28288-0737

-----------------

(9) The beneficial ownership of Bank of America, N.A. includes a 9.0% participation interest by Oaktree Capital Management, LLC.

                           IX. SECURITIES LAWS MATTERS

          A. BANKRUPTCY CODE EXEMPTIONS FROM REGISTRATION REQUIREMENTS

         In reliance upon an exemption from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), and equivalent state securities laws afforded by section 1145 of the Bankruptcy Code, Reorganized Sunbeam Common Stock and New Warrants to be issued on the Effective Date as provided in the Plan will be exempt from the registration requirements of the Securities Act and equivalent state securities laws. Except with respect to "underwriters," section 1145(a) of the Bankruptcy Code generally exempts from such registration the issuance of securities if the following conditions are satisfied: (i) the securities are issued by a debtor (or its successor) under a plan of reorganization; (ii) the recipients of the securities hold a claim against, an interest in, or a claim for an administrative expense against the debtor; and (iii) the securities are issued entirely in exchange for the recipient's claim against or interest in the debtor, or are issued principally in such exchange and partly for cash or property. The Debtor believes that the exchange of Reorganized Sunbeam Common Stock and New Warrants for Claims against the Debtor under the circumstances provided in the Plan will satisfy the requirements of section 1145(a) of the Bankruptcy Code.

         The shares of Reorganized Sunbeam Common Stock and New Warrants to be issued pursuant to the Plan on the Effective Date would be deemed to have been issued in a public offering under the Securities Act and, therefore, may be resold by any holder thereof (subject to the restrictions on the transferability thereof described herein or in the Plan Supplement) without registration under the Securities Act, unless the holder is an "underwriter" with respect to such securities, as that term is defined in section 1145(b)(1) of the Bankruptcy Code (a "statutory underwriter"). In addition, such securities generally may be resold by the recipients thereof without registration under state securities or "blue sky" laws pursuant to various exemptions provided by the respective laws of the individual states. However, recipients of securities issued under the Plan are advised to consult with their own counsel as to the availability of any such exemption from registration under federal securities laws and any relevant state securities laws in any given instance and as to any applicable requirements or conditions to the availability thereof.

         Section 1145(b)(1) of the Bankruptcy Code defines "underwriter" for purposes of the Securities Act as one who, except with respect to "ordinary trading transactions" of an entity that is not an "issuer," (A) purchases a claim against, interest in, or claim for an administrative expense, with a view to distribution of any security to be received in exchange for the claim or interest, or (B) offers to sell securities issued under a plan for the holders of such securities, or (C) offers to buy securities issued under a plan from the holders of such securities, if the offer to buy is made with a view to distribution of such securities and under an agreement made in connection with the plan, the consummation of the plan, or the offer or sale of securities under the plan, or (D) is an issuer of the securities within the meaning of section 2(11) of the Securities Act.

         The term "issuer" is defined in section 2(4) of the Securities Act; however, the reference contained in section 1145(b)(1)(D) of the Bankruptcy Code to section 2(11) of the Securities Act purports to include as statutory underwriters all persons who, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with, an issuer of securities. "Control" (as defined in Rule 405 under the Securities
Act) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise. Accordingly, an officer or director of a reorganized debtor or its successor under a plan of reorganization may be deemed to be a "control person" of such debtor or successor, particularly if the management position or directorship is coupled with ownership of a significant percentage of the reorganized debtor's or its successor's voting securities. Moreover, the legislative history of section 1145 of the Bankruptcy Code suggests that a creditor who owns ten percent (10%) or more of the securities of a reorganized debtor may be presumed to be a "control person."

         To the extent that persons deemed to be "underwriters" receive Reorganized Sunbeam Common Stock or New Warrants pursuant to the Plan, resales by such persons would not be exempted by section 1145 of the Bankruptcy Code from registration under the Securities Act or other applicable law. Entities deemed to be statutory underwriters for purposes of section 1145 of the Bankruptcy Code may, however, be able, at a future time and under certain conditions described below, to sell securities without registration pursuant to the resale provisions of Rule 144 and Rule 144A under the Securities Act.

         Under certain circumstances, holders of Reorganized Sunbeam Common Stock or New Warrants deemed to be "underwriters" may be entitled to resell their securities pursuant to the limited safe harbor resale provisions of Rule
144. Generally, Rule 144 provides that if certain conditions are met (e.g., the availability of current public information with respect to the issuer, volume limitations and notice and manner of sale requirements), specified persons who resell "restricted securities" or who resell securities which are not restricted but who are "affiliates" of the issuer of the securities sought to be resold, will not be deemed to be "underwriters" as defined in section 2(11) of the Securities Act. Because it is anticipated that Reorganized Sunbeam will not, in the near term, be subject to the periodic reporting and informational requirements of sections 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")(10), and because Reorganized Sunbeam does not presently intend to provide the information required by paragraph (c)(2) of Rule 144, it is not contemplated that an exemption under Rule 144 would be available, except as set forth in the following sentence. Nevertheless, under paragraph (k) of Rule 144, the aforementioned condition will not limit the resale of restricted securities that are sold for the account of a holder who is not an affiliate of the company at the time of such resale and was not an affiliate of the company during the three (3) month period preceding such sale, so long as a period of at least two years has elapsed since the later of the date the securities were acquired from the issuer or an affiliate of the issuer.

         Rule 144A provides a non-exclusive safe harbor exemption from the registration requirements of the Securities Act for resales to certain "qualified institutional buyers" of securities which are "restricted securities" within the meaning of the Securities Act, irrespective of whether the seller of such securities purchased its securities with a view towards reselling such securities, if certain other conditions are met (e.g., the availability of information required by paragraph (d)(4) of Rule 144A and certain notice provisions). Under Rule 144A, a "qualified institutional buyer" is defined to include, among other persons, "dealers" registered as such pursuant to section 15 of the Exchange Act, and "banks" and "savings and loan associations" within the meaning of the Securities Act which purchase securities for their own account or for

------------------------
(10) Based upon the number of existing holders of Allowed Bank Claims, the number of existing holders of Allowed Subordinated Note Claims and the number of employee options anticipated by Reorganized Sunbeam to be issued pursuant to the Reorganized Sunbeam Option Plan, Reorganized Sunbeam believes that as of the Effective Date, Reorganized Sunbeam will have fewer than 300 stockholders of record, fewer than 300 warrant holders of record and fewer than 300 option holders of record. As a result, Reorganized Sunbeam will not be required to be a reporting company under the Exchange Act.



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

the account of another qualified institutional buyer and which (in the aggregate) own and invest on a discretionary basis at least $100,000,000 in the securities of unaffiliated issuers and have an audited net worth of at least $25,000,000. Subject to certain qualifications, Rule 144A does not exempt the offer or sale of securities which, at the time of their issuance, were securities of the same class of securities then listed on a national securities exchange (registered as such pursuant to section 6 of the Exchange Act) or quoted in a U.S. automated inter-dealer quotation system. Reorganized Sunbeam Common Stock will not, at the time of issuance under the Plan, be securities then so listed or quoted. However, as noted above, it is anticipated that Reorganized Sunbeam will not be subject to the periodic reporting requirements of sections 13 or 15(d) of the Exchange Act, and Reorganized Sunbeam does not currently contemplate providing holders of such securities with the information required by paragraph (d)(4) of Rule 144A. Thus, unless and until such time as Reorganized Sunbeam should elect to provide the information required by paragraph (c)(2) of Rule 144 or the information required by paragraph (d)(4) of Rule 144A, the only resale exemption available to holders of securities who are deemed to be statutory underwriters under the Bankruptcy Code would be under paragraph (k) of Rule 144, as discussed above.

         Pursuant to the Plan, certificates evidencing shares of Reorganized Sunbeam Common Stock and such other equity interests as are agreed to by the Debtor and the Banks, including shares received by holders of ten percent (10%) or more of the outstanding Reorganized Sunbeam Common Stock or by holders that do not certify that they are not underwriters within the meaning of section 1145 of the Bankruptcy Code, will bear a legend substantially in the form below:

         THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAW AND ARE SUBJECT TO A SECURITYHOLDERS' AGREEMENT AMONG SUNBEAM CORPORATION, MORGAN STANLEY SENIOR FUNDING, INC., BANK OF AMERICA, N.A., WACHOVIA BANK, NATIONAL ASSOCIATION, OAKTREE CAPITAL MANAGEMENT LLC AND THE OTHER SECURITYHOLDERS PARTIES THERETO, AND A REGISTRATION RIGHTS AGREEMENT AMONG THE COMPANY AND CERTAIN HOLDERS OF REGISTRABLE COMMON STOCK (AS THAT TERM IS DEFINED IN THE REGISTRATION RIGHTS AGREEMENT), COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE COMPANY. NO DIRECT OR INDIRECT TRANSFER, SALE, OFFER, ASSIGNMENT, EXCHANGE, DISPOSITION, MORTGAGE, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SUCH SECURITYHOLDERS AGREEMENT AND REGISTRATION RIGHTS AGREEMENT AND (A) PURSUANT TO A REGISTRATION STATEMENT EFFECTIVE UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) IF THE COMPANY HAS BEEN FURNISHED WITH AN OPINION REASONABLY SATISFACTORY IN FORM AND SUBSTANCE TO THE COMPANY OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH TRANSFER,



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

         SALE, OFFER, ASSIGNMENT, EXCHANGE, DISTRIBUTION, MORTGAGE, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION IS EXEMPT FROM THE PROVISIONS OF
         SECTION 5 OF THE SECURITIES ACT OF 1933, AS AMENDED, AND THE RULES AND REGULATIONS THEREUNDER. THE HOLDER OF THIS CERTIFICATE, BY ACCEPTANCE OF THIS CERTIFICATE, AGREES TO BE BOUND BY ALL OF THE PROVISIONS OF SUCH SECURITYHOLDERS' AGREEMENT AND REGISTRATION RIGHTS AGREEMENT, INCLUDING RESTRICTIONS RELATING TO THE EXERCISE OF ANY VOTING RIGHTS GRANTED BY THE SECURITIES.

         Pursuant to the Plan, certificates evidencing New Warrants, including New Warrants received by holders of ten percent (10%) or more of the outstanding Reorganized Sunbeam Common Stock or New Warrants or by holders that do not certify that they are not underwriters within the meaning of section 1145 of the Bankruptcy Code, will bear a legend substantially in the form below:

         THE WARRANTS REPRESENTED BY THIS CERTIFICATE AND ANY SECURITIES ACQUIRED UPON THE EXERCISE OF THE WARRANTS HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAW AND ARE SUBJECT TO (1) A SECURITYHOLDERS' AGREEMENT AMONG SUNBEAM CORPORATION (THE "COMPANY"), MORGAN STANLEY SENIOR FUNDING, INC., BANK OF AMERICA, N.A., WACHOVIA BANK, NATIONAL ASSOCIATION, OAKTREE CAPITAL MANAGEMENT, LLC AND THE OTHER SECURITY HOLDERS PARTIES THERETO AND (2) A WARRANT AGREEMENT BETWEEN THE COMPANY AND A WARRANT AGENT TO BE IDENTIFIED, COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE COMPANY. NO DIRECT OR INDIRECT TRANSFER, SALE, OFFER, ASSIGNMENT, EXCHANGE, DISTRIBUTION, MORTGAGE, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE WARRANTS REPRESENTED BY THIS CERTIFICATE AND ANY SECURITIES ACQUIRED UPON THE EXERCISE OF THE WARRANTS MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SUCH SECURITYHOLDERS' AGREEMENT AND WARRANT AGREEMENT AND (A) PURSUANT TO A REGISTRATION STATEMENT EFFECTIVE UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR
         (B) IF THE COMPANY HAS BEEN FURNISHED WITH AN OPINION REASONABLY SATISFACTORY IN FORM AND SUBSTANCE TO THE COMPANY OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT SUCH TRANSFER, SALE, OFFER, ASSIGNMENT, EXCHANGE, DISTRIBUTION, MORTGAGE, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION IS EXEMPT FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT OF 1933, AS AMENDED, AND THE RULES AND REGULATIONS THEREUNDER. THE

         HOLDER OF THIS CERTIFICATE, BY ACCEPTANCE OF THIS CERTIFICATE, AGREES TO BE BOUND BY ALL OF THE PROVISIONS OF SUCH SECURITYHOLDERS' AGREEMENT AND WARRANT AGREEMENT, INCLUDING RESTRICTIONS RELATING TO THE EXERCISE OF ANY VOTING RIGHTS GRANTED BY THE SECURITIES.

         Any holder of a certificate evidencing shares of Reorganized Sunbeam Common Stock or New Warrants, as applicable, bearing such legend may present such certificate or New Warrant to the transfer agent for the shares of Reorganized Sunbeam Common Stock or the New Warrants, as applicable, for exchange for one or more new certificates not bearing such legend or for transfer to a new holder without such legend at such time as such shares or warrrants are not subject to the Securityholders Agreement (a) such shares are sold pursuant to an effective registration statement under the Securities Act or
(b) such holder delivers to Reorganized Sunbeam an opinion of counsel reasonably satisfactory to Reorganized Sunbeam to the effect that such shares or warrants are no longer subject to the restrictions applicable to "underwriters" under section 1145 of the Bankruptcy Code and may be sold without registration under the Securities Act or to the effect that such transfer is exempt from registration under the Securities Act, in which event the certificate or warrant, as applicable, issued to the transferee shall not bear such legend, unless otherwise specified in such opinion.

         Whether or not any particular person would be deemed to be an "underwriter" of Reorganized Sunbeam Common Stock or New Warrants to be issued pursuant to the Plan, or an "affiliate" of Reorganized Sunbeam, would depend upon various facts and circumstances applicable to that person. Accordingly, the Debtor expresses no view as to whether any such person would be such an "underwriter' or an "affiliate".

         IN VIEW OF THE COMPLEX, SUBJECTIVE NATURE OF THE QUESTION OF WHETHER A PARTICULAR PERSON MAY BE AN UNDERWRITER OR AN AFFILIATE OF REORGANIZED SUNBEAM, THE DEBTOR MAKES NO REPRESENTATIONS CONCERNING THE RIGHT OF ANY PERSON TO TRADE IN REORGANIZED SUNBEAM COMMON STOCK OR NEW WARRANTS TO BE DISTRIBUTED PURSUANT TO THE PLAN. ACCORDINGLY, THE DEBTOR RECOMMENDS THAT POTENTIAL RECIPIENTS OF SECURITIES CONSULT THEIR OWN COUNSEL CONCERNING WHETHER THEY MAY FREELY TRADE SUCH SECURITIES.

         B. REGISTRATIONS RIGHTS AGREEMENT AND SECURITYHOLDERS AGREEMENT

         1. REGISTRATION RIGHTS AGREEMENT

         All shares of Reorganized Sunbeam Common Stock, that are Registrable Common Stock within the meaning of the Registration Rights Agreement, including shares of Registrable Common Stock issued upon exercise of the New Warrants and/or the Employee Options and Management Investment Securities, shall be issued subject to, and all holders thereof shall automatically become parties to, the Registration Rights Agreement and, accordingly, will be afforded the rights provided thereby and will be subject to the obligations provided therein, including the requirement that Reorganized Sunbeam shall not issue any Registrable Common Stock, either pursuant to the exercise of New Warrants or options issued pursuant to the Management Equity Plans, unless the designated recipient of the Registrable Common Stock first delivers to Reorganized Sunbeam a writing, in form and substance satisfactory to Reorganized Sunbeam, acknowledging that such party is bound by the terms of the Registration Rights Agreement. The form of Registration Rights Agreement will be included in the Plan Supplement. Shares of Reorganized Sunbeam Common Stock issued to the holders of Allowed Secured Bank Claims and officers of Reorganized Sunbeam will be Registrable Common Stock and will bear a legend reflecting the fact that such shares are subject to the terms of the Registration Rights Agreement.

         2. SECURITYHOLDERS AGREEMENT

         All shares of Reorganized Sunbeam Common Stock, including shares issued upon exercise of the New Warrants and/or the Employee Options and Management Investment Securities, the New Warrants and other equity securities and such other equity interests as are agreed to by the Debtor and the Banks, shall be issued subject to, and all holders thereof shall automatically become parties to, the Securityholders Agreement and, accordingly, will be afforded the rights provided thereby and will be subject to the obligations provided therein, including the requirement that Reorganized Sunbeam shall not issue any Reorganized Sunbeam Common Stock, either pursuant to the exercise of New Warrants or options issued pursuant to the Management Equity Plans, the New Warrants and other equity securities unless the designated recipient of the equity security first delivers to Reorganized Sunbeam a writing, in form and substance satisfactory to Reorganized Sunbeam, acknowledging that such party is bound by the terms of the Securityholders Agreement. The form of Securityholders Agreement will be included in the Plan Supplement. The certificates representing equity securities of Reorganized Sunbeam will bear a legend reflecting the fact that such shares are subject to the terms of the Securityholders Agreement.

                                  X. VALUATION

         The Debtor has been advised by Miller Buckfire Lewis & Co., LLC ("MBLCo") (as assignee of that certain engagement letter dated February 20, 2001, between the Debtor and Dresdner Kleinwort Wasserstein (f/k/a Wasserstein Perella & Co., Inc.)) with respect to the estimated enterprise value of the Sunbeam Group. The Debtor has utilized MBLCo's valuation analysis for the purpose of determining value available for distribution to creditors pursuant to the Plan and the relative recoveries to creditors thereunder. A copy of the entire MBLCo valuation report is available for review upon execution of an appropriate confidentiality agreement at the offices of the Debtor's attorneys, Weil, Gotshal & Manges LLP, at the address listed on the cover page. You may arrange to view or receive a copy of the full valuation report during regular business hours by contacting Mr. Savino Ignomirello at (212) 833-3614.

         The valuation of the Sunbeam Group for purposes of the Plan is as of an assumed Effective Date of December 31, 2002 and is based on an enterprise valuation analysis (premised on publicly available information and information provided by the Debtor) undertaken by MBLCo in August 2002. The Debtor and MBLCo are not aware of any changes as of the date hereof that would materially alter or affect their analysis. MBLCo's enterprise valuation comprises the going concern value of the Sunbeam Group. Based upon the foregoing assumptions, the enterprise value of the Sunbeam Group was assumed for purposes of the Plan by the Debtor, based upon advice from MBLCo, to be within in a range of $660,000,000 to $860,000,000 with a mid-point value of $760,000,000. This value does not include excess Cash, if any, remaining in the Sunbeam Group after the projected Cash distributions to be made under the Plan and the Subsidiaries Plan. The Debtor is of the view that such excess Cash, if any, is necessary to run the business and, therefore, should not be included as excess Cash for valuation purposes.

         Based upon the estimated value set forth above, the estimated fair value of the New Secured Term Notes to be issued pursuant to the Plan and the approximately $195,000,000 in embedded debt of Sunbeam Corporation and the Subsidiary Debtors projected to be outstanding as of the Effective Date, the Debtor's equity value is assumed to be within a range of $394,000,000 to $594,000,000.

         The foregoing valuation is based on a number of assumptions, including a successful reorganization of Debtor's business in a timely manner, the achievement of the forecasts reflected in the financial projections, the continuation of current market conditions through the Effective Date, and the Plan becoming effective in accordance with its terms.

         The estimated value does not purport to be an appraisal or necessarily reflect the value which may be realized if assets are sold. The estimated value represents a hypothetical enterprise value of the Sunbeam Group. Such estimate reflects the application of various valuation techniques and does not purport to reflect or constitute an appraisal, a liquidation value or an estimate of the actual market value that may be realized through the sale of any securities to be issued pursuant to the Plan, which may be significantly different than the amounts set forth herein. The value of operating businesses such as those operated by the Sunbeam Group is subject to uncertainties and contingencies that are difficult to predict and will fluctuate with changes in factors affecting the financial conditions and prospects of such a business. AS A RESULT, THE ESTIMATE OF VALUE SET FORTH HEREIN IS NOT NECESSARILY INDICATIVE OF ANY ACTUAL OUTCOME, WHICH MAY BE MORE OR LESS FAVORABLE THAN THAT SET FORTH HEREIN. BECAUSE SUCH ESTIMATE IS INHERENTLY SUBJECT TO UNCERTAINTIES, NONE OF THE SUNBEAM GROUP, THE DEBTOR, THE SUBSIDIARY DEBTORS, MBLCO OR ANY OTHER PERSON ASSUMES RESPONSIBILITY FOR ITS ACCURACY. IN ADDITION, THE VALUE OF NEWLY-ISSUED SECURITIES SUCH AS THE REORGANIZED SUNBEAM COMMON STOCK IS SUBJECT TO ADDITIONAL UNCERTAINTIES AND CONTINGENCIES, ALL OF WHICH ARE DIFFICULT TO PREDICT. Actual market prices of such securities at issuance will depend upon, among other things, prevailing interest rates, conditions in the financial markets, the anticipated initial securities holdings of prepetition creditors, some of which may prefer to liquidate their investment rather than hold it on a long-term basis, and other factors that generally influence the prices of securities. It should be noted that there presently is no trading market for the Reorganized Sunbeam Common Stock and there can be no assurance that such a trading market will develop.

         MBLCo has undertaken its enterprise valuation analysis for purposes of assisting the Debtor to determine the value available to distribute to creditors pursuant to the Plan and the relative recoveries to creditors thereunder. The analysis is based on the financial projections annexed hereto as Exhibit E, as well as current market conditions and statistics. MBLCo used the comparable public company and discounted cash flow methodologies to arrive at the enterprise value of the Sunbeam Group.

         In preparing an estimate of enterprise value, MBLCo (i) reviewed certain historical financial information of the Sunbeam Group for recent years and interim periods, (ii) reviewed certain internal financial and operating data of the Sunbeam Group, including financial projections provided by management relating to the Sunbeam Group's businesses and prospects, (iii) met with certain members of senior management of the Debtor to discuss operations and future prospects, (iv) reviewed publicly available financial data and considered the market values of public companies deemed generally comparable to the Debtor, (v) considered certain economic and industry information relevant to the Sunbeam Group's operating businesses, and conducted such other analyses as MBLCo deemed appropriate. Although MBLCo conducted a review and analysis of the Sunbeam Group's businesses, operating assets and units, liabilities and business plans, MBLCo assumed and relied on the accuracy and completeness of all
(i) financial and other information furnished to it by the Debtor and (ii) publicly available information. MBLCo did not independently verify management's projections in connection with such valuation and no independent evaluations or appraisals of the Sunbeam Group's assets were sought or were obtained in connection therewith.

METHODOLOGY

         In preparing its valuation, MBLCo performed a variety of analyses and considered a variety of factors. The summary of the analyses and factors contained herein does not purport to be a complete description of the analyses and factors considered.

         In determining estimated enterprise value, MBLCo made judgments as to the weight to be afforded to and the significance and relevance of each analysis and factor. MBLCo did not consider any one analysis or factor to the exclusion of any other analysis or factor. Accordingly, MBLCo believes that its valuation must be considered as a whole and that selecting portions of its analysis, without considering all such analysis, could create a misleading or incomplete view of the processes underlying the preparation of its findings and conclusions. In its analyses, MBLCo made numerous assumptions with respect to the Debtor's industry performance, general business, regulatory, economic, market and financial conditions and other matters, many of which are beyond the Debtor's control. In addition, analyses relating to the value of the Debtor's businesses do not purport to be appraisals or to reflect the prices at which such business or the securities to be issued under the Plan will trade.

         THE PLAN VALUATION REPRESENTS THE ESTIMATED ENTERPRISE VALUE OF THE SUNBEAM GROUP, AND DOES NOT NECESSARILY REFLECT THE VALUE THAT COULD BE ATTAINABLE IN PUBLIC OR PRIVATE MARKETS. THE EQUITY VALUE ASCRIBED IN THIS ANALYSIS DOES NOT PURPORT TO BE AN ESTIMATE OF POST-REORGANIZATION MARKET TRADING VALUE. SUCH TRADING VALUE, IF ANY, MAY BE MATERIALLY DIFFERENT FROM THE EQUITY VALUE SET FORTH IN THIS VALUATION ANALYSIS.

                    XI. CERTAIN RISK FACTORS TO BE CONSIDERED

         HOLDERS OF CLAIMS AGAINST THE DEBTOR SHOULD READ AND CONSIDER CAREFULLY THE FACTORS SET FORTH BELOW, AS WELL AS THE OTHER INFORMATION SET FORTH IN THIS DISCLOSURE STATEMENT (AND THE DOCUMENTS DELIVERED TOGETHER HEREWITH AND/OR INCORPORATED BY REFERENCE HEREIN), PRIOR TO VOTING TO ACCEPT OR REJECT THE PLAN. THESE RISK FACTORS SHOULD NOT, HOWEVER, BE REGARDED AS CONSTITUTING THE ONLY RISKS INVOLVED IN CONNECTION WITH THE PLAN AND ITS IMPLEMENTATION.

                    A. CERTAIN BANKRUPTCY LAW CONSIDERATIONS

         1. RISK OF NON-CONFIRMATION OF THE PLAN

         Although the Debtor believes that the Plan will satisfy all requirements necessary for confirmation by the Bankruptcy Court, there can be no assurance that the Bankruptcy Court will reach the same conclusion. Moreover, there can be no assurance that modifications to the Plan will not be required for confirmation or that such modifications would not necessitate the resolicitation of votes. If the conditions precedent to the Confirmation Date set forth in Section 9.1 of the Plan have not occurred or been waived, the Plan shall not be confirmed by the Bankruptcy Court.

         2. NON-CONSENSUAL CONFIRMATION

         In the event any impaired Class of Claims or Equity Interests does not accept the Plan, the Bankruptcy Court may nevertheless confirm the Plan at the Debtor's request if at least one impaired Class has accepted the Plan (such acceptance being determined without including the vote of any "insider" in such Class), and as to each impaired Class that has not accepted the Plan, if the Bankruptcy Court determines that the Plan "does not discriminate unfairly" and is "fair and equitable" with respect to the dissenting impaired classes. See
Section VI.C.2. Because the Plan deems Class 6 (Subordinated Noteholder Securities Claims), Class 7 (Sunbeam Affiliate Claims), Class 8 (Equity Interests) and Class 9 (Equity Holder Securities Claim) to have rejected the Plan, these requirements must be satisfied with respect to such Classes. The Debtor believes that the Plan satisfies these requirements.

         3. RISK OF NON-OCCURRENCE OF THE EFFECTIVE DATE

         Although the Debtor believes that the Effective Date will occur soon after the Confirmation Date, there can be no assurance as to the timing of the Effective Date. If the conditions precedent to the Effective Date set forth in
Section 9.2 of the Plan have not occurred or been waived within 60 days after the Confirmation Date (unless extended for up to 60 additional days by the Debtor and the Banks), the Confirmation Order shall be vacated, in which event no distributions under the Plan would be made, the Debtor and all holders of Claims and Equity Interests would be restored to the status quo ante as of the day immediately preceding the Confirmation Date and the Debtor's obligations with respect to Claims and Equity Interests would remain unchanged.

         4. RISKS RELATED TO THE SUBSIDIARIES PLAN

         Although the Debtor believes that the Subsidiaries Plan will satisfy all requirements necessary for confirmation by the Bankruptcy Court, there can be no assurance that the Bankruptcy Court will reach the same conclusion. Moreover, although the Debtor believes that the Effective Date of the Subsidiaries Plan will occur soon after the Confirmation Date for the Subsidiaries Plan, there can be no assurance as to the timing of the Effective Date for the Subsidiaries Plan. As set forth above and in Section 9.2 of the Plan, the occurrence of the Effective Date of the Subsidiaries Plan is a condition precedent to the Effective Date under the Plan.

    B. RISKS TO RECOVERY BY HOLDERS OF SECURED BANK CLAIMS, GENERAL UNSECURED
                      CLAIMS AND SUBORDINATED NOTE CLAIMS

         The ultimate recoveries under the Plan to holders of Allowed Secured Bank Claims, Allowed General Unsecured Claims and Allowed Subordinated Note Claims depend upon the realizable value of the Reorganized Sunbeam Common Stock, New Secured Term Notes and New Warrants. The financial results of Reorganized Sunbeam and the value of or return on shares of Reorganized Sunbeam Common Stock and the New Secured Term Notes to be issued pursuant to the Plan, are subject to a number of material risks, including, but not limited to, those specified below.

         1. POSSIBLE ECONOMIC SLOWDOWN

         The possibility of a slowdown in economic growth or retail sales of the United Sates and/or other countries or a recession in the United States or other countries could result in a decrease in consumer demands for the Sunbeam Group's products.

         2. INTERNATIONAL EXPOSURE

         The Sunbeam Group currently has sales in countries where economic growth has slowed or where economies have been unstable or hyperinflationary in recent years. The economies of other foreign countries important to the Sunbeam Group's operations could also suffer slower economic growth or instability in the future. Economic uncertainty exists in Japan, Korea and other Asian countries, as well as in Mexico, Venezuela and other Latin American countries. The following are among the risks that could negatively affect the Sunbeam Group's operations and sales in foreign markets: new restrictions on access to markets; currency fluctuations; new tariffs; adverse changes in monetary and/or tax policies; inflation; governmental instability; and changes in foreign laws and regulations including tax laws, accounting standards, environmental laws and occupational health and safety laws. Should any of these risks occur, they could impair the Sunbeam Group's ability to export its products and result in a loss of sales and profits from the Sunbeam Group's international operations.

         3. NEED TO DEVELOP NEW PRODUCTS

         The Sunbeam Group must develop innovative new products to increase sales and regain profitability. The Sunbeam Group may not be able to meet its schedules for future product development. Failure to develop and manufacture successful new products could have a material adverse effect on the Sunbeam Group's future financial performance.

         4. COMPETITIVE CONDITIONS

         The Sunbeam Group's businesses are highly competitive. The Sunbeam Group competes with numerous domestic and foreign competitors, many of whom are financially strong and capable of competing effectively with the Sunbeam Group. Competitors may take actions to match new product introductions and other initiatives. Certain competitors may be willing to reduce prices and accept lower profit margins to compete with the Sunbeam Group. As a result of this competition, the Sunbeam Group could lose market share and sales and suffer losses, which could have a material adverse effect on the Sunbeam Group's future performance.

         5. CUSTOMERS

         Due to the consolidation of the retail industry in the United States, the Sunbeam Group's customer base has become relatively concentrated. The Sunbeam Group's five largest customers combined accounted for 31% of 2001 net sales.

         The Sunbeam Group has no long-term supply contracts with any of its customers. As a result, the Sunbeam Group must receive a continuous flow of new orders from its large, high-volume retailing customers. New orders may become increasingly difficult to secure due to the trend by retailers of increasing the scope of private label or retailer-specific brands, particularly in appliances. The Sunbeam Group has responded to the challenges of its markets by pursuing strategic relationships with large, high-volume merchandisers. However, the Sunbeam Group cannot make assurances that the strategic relationships will result in increased sales or earnings. Furthermore, on-time delivery and satisfactory customer service is becoming increasingly important to Sunbeam Group's customers. There can be no assurance that the Sunbeam Group can continue to successfully meet the needs of its customers.

         6. CRITICAL RAW MATERIALS AND COMPONENTS

         Raw materials and components constitute a significant portion of the cost of the Sunbeam Group's goods. Factors which are largely beyond the Sunbeam Group's control, such as movements in commodity prices for the specific material the Sunbeam Group requires, may affect the future cost of such raw materials and components. In addition, any inability of the Sunbeam Group's suppliers to timely deliver raw materials and components or any unanticipated change in the Sunbeam Group's suppliers could be disruptive and costly.

         A significant failure by the Sunbeam Group to contain raw material or component costs could have a material adverse effect on the Sunbeam Group's future financial performance. In addition, delays or cancellations by suppliers could adversely affect results.

         7. DEPENDENCE UPON THIRD-PARTY SUPPLIERS AND SERVICE PROVIDERS

         The Sunbeam Group currently manufactures many of its products, but it sources many of its parts and products from third parties, including international vendors. The Sunbeam Group's ability to select reliable vendors who provide timely deliveries of quality parts and products will impact our success in meeting customer demand for timely delivery of quality products. Any inability of the Sunbeam Group's suppliers to timely deliver quality parts and products or any unanticipated change in suppliers or pricing of products could be disruptive and costly.

         The Sunbeam Group has entered into various arrangements with third parties for the provision of back-office administrative services that the Sunbeam Group used to perform internally. The Sunbeam Group now outsources some customer service functions and some necessary computer systems servicing, among other things. If any of these third-party service providers failed to perform adequately, the Sunbeam Group's normal business operations could be disrupted. Among other things, this could hurt the Sunbeam Group's sales, collections, customer service, cash flow and profitability.

         8. PRODUCTION RELATED RISKS

         To realize sales and operating profits at anticipated levels, the Sunbeam Group must manufacture, source and deliver in a timely manner products of high quality. Among others, the following factors may have a negative effect on the Sunbeam Group's ability to do these things: labor difficulties; scheduling and transportation difficulties; management dislocation; substandard product quality, which can result in higher warranty, product liability and product recall costs; delays in development of quality new products; changes in laws and regulations (domestic and international), including changes in tax rates, accounting standards, environmental laws and occupational health and safety laws; and changes in the availability and cost of labor. Possible resulting product liability expenses may consist of insurance, litigation fees and damages and/or settlement costs, as well as other costs including legal fees and penalties (if any) and lost business and/or good will of product recalls.

         9. WEATHER CONDITIONS

         Weather conditions, including the absence of severe storms, may negatively impact sales of many of the Sunbeam Group's products. The Sunbeam Group may not sell as many portable generators and certain outdoor recreation products as anticipated if there are fewer natural disasters such as hurricanes and ice storms; mild winter weather may negatively impact sales of electric blankets, some health products and smoke detectors; and the late arrival of summer weather may negatively impact sales of outdoor camping equipment and grills.

         10. RELIANCE ON KEY PERSONNEL

         The Sunbeam Group's operations and prospects depend in large part on the performance of its senior management team. There can be no assurance that the Sunbeam Group would be able to find qualified replacements for any of these individuals if their services were no longer available. The loss of the services of one or more members of the Sunbeam Group's senior management team could have a material adverse effect on the Sunbeam Group's business, financial condition and results of operations.

         11. ADVERSE PUBLICITY

         Adverse publicity or news coverage relating to Reorganized Sunbeam may negatively impact Reorganized Sunbeam's efforts to establish and promote name recognition and a positive image.

         12. ABILITY TO REFINANCE CERTAIN INDEBTEDNESS

         Following the Effective Date, Reorganized Sunbeam's and the Reorganized Subsidiaries' seasonal working capital borrowings and letter of credit requirements are anticipated to be funded under an exit working capital facility. This facility is expected to contain customary covenants, including financial covenants. If Reorganized Sunbeam and the Reorganized Subsidiaries cannot meet these covenants, it would be an event of default. Furthermore, following the Effective Date, the Reorganized Subsidiaries are expected to obtain financing pursuant to an accounts receivables program similar to the program provided to the Subsidiary Debtors by GECC during the chapter 11 cases. The Reorganized Subsidiaries' liquidity could be adversely affected by the prices at which the Reorganized Subsidiaries can sell trade accounts receivables under this program or by the termination of this program for any reason, including termination due to an inability to comply with the terms of this program.


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

Furthermore, there can be no assurance that Reorganized Sunbeam and the Reorganized Subsidiaries, upon expiration of the exit working capital facility and/or the receivables financing program, will be able to obtain replacement financing to fund future seasonal borrowings and letters of credit, or that such replacement financing, if obtained, will be on terms equally favorable to Reorganized Sunbeam and the Reorganized Subsidiaries.

         13. FOREIGN WORKING CAPITAL LINES

         Certain of the Sunbeam Group's foreign businesses fund their working capital or other liquidity needs through foreign working capital lines, some of which are demand lines which may be terminated at any time by the lender. If any of such working capital lines are terminated, there can be no assurance that the Sunbeam Group could replace such working capital lines or if replaced, that they could be replaced on terms acceptable to the Sunbeam Group. The termination of any such working capital lines could have an adverse effect on the liquidity of the Sunbeam Group.

         14. SIGNIFICANT HOLDERS

         On the Effective Date, based upon the existing holders of Secured Bank Claims, 100% of the shares of Reorganized Sunbeam Common Stock will be held by four holders. Such holders, acting as a group, will be in a position to control the outcome of actions requiring stockholder approval, including the election of directors. Furthermore, because such holders, acting as a group, can elect a majority of the directors, such holders will have effective control over the management of Reorganized Sunbeam. This concentration of ownership also could facilitate or hinder a negotiated change of control of Reorganized Sunbeam and, consequently, have an impact upon the value of the Reorganized Sunbeam Common Stock.

         Moreover, the possibility that one or more of the holders of significant numbers of shares of Reorganized Sunbeam Common Stock may determine to sell all or a large portion of their shares in a short period of time may adversely affect the value of the Reorganized Sunbeam Common Stock.

         15. RISKS OF NON-REPORTING

         As discussed above, on the Effective Date, the Reorganized Sunbeam Common Stock will be held by four holders and the holders of New Warrants, which shall total less than 300 holders. As a result, Reorganized Sunbeam will not be subject to the reporting requirements of the federal securities laws and certain exemptions from and safe harbors provided by the federal securities laws that otherwise would be available to holders of the Reorganized Sunbeam Common Stock will not be available.

         16. ABSENCE OF PUBLIC MARKET

         It is anticipated that there will not be an active trading market for Reorganized Sunbeam Common Stock or New Warrants. There is no present intention that Reorganized Sunbeam will apply to list the Reorganized Sunbeam Common Stock or New Warrants on any national securities exchange or The NASDAQ Stock Market. Accordingly, there can be no assurance as to the development of any market or as to the liquidity of any market that may develop for Reorganized Sunbeam Common Stock.



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

         17. PROJECTED FINANCIAL INFORMATION

         The financial projections included in this Disclosure Statement are dependent upon the successful implementation of the Sunbeam Group's business plan and the validity of the other assumptions contained therein. These projections reflect numerous assumptions, including confirmation and consummation of the Plan and the Subsidiaries Plan in accordance with their terms, continued access to the DIP Credit Facility through the Effective Date and access to the Working Capital Facility and the Receivables Securitization Program thereafter, the anticipated future performance of the Sunbeam Group, retail and industry performance, certain assumptions with respect to competitors of the Sunbeam Group, general business and economic conditions and other matters, many of which are beyond the control of the Sunbeam Group. In addition, the risk factors outlined herein and unanticipated events and circumstances occurring subsequent to the preparation of the projections may affect the actual financial results of the Sunbeam Group. Although the Debtor believes that the projections are reasonably attainable, variations between the actual financial results and those projected may occur and be material.

         18. HART-SCOTT-RODINO ACT REQUIREMENTS

         Holders of Secured Bank Claims that acquired such Secured Bank Claims after the commencement of the Chapter 11 Case and that are to receive Reorganized Sunbeam Common Stock under the Plan on account of such Secured Bank Claims, if any, may have to observe the filing and waiting period requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"). Holders of Secured Bank Claims required to make HSR Act filings cannot receive any such distribution of Reorganized Sunbeam Common Stock until the expiration or early termination of the waiting periods under the HSR Act. Such holders of Secured Bank Claims should consult their own counsel regarding their potential responsibilities under the HSR Act.

            XII. CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE PLAN

         The following discussion summarizes certain federal income tax consequences of the implementation of the Plan to the Debtor and certain creditors. The following summary does not address the federal income tax consequences to (i) holders whose Claims are entitled to reinstatement or payment in full in cash under the Plan or are otherwise unimpaired under the Plan or extinguished without a distribution in exchange therefor (e.g., holders of Administrative Expense Claims, Priority Tax Claims, Other Priority Claims, Other Secured Claims, Subordinated Noteholder Securities Claims, Sunbeam Affiliate Claims and Equity Holder Securities Claims) or (ii) holders of Equity Interests. The summary also does not address the federal income tax consequences to holders of Secured Bank Claims, as they have engaged independent counsel to advise them of such consequences.

         The following summary is based on the Tax Code, Treasury Regulations promulgated thereunder, judicial decisions and published administrative rules and pronouncements of the Internal Revenue Service ("IRS") as in effect on the date hereof. Changes in such rules or new interpretations thereof may have retroactive effect and could significantly affect the federal income tax consequences described below.

         The federal income tax consequences of the Plan and the Subsidiaries Plan are complex and are subject to significant uncertainties. The Debtor has not requested a ruling from the IRS or an opinion of counsel with respect to any of the tax aspects of the Plan or the Subsidiaries Plan. Thus, no assurance can be given as to the interpretation that the IRS will



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

adopt. In addition, this summary does not address state or local tax consequences of the Plan or the Subsidiaries Plan.

         ACCORDINGLY, THE FOLLOWING SUMMARY OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT A SUBSTITUTE FOR CAREFUL TAX PLANNING AND ADVICE BASED UPON THE INDIVIDUAL CIRCUMSTANCES PERTAINING TO A HOLDER OF A CLAIM. ALL HOLDERS OF CLAIMS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS FOR THE FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES APPLICABLE UNDER THE PLAN.

                         A. CONSEQUENCES TO THE DEBTOR

         1. EXISTING TAX ATTRIBUTES

         The Sunbeam Group (of which the Debtor is the common parent) estimates consolidated net operating loss ("NOL"), capital loss and tax credit carryforwards for federal income tax purposes of approximately $1.2 billion, $50 million and $7 million, respectively, for the taxable year ended December 31, 2001. Of the group's cumulative NOL carryforwards as of December 31, 2001, it is estimated that approximately $200 million is attributable to the Debtor alone. In addition, certain of the subsidiary members of the Sunbeam Group have additional NOL and tax credit carryforwards pre-dating their acquisition by the Debtor that are subject to existing limitations on use. The Debtor and its subsidiaries also have substantial tax basis in their assets. The amount of the Sunbeam Group's loss and tax credit carryforwards and other tax benefits remain subject to adjustment by the IRS. Moreover, as discussed below, such carryforwards may be substantially reduced or eliminated, and the Debtor's tax basis in certain of its assets may be significantly diminished, or otherwise subject to limitation upon the implementation of the Plan and the Subsidiaries Plan.

         2. CANCELLATION OF DEBT

         In general, the Tax Code provides that a debtor in a bankruptcy case must reduce certain of its tax attributes - such as NOL and capital loss carryforwards and current year NOLs, tax credits, and tax basis in assets - by the amount of any cancellations of debt ("COD"). COD is the amount by which the indebtedness discharged exceeds any consideration given in exchange therefor. As a result of the discharge of Allowed Secured Bank Claims, Allowed Subordinated Note Claims and Allowed General Unsecured Claims pursuant to the Plan, the Debtor will suffer COD and attribute reduction, except to the extent that one or more statutory or judicial exceptions to COD and attribute reduction apply (such as where the payment of the cancelled debt would have given rise to a tax deduction). It is unclear whether the reduction in tax attributes occurs on a separate company basis, even though the Debtor files a consolidated federal income tax return. The Debtors are aware that the IRS has, in certain cases, asserted that such reduction generally should occur on a consolidated basis.

         The extent of such COD and resulting tax attribute reduction will depend on the fair market value of the Reorganized Sunbeam Common Stock, the New Secured Term Notes, and the amount of Cash, if any, distributed in discharge of Allowed Claims. Based on the mid-point of the estimated value of the Sunbeam Group (see Section X of this Disclosure Statement), it is anticipated that the Debtor will recognize in the aggregate approximately $1.9 billion of COD. Given the magnitude of the expected COD, it is anticipated that the resulting tax attribute reduction would eliminate all NOL carryforwards and current year losses attributable to the


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

Debtor as of the end of the taxable year in which the Effective Date occurs and significantly reduce Debtor's tax basis in its separate company assets as of such time, as well as possibly eliminate the remaining consolidated NOL and capital loss carryforwards and tax credit carryforwards of the Sunbeam Group.

         3. LIMITATION ON NOL CARRYFORWARDS AND OTHER TAX ATTRIBUTES

         Following the implementation of the Plan and the Subsidiaries Plan, any remaining NOL, capital loss and tax credit carryforwards (as well as certain other tax attributes) of the Sunbeam Group allocable to periods prior to the Effective Date will be subject to the limitations imposed by Section 382 of the Tax Code.

         Under Section 382, if a corporation (or consolidated group) undergoes an "ownership change," the amount of its pre-change losses (including certain losses or deductions which are "built-in," i.e., economically accrued but unrecognized, as of the date of the ownership change) that may be utilized to offset future taxable income generally is subject to an annual limitation. The issuance of Reorganized Sunbeam Common Stock pursuant to the Plan will constitute an ownership change of the Sunbeam Group.

         In general, the amount of the annual limitation to which a corporation (or a consolidated group) would be subject is equal to the product of (i) the fair market value of the stock of the corporation (or, in the case of a consolidated group, the common parent) immediately before the ownership change (with certain adjustments) multiplied by (ii) the "long-term tax-exempt rate" in effect for the month in which the ownership change occurs (4.78% for ownership changes occurring in October 2002). For a corporation (or consolidated group) in bankruptcy that undergoes the ownership change pursuant to a confirmed plan, the stock value generally is determined immediately after (rather than before) the ownership change, and certain adjustments that ordinarily would apply do not apply.

         Any unused limitation may be carried forward, thereby increasing the annual limitation in the subsequent taxable year. However, if the corporation (or the consolidated group) does not continue its historic business or use a significant portion of its assets in a new business for two years after the ownership change, the annual limitation resulting from the ownership change is zero.

         As indicated above, Section 382 can operate to limit built-in losses recognized subsequent to the date of the ownership change. If a loss corporation (or consolidated group) has a "net unrealized built-in loss" at the time of an ownership change (taking into account most assets and items of "built-in" income and deductions), then any built-in losses recognized during the following five years (up to the amount of the original net built-in loss) generally will be treated as pre-change losses and similarly will be subject to the annual limitation. Conversely, if the loss corporation (or consolidated group) has a "net unrealized built-in gain" at the time of an ownership change, any built-in gains recognized during the following five years (up to the amount of the original net built-in gain) generally will increase the annual limitation in the year recognized, such that the loss corporation (or consolidated group) would be permitted to use its pre-change losses against such built-in gain income in addition to its regular annual allowance. Although the rule applicable to net unrealized built-in losses generally applies to consolidated groups on a consolidated basis, certain corporations that join the consolidated group within the preceding five years may not be able to be taken into account in the group computation of net unrealized built-in loss. Such corporations would nevertheless still be taken into account in determining whether the consolidated group has a net unrealized built-in gain. Thus, although



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somewhat counterintuitive, a consolidated group can be considered to have both a net unrealized built-in loss and a net unrealized built-in gain. In general, a loss corporation's (or consolidated group's) net unrealized built-in gain or loss will be deemed to be zero unless it is greater than the lesser of (i) $10 million or (ii) 15% of the fair market value of its assets (with certain adjustments) before the ownership change. It is unclear whether the Sunbeam
Group as a whole will be in a net unrealized built-in gain position on the Effective Date. However, the Debtor currently anticipates that the Sunbeam Group (excluding certain less than five-year owned members) will be in a net unrealized built-in loss position on the Effective Date.

         An exception to the foregoing annual limitation (and built-in gain and loss) rules generally applies where qualified (so-called "old and cold") creditors of the debtor receive at least 50% of the vote and value of the stock of the reorganized debtor pursuant to a confirmed chapter 11 plan, unless the debtor elects otherwise. Under this exception, a debtor's pre-change losses are not limited on an annual basis but are reduced by the amount of any interest deductions claimed during the three years preceding the effective date of the reorganization, and during the part of the taxable year prior to and including the reorganization, in respect of the debt converted into stock in the reorganization. Moreover, if this exception applies, any further ownership change of the debtor within a two-year period will preclude the debtor's utilization of any pre-change losses at the time of the subsequent ownership change against future taxable income. The statute does not address whether this exception can be applied on a consolidated basis or only on a separate company basis.

         Even if the Debtor otherwise qualifies for this exception, it may, if it so desire, elect not to have the exception apply and instead remain subject to the annual limitation and built-in gain and loss rules described above. Such election would have to be made in the group's consolidated federal income tax return for the taxable year in which the reorganization occurs.

         4. ALTERNATIVE MINIMUM TAX

         In general, an alternative minimum tax ("AMT") is imposed on a corporation's alternative minimum taxable income at a 20% rate to the extent that such tax exceeds the corporation's regular federal income tax. For purposes of computing taxable income for AMT purposes, certain tax deductions and other beneficial allowances are modified or eliminated. For example, a corporation is generally not allowed to offset more than 90% of its taxable income for AMT purposes by available NOL carryforwards. However, recent legislation provides for a temporary waiver of this limitation for AMT NOL carrybacks originating in years ending in 2001 or 2002, or NOL carryforwards to the 2001 and 2002 tax years.

         In addition, if a corporation (or consolidated group) undergoes an "ownership change" within the meaning of section 382 of the Tax Code and is in a net unrealized built-in loss position (as determined for AMT purposes) on the date of the ownership change, the corporation's (or group's) aggregate tax basis in its assets would be reduced for certain AMT purposes to reflect the fair market value of such assets as of the change date. The application of this provision is unaffected by whether the special bankruptcy exception to the annual limitation (and built-in gain and loss) rules of section 382 applies.

         Any AMT that a corporation pays generally will be allowed as a nonrefundable credit against its regular federal income tax liability in future taxable years when the corporation is no longer subject to the AMT.



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         5. POSSIBLE TRANSFER OF ASSETS

         Pursuant to the Subsidiaries Plan, it is possible that certain businesses of the subsidiary members of the Sunbeam Group may be transferred to newly formed entities in taxable transactions. In such event, the Sunbeam Group could recognize a substantial gain for income tax purposes. Although the gain recognized would be substantially offset by and thus reduce the NOL carryforwards of the Sunbeam Group, the Debtor estimates that such transfer could result in combined federal, state, and local income tax liabilities ranging up to approximately $1.8 million, depending on the extent of the assets transferred (and assuming an Effective Date in 2002). The Debtor's determination of the gain and resulting tax liability is also dependent upon the valuation of the businesses being transferred, their computed tax basis at the date of transfer, and the amount of tax attributes that are attributable to the Sunbeam Group at the date of transfer. The Debtor's determination of gain and resulting tax liability could be subject to adjustment on audit by the IRS or other taxing authorities.

                  B. CONSEQUENCES TO HOLDERS OF CERTAIN CLAIMS


         1. CLASS 4 CLAIMS

         Pursuant to the Plan, if the holders of Allowed General Unsecured Claims (Class 4 Claims) vote to accept the Plan, they will be entitled to share in a specified amount of cash in satisfaction of their Claims. The following discussion assumes that the holders of Class 4 Claims vote to accept the Plan.

         In general, each holder of an Allowed Claim in Class 4 will recognize gain or loss in an amount equal to the difference between (i) the amount of any cash received by the holder in satisfaction of its Claim (other than any Claim for accrued but unpaid interest, and other than any portion of such distribution required to be treated as imputed interest as a result of any such distribution being made after the Effective Date due to the subsequent disallowance of any Disputed Claims) and (ii) the holder's adjusted tax basis in its Claim (other than any Claim for accrued but unpaid interest). For a discussion of the tax consequences of Claims for accrued interest, see Section XI. B. 3, "Certain Federal Income Tax Consequences of the Plan - Consequences to Holders of Certain Claims - Distributions in Discharge of Accrued Interest." Due to the possibility that a holder of an Allowed Claim in Class 4 may receive a distribution of cash subsequent to the Effective Date in the event any Disputed Claims are subsequently disallowed, any loss, and a portion of any gain, realized by the holder with respect to its Allowed Claim may be deferred until all Disputed Claims have been resolved.

         Where gain or loss is recognized by a holder, the character of such gain or loss as long-term or short-term capital gain or loss or as ordinary income or loss will be determined by a number of factors, including the tax status of the holder, whether the Claim constitutes a capital asset in the hands of the holder and how long it has been held, whether the Claim was acquired at a market discount and whether and to what extent the holder had previously claimed a bad debt deduction. A holder which purchased its Claim from a prior holder at a market discount may be subject to the market discount rules of the Code. Under those rules, assuming that the holder has made no election to amortize the market discount into income on a current basis with respect to any market discount instrument, any gain recognized on the exchange of such Claim (subject to a de minimis rule) generally would be characterized as ordinary income to the extent of the accrued market discount on such Claim as of the date of the exchange.



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

         2. CLASS 5 CLAIMS

         Pursuant to the Plan, if the holders of Allowed Subordinated Note Claims (Class 5 Claims) vote to accept the Plan, they will be entitled to receive New Warrants in satisfaction of their Claims. The following discussion assumes that the holders of Class 5 Claims vote to accept the Plan.

         The federal income tax consequences of the Plan to holders of Allowed Claims in Classes 5 depend, in part, on whether such Claims constitute "securities" of the Debtor for federal income tax purposes. The term "security" is not defined in the Code or in the regulations issued thereunder and has not been clearly defined by judicial decisions. The determination of whether a particular debt constitutes a "security" depends on an overall evaluation of the nature of the debt. One of the most significant factors considered in determining whether a particular debt is a security is its original term. In general, debt obligations issued with a weighted average maturity at issuance of five years or less (e.g., trade debt and revolving credit obligations) do not constitute securities, whereas debt obligations with a weighted average maturity at issuance of ten years or more constitute securities. The following discussion assumes that Class 5 Claims constitute securities of the Debtor for federal income tax purposes. Each holder of a Claim in Class 5 is urged to consult its tax advisor regarding the status of such Claim.

         The receipt of New Warrants by a holder in satisfaction of an Allowed Claim in Class 5 will constitute a "recapitalization" for federal income tax purposes. Accordingly, in general, the holders of such Claims will not recognize gain or loss upon such exchange. For a discussion of the tax consequences of Claims for accrued interest, see Section XI. B. 3, "Certain Federal Income Tax Consequences of the Plan - Consequences to Holders of Certain Claims - Distributions in Discharge of Accrued Interest." A portion of any New Warrants received after the Effective Date due to securities law restrictions may be required to be treated as imputed interest.


         A holder's aggregate tax basis in the New Warrant received in satisfaction of its Claim will equal the holder's aggregate adjusted tax basis in its Claim (including any Claim for accrued but unpaid interest), increased by any interest income recognized in respect of its Claim and any imputed interest and decreased by any deductions claimed in respect of any previously accrued interest. In general, the holder's holding period for the New Warrants received will include the holder's holding period for the Claim, except to the extent that the New Warrants were issued in respect of a Claim for accrued but unpaid interest or treated as imputed interest.

         3. DISTRIBUTIONS IN DISCHARGE OF ACCRUED INTEREST

         Pursuant to the Plan, all distributions in respect of Class 4 and Class 5 Claims will be allocated first to the principal amount of such Claims (as determined for federal income tax purposes), with any excess allocated to unpaid accrued interest. However, there is no assurance that such allocation would be respected by the IRS for federal income tax purposes.

         In general, to the extent that any amount received (whether stock, cash or other property) by a holder of a debt is received in satisfaction of accrued interest (including accrued original issue discount or "OID") during its holding period, such amount will be taxable to the holder as interest income (if not previously included in the holder's gross income). Conversely, a holder generally recognizes a deductible loss to the extent any accrued interest claimed was previously included in its gross income and is not paid in full. However, the IRS has privately ruled that a


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

holder of a security, in an otherwise tax-free exchange, could not claim a current deduction with respect to any unpaid OID. It is also unclear whether, by analogy, a holder of a Claim with previously included OID that is not paid in full would be required to characterize such loss based on the character of its underlying obligation. Each holder of a Claim in Class 4 or 5 is urged to consult its tax advisor regarding the allocation of consideration and the deductibility of unpaid interest or accrued OID for tax purposes.

         4. OWNERSHIP AND DISPOSITION OF NEW WARRANTS

         In general, a holder of a New Warrant will not recognize gain or loss upon the exercise of such warrant; the holder's tax basis in the New Common Stock received upon exercise of a New Warrant will be equal to the sum of the holder's tax basis in the New Warrant and the exercise price; and the holding period of the New Common Stock received upon exercise of a New Warrant will commence on the day following the exercise of such warrant.

         The presence of an adjustment to the exercise price of the New Warrants under anti-dilution provisions may, under certain circumstances, result in constructive distributions to the holder. Conversely, the absence of an adjustment to the exercise price of the New Warrants may result in a constructive distribution to the holders of the New Common Stock.

         Upon the lapse or disposition of a New Warrant, the holder generally should recognize gain or loss equal to the difference between the amount received (nothing in the case of a lapse) and its tax basis in the warrant. In general, such gain or loss should be a capital gain or loss, long-term or short-term, depending whether the requisite holding period was satisfied (and assuming the New Warrant is held as a capital asset).

         The Treasury Department is expected to promulgate regulations that will provide that any accrued market discount not treated as ordinary income upon a tax-free exchange (including a "recapitalization" exchange) of market discount bonds would carry over to the nonrecognition property received in the exchange. If such regulations are promulgated and applicable to the Plan (and, likely, even without the issuance of regulations), any holder of an Allowed Subordinated Note Claim may be required to carry over any accrued market discount incurred in respect of such Claim to the New Warrants received for such Claim pursuant to the Plan, such that any gain recognized by the holder upon a subsequent disposition of such New Warrant would be treated as ordinary income to the extent of any accrued market discount that is allocable to such warrant and not previously included in income. In general, a Claim will have "accrued market discount" if such Claim was acquired after its original issuance at a discount to its adjusted issue price.

         5. INFORMATION REPORTING AND WITHHOLDING

         All distributions to holders of Allowed Claims under the Plan are subject to any applicable withholding (including employment tax withholding). Under federal income tax law, interest, dividends, and other reportable payments may, under certain circumstances, be subject to "backup withholding" at the then applicable rate (currently 30%). Backup withholding generally applies if the holder (a) fails to furnish its social security number or other taxpayer identification number ("TIN"), (b) furnishes an incorrect TIN, (c) fails properly to report interest or dividends, or (d) under certain circumstances, fails to provide a certified statement, signed under penalty of perjury, that the TIN provided is its correct number and that it is not subject to backup withholding. Backup withholding is not an additional tax but merely an advance payment, which may be refunded to the extent it results in an overpayment of tax. Certain persons are exempt



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from backup withholding, including, in certain circumstances, corporations and financial institutions.

         THE FOREGOING SUMMARY HAS BEEN PROVIDED FOR INFORMATIONAL PURPOSES ONLY. ALL HOLDERS OF CLAIMS ARE URGED TO CONSULT THEIR TAX ADVISORS CONCERNING THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES APPLICABLE UNDER THE PLAN.

         XIII. ALTERNATIVES TO CONFIRMATION AND CONSUMMATION OF THE PLAN

         If the Plan is not confirmed and consummated, the Debtor's alternatives include (i) liquidation of the Debtor under chapter 7 of the Bankruptcy Code and
(ii) the preparation and presentation of an alternative plan or plans of reorganization.

                         A. LIQUIDATION UNDER CHAPTER 7

         If no chapter 11 plan can be confirmed, the Chapter 11 Case may be converted to cases under chapter 7 of the Bankruptcy Code in which a trustee would be elected or appointed to liquidate the assets of the Debtor. A discussion of the effect that a chapter 7 liquidation would have on the recoveries of holders of Claims is set forth in Section VII.C.4. of the Disclosure Statement. The Debtor believes that liquidation under chapter 7 would result in, among other things, (i) smaller distributions being made to creditors than those provided for in the Plan because of additional administrative expenses attendant to the appointment of a trustee and the trustee's employment of attorneys and other professionals, (ii) additional expenses and claims, some of which would be entitled to priority, which would be generated during the liquidation and from the rejection of leases and other executory contracts in connection with a cessation of the Debtor's operations and (iii) the failure to realize the greater, going concern value of the Debtor's assets.

                      B. ALTERNATIVE PLAN OF REORGANIZATION

         If the Plan is not confirmed, the Debtor or any other party in interest could attempt to formulate a different plan of reorganization. Such a plan might involve either a reorganization and continuation of the Debtor's business or an orderly liquidation of its assets. The Debtor has concluded that the Plan represents the best alternative to protect the interests of creditors and other parties in interest.

         The Debtor believes that the Plan enables it to successfully and expeditiously emerge from chapter 11, preserve its business and allows creditors to realize the highest recoveries under the circumstances. In a liquidation under chapter 11 of the Bankruptcy Code, the assets of the Debtor would be sold in an orderly fashion which could occur over a more extended period of time than in a liquidation under chapter 7 and a trustee need not be appointed. Accordingly, creditors would receive greater recoveries than in a chapter 7 liquidation. Although a chapter 11 liquidation is preferable to a chapter 7 liquidation, the Debtor believes that a liquidation under chapter 11 is a much less attractive alternative to creditors because a greater return to creditors is provided for in the Plan.

                       XIV. CONCLUSION AND RECOMMENDATION

         The Debtor believes that confirmation and implementation of the Plan is preferable to any of the alternatives described above because it will provide the greatest



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recoveries to holders of Claims. Other alternatives would involve significant delay, uncertainty and substantial additional administrative costs. The Debtor urges holders of impaired Claims entitled to vote on the Plan to accept the Plan and to evidence such acceptance by returning their Ballots so that they will be received no later than 4:00 p.m., Eastern Time, on November 8, 2002.

Dated: New York, New York
       October 2, 2002


                                            SUNBEAM CORPORATION


                                            By: /s/ Steven R. Isko
                                                -------------------------
                                            Name:  Steven R. Isko
                                            Title: Senior Vice President





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                                                                       EXHIBIT A



                             Plan of Reorganization


Filed separately as Exhibit 99.2 to the 8-K filed by Sunbeam Corporation on October 11, 2002

                                                                       EXHIBIT B



                THE DISCLOSURE STATEMENT ORDER WILL BE ATTACHED
                      WHEN ENTERED BY THE BANKRUPTCY COURT

                                                                       EXHIBIT C


                      SUNBEAM CORPORATION AND SUBSIDIARIES
                             (DEBTORS-IN-POSSESSION)

                          INDEX TO FINANCIAL STATEMENTS


                                                                                                              Page
                                                                                                              ----
FINANCIAL STATEMENTS:

Independent Auditors' Report................................................................................    2

Consolidated Statements of Operations for the Years Ended December 31, 2001, December 31, 2000 and
   December 31, 1999........................................................................................    3

Consolidated Balance Sheets as of December 31, 2001 and December 31, 2000...................................    4

Consolidated Statements of Shareholders' Equity (Deficiency) for the Years Ended December 31, 2001,
   December 31, 2000 and December 31, 1999..................................................................    5

Consolidated Statements of Cash Flows for the Years Ended December 31, 2001, December 31, 2000 and
   December 31, 1999........................................................................................    6

Notes to Consolidated Financial Statements..................................................................    7

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of Sunbeam Corporation and subsidiaries:

We have audited the accompanying consolidated balance sheets of Sunbeam Corporation and subsidiaries (the "Company") (Debtors- in-Possession) as of December 31, 2001 and 2000, and the related consolidated statements of operations, shareholders' equity (deficiency), and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the consolidated financial statements of The Coleman Company, Inc. and subsidiaries (consolidated subsidiaries) for the year ended December 31, 1999, which statements reflect total revenues constituting 51% of consolidated total revenues for the year ended December 31, 1999. Those consolidated financial statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for The Coleman Company, Inc. and subsidiaries, is based solely on the report of such other auditors.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of the other auditors, such consolidated financial statements present fairly, in all material respects, the financial position of Sunbeam Corporation and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1, Sunbeam Corporation and substantially all of its domestic subsidiaries (collectively, the "Debtors") have filed for reorganization under Chapter 11 of the United States Bankruptcy Code. The accompanying consolidated financial statements do not purport to reflect or provide for the consequences of the bankruptcy proceedings. In particular, such financial statements do not purport to show (a) as to assets, their realizable value on a liquidation basis or their availability to satisfy liabilities; (b) as to prepetition liabilities, the amounts that may be allowed for claims or contingencies, or the status and priority thereof; (c) as to stockholder accounts, the effect of any changes that may be made in the capitalization of the Debtors; or (d) as to operations, the effect of any changes that may be made in the business of the Debtors.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1, the events resulting in Sunbeam Corporation and substantially all of its domestic subsidiaries filing for relief under the United States Bankruptcy Code, including the Company's recurring losses from operations, negative working capital, and shareholders' deficiency, raise substantial doubt about its ability to continue as a going concern. Management's plans concerning these matters are also discussed in Note 1. The consolidated financial statements do not include adjustments that might result from the outcome of this uncertainty.



DELOITTE & TOUCHE LLP
Certified Public Accountants

Fort Lauderdale, Florida
March 29, 2002

                      SUNBEAM CORPORATION AND SUBSIDIARIES
                             (DEBTORS-IN-POSSESSION)
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                (Amounts in thousands, except per share amounts)

                                                                                                  Year Ended
                                                                               -----------------------------------------------
                                                                               December 31,      December 31,     December 31,
                                                                                   2001              2000             1999
                                                                                ---------        ------------     ------------
Net sales.................................................................     $2,004,215        $ 2,076,395       $2,397,979
Cost of goods sold........................................................      1,577,003          1,602,767        1,793,360
Selling, general and administrative expense...............................        460,116            607,640          649,223
Goodwill and other asset impairment.......................................         32,441          1,052,278           52,000
                                                                               ----------        -----------       ----------

Operating loss............................................................        (65,345)        (1,186,290)         (96,604)
Interest expense (contractual interest and Debenture discount
   amortization for 2001 of $232,718, Note 5).............................         48,246            217,507          200,181
Other expense (income), net...............................................          7,616              3,425           (3,599)
                                                                               ----------        -----------       ----------

Loss before reorganization costs, income taxes and minority interest......       (121,207)        (1,407,222)        (293,186)

Reorganization costs......................................................         59,793                 --               --

Income tax (benefit) expense:
   Current................................................................          3,236               (592)          (4,227)
   Deferred...............................................................        (10,006)            (1,607)          (4,597)
                                                                               ----------        -----------       ----------

                                                                                   (6,770)            (2,199)          (8,824)
                                                                               ----------        -----------       ----------

Minority interest.........................................................             --                255           15,157
                                                                               ----------        -----------       ----------

Net loss..................................................................     $ (174,230)       $(1,405,278)      $ (299,519)
                                                                               ==========        ===========       ==========


Loss per share:

   Net loss, basic and diluted............................................     $    (1.62)       $    (13.09)      $    (2.97)
                                                                               ==========        ===========       ==========

Weighted average common shares outstanding, basic and diluted.............        107,304            107,331          100,744



                 See Notes to Consolidated Financial Statements.

                      SUNBEAM CORPORATION AND SUBSIDIARIES
                             (DEBTORS-IN-POSSESSION)
                           CONSOLIDATED BALANCE SHEETS
                             (Amounts in thousands)

                                                                               December 31,     December 31,
                                                                                  2001             2000
                                                                               -----------      ------------
ASSETS

Current assets:
   Cash and cash equivalents..............................................     $    57,248      $    27,225
   Receivables, net.......................................................         131,375          226,202
   Inventories............................................................         377,602          399,700
   Prepaid expenses and other current assets..............................          42,160           47,007
                                                                               -----------      -----------

      Total current assets................................................         608,385          700,134
Property, plant and equipment, net........................................         361,133          438,424
Trademarks, tradenames, goodwill and other, net...........................         591,225          649,093
                                                                               -----------      -----------

                                                                               $ 1,560,743      $ 1,787,651
                                                                               ===========      ===========
LIABILITIES AND SHAREHOLDERS' DEFICIENCY

Liabilities not subject to compromise

   Current liabilities:
     Short-term debt and current portion of long-term debt................     $    32,707      $ 2,446,264
     Accounts payable.....................................................         124,133          148,323
     Other current liabilities............................................         225,854          271,583
                                                                               -----------      -----------

      Total current liabilities...........................................         382,694        2,866,170
   Long-term debt, less current portion...................................           1,143            1,159
   Other long-term liabilities............................................         194,175          241,415
   Deferred income taxes..................................................          91,425           98,146

Liabilities subject to compromise.........................................       2,499,398               --

Commitments and contingencies (Notes 4 and 16)

Shareholders' deficiency:
   Preferred stock (2,000,000 shares authorized, none outstanding)........              --               --
   Common stock (107,422,500 shares issued and outstanding)...............           1,074            1,074
   Additional paid-in capital.............................................       1,179,629        1,179,629
   Accumulated deficit....................................................      (2,689,024)      (2,514,794)
   Accumulated other comprehensive loss...................................         (99,771)         (85,148)
                                                                               -----------      -----------

      Total shareholders' deficiency......................................      (1,608,092)      (1,419,239)
                                                                               -----------      ------------

                                                                               $ 1,560,743      $ 1,787,651
                                                                               ===========      ===========


                 See Notes to Consolidated Financial Statements.

                      SUNBEAM CORPORATION AND SUBSIDIARIES
                             (DEBTORS-IN-POSSESSION)
          CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIENCY)
                  YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
                             (Amounts in thousands)


                                                                                        Accumulated
                                                       Additional                          other          Shareholders'
                                           Common       Paid-In       Accumulated      Comprehensive         Equity
                                            Stock       Capital         Deficit            Loss           (Deficiency)
                                         ----------    ----------     -----------      -------------      ------------
Balance at December 31, 1998...........  $    1,007    $1,123,457     $  (809,997)     $     (54,030)     $    260,437

Comprehensive loss:
   Net loss............................          --            --        (299,519)                --          (299,519)
   Minimum pension liability...........          --            --              --             (5,995)           (5,995)
   Translation adjustments.............          --            --              --            (13,261)          (13,261)
                                                                                                          ------------
     Comprehensive loss................                                                                       (318,775)
Other..................................          --        (1,002)             --                 --            (1,002)
                                         ----------    ----------     -----------      -------------      ------------

Balance at December 31, 1999...........       1,007     1,122,455      (1,109,516)           (73,286)          (59,340)

Comprehensive loss:
   Net loss............................          --            --      (1,405,278)                --        (1,405,278)
   Minimum pension liability...........          --            --              --                (85)              (85)
   Translation adjustments.............          --            --              --            (11,777)          (11,777)
                                                                                                          ------------
     Comprehensive loss................                                                                     (1,417,140)
Purchase of Coleman minority interest..          67        43,722              --                 --            43,789
Warrants issued to minority shareholders         --        13,621              --                 --            13,621
Other..................................          --          (169)             --                 --              (169)
                                         ----------    ----------     -----------      -------------      ------------

Balance at December 31, 2000...........       1,074     1,179,629      (2,514,794)           (85,148)       (1,419,239)

Comprehensive loss:
   Net loss............................          --            --        (174,230)                --          (174,230)
   Minimum pension liability...........          --            --              --            (11,435)          (11,435)
   Translation adjustments.............          --            --              --             (3,188)           (3,188)
                                         ----------    ----------     -----------      -------------      ------------
      Comprehensive loss...............                                                                       (188,853)

Balance at December 31, 2001...........  $    1,074    $1,179,629     $(2,689,024)     $     (99,771)     $ (1,608,092)
                                         ==========    ==========     ===========      =============      ============




                 See Notes to Consolidated Financial Statements.

                      SUNBEAM CORPORATION AND SUBSIDIARIES
                             (DEBTORS-IN-POSSESSION)
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (Amounts in thousands)

                                                                                                Year Ended
                                                                              -----------------------------------------------
                                                                              December 31,      December 31,     December 31,
                                                                                  2001              2000             1999
                                                                              ------------      -----------      ------------
Operating Activities:
  Net loss................................................................    $ (174,230)       $(1,405,278)     $  (299,519)

    Adjustments to reconcile net loss to net cash provided by (used in)
      operating activities:
        Depreciation and amortization.....................................        96,335            127,223          132,006
        Non-cash interest charges.........................................        15,183             46,986           45,565
        Non-cash reorganization costs.....................................        39,869                 --               --
        Deferred income tax benefit.......................................       (10,006)            (1,607)          (4,597)
        Minority interest.................................................            --                255           15,157
        Loss (gain) on sale of property, plant and equipment..............         2,860              1,317           (3,673)
        Provision for fixed asset impairment..............................            --                 --            8,008
        Provision for excess and obsolete inventory.......................            --              7,107            3,828
        Goodwill and other asset impairment...............................        32,441          1,052,278           52,000
        Restructuring charges.............................................            --              4,291               --

    Changes in operating assets and liabilities, exclusive of impact of divestitures and acquisitions:
        Receivables, net..................................................        94,827            122,013           (4,952)
        Inventories.......................................................        22,099             21,860           49,078
        Accounts payable..................................................       (17,496)           (36,673)          29,160
        Restructuring accrual.............................................        (1,466)              (327)            (645)
        Prepaid expenses and other current assets and liabilities.........        27,408            (15,338)          (6,868)
        Income taxes payable..............................................        (1,485)             2,376          (13,919)
        Change in other long-term and non-operating liabilities...........       (37,612)               (56)             692
        Other, net........................................................          (186)             4,450           (5,605)
                                                                              ----------        -----------      ------------

          Net cash provided by (used in) operating activities.............        88,541            (69,123)          (4,284)
                                                                              ----------        -----------      -----------

Investing Activities:
  Capital expenditures....................................................       (37,239)           (72,812)         (90,194)
  Net proceeds from sale of Eastpak business..............................            --            102,609               --
  Purchases of businesses, net of cash acquired...........................            --            (80,941)          (4,778)
  Proceeds from sale of other assets......................................           511              9,839           10,451
  Other, net..............................................................            --               (757)              22
                                                                              ----------        -----------      -----------

          Net cash used in investing activities...........................       (36,728)           (42,062)         (84,499)
                                                                              ----------        -----------      -----------

Financing Activities:
  Net (repayments) borrowings under revolving credit facility.............       (11,133)           146,713           75,971
  Net payments of debt obligations........................................        (1,287)           (45,949)          (3,225)
  Deferred financing fees.................................................       (10,294)            (4,502)          (3,164)
  Other, net..............................................................           924              1,349           (1,432)
                                                                              ----------        -----------      -----------

          Net cash (used in) provided by financing activities.............       (21,790)            97,611           68,150
                                                                              -----------       -----------      -----------

          Net increase (decrease) in cash and cash equivalents............        30,023            (13,574)         (20,633)
  Cash and cash equivalents at beginning of year..........................        27,225             40,799           61,432
                                                                              ----------        -----------      -----------

  Cash and cash equivalents at end of year................................    $   57,248        $    27,225      $    40,799
                                                                              ==========        ===========      ===========


                 See Notes to Consolidated Financial Statements.

                      SUNBEAM CORPORATION AND SUBSIDIARIES
                             (DEBTORS-IN-POSSESSION)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.     VOLUNTARY PETITION FOR RELIEF UNDER CHAPTER 11

On February 6, 2001, Sunbeam Corporation and substantially all of its subsidiaries (the "Subsidiary Debtors" and together with Sunbeam Corporation, the "Debtors"), filed (the "Filings") voluntary petitions (the "Petitions") with the United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court") under Chapter 11 of Title 11 of the United States Code (the "Bankruptcy Code"). The case number for the Sunbeam case is 01-40291(AJG) and the case numbers for the cases of the Subsidiary Debtors, which are being jointly administered separately from the case of Sunbeam Corporation, are 01-40252(AJG) through 01-40290(AJG). The Debtors are managing their businesses and properties as debtors-in-possession.

Sunbeam Corporation has been operating with significant debt since March 1998, when prior management caused Sunbeam Corporation to borrow $2.0 billion under a bank credit facility (as amended, modified and supplemented through and including the date of the Filings, the "Pre-Petition Credit Facility"), among Sunbeam Corporation, the Subsidiary Debtors, as guarantors, and certain non-debtor subsidiary guarantors, and the lenders (the "Secured Lenders") parties thereto, and through the issuance of zero coupon debentures due 2018 (the "Debentures"). The $2.0 billion was used to fund the acquisition of The Coleman Company, Inc. ("Coleman"), Signature Brands, Inc. ("Signature Brands") and First Alert, Inc. ("First Alert"), and to repay or defease (and pay associated penalties and premiums) debt at such companies and certain indebtedness of Sunbeam Corporation.

Since approximately the second quarter of 2000, the sales of Sunbeam Corporation and its subsidiaries (collectively, the "Company" or "Sunbeam") have been adversely affected by a reduction in retailer purchases generally, as retailers sought to reduce their inventories in many of the categories in which the Company participates, and slowing retail sales of consumer durables generally since the first quarter of 2000. The Company's sales also were adversely affected by reduced sales of certain outdoor products, including portable generators, that had unusually high sales during 1999 due to Year 2000 concerns ("Year 2000 Products") and the absence of severe storm activity during 2000 which also adversely affected sales of Year 2000 Products. The foregoing has significantly reduced the Company's sales and earnings, and the reduction in sales coupled with the size of Sunbeam Corporation's debt resulted in Sunbeam Corporation being unable to support its debt service requirements.

As a result, in late 2000, Sunbeam Corporation determined that the most effective and efficient manner in which to address its excessive debt obligations, while at the same time minimizing disruption to the operations and businesses of the Company, was to effectuate a restructuring of Sunbeam Corporation and the Subsidiary Debtors under the auspices of Chapter 11 of the Bankruptcy Code. To that end, Sunbeam Corporation and the Subsidiary Debtors have reached an agreement with the Secured Lenders as to the principal terms, conditions and provisions of such restructuring.

Pursuant to the plan of reorganization for Sunbeam Corporation filed by Sunbeam in the Bankruptcy Court on February 6, 2001, as amended on February 23, 2001 and April 26, 2001, (the "Sunbeam Corporation Plan"), among other things, the claims of the Secured Lenders under the Pre-Petition Credit Facility will be converted into (i) $200.0 million in new secured term debt of reorganized Sunbeam and $600.0 million of new secured convertible debt of reorganized Sunbeam (collectively, the "New Secured Debt") and (ii) 100% of the outstanding common stock of reorganized Sunbeam Corporation, subject to options to be issued to employees. The Sunbeam Corporation Plan provides, among other things, for no recovery to (i) the holders of the Debentures and other unsecured creditors of Sunbeam Corporation, (ii) claimants against Sunbeam Corporation in the various litigations for securities fraud and other litigation arising out of the events leading to the restatement of Sunbeam Corporation's financial statements and the earnings projections made by prior management (see Note 16), and (iii) the equity holders of Sunbeam Corporation. There can be no assurance that the Sunbeam Corporation Plan will be confirmed in its present form or that the transactions contemplated thereby will be consummated. In light of the decline in the Company's sales and earnings that commenced in 2000, it is likely that the Sunbeam Corporation Plan will be revised to reduce, and potentially eliminate, the New Secured Debt.

Pursuant to the joint plan of reorganization for the Subsidiary Debtors filed by the Subsidiary Debtors in the Bankruptcy Court on February 6, 2001, as amended on February 23, 2001 and April 26, 2001, (the "Subsidiary Plan" and collectively with the Sunbeam Corporation Plan, the "Plans"), among other things, (i) the Subsidiary Debtors will become guarantors of the New Secured Debt (if any) issued pursuant to the Sunbeam Corporation Plan and will pledge their assets to secure such debt; (ii) all other secured creditors of the Subsidiary Debtors, if any, will be rendered unimpaired; (iii) all general unsecured creditors of the Subsidiary Debtors will be rendered unimpaired; and (iv) all equity interests in the Subsidiary Debtors, which are held by Sunbeam Corporation or other Subsidiary Debtors, will be rendered unimpaired. There can be no assurance that the Subsidiary Plan will be confirmed in its present form or that the transactions contemplated thereby will be consummated.

                      SUNBEAM CORPORATION AND SUBSIDIARIES
                              DEBTORS-IN-POSSESSION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


1.     VOLUNTARY PETITION FOR RELIEF UNDER CHAPTER 11 - (CONTINUED)

In conjunction with the filing of the Petitions, the Secured Lenders under the Pre-Petition Credit Facility have provided Sunbeam Corporation with $285.0 million of debtor-in-possession financing (the "DIP Credit Facility"), primarily to finance the working capital needs of the Debtors. The size of the facility was developed to accommodate, among other things, the traditional seasonal working capital peak, which generally occurs during the second quarter. In accordance with the terms of that facility, the total allowable commitments under the Dip Credit Facility were reduced to $160 million as of June 30, 2001, and were consistent with the Company's working capital needs. To accommodate the Company's 2002 seasonal work capital peak, commitments under the DIP Credit Facility were increased to $200 million in March 2002. Consistent with the prior year, the DIP Credit Facility allowable commitments is reduced to $180 million on May 1, 2002 and $160 million, effective June 1, 2002. The DIP Credit Facility is secured by a lien on all property of the Debtors, subject to certain exceptions for the A/R Securitization Facility (defined and described below) and certain other limited exceptions. See Note 4.

In addition, Coleman, Sunbeam Products, Inc., BRK Brands, Inc., and Coleman Powermate, Inc. ("Powermate"), each a Subsidiary Debtor, have entered into a $200.0 million accounts receivable securitization program (the "A/R Securitization Facility") with GE Capital Corporation and the other purchasers that are signatories thereto. See Note 8.

The Company believes that the financial restructuring contemplated under the Plans (as described above) will reduce Sunbeam Corporation's outstanding debt obligations to levels more manageable and consistent with the business operations and projected financial performance of the Company, while minimizing disruption and harm to the business operations of the Subsidiary Debtors. The financial restructuring contemplated under the Plans also will enhance the Company's ability to effectively compete and maintain critical relationships with its suppliers and retail vendors.

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates continuity of operations, realization of assets and liquidation of liabilities in the ordinary course of business.

The recurring losses from operations and the inability of the Company to support its debt service requirements resulting in the Filings raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments relating to recoverability and classification of recorded asset amounts or the amount and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The ability of the Company to continue as a going concern and the appropriateness of using the going concern basis is dependent upon, among other things, (i) the Company's ability to comply with the DIP Credit Facility and the A/R Securitization Facility, (ii) confirmation of the Plans (as such may be amended) under the Bankruptcy Code, (iii) the Company's ability to achieve profitable operations after such confirmation, and (iv) the Company's ability to generate sufficient cash from operations to meet its obligations.

While operating as debtors-in-possession under the protection of Chapter 11 of the Bankruptcy Code, and subject to Bankruptcy Court approval or otherwise as permitted in the ordinary course of business, the Debtors may sell or otherwise dispose of assets and liquidate or settle liabilities for amounts other than those reflected in the consolidated financial statements. Further, the amounts and classifications reported in the consolidated historical financial statements, do not give effect to any adjustments to the carrying values of assets or amounts of liabilities that might be necessary as a consequence of consummation of the Plans.

The accompanying consolidated financial statements do not purport to reflect or provide for the consequences of the Debtors' bankruptcy proceedings. In particular, such consolidated financial statements do not purport to show (i) as to assets, their realizable value on a liquidation or sale basis or their availability to satisfy liabilities, (ii) as to pre-petition liabilities, the amounts that may be allowed for claims or contingencies, or the status and priority thereof, (iii) as to stockholder accounts, the effect of any changes that may be made in the capitalization of the Debtors, or (iv) as to operations, the effect of any changes that may be made in the business of the Debtors.

Substantially all of the Debtors' pre-petition debt is now in default due to the Filings. Although the Filings occurred after the 2000 fiscal year end, the accompanying consolidated financial statements reflect the classification of such debt as a current liability for the period ended December 31, 2000. This includes debt under Sunbeam Corporation's Pre-Petition Credit Facility, as well as the accreted amount of the Debentures.

                      SUNBEAM CORPORATION AND SUBSIDIARIES
                              DEBTORS-IN-POSSESSION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


1.     VOLUNTARY PETITION FOR RELIEF UNDER CHAPTER 11- (CONTINUED)

As required by Statement of Position 90-7 ("SOP 90-7"), Financial Reporting by Entities in Reorganization under the Bankruptcy Code, the Debtors, beginning in the first quarter of 2001, were required to record their debt instruments at the allowed amount, as defined by SOP 90-7. Accordingly, the Company accelerated the amortization of its debt-related costs attributable to the Debtors and recorded a pretax expense of approximately $40 million in February 2001. This expense is classified as a Reorganization Cost and is comprised primarily of unamortized financing costs.

2.     OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES

Organization

The Company is a leading designer, manufacturer and marketer of branded consumer products. The Company's primary business is the manufacturing, marketing and distribution of durable household and outdoor leisure consumer products through mass market and other distribution channels in the United States and internationally. The Company also sells certain of its products to professional and commercial end users such as small businesses, hotels and other institutions. The Company's principal products include household kitchen appliances; health monitoring and care products for home use; scales for consumer use; electric blankets and throws; clippers and trimmers for professional and animal uses; smoke and carbon monoxide detectors; outdoor barbecue grills; camping equipment such as tents, lanterns, sleeping bags and stoves; coolers; backpacks, book bags and other travel related gear; and portable and standby generators, compressors and pressure washers.

In 1998 the Company acquired an indirect controlling interest in Coleman and all the outstanding common stock of Signature Brands and First Alert. In January 2000, the Company acquired the remaining interest in Coleman.

Principles of Consolidation

The consolidated financial statements include the accounts of Sunbeam Corporation and all of its wholly-owned subsidiaries. Prior to the Company's January 2000 acquisition of the remaining interest in Coleman, the consolidated financial statements included the accounts of Sunbeam Corporation and majority-owned subsidiaries that it controlled. All material intercompany balances and transactions have been eliminated.

Use of Estimates

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates. Significant accounting estimates include the establishment of the allowance for doubtful accounts, tax valuation allowances, reserves for sales returns and allowances, product warranty, product liability, excess and obsolete inventory, litigation and environmental exposures.

Cash and Cash Equivalents

The Company considers highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Concentrations of Credit Risk

Substantially all of the Company's trade receivables are due from retailers and distributors located throughout the United States, Europe, Latin America, Canada, and Japan. Approximately 32% of the Company's sales in 2001 were to its 5 largest customers. The Company establishes its credit policies based on an ongoing evaluation of its customers' creditworthiness and competitive market conditions and establishes its allowance for doubtful accounts based on an assessment of exposures to credit losses at each balance sheet date. The Company believes its allowance for doubtful accounts is sufficient based on the credit exposures outstanding at December 31, 2001. However, certain retailers filed for bankruptcy protection in the last several years and it is possible that additional credit losses could be incurred if other retailers seek bankruptcy protection.

                      SUNBEAM CORPORATION AND SUBSIDIARIES
                              DEBTORS-IN-POSSESSION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


2.     OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES - (CONTINUED)

Inventories

Inventories are stated at the lower-of-cost-or-market with cost being determined principally by the first-in, first-out method.

In certain instances, the Company receives rebates from vendors based on the volume of merchandise purchased. Vendor rebates are recorded as reductions in the price of the purchased merchandise and are recognized in operations as the related inventories are sold.

Property, Plant and Equipment

Property, plant and equipment are stated at cost. The Company provides for depreciation using primarily the straight-line method in amounts that allocate the cost of property, plant and equipment over the following useful lives:

         Buildings and improvements.....................  5 to 45 years
         Machinery, equipment and tooling...............  3 to 15 years
         Furniture and fixtures.........................  3 to 10 years

Leasehold improvements are amortized on a straight-line basis over the shorter of their estimated useful life or the term of the lease.

Long-Lived Assets

The Company accounts for long-lived assets pursuant to Statement of Financial Accounting Standards ("SFAS") No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of. The Company periodically evaluates factors, events and circumstances which include, but are not limited to, the historical and projected operating performance of the business operations, specific industry trends and general economic conditions to assess whether the remaining estimated useful lives of long-lived assets may warrant revision or whether the remaining asset values are recoverable through future operations. When such factors, events or circumstances indicate that long-lived assets should be evaluated for possible impairment, the Company uses an estimate of cash flows (undiscounted and without interest charges) over the remaining lives of the assets to measure recoverability. If the estimated cash flows are less than the carrying value of the asset, the loss is measured as the amount by which the carrying value of the asset exceeds fair value. Effective for periods beginning after December 15, 2001, the Company will adopt SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, as discussed below, which supercedes SFAS No. 121, but retains the provisions of SFAS No. 121 to measure an impairment loss as the difference between the carrying amount and fair value of the asset. See Note 14.

With respect to enterprise level goodwill, the Company reviews impairment when changes in circumstances, similar to those described above for long-lived assets, indicate that the carrying value may not be recoverable. Under these circumstances, the Company estimates future cash flows using the recoverability method (undiscounted and including related interest charges), as a basis for recording any impairment loss. An impairment loss is then recorded to adjust the carrying value of goodwill to the recoverable amount. The impairment loss taken is no greater than the amount by which the carrying value of the net assets of the business exceeds its fair value. Effective for periods beginning after December 15, 2001, the Company will adopt SFAS No. 142, Goodwill and Other Intangible Assets, as discussed below, which amends SFAS No. 121 to exclude from its scope goodwill as well as intangible assets that will no longer be amortized. SFAS No. 142 retains the provisions of SFAS No. 121 to measure an impairment loss as the difference between the carrying amount and fair value of the asset. See Note 14.

As the result of the Company's analysis of the recoverability of long-lived assets and goodwill, the Company recorded impairment charges of $32.4 million in 2001, $1.1 billion in 2000, and $60.0 million in 1999. See Note 14.

Derivative Financial Instruments

The Company enters into interest rate swap agreements and foreign exchange rate contracts as part of the management of its interest rate and foreign currency exchange rate exposures. Effective January 1, 2001, the Company adopted SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended, which requires that all derivative financial instruments be reported on the balance sheet at fair value.

                      SUNBEAM CORPORATION AND SUBSIDIARIES
                              DEBTORS-IN-POSSESSION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


2.     OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES - (CONTINUED)

Prior to the adoption of SFAS No. 133, interest rate differentials to be paid or received as a result of interest rate swap and cap agreements were accrued and recognized as an adjustment of interest expense related to the designated debt. In addition, foreign currency contracts designated and effective as hedges were marked to market with realized and unrealized gains and losses deferred and recognized in operations when the designated transaction occurred. Foreign currency contracts not designated as hedges, failing to be hedges or failing to continue as effective hedges were included in operations as foreign exchange gains or losses.

Premiums paid for foreign currency option contracts were amortized to expense using the straight-line method over the term of the option.

Capitalized Interest

Interest costs for the construction of certain long-term assets are capitalized and amortized over the estimated useful life of the related asset. Total interest costs during 2001, 2000, and 1999 amounted to $48.3 million, $217.9 million, and $201.5 million, respectively, of which $0.1 million, $0.4 million, and $1.3 million, respectively, was capitalized as a cost of the related long-term assets.

Deferred Financing Costs

Costs incurred in connection with obtaining financing are deferred and amortized as a charge to interest expense over the terms of the related borrowings using the effective interest method.

Intangibles

Trademarks, tradenames and goodwill are being amortized on a straight-line basis over 20 to 40 years. Patents are amortized over their estimated useful lives. Beginning on January 1, 2002, in accordance with SFAS No. 142, identified intangibles with indefinite useful lives and goodwill will no longer be subject to amortization.

Revenue Recognition

The Company recognizes sales of product and related cost of goods sold at the latter of the time of shipment or when title passes to the customers. In some situations, the Company has shipped product with the right of return where the Company is unable to reasonably estimate the level of returns and/or the sale is contingent upon the resale of the product. In these situations, the Company does not recognize revenue upon product shipment, but rather when the buyer of the product informs the Company that the product has been sold. Net sales is comprised of gross sales less provisions for estimated customer returns, discounts, promotional allowances, cooperative advertising allowances and costs incurred by the Company to ship product to customers. Reserves for estimated returns and deductions for discounts, cooperative advertising and other allowances are established by the Company concurrently with the recognition of revenue. Reserves are established based on a variety of factors, including historical return and deduction rates, estimates of customer inventory levels, the market for the product and projected economic conditions. The Company monitors these reserves and makes adjustments to them when management believes that actual returns or costs to be incurred differ from amounts recorded.

Warranty Costs

The Company provides for warranty costs in amounts it estimates will be needed to cover future warranty obligations for products sold during the year. Estimates of warranty costs are periodically reviewed and adjusted, when necessary, to consider actual experience.

Product Liability

The Company provides for product liability costs it estimates will be needed to cover future product liability obligations for products sold during the year. Estimates of product liability costs are periodically reviewed and are primarily based upon actuarial valuations made by an independent actuarial consultant. The estimates are updated to consider actual experience, number of claims and other relevant factors.

                      SUNBEAM CORPORATION AND SUBSIDIARIES
                              DEBTORS-IN-POSSESSION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


2.     OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES - (CONTINUED)

Legal Costs

The Company records charges for the costs it anticipates incurring in connection with litigation and claims against the Company when management can reasonably estimate these costs.

Income Taxes

The Company accounts for income taxes under the liability method in accordance with SFAS No. 109, Accounting for Income Taxes. The provision for income taxes includes deferred income taxes resulting from items reported in different periods for income tax and financial statement purposes. Deferred tax assets and liabilities represent the expected future tax consequences of the differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. The effects of changes in tax rates on deferred tax assets and liabilities are recognized in the period that includes the enactment date.

Advertising Costs

Media advertising costs included in Selling, General and Administrative Expense ("SG&A") are expensed as incurred. Allowances provided to customers for cooperative advertising are charged to operations, as earned, based on revenues and are included as a deduction from gross sales in determining net sales. The amounts charged to operations for media and cooperative advertising during 2001, 2000, and 1999 were $100.4 million, $114.4 million, and $109.8 million, respectively.

Research and Development

Research and development expenditures are expensed in the period incurred. The amounts charged against operations during 2001, 2000, and 1999 were $35.6 million, $37.1 million, and $26.8 million, respectively.

Foreign Currency Translation

The assets and liabilities of subsidiaries, other than those operating in highly inflationary economies, are translated into U.S. dollars at the rates of exchange in effect at the balance sheet date. The resulting translation gains and losses are accumulated in a separate component of shareholders' equity (deficiency). Income and expense items are converted into U.S. dollars at average rates of exchange prevailing during the year with gains or losses resulting from foreign currency transactions included in the results of operations.

For subsidiaries operating in highly inflationary economies (Venezuela), inventories and property, plant and equipment are translated at the rate of exchange on the date the assets were acquired, while other assets and liabilities are translated at year-end exchange rates. Translation adjustments for those operations are included in other expense (income), net in the accompanying Consolidated Statements of Operations.

Stock-Based Compensation Plans

SFAS No. 123, Accounting for Stock-Based Compensation, allows either adoption of a fair value method for accounting for stock-based compensation plans or continuation of accounting under APB Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations with supplemental disclosures.

The Company has chosen to account for its stock options using the intrinsic value based method prescribed in APB Opinion No. 25 and, accordingly, does not recognize compensation expense for stock option grants made at an exercise price equal to or in excess of the fair market value of the stock at the date of grant. Pro forma net loss and loss per share amounts as required by SFAS No. 123 are presented in Note 12 as if the fair value method had been adopted; however, SFAS No. 123 as adopted does not impact the Company's results of operations, financial position or cash flows.

                      SUNBEAM CORPORATION AND SUBSIDIARIES
                              DEBTORS-IN-POSSESSION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


2.     OPERATIONS AND SIGNIFICANT ACCOUNTING POLICIES - (CONTINUED)

Basic and Diluted Loss Per Share of Common Stock

Basic loss per common share calculations are determined by dividing loss attributable to common shareholders by the weighted average number of shares of common stock outstanding. Diluted loss per share is determined by dividing loss attributable to common shareholders by the weighted average number of shares of common stock and dilutive common stock equivalents outstanding (all related to outstanding stock options, restricted stock, warrants and the Debentures).

For the years ended December 31, 2001, 2000, and 1999, shares related to stock options were not included in diluted average common shares outstanding because their effect would be antidilutive. Diluted average common shares outstanding as of December 31, 2001, 2000, and 1999 also excludes 13,242,050, shares related to the conversion feature of the Debentures, as well as 27,980,000, 27,980,000 and 23,000,000 shares issuable on the exercise of warrants for 2001, 2000, and 1999, respectively, due to antidilution.

New Accounting Standards

In October 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 144. This Statement supersedes SFAS No. 121 but retains many of its fundamental provisions. Additionally, this statement expands the scope of discontinued operations to include more disposal transactions. The provisions of this statement are effective for financial statements issued for fiscal years beginning after December 15, 2001. SFAS No. 144 is not expected to have a material effect on the Company's consolidated financial statements.

In July 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations. SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. SFAS No. 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. SFAS No. 143 is effective for financial statements issued for fiscal years beginning after June 15, 2002 with early adoption permitted. SFAS No. 143 is not expected to have a material effect on the Company's consolidated financial statements.

In July 2001, the FASB issued SFAS No. 142. Under the provisions of this statement, goodwill and intangible assets that have indefinite useful lives will not be amortized but rather will be tested at least annually for impairment. SFAS No. 142 prescribes that impairment loss be measured as the difference between the carrying amount and fair value of the asset. The Company has not yet determined the effect of SFAS No. 142 on the Company's consolidated financial statements.

In July 2001, the FASB issued SFAS No. 141, Business Combinations. This statement applies to all business combinations entered into subsequent to June 30, 2001 and requires that all such business combinations be accounted for using the purchase method of accounting. Effective for periods beginning after December 15, 2001, the Company will adopt SFAS No. 141. SFAS No. 141 is not expected to have a material effect on the Company's consolidated financial statements .

Effective January 1, 2001, the Company adopted SFAS No. 133, as amended, which requires that all derivative instruments be reported on the balance sheet at fair value and establishes criteria for designation and effectiveness of hedging relationships. The cumulative effect of adopting SFAS No. 133 as of January 1, 2001 was not material to the Company's consolidated financial statements.

In September 2000, the FASB issued SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities (a replacement of FASB Statement No. 125), which revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain related disclosures. This pronouncement is effective after March 31, 2001, with respect to its provisions for transfers and servicing of financial assets and extinguishments of liabilities and after December 15, 2000, with respect to its provisions for recognition and reclassification of collateral and for disclosures relating to securitization transactions and collateral. SFAS No. 140 did not have a material effect on the Company's consolidated financial statements.

Reclassifications

Certain prior year amounts have been reclassified to conform with the 2001 presentation.

                      SUNBEAM CORPORATION AND SUBSIDIARIES
                              DEBTORS-IN-POSSESSION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


3.     ACQUISITIONS AND DIVESTITURES

Acquisitions

On March 30, 1998, pursuant to a merger agreement dated as of February 27, 1998, the Company, through a wholly-owned subsidiary, acquired approximately 81% of the total number of then outstanding shares of common stock of Coleman from an affiliate of MacAndrews & Forbes Holdings Inc. ("M&F"), in exchange for 14,099,749 shares of Sunbeam Corporation's common stock and approximately $160 million in cash. In addition, the Company assumed or repaid approximately $1,016 million in debt. Immediately thereafter, as a result of the exercise of employee stock options, the Company's indirect beneficial ownership of Coleman decreased to approximately 79% of the total number of the outstanding shares of Coleman common stock.

On August 12, 1998, the Company announced that, following investigation and negotiation conducted by a Special Committee of the board consisting of four outside directors not affiliated with M&F, the Company had entered into a settlement agreement with an affiliate of M&F pursuant to which the Company was released from certain threatened claims of M&F and its affiliates arising from the Coleman acquisition and M&F agreed to provide certain management personnel and assistance to the Company in exchange for the issuance to the M&F affiliate of a warrant expiring August 24, 2003 to purchase up to 23 million shares of the Company's common stock at a cash exercise price of $7.00 per share, subject to antidilution adjustments.

In January 2000, pursuant to a second merger agreement dated February 27, 1998 (the "Coleman Merger Agreement"), the Company acquired the remaining publicly held Coleman shares in a merger transaction in which the remaining Coleman stockholders (other than stockholders who are seeking appraisal rights under Delaware law) received 0.5677 of a share of the Company's common stock and $6.44 in cash for each share of Coleman common stock they owned, aggregating 6.7 million shares of the Company's common stock and approximately $87 million in cash. The approximate $87 million aggregate cash payment included $4.8 million related to the cash out of remaining stock options held by employees of Coleman, in accordance with the merger agreement, which occurred in December 1999. See
Note 17. In addition, pursuant to a court approved settlement of litigation by certain Coleman public stockholders arising out of the acquisition of Coleman by the Company, the Company issued to such Coleman public stockholders (other than such stockholders who are seeking appraisal rights under Delaware law), warrants expiring August 24, 2003 to purchase 4.98 million shares of the Company's common stock at $7.00 per share less approximately 498,000 warrants issued to the plaintiffs' attorneys for their fees and expenses. These warrants were issued when the consideration was paid for the Coleman merger. The total consideration given for the purchase of the remaining publicly held Coleman shares was valued at approximately $146 million.

The acquisition of Coleman was accounted for using the purchase method of accounting and, accordingly, the financial position and results of operations of Coleman are included in the accompanying Consolidated Financial Statements from the respective dates of acquisition. Prior to the completion of the merger on January 6, 2000, approximately 20% of Coleman's results of operations and net equity allocable to the public shareholders was reported as minority interest. No pro forma information has been presented for the period ending December 31, 2000 because the transaction occurred at the beginning of the period.

Divestitures

See Note 14 for discussion related to the sale of the Eastpak business.

In January 2000, the Company entered into a long-term licensing agreement with Helen of Troy Ltd. that will allow Helen of Troy Ltd. to market and distribute Sunbeam(R) branded retail human hair clippers and trimmers. In connection with this agreement, Helen of Troy Ltd. purchased the inventory of these retail clippers and trimmers in the first quarter of 2000 for $4.4 million. Helen of Troy Ltd. also entered into a licensing agreement to market and distribute Oster(R) branded retail hair clippers and trimmers through April 30, 2001. Pursuant to this agreement, the Company continued to manufacture Oster(R) branded retail hair clippers and trimmers through December 31, 2000. Helen of Troy Ltd., a marketing and distribution company in the personal care industry, also holds licenses for other Sunbeam(R) branded personal care products, including hair dryers, curling irons and personal spa products.

See Note 14 for discussion related to the February 2002 sale of the Company's Professional Scales business.

                      SUNBEAM CORPORATION AND SUBSIDIARIES
                              DEBTORS-IN-POSSESSION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


4.     DEBT

This note contains information regarding the Company's short-term and long-term debt as of December 31, 2001. As a result of the Filings, no principal or interest payments were made related to the Pre-Petition Credit Facility after February 6, 2001. In addition, the Company ceased accruing interest on the Pre-Petition Credit Facility and ceased amortizing the discount on the Debentures in accordance with SOP 90-7. The Sunbeam Corporation Plan contemplates converting a substantial portion of the existing bank debt described below into the New Secured Debt and equity interests in the reorganized Sunbeam Corporation. See Note 1. The Sunbeam Corporation Plan also contemplates the discharge of the Debentures.

In connection with the filing of the Petitions, the Secured Lenders under the Pre-Petition Credit Facility have provided Sunbeam Corporation with the DIP Credit Facility. The DIP Credit Facility initially provided for a total commitment of $285.0 million, with a $120.0 million sub-limit for letters of credit. The letters of credit outstanding under the Pre-Petition Credit Facility, discussed below, on the date of the Filings, were rolled into the DIP Credit Facility. In addition, pursuant to the DIP Credit Facility, the Company repaid approximately $50 million outstanding under the Supplemental Revolver of the Pre-Petition Credit Facility described below, as well as certain fees and expenses of the lenders under the DIP Credit Facility. The aggregate commitment under the DIP Credit Facility will be permanently reduced by 100% of the net cash proceeds from asset sales outside of the ordinary course of business. The aggregate commitments were permanently reduced to $200.0 million on April 30, 2001 and further reduced to $160.0 million on June 30, 2001. The DIP Credit Facility initially was to terminate at the earlier of (i) February 5, 2002, (ii) the effective date of the Sunbeam Corporation Plan, or (iii) termination of the commitments under the DIP Credit Facility. Pursuant to an amendment to the agreement dated March 13, 2002, the DIP facility was extended through February 5, 2003 and the total commitment was increased to $200.0 million. The aggregate commitments will be permanently reduced to $180.0 million on May 1, 2002 and further reduced to $160.0 million on June 1, 2002. Under the terms of the March 13, 2002 amendment, the Company paid an amendment fee of $4.0 million in March 2002. This fee will be amortized to interest expense using the straight-line method over the one-year period of the amendment. Borrowings under the DIP Credit Facility accrue interest at LIBOR plus 3.5%, or prime rate plus 2.5%.

The DIP Credit Facility contains various covenants, including (i) a cumulative consolidated earnings before interest, taxes, depreciation and amortization ("EBITDA") covenant, (ii) a cumulative capital expenditures covenant, (iii) a minimum domestic accounts payable covenant, (iv) a covenant limiting the amount of post-petition intercompany receivables due from foreign subsidiaries, and (v) a covenant regarding compliance with an agreed upon cash budget. In addition, the DIP Credit Facility provides that the Company is required to fully utilize borrowing availability under its A/R Securitization Facility, see Note 8, at any time there are loans outstanding under the DIP Credit Facility.

In addition to the above described EBITDA and other tests and ratios, the DIP Credit Facility contains covenants customary for credit facilities of a similar nature, including limitations on the ability of Sunbeam Corporation and its subsidiaries to, among other things, (i) declare dividends or repurchase stock,
(ii) incur liens or engage in sale-leaseback transactions, (iii) make loans and investments, (iv) incur additional debt, (v) amend or otherwise alter material agreements or enter into restrictive agreements, (vi) fail to maximize utilization of foreign credit facilities, (vii) fail to maintain its trade receivable securitization programs (viii) engage in mergers, acquisitions or asset sales, (ix) engage in transactions with affiliates, (x) alter its cash management system and (xi) alter the businesses they conduct. The DIP Credit Facility provides for events of default customary for transactions of this type, including nonpayment, misrepresentation, breach of covenant, cross-defaults, material adverse change arising from compliance with ERISA, entry of certain orders by the Bankruptcy Court in the Chapter 11 proceedings or material adverse judgments.

Borrowings under the DIP Credit Facility are secured by a perfected first priority lien on all the Debtors' assets subject to certain exceptions for the A/R Securitization Facility, and certain other exceptions.

Although there can be no guarantee, the Company believes that its financing capacity under the DIP Credit Facility and the A/R Securitization Facility, combined with its foreign working capital lines, cash flows from operations and existing cash and cash equivalent balances will be sufficient to support the Company's planned working capital needs and planned capital expenditures through the Debtors' anticipated emergence from Chapter 11. However, there can be no assurance that the aforementioned sources of funds will be sufficient to meet the Company's cash requirements on a consolidated basis. If the Company is unable to satisfy such cash requirements, the Company could be required to adopt one or more alternatives, such as reducing or delaying capital expenditures, borrowing additional funds, selling other assets or operations, reducing expenditures for new product development, cutting other costs, and some of such actions would require the approval of the Bankruptcy Court, the consent of the Secured Lenders under the DIP Credit Facility and/or the consent of the purchasers under the A/R Securitization Facility. There can be no assurance that any of such actions could be effected, or if so, on terms favorable to the Company, that such actions would enable the Company to continue to satisfy its cash requirements and/or that such actions would be permitted under the terms of the DIP Credit Facility, the A/R Securitization Facility or, with respect to the Debtors', be permitted by the Bankruptcy Court or the Bankruptcy Code.

                      SUNBEAM CORPORATION AND SUBSIDIARIES
                              DEBTORS-IN-POSSESSION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


4.     DEBT - (CONTINUED)

Debt at the end of each fiscal year consists of the following (in thousands):

                                                                                                2001           2000
                                                                                             ----------     ----------
DIP Credit Facility, average interest rate of 10.43% for 2001............................    $       --     $       --

Pre-Petition Credit Facility:
   Term loans, due in installments through 2006, average interest rate
     of 9.99% for 2001 and 9.48% for  2000...............................................     1,214,051      1,214,051
   Revolving Credit Facility, average interest rate of 9.21% for 2001
     and 9.58% for 2000..................................................................       327,948        326,000
Zero coupon convertible senior subordinated debentures, net of unamortized
   discount of $1,149,739 and $1,153,958 at December 31, 2001 and 2000, respectively.....       864,261        860,042
Other lines of credit, including foreign facilities......................................        23,228         36,309
Other long-term borrowings, due through 2012, weighted average
   interest rate of 3.91% and 4.13%, at December 31, 2001 and 2000, respectively.........        10,622         11,021
                                                                                             ----------     ----------

                                                                                              2,440,110      2,447,423

Less: Borrowings not subject to compromise classified as current.........................        32,707      2,446,264
Less: Borrowings not subject to compromise classified as non-current.....................         1,143          1,159
                                                                                             ----------     ----------

Long-term debt subject to compromise.....................................................    $2,406,260     $       --
                                                                                             ==========     ==========

As a result of losses incurred by the Company during 1998, 1999 and 2000, certain amendments and waivers to the Pre-Petition Credit Facility were sought and obtained from the Secured Lenders.

The Company and its Secured Lenders entered into an amendment to the Pre-Petition Credit Facility on August 10, 2000 in order to, among other things, provide the Company with a supplemental $50.0 million reducing revolving credit facility (the "Supplemental Revolver") having a final maturity date of December 31, 2000. The Company paid a facility fee to its Secured Lenders of $62,500 for the Supplemental Revolver.

The following description of the Pre-Petition Credit Facility reflects the significant terms of the Pre-Petition Credit Facility, as amended, at December 31, 2000.

In addition to the Supplemental Revolver, the Pre-Petition Credit Facility provided for aggregate borrowings of up to $1.7 billion pursuant to: (i) a revolving credit facility in an aggregate principal amount of up to $400.0 million maturing March 30, 2005; (ii) up to $800.0 million in term loans maturing on March 30, 2005 (all of which had been borrowed, and of which $78.0 million was repaid prior to the Filings) and (iii) a $500.0 million term loan maturing September 30, 2006 (all of which has been borrowed and of which $7.9 million was repaid prior to the Filings).

Under the Pre-Petition Credit Facility, interest accrued, at the Company's option: (i) at LIBOR, or (ii) at the base rate of the administrative agent plus 0.50%, in each case plus an interest margin which was 3.00% for LIBOR borrowings and 1.75% for base rate borrowings at December 31, 2000. Borrowings under the Pre-Petition Credit Facility are secured by a pledge of the stock of the Company's material subsidiaries and by a security interest in substantially all of the assets of the Company and its material domestic subsidiaries, which liens are subject to the superpriority liens under the DIP Credit Facility. In addition, borrowings under the Pre-Petition Credit Facility are guaranteed by a number of the Company's wholly-owned material domestic subsidiaries and these subsidiary guarantees are secured by substantially all of the material domestic subsidiaries' assets, which liens and guarantees are subject to the superpriority liens under the DIP Credit Facility. To the extent extensions of credit are made to any subsidiaries of the Company, the obligations of such subsidiaries are guaranteed by the Company. In addition to being entitled to the benefits of the foregoing described collateral and guaranties, outstanding borrowings under the Supplemental Revolver were secured by substantially all of the assets and 100% of the stock of the Company's Canadian subsidiary and were guaranteed by the Canadian subsidiary.

                      SUNBEAM CORPORATION AND SUBSIDIARIES
                              DEBTORS-IN-POSSESSION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


4.     DEBT - (CONTINUED)

Under the terms of an April 14, 2000 amendment to the Pre-Petition Credit Facility, the Company was obligated to pay the Secured Lenders an amendment fee for the April 14, 2000 amendment of 0.50% of the commitments under the Pre-Petition Credit Facility as of April 14, 2000, totaling $8.5 million. This fee was paid on May 26, 2000, the closing date of the sale of the Company's Eastpak business ("Eastpak"). Furthermore, an amendment fee previously agreed to for an April 15, 1999 amendment equal to $8.5 million was scheduled to be due on April 10, 2001. An additional amendment fee relating to the April 15, 1999 amendment equal to $8.5 million was scheduled to be due on June 30, 2001. The $17.0 million amendment fee associated with the April 15, 1999 amendment was amortized to interest expense using the straight-line method over the one-year term of the amendment. The $8.5 million amendment fee associated with the April 14, 2000 amendment was being amortized to interest expense using the straight-line method over the one year term of that amendment. In February 2001, this amortization was accelerated in accordance with SOP 90-7 and the unamortized balance of the fee ($1.6 million) was fully recognized. This expense is classified as a Reorganization Cost in the Consolidated Statements of Operations. See Note 6.

In March 1998, Sunbeam Corporation completed an offering of the Debentures at a yield to maturity of 5.0% (approximately $2,014 million principal amount at maturity) which resulted in approximately $730 million of net proceeds. The Debentures were exchangeable for shares of the Company's common stock at an initial conversion rate of 6.575 shares for each $1,000 principal amount at maturity of the Debentures, subject to adjustment upon occurrence of certain events. The Debentures are subordinated in right of payment to all existing and future senior indebtedness of Sunbeam Corporation.

In July 2000, Sunbeam Corporation announced an offer to acquire all of the currently outstanding Debentures in exchange for secured notes and shares of Sunbeam common stock (the "Exchange Offer"). On September 12, 2000, Sunbeam Corporation withdrew its offer to exchange all of the outstanding Debentures without accepting and paying for any tendered Debentures. The holders of the Debentures were unwilling to participate in the Exchange Offer under the terms proposed. As a result of the termination of the Exchange Offer, Sunbeam Corporation recognized a charge of $5.4 million in the third quarter of 2000. This charge included investment banking fees and legal and accounting fees incurred relating to the proposed transaction.

Sunbeam Corporation's Filings, see Note 1, constituted an event of default under the terms of the Debentures and the Sunbeam Corporation Plan contemplates no recovery to holders of the Debentures. Accordingly, at December 31, 2001, and December 31, 2000, the net amount due under the Debentures is included within Liabilities Subject to Compromise and current liabilities, respectively, in the accompanying Consolidated Balance Sheets.

At December 31, 2001, the aggregate annual maturities on short-term and long-term debt were $2,439.0 million in 2001 and $1.1 million in 2002.

5.     LIABILITIES SUBJECT TO COMPROMISE

Amounts representing liabilities of Sunbeam Corporation that are known to the Company or estimable prior to the Filings for which the Company is seeking relief pursuant to the Sunbeam Corporation Plan are presented as Liabilities Subject to Compromise in the accompanying Consolidated Balance Sheets. These liabilities consist primarily of amounts outstanding under the Company's Pre-Petition Credit Facility and amounts owed related to the Debentures (net of unamortized discount), accounts payable, accrued interest, and other accrued expenses. These amounts represent Sunbeam Corporation's estimate of known or potential claims to be discharged in connection with the Sunbeam Corporation Plan. Such claims remain subject to future adjustments, which may result from
(i) actions of the Bankruptcy Court; (ii) further development with respect to disputed claims; (iii) rejection of additional executory contracts or unexpired leases; (iv) proofs of claim; (v) amendments or modifications to the Sunbeam Corporation Plan or (vi) other events. Settlement, discharge and/or payment terms for these amounts are provided for pursuant to the Sunbeam Corporation Plan, see Note 1, although there can be no assurance that such plan of reorganization will be confirmed in its present form or that the transactions contemplated thereby will be consummated.

                      SUNBEAM CORPORATION AND SUBSIDIARIES
                              DEBTORS-IN-POSSESSION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


5.     LIABILITIES SUBJECT TO COMPROMISE - (CONTINUED)

On April 12, 2001, the Bankruptcy Court entered an order establishing May 31, 2001 as the deadline ("Bar Date") for the filing of the proofs of claim in the Chapter 11 case of Sunbeam Corporation. On April 27, 2001 and April 30, 2001, Sunbeam Corporation provided notice of the Bar Date to all known creditors of Sunbeam Corporation as of February 6, 2001. The Company has recently begun the process of reviewing the proofs of claim in order to determine their respective merit. Accordingly, the ultimate number and amount of allowed unsecured claims is not presently known. However, the Sunbeam Corporation Plan provides for no recovery to unsecured creditors and therefore there is not expected to be any distribution on any allowed unsecured creditor claim. The Sunbeam Corporation Plan provides some recovery to secured creditors of Sunbeam Corporation. See
Note 1.

In connection with the Filings, the Company received approval from the Bankruptcy Court to pay pre-petition employee wages, salaries, benefits and other employee obligations. The Subsidiary Debtors received approval from the Bankruptcy Court to pay pre-petition liabilities to vendors and other providers (other than professionals) in the ordinary course for goods and services received, and to honor customer service programs, including warranties and returns.

The principal categories of claims of Sunbeam Corporation classified as liabilities subject to compromise under reorganization proceedings at December 31, 2001 are identified below (in thousands):


            Pre-Petition Credit Facility....................   $  1,541,999
            Debentures, net of discount.....................        864,261
            Accrued interest and fees.......................         60,514
            Litigation related accruals.....................         20,356
            Accounts payable................................          6,694
            Accrued expenses and other......................          5,574
                                                               ------------

            Total...........................................   $  2,499,398
                                                               ============

Contractual interest expense not accrued or recorded on the Pre-Petition Credit Facility totaled $144.6 million for the period from the Filings (February 6, 2001) through December 31, 2001. Amortization of discount on the Debentures not recorded for the same period amounted to $39.9 million.

6.     REORGANIZATION COSTS

Expenses and income directly incurred or realized as a result of the Filings have been segregated from the normal operations and are disclosed separately. The major components of such costs for the period from the Filings (February 6, 2001) through December 31, 2001 are as follows (in thousands):

            Deferred financing fees.........................   $     40,048
            Professional fees and administrative expense....         19,924
            Prepaid amendment fees..........................          1,644
            Deferred gain on terminated swaps...............         (1,823)
                                                               ------------

            Total...........................................   $     59,793
                                                               ============

Deferred financing fees

Deferred financing fees represent costs related to the Pre-Petition Credit Facility and the Debentures, which were being amortized over the expected lives of the respective instruments. The amortization of these fees was accelerated as a result of the Filings, in accordance with SOP 90-7.

Professional fees and administrative expense

Professional fees and administrative expense relates to legal, accounting, and other professional costs directly attributable to the Filings.

                      SUNBEAM CORPORATION AND SUBSIDIARIES
                              DEBTORS-IN-POSSESSION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


6.     REORGANIZATION COSTS - (CONTINUED)

Prepaid amendment fee

Prepaid amendment fees represent costs incurred in connection with certain amendments to the Pre-Petition Credit Facility. These costs were being amortized over the life of the respective amendments. The amortization of these fees was accelerated as a result of the Filings, in accordance with SOP 90-7.

Deferred gain on terminated swap

The deferred gain on terminated swaps relates to gains realized on interest rate swap agreements sold during 2000. These gains were being amortized to interest expense over the original terms of the interest rate swap agreements. As a result of the Filings, amortization of these deferred gains were accelerated in accordance with SOP 90-7.

7.     FINANCIAL INSTRUMENTS

Fair Value of Financial Instruments

The fair value of the Company's financial instruments as of December 31, 2001 and 2000 was estimated based upon the following methods and assumptions:

Cash and Cash Equivalents - The carrying amount of cash and cash equivalents is assumed to approximate fair value as cash equivalents include all highly liquid, short-term investments with original maturities of three months or less.

Receivables and Accounts Payable - The carrying amount of receivables and accounts payable is assumed to approximate fair value for these instruments because of their short maturities.

Debt - As of December 31, 2001, the fair value of the Company's fixed and variable rate debt is not determinable in light of the Filings, see Note 1. At December 31, 2001, the carrying amounts related to the Pre-Petition Credit Facility and the Debentures were $1.5 billion and $864.3 million, respectively, and such amounts are included in Liabilities Subject to Compromise in the Consolidated Balance Sheets.

Letters of Credit and Surety Bonds - The Company utilizes stand-by letters of credit to back certain financing instruments and insurance policies and commercial letters of credit guaranteeing various international trade activities. In addition, the Company also entered into surety bonds largely to secure certain benefit plan obligations and as a result of environmental issues and litigation judgments that are primarily under appeal. The contract amounts of the letters of credit and surety bonds approximate their fair values. The contract value of letters of credit were $71.7 million and $68.5 million as of December 31, 2001 and 2000, respectively. Contract values for surety bonds as of December 31, 2001 and 2000 were $29.9 million and $69.9 million, respectively.

Derivative Financial Instruments

Interest Rate Swap and Interest Rate Cap Agreements - The Company utilizes interest rate swap agreements to reduce the impact on interest expense of fluctuating interest rates on its floating rate debt. The use of derivatives did not have a material impact on the Company's operations in 2001, 2000, and 1999. At December 31, 1999, the Company held three floating to fixed interest rate swap agreements, one with a notional value of $25.0 million and two with notional amounts of $150.0 million each. The swap agreements were contracts to exchange floating rate for fixed interest payments periodically over the lives of the agreements without the exchange of the underlying notional principal amounts. During 2000, the Company sold all three of the interest rate swap agreements. As a consequence of this transaction, the Company received net proceeds of approximately $2 million, and such amount was being amortized to interest expense over the terms of the related borrowings using the effective interest method until the Filings. In February 2001, this amortization was accelerated in accordance with SOP 90-7 and the unamortized balance of the deferred gain of $1.8 million was fully recognized. This amount is classified as a Reorganization Cost in the Consolidated Statements of Operations. In 2000, prior to the sale of the interest rate swap agreements, the Company received an average floating rate of 6.15%, 6.12% and 6.14%, respectively, and paid an average fixed rate of 6.12%, 5.75% and 5.58%, respectively. In 1999, the Company received an average floating rate of 5.38%, 5.22% and 5.22%, respectively, and paid an average fixed rate of 6.12%, 5.75% and 5.58%, respectively. In addition, in November 1999, the Company entered into a graduated interest rate cap agreement for a notional amount of $455.0 million, which expired April 2001. The interest rate as of December 31, 2000 and 1999 was 7.0% and 6.5%, respectively.

                      SUNBEAM CORPORATION AND SUBSIDIARIES
                              DEBTORS-IN-POSSESSION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


7.     FINANCIAL INSTRUMENTS - (CONTINUED)

At December 31, 2001, the Company did not hold any significant derivative instruments. At December 31, 2000, the fair value of the graduated interest rate cap was insignificant. This estimate was based upon quotes received from the Company's banking institutions and represented the cash requirement if the agreement had been terminated at the end of the year.

8.     ACCOUNTS RECEIVABLE SECURITIZATION

Prior to the Filings, certain subsidiaries of Sunbeam Corporation sold trade accounts receivable pursuant to two separate receivable securitization programs. The original program, entered into in December 1997, was amended in March 2000 to increase the program from $70.0 million to $100.0 million. This agreement provided for the sale of certain trade accounts receivable without recourse through a wholly-owned subsidiary (the "Sunbeam Receivables Program"). In mid-November 2000, the purchaser under the Sunbeam Receivables Program informed the Company that it intended to discontinue its operations in mid-February 2001 and consequently ceased purchasing accounts receivable on January 15, 2001. In April 2000, the Company's Coleman and Powermate subsidiaries entered into an additional revolving trade accounts receivable securitization program (the "Coleman Receivables Program"), to sell, without recourse, through a wholly-owned subsidiary of Coleman, up to a maximum of $95.0 million in trade accounts receivable.

On February 7, 2001, certain Subsidiary Debtors entered into the $200.0 million A/R Securitization Facility to replace both the Sunbeam Receivables Program and the Coleman Receivables Program (collectively the "Pre-Petition Receivables Programs"). This trade accounts receivable program contains cross-default provisions that provide the purchasers of the receivables an option to cease purchasing receivables if, subject to certain grace periods, Sunbeam Corporation is in default under the DIP Credit Facility. In addition, the A/R Securitization Facility contains various other covenants customary for these types of programs, including financial covenants. The Subsidiary Debtors that are party to the A/R Securitization Facility retain collection and administrative responsibilities for the receivables sold under such facility.

During 2001, 2000, and 1999, the Company received approximately $1 billion, $906 million and $350 million, respectively, under the Pre-Petition Receivables Programs and the A/R Securitization Facility. At December 31, 2001 and 2000, the Company had reduced accounts receivable by approximately $139 million and $97 million, respectively, for receivables sold under these programs. Costs of the programs, which primarily consist of the purchasers' financing cost of issuing commercial paper backed by the receivables, totaled $8.9 million, $7.8 million and $2.8 million during 2001, 2000 and 1999, respectively, and have been classified as interest expense in the accompanying Consolidated Statements of Operations.

In March of 2001, a foreign subsidiary of Sunbeam Corporation entered into an agreement to sell certain trade accounts receivable without recourse. During 2001, the foreign subsidiary received $33.5 million and incurred costs of $0.5 million, which has been classified as interest expense in the accompanying Consolidated Statements of Operations. At December 31, 2001, the foreign subsidiary had reduced accounts receivable by $3.2 million.

9.     INCOME TAXES

Loss before income taxes and minority interest, (including reorganization costs for the year ended December 31, 2001) for each fiscal year is summarized as follows (in thousands):

                                                                              2001            2000           1999
                                                                           ----------     -----------     ----------
Domestic...............................................................    $ (123,443)    $(1,343,397)    $ (329,713)
Foreign................................................................         2,236         (63,825)        36,527
                                                                           ----------     -----------     ----------

Loss before reorganization costs, income taxes and minority interest...      (121,207)     (1,407,222)      (293,186)
Reorganization costs (domestic)........................................       (59,793)             --             --
                                                                           ----------     -----------     ----------

                                                                           $ (181,000)    $(1,407,222)    $ (293,186)
                                                                           ==========     ===========     ==========

                      SUNBEAM CORPORATION AND SUBSIDIARIES
                              DEBTORS-IN-POSSESSION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


9.     INCOME TAXES - (CONTINUED)

Income tax provisions include current and deferred taxes (tax benefits) for each fiscal year as follows (in thousands):

                                                                        2001             2000             1999
                                                                     ----------       ----------       ----------
Current:
   Federal....................................................       $     (368)      $   (5,505)      $   (7,531)
   State......................................................               98            1,151               59
   Foreign....................................................            3,506            3,762            3,245
                                                                     ----------       ----------       ----------

                                                                          3,236             (592)          (4,227)
                                                                     ----------       ----------       ----------
Deferred:
   Federal....................................................           (4,346)              (1)          (7,777)
   State......................................................             (830)              --           (1,007)
   Foreign....................................................           (4,830)          (1,606)           4,187
                                                                     ----------       ----------       ----------

                                                                        (10,006)          (1,607)          (4,597)
                                                                     ----------       ----------       ----------

                                                                     $   (6,770)      $   (2,199)      $   (8,824)
                                                                     ==========       ==========       ==========

The effective tax rate on loss before income taxes and minority interest varies from the current statutory federal income tax rate as follows:

                                                                        2001             2000             1999
                                                                     ----------       ----------       ----------
Benefit at statutory rate.....................................            (35.0)%          (35.0)%          (35.0)%
State taxes, net..............................................             (2.6)            (0.9)            (3.5)
Amortization of intangible assets and goodwill................             --               27.2              9.8
Foreign earnings and dividends taxed at other rates...........              3.7             (0.8)             0.1
Valuation allowance...........................................             21.0              9.3             26.2
Reorganization costs..........................................              9.5             --               --
Other, net....................................................             (0.3)            --               (0.6)
                                                                     ----------       ----------       ----------

Effective tax rate benefit....................................             (3.7)%           (0.2)%           (3.0)%
                                                                     ==========       ==========       ==========

Significant components of the Company's deferred tax liabilities and assets are as follows:

                                                                             December 31,      December 31,
                                                                                 2001              2000
                                                                             -----------       ------------
Deferred tax assets:
   Receivables...........................................................     $  12,525          $ 13,680
   Post-retirement benefits other than pensions..........................        12,887            11,830
   Reserves for self-insurance and warranty costs........................        42,777            44,309
   Pension liabilities...................................................        27,127            24,901
   Inventories...........................................................        19,302            20,451
   Net operating loss carryforwards......................................       518,035           494,112
   Tax credits...........................................................         8,203             8,103
   Other, net............................................................        70,998            77,307
                                                                              ---------          --------

       Total deferred tax assets.........................................       711,854           694,693
   Valuation allowance...................................................       515,391           475,020
                                                                              ---------          --------

       Net deferred tax assets...........................................       196,463           219,673
                                                                              ---------          --------
Deferred tax liabilities:
   Depreciation..........................................................        19,146            35,409
   Acquired intangible assets............................................       228,677           241,360
   Other, net............................................................         3,575             7,456
                                                                              ---------          --------




       Total deferred tax liabilities....................................       251,398           284,225
                                                                              ---------          --------

       Net deferred tax liabilities......................................     $ (54,935)         $(64,552)
                                                                              =========          ========

                      SUNBEAM CORPORATION AND SUBSIDIARIES
                              DEBTORS-IN-POSSESSION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


9.     INCOME TAXES - (CONTINUED)

The net deferred tax liabilities above are included in the accompanying Consolidated Balance Sheets as of December 31, 2001 and 2000, as follows:

                                                                        December 31,       December 31,
                                                                            2001               2000
                                                                        -----------        ------------
Assets:
   Prepaid expenses and other current assets........................     $  25,032          $  24,976
   Trademarks, tradenames, goodwill and other, net..................        14,286              9,100
                                                                         ---------          ---------
       Total deferred tax assets....................................        39,318             34,076

Liabilities:
   Other current liabilities........................................         2,828                482
   Deferred income taxes............................................        91,425             98,146
                                                                         ---------          ---------
       Total deferred tax liabilities...............................        94,253             98,628
                                                                         ---------          ---------

       Net deferred tax liabilities.................................     $ (54,935)         $ (64,552)
                                                                         =========          =========

The Company establishes valuation allowances in accordance with the provisions of SFAS No. 109. The Company continually reviews the adequacy of the valuation allowances and recognizes tax benefits when it is more likely than not that the benefits will be realized. During 2001 and 2000, the Company increased its valuation allowance to approximately $515 million and $475 million, respectively, which reflects management's assessment that it is more likely than not that the deferred tax assets will not be realized through future taxable income. This assessment was made as a result of the significant leverage undertaken by the Company as part of its acquisitions, as well as the operating losses incurred throughout the 2001 and 2000 years.

At December 31, 2001, the Company had net operating loss carryforwards ("NOLs") of $1.2 billion for domestic income tax purposes and approximately $161 million for foreign income tax purposes. The domestic NOLs begin expiring in 2017. Of the foreign NOLs, approximately $11 million will expire in each of the years ending December 31, 2002 and 2003, and approximately $4 million, $16 million and $3 million will expire in the years ending December 31, 2004 through 2006, respectively. Of the remaining foreign NOLs, approximately $28 million will expire in years subsequent to 2006 and approximately $88 million have an unlimited life. Under Section 382 of the Internal Revenue Code, annual limitations may be imposed on the use of net operating loss carryforwards and certain other tax attributes when a company experiences a greater than 50% change in ownership. As a result of the Filings, and consummation of the proposed Plans, it is probable that such a change in ownership will occur. Consequently, an annual limitation may be imposed on the use of some of the Company's NOL's and certain tax attributes that exist at the time of the consummation of the proposed Plans.

The Company has not provided U.S. income taxes on undistributed foreign earnings of approximately $57 million at December 31, 2001, as the Company intends to permanently reinvest these earnings in the future growth of the business. Determination of the amount of unrecognized deferred U.S. income tax liability is not practicable because of the complexities associated with its hypothetical calculation.

                      SUNBEAM CORPORATION AND SUBSIDIARIES
                              DEBTORS-IN-POSSESSION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


10.    EMPLOYEE BENEFIT PLANS

Pension and Other Post-retirement Benefit Plans

The Company sponsors several defined benefit pension plans for Sunbeam Products, Coleman and BRK Brands, Inc. covering eligible U.S. salaried and hourly employees, as well as employees and former employees of divested businesses. Benefits under such plans covering all of Sunbeam Products' U.S. salaried and most of Sunbeam Products' U.S. hourly employees were frozen at various dates, all of which were prior to April 1997. Accordingly, no credit in the pension formula is given for service or compensation of all salaried and most hourly U.S. Sunbeam Products employees after that date. However, employees continue to earn service toward vesting in their interest in the frozen plans. One Sunbeam Products benefit plan for hourly employees remains active and continues to accrue benefits for service as of December 31, 2001.

The Coleman and BRK Brands, Inc. salaried pension plans accrue benefits under a cash balance plan. Under the cash balance plan, the Company will credit certain participants' accounts annually. Benefit plans for hourly employees of Coleman and BRK Brands, Inc. remain active and continue to accrue benefits for service as of December 31, 2001. The Coleman hourly plan is the only plan that is open to new participants. The Coleman salaried employee plans, as well as all BRK Brands, Inc. plans, are no longer open to new participants.

The Company maintains post-retirement benefit plans that cover retired former Sunbeam and Coleman employees and certain eligible current Coleman employees. These plans provide for medical and life insurance benefits, the costs of which the Company has consistently funded on a pay-as-you-go basis.

The Company funds all pension plans in amounts consistent with applicable laws and regulations. Pension plan assets include corporate and U.S. government bonds, corporate stocks, mutual funds, fixed income securities and cash equivalents.

Employees of non-U.S. subsidiaries generally receive retirement benefits from Company sponsored plans or from statutory plans administered by governmental agencies in their countries. The assets, liabilities and pension costs of the Company's non-U.S. defined benefit retirement plans are not material to the consolidated financial statements.

                      SUNBEAM CORPORATION AND SUBSIDIARIES
                              DEBTORS-IN-POSSESSION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


10.    EMPLOYEE BENEFIT PLANS - (CONTINUED)

The following table includes disclosures of the funded status and amounts recognized relating to the domestic defined benefit and post-retirement plans in the Company's Consolidated Balance Sheets at the end of respective fiscal years (in thousands):

                                                                                                            Post-retirement
                                                                                Pension Benefits                Benefits
                                                                                ----------------                --------
                                                                               2001          2000          2001           2000
                                                                           -----------    ----------    ----------     ----------
Change in Benefit Obligation:
   Benefit obligation at beginning of year..............................   $   174,251    $  177,594    $   38,547     $   36,012
   Service cost.........................................................         2,118         1,926         1,113            828
   Interest cost........................................................        12,476        12,536         2,890          2,595
   Amendments...........................................................            --            --        (5,930)            --
   Actuarial (gain) loss................................................          (651)       (3,055)        4,326          1,558
   Benefits paid........................................................       (14,475)      (14,750)       (2,509)        (2,446)
                                                                           -----------    ----------    ----------     ----------

   Benefit obligation at end of year....................................   $   173,719    $  174,251    $   38,437     $   38,547
                                                                           ===========    ==========    ==========     ==========

Change in Plan Assets:
   Fair value of plan assets at beginning of year.......................   $   142,923    $  142,559    $       --     $       --
   Actual return (loss) on plan assets..................................        (8,736)        4,856            --             --
   Employer contributions...............................................        15,707        10,258         2,509          2,446
   Benefits paid........................................................       (14,475)      (14,750)       (2,509)        (2,446)
                                                                           -----------    ----------    ----------     ----------

   Fair value of plan assets at end of year.............................   $   135,419    $  142,923    $       --     $       --
                                                                           ===========    ==========    ==========     ==========

Reconciliation of Funded Status:
   Funded status........................................................   $   (38,300)   $  (31,328)   $  (38,437)    $  (38,547)
   Unrecognized net actuarial loss......................................        61,885        46,759         5,379            843
   Unrecognized prior service cost (benefit)............................            18            18       (10,089)        (7,102)
                                                                           -----------    ----------    ----------     ----------

   Net amount recognized................................................   $    23,603    $   15,449    $  (43,147)    $  (44,806)
                                                                           ===========    ==========    ==========     ==========

Amounts Recognized in the Consolidated Balance Sheets Consist of:
   Accrued benefit liability............................................   $   (35,976)   $  (32,695)   $  (43,147)    $ (44,806)
   Intangible asset.....................................................            18            18            --            --
   Accumulated other comprehensive loss.................................        59,561        48,126            --            --
                                                                           -----------    ----------    ----------     ---------

   Net amount recognized................................................   $    23,603    $   15,449    $  (43,147)    $ (44,806)
                                                                           ===========    ==========    ==========     =========

In determining the actuarial present value of the benefit obligation, the weighted average discount rate used was 7.5% for both December 31, 2001 and 2000; and the expected return on plan assets ranged from 8.0% to 9.0% for both 2001 and 2000. The expected increase in future compensation levels was 4.5% for Coleman for both 2001 and 2000 and 5.0% for BRK Brands, Inc. for both 2001 and 2000.

The assumed health care cost trend rates used in measuring the accumulated post-retirement benefit obligation were 10% for pre-age 65 participants and 11% for post-age 65 participants for the plans for 2001 and were assumed to decrease gradually to 4.75% for 2008 and years thereafter. For 2000, the assumed health care cost trend rates were 9.0% and were assumed to decrease gradually to 6.0% by 2004.

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plan. A one-percentage-point change in assumed health care cost trend rates would have the following effects (in thousands):

                                                                             1-Percentage-     1-Percentage-
                                                                            Point Increase    Point Decrease
                                                                            --------------    --------------
Effect on total of service and interest cost components...................     $   717          $   (570)
Effect on the post-retirement benefit obligation..........................     $ 5,217          $ (4,262)

                      SUNBEAM CORPORATION AND SUBSIDIARIES
                              DEBTORS-IN-POSSESSION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


10.    EMPLOYEE BENEFIT PLANS - (CONTINUED)

Net pension expense and periodic post-retirement expense (benefit) include the following components (in thousands):

                                                                     Pension Benefits              Post-retirement Benefits
                                                              -------------------------------   ------------------------------
                                                                2001        2000       1999       2001       2000       1999
                                                              --------    --------   --------   --------   --------   --------
Components of net periodic pension benefit cost (benefit):
   Service cost......................................         $  2,118    $  1,926   $  1,858   $  1,113   $    828   $    877
   Interest cost.....................................           12,476      12,536     12,271      2,890      2,595      2,516
   Expected return on market value of assets.........           (9,049)     (8,727)    (8,775)        --         --         --
   Amortization of unrecognized prior service cost...                1           1         --     (2,943)    (2,944)    (2,944)
     Recognized net actuarial loss...................            2,007       1,858      1,936       (232)        --         --
                                                              --------    --------   --------   --------   --------   --------

   Net periodic benefit cost (benefit)...............         $  7,553    $  7,594   $  7,290   $    828   $    479   $    449
                                                              ========    ========   ========   ========   ========   ========

The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for the plans with accumulated benefit obligations in excess of plan assets were $153.4 million, $150.0 million and $117.3 million at December 31, 2001 and $152.2 million, $149.2 million and $121.6 million at December 31, 2000, respectively.

Defined Contribution Plans

The Company provides eligible employees (full time employees with six months or more of service) the opportunity to participate in its Sunbeam Corporation 401(k) Savings, Profit Sharing and Retirement Plan. Company contributions to these plans include employer matching contributions as well as discretionary contributions depending on the performance of the Company, in an amount up to 10% of eligible compensation. The Company provided $5.7 million in 2001, $4.8 million in 2000, and $3.9 million in 1999 for its defined contribution plans.

11.    SHAREHOLDERS' EQUITY (DEFICIENCY)

Common Stock

At December 31, 2001 and 2000, Sunbeam Corporation had 500,000,000 shares of $0.01 par value common stock authorized.

See Note 3 for information regarding outstanding stock warrants.

See Note 12 for information regarding employee stock options and awards.

Accumulated Other Comprehensive Loss

The components of accumulated other comprehensive loss consist of the following (in thousands):

                                                                         Minimum
                                                      Translation        Pension
                                                      Adjustments       Liability          Total
                                                      -----------       ---------          -----
Balance at December 31, 1999.....................      $(25,245)        $(48,041)        $(73,286)
Balance at December 31, 2000.....................       (37,022)         (48,126)         (85,148)
Balance at December 31, 2001.....................       (40,210)         (59,561)         (99,771)

12.    EMPLOYEE STOCK OPTIONS AND AWARDS

As of the date of the Filings, Sunbeam Corporation had two stock-based compensation plans, the Amended and Restated Sunbeam Corporation Stock Option Plan (the "Sunbeam Option Plan") and the Sunbeam Corporation 2000 Stock Option Plan (the "Sunbeam 2000 Option Plan"). Thalia Products, Inc. ("Thalia"), a wholly-owned subsidiary of Sunbeam Corporation had the Thalia Products Inc. Stock Option Plan (the "Thalia Option Plan").

                      SUNBEAM CORPORATION AND SUBSIDIARIES
                              DEBTORS-IN-POSSESSION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


12.    EMPLOYEE STOCK OPTIONS AND AWARDS - (CONTINUED)

The Company applies APB Opinion No. 25 and related interpretations in accounting for its stock options. Accordingly, no compensation cost has been recognized for outstanding stock options. Had compensation cost for the Company's outstanding stock options been determined based on the fair value at the grant dates for those options consistent with SFAS No. 123, the Company's net loss and basic and diluted loss per share would have differed as reflected by the pro forma amounts indicated below (in thousands, except per share amounts):

                                                                     2001            2000            1999
                                                                  ----------     ------------     ----------
          Net loss:
             As reported......................................    $ (174,230)    $ (1,405,278)    $ (299,519)
             Pro forma........................................           n/a       (1,426,062)      (331,842)
          Basic and diluted net loss per share:
             As reported......................................         (1.62)          (13.09)         (2.97)
             Pro forma........................................           n/a           (13.29)         (3.29)

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

                                                                      2000             1999
                                                                    --------         --------
          Expected volatility.................................        56.10%           55.90%
          Risk-free interest rate.............................         5.00%            6.49%
          Dividend yield......................................          0.0%             0.0%
          Expected life.......................................       5 years          5 years

No options were granted during 2001.

At the date of the Filings (February 6, 2001) options were outstanding with weighted-average exercise prices as follows:

                                                                                       Weighted
                                                                                       Average
                                                                    Shares          Exercise Price
                                                                  ----------        --------------
          Sunbeam Option Plan.................................     9,999,293            $8.00
          Sunbeam 2000 Option Plan............................        35,000             3.19
          Thalia Option Plan..................................     2,465,000             2.00
          Options granted outside the option plans............    15,975,000            16.34

The Sunbeam Corporation Plan contemplates that Sunbeam Corporation's existing common stock will be canceled along with all options and warrants to purchase common stock. Consequently, further detailed information with respect to stock options is not presented as it is meaningless.

Included in the outstanding and exercisable options issued outside the Sunbeam Option Plan, as presented above, are options issued to Sunbeam Corporation's former Chairman and Chief Executive Officer (3,750,000) and former Chief Financial Officer (1,125,000) in connection with their February 1998 employment agreements. The Company and these individuals are in dispute regarding the status of these options. See Note 16.

                      SUNBEAM CORPORATION AND SUBSIDIARIES
                              DEBTORS-IN-POSSESSION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


13.    SUPPLEMENTARY FINANCIAL STATEMENT DATA

Supplementary Balance Sheet data at the end of each fiscal year is as follows (in thousands):

                                                                                       2001             2000
                                                                                       ----             ----
Receivables:
   Trade (net of securitization programs, see Note 8)......................         $ 155,603         $ 242,356
   Sundry..................................................................            11,648            24,041
                                                                                    ---------         ---------
                                                                                      167,251           266,397
Valuation allowance........................................................           (35,876)          (40,195)
                                                                                    ---------         ---------
                                                                                    $ 131,375         $ 226,202
                                                                                    =========         =========
Inventories:
   Finished goods..........................................................         $ 273,635         $ 276,144
   Work in process.........................................................            19,132            26,574
   Raw materials and supplies..............................................            84,835            96,982
                                                                                    ---------         ---------
                                                                                    $ 377,602         $ 399,700
                                                                                    =========         =========
Prepaid expenses and other current assets:
   Deferred income taxes...................................................         $  25,032            24,976
   Prepaid expenses and other..............................................            17,128            22,031
                                                                                    ---------         ---------
                                                                                    $  42,160            47,007
                                                                                    =========         =========
Property, plant and equipment:
   Land and improvements...................................................         $  16,128         $  16,122
   Buildings and improvements..............................................           187,981           187,744
   Machinery and equipment.................................................           465,336           446,243
   Furniture and fixtures..................................................            18,584            21,377
                                                                                    ---------         ---------
                                                                                      688,029           671,486
Accumulated depreciation and amortization..................................          (326,896)         (233,062)
                                                                                    ---------         ---------
                                                                                    $ 361,133         $ 438,424
                                                                                    =========         =========
Trademarks, tradenames, goodwill and other:
   Trademarks and tradenames...............................................         $ 647,044         $ 648,106
   Goodwill................................................................            24,603            24,603
   Deferred financing costs................................................                65            54,626
   Other intangible assets.................................................            30,145            30,192
                                                                                    ---------         ---------
                                                                                      701,857           757,527
   Accumulated amortization................................................          (136,292)         (127,832)
                                                                                    ---------         ---------
                                                                                      565,565           629,695
   Other assets............................................................            25,660            19,398
                                                                                    ---------         ---------
                                                                                    $ 591,225         $ 649,093
                                                                                    =========         =========
Other current liabilities:
   Payrolls, commissions and employee benefits.............................         $  58,922         $  55,611
   Advertising and sales promotion.........................................            38,103            40,539
   Product warranty........................................................            42,180            43,928
   Sales returns...........................................................             7,470             8,843
   Accrued pension.........................................................             5,053                --
   Interest and amendment fees.............................................               948            46,188
   Other...................................................................            73,178            76,474
                                                                                    ---------         ---------
                                                                                    $ 225,854         $ 271,583
                                                                                    =========         =========

                      SUNBEAM CORPORATION AND SUBSIDIARIES
                              DEBTORS-IN-POSSESSION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


13.    SUPPLEMENTARY FINANCIAL STATEMENT DATA - (CONTINUED)

                                                                                                    2001               2000
                                                                                                 ----------         ----------
Other long-term liabilities:
   Accrued post-retirement benefit obligation...........................................         $   43,147         $   44,806
   Accrued pension......................................................................             30,923             32,695
   Product liability, product warranty and workers compensation.........................             70,768             78,237
   Other................................................................................             49,337             85,677
                                                                                                 ----------         ----------

                                                                                                 $  194,175         $  241,415
                                                                                                 ==========         ==========

Supplementary Statement of Cash Flows data for each fiscal year are summarized as follows (in thousands):

                                                                                    2001            2000               1999
                                                                                 ----------      ----------         ----------
Cash paid during the period for:
   Interest (net of interest received).......................................... $   17,899      $  143,342         $  163,491
                                                                                 ==========      ==========         ==========

   Reorganization items......................................................... $   13,084      $       --         $       --
                                                                                 ==========      ==========         ==========

   Income taxes (received) paid................................................. $   (6,171)     $    2,258         $   (7,461)
                                                                                 ==========      ==========         ==========

14.    ASSET IMPAIRMENT, RESTRUCTURING AND OTHER CHARGES

2001 Asset Impairment

The Company accounts for long-lived assets pursuant to SFAS No. 121. In conjunction with the annual strategic planning process, the Company evaluates factors, events and circumstances which include, but are not limited to, the historical and projected operating performance of the business operations, specific industry trends and general economic conditions to assess whether the remaining estimated useful lives of long-lived assets may warrant revision or whether the remaining asset values are recoverable through future operations. When such factors, events or circumstances indicate that long-lived assets should be evaluated for possible impairment, the Company uses either appraisals (when available) or an estimate of cash flows (undiscounted and without interest charges) over the remaining lives of the assets to measure recoverability. If the estimated cash flows are less than the carrying value of the asset, the loss is measured as the amount by which the carrying value of the asset exceeds fair value.

In the fourth quarter of 2001, as a result of a history of operating losses and negative cash flows incurred by the Sunbeam Outdoor Grill business (Neosho Facility), as well as the future prospects of the business, the Company concluded that an impairment existed as of December 31, 2001 for this business. A comparison of the fair value of the long-lived assets associated with that business with the carrying value yielded an impairment charge of $30.9 million. This fourth quarter of 2001 charge is included in Goodwill and other asset impairment in the Consolidated Statements of Operations.

Sale of Professional Scales Business

On November 5, 2001, Sunbeam Products, Inc. and Pelstar, LLC ("Pelstar") entered into a purchase agreement for the sale to Pelstar of substantially all of the assets and the assumption of certain liabilities of the Professional Scales business, including, among other items, the license of the Health O Meter(R) brand name for professional medical scales. Based upon the agreed upon purchase price, the Company determined that the Professional Scales business was impaired. Accordingly, during December 2001, the Company adjusted the carrying value of the Professional Scales net assets to their estimated fair market value (less estimated costs of the sale) resulting in a non-cash impairment charge of $1.5 million. This charge is reflected in Goodwill and other asset impairment in the Consolidated Statements of Operations. Prior to its sale, Professional Scales was included in the Company's Household business group. The Company will continue to manufacture and market consumer retail scales under the Health O Meter, Sunbeam and Counselor brands.

Professional Scales is comprised of the Pelouze scales business, as well as Health O Meter branded professional medical scales business. Net sales and operating income from the Professional Scales business were approximately 1% of consolidated results in 2001.

                      SUNBEAM CORPORATION AND SUBSIDIARIES
                              DEBTORS-IN-POSSESSION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


14.    ASSET IMPAIRMENT, RESTRUCTURING AND OTHER CHARGES - (CONTINUED)

2002 Strategic Business Reorganization

During 2001, in connection with the Company's 2002 strategic planning process, a number of decisions were made that generally consist of cost savings and productivity enhancement initiatives, business realignment along product brands on a global basis, and reductions and closures. As a result of the cost savings and productivity enhancement initiatives, the Company recognized a charge of $11.4 million in the fourth quarter. This charge results from decisions to: (i) outsource the production of certain previously manufactured stock keeping units ("SKUs") (coffee makers and blanket controls); (ii) restructure the Household Products research and development department; (iii) close Powermate's Longmont research and development office, and (iv) insource the Information Technology support function for the Household group. This charge consists of severance, retention and relocation expenses ($6.8 million), fixed asset write-offs ($3.4 million) and contract termination penalties ($1.2 million). These decisions resulted in the elimination of approximately 300 positions. Substantially all of these positions were eliminated by December 31, 2001 and substantially all of the severance obligation will be paid by December 31, 2002. Severance benefits of $1.3 million were paid during 2001. As of December 31, 2001, the remaining accrual balance was $6.7 million, primarily relating to severance, other employee benefits and contract termination penalties. The charge is reflected in SG&A ($8.0 million), Cost of Goods Sold ($2.6 million) and Other expense (income), net ($0.8 million).

As part of the realignment of the businesses along product brands on a global basis, the Company recorded a charge of $4.3 million in the fourth quarter of 2001. The reorganization primarily includes the closing of the office in Brazil, the transition of the management of the retail scales business from the Health and Safety business into the Household Products business and headcount reductions. The $4.3 million charge was recorded in SG&A ($3.8 million) and Cost of Goods Sold ($0.5 million) and consists of severance and other employee costs resulting from the elimination of approximately 80 positions ($3.5 million) and fixed asset and other write-offs ($0.8 million). Severance benefits of $0.3 million were paid during 2001. As of December 31, 2001, the remaining accrual balance was $3.3 million, primarily relating to severance and other employee benefits, substantially all of which is expected to be paid by December 31, 2002.

As a result of the decision to initiate certain business reductions or closures, a $9.3 million charge was recorded in the fourth quarter of 2001 primarily related to the decision to exit the Timberland branded business and a reduction of headcount in the Sunbeam Outdoor grills workforce. This charge primarily relates to the write-down of certain inventory to net realizable value ($3.4 million), severance costs ($2.5 million), fixed asset write-offs ($1.3 million), contract termination fees ($0.8 million) and the write-off of certain deferred costs related to attempted sales of businesses that were not consummated ($1.3 million). This charge was recorded in Cost of Goods Sold ($3.4 million) and SG&A ($5.9 million). These decisions resulted in the elimination of approximately 260 positions. As of December 31, 2001, the remaining accrual balance was $2.9 million, primarily relating to severance, other employee benefits, and contract termination fees, substantially all of which is expected to be paid by December 31, 2002.

2000 Goodwill Impairment

During the fourth quarter of 2000, as a result of the general weakening in the business from the prior year, combined with significant acquisition related debt, as well as the future prospects of the businesses, the Company determined that the goodwill resulting from the acquisitions of Coleman and Signature Brands was impaired. As a result, based upon estimates of the fair value of Coleman and Signature Brands, the Company recorded a $1.1 billion charge that is reflected in the 2000 operating loss in the Consolidated Statements of Operations. The goodwill impairment charge recorded is comprised of all of the remaining carrying value of the goodwill associated with the Company's acquisition of Coleman (approximately $916 million) and Signature Brands (approximately $136 million).

                      SUNBEAM CORPORATION AND SUBSIDIARIES
                              DEBTORS-IN-POSSESSION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


14.    ASSET IMPAIRMENT, RESTRUCTURING AND OTHER CHARGES - (CONTINUED)

2000 European Restructuring Plan

During the fourth quarter of 2000, the Company recorded a $4.3 million charge associated with a restructuring plan related to its European operations. The 2000 restructuring plan provided for the reduction of warehouses, distribution centers, manufacturing and distribution headcount, product offerings and SKUs. The $4.3 million restructuring charge was recorded in SG&A and consists primarily of severance and other employee costs resulting from the elimination of approximately 80 positions. During 2001, 23 employees were terminated and $1.5 million was paid for severance in accordance with this plan. In the second quarter of 2001, a new management team was put in place in Europe. During the fourth quarter of 2001, the new management team modified the 2000 restructuring plan such that the decision to consolidate the warehouses and distribution centers was largely put on hold. The modified plan includes additional reductions in manufacturing and sales offices headcount. As a result, $2.4 million of the 2000 restructuring reserve was reversed and the Company recorded a $2.8 million charge relating to the revised restructuring plan. The remaining reserve balance as of December 31, 2001 of $3.3 million primarily relates to severance and employee benefits.

In tandem with the 2000 restructuring plan, the Company discontinued certain product offerings, and eliminated certain SKUs within product lines. As a result, a $7.1 million charge was recorded in Cost of Goods Sold in the fourth quarter of 2000 to state this inventory at the lower-of-cost-or-market, based on management's best estimate of net realizable value.

2000 Glenwillow Plant Closure

In March 2000, the Company announced its intention to shut down operations at its Glenwillow facility, which manufactured and distributed Mr. Coffee brand coffee makers and coffee filters. These operations were fully consolidated into other existing facilities and the Glenwillow facility was closed as of June 30, 2000. As a result of this decision, the Company recorded a charge of $5.1 million ($3.3 million and $1.8 million in the first and second quarters, respectively) primarily related to the write-off of fixed assets and leasehold improvements, severance costs and contract and lease termination fees. This charge was recorded in SG&A ($0.6 million in each of the first and second quarters of 2000) and Cost of Goods Sold ($2.7 million and $1.2 million in the first and second quarters of 2000, respectively). The closing of this facility resulted in the elimination of approximately 300 positions. The Company incurred additional incremental costs during the second quarter of 2000 of $2.5 million (included in Cost of Goods Sold), primarily related to relocation of certain manufacturing equipment and machinery to other Company manufacturing locations and higher warehousing costs as a result of increased inventory levels to avoid customer supply issues during the plant shut-down. Such amounts were charged to operations as incurred. As of December 31, 2000, substantially all of the amounts accrued had been paid and the Company did not incur any material additional costs associated with this plant closure.

2000 Sunbeam Retail Stores Closing

In the first quarter of 2000, in connection with the Company's on-going review of its businesses, the decision was made to close the remaining Sunbeam retail stores. As a result of this decision, a charge of $2.5 million, primarily related to the write-off of leasehold improvements, severance and lease termination fees was recorded in the first quarter of 2000. This charge was recorded in SG&A ($2.2 million) and Cost of Goods Sold ($0.3 million). The majority of these stores were closed during the second quarter of 2000 and resulted in the elimination of approximately 60 positions. The Company did not incur any significant additional incremental costs. As of December 31, 2000, substantially all of the amounts accrued had been paid.

1999 Eastpak Goodwill Impairment

During the fourth quarter of 1999, the Company announced its intent to sell Eastpak. As a result of this change in the Company's business strategy for Eastpak, an evaluation for impairment of Eastpak's long-lived assets was performed pursuant to SFAS No. 121. Based upon this analysis, the Company determined that the fair market value of Eastpak's long-lived assets, including intangibles, was less than the carrying value. Accordingly, during the fourth quarter of 1999, the Company adjusted the carrying value of Eastpak's net assets to its estimated fair value (less estimated costs of sale) resulting in a non-cash impairment charge of $52.0 million. This charge reduced the goodwill associated with Eastpak. The fair market value of Eastpak was determined based upon the purchase price agreed to between the Company and VF Corporation in a purchase agreement between Sunbeam Corporation and VF Corporation (the "Eastpak Sale Agreement"). This fourth quarter charge is reflected in SG&A in the 1999 Consolidated Statement of Operations.

                      SUNBEAM CORPORATION AND SUBSIDIARIES
                              DEBTORS-IN-POSSESSION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


14.    ASSET IMPAIRMENT, RESTRUCTURING AND OTHER CHARGES - (CONTINUED)

The sale of Eastpak closed on May 26, 2000, resulting in net proceeds of $89.9 million. The final purchase price was subject to certain post-closing adjustments and retention of certain liabilities. During the third quarter of 2000, the Company received the post-closing settlement for the sale of Eastpak of $10.2 million and finalized the accounting for the transaction. The post-closing settlement resulted in total net proceeds from the sale of $102.6 million and a reduction of $3.2 million to the asset impairment charge previously recognized for Eastpak. This reduction in the impairment charge resulted primarily from the Company's ability to sell certain of the Eastpak manufacturing facilities rather than closing such facilities as was assumed in the original impairment calculation. This adjustment is reflected in SG&A in the 2000 Consolidated Statement of Operations. Eastpak was acquired by the Company in March 1998. Net sales from Eastpak were approximately 5% of consolidated net sales for the periods prior to its disposition. Eastpak's operating income in 2000 and 1999 was not significant. Eastpak's results of operations are included in the Company's Outdoor Leisure business group through May 26, 2000.

1999 Fixed Asset Impairment and Excess and Obsolete Inventory Charge

In the fourth quarter of 1999, in connection with the completion of the Company's 2000 strategic planning process, a decision was made to discontinue a number of products, primarily scales, humidifiers and certain camping stoves, lights and air mattresses, previously made by the Company, resulting in equipment and tooling that will no longer be utilized by the Company and inventory levels in excess of anticipated sales volume. In addition, as a result of the Company's business planning process, which was completed in the fourth quarter of 1999, the Company identified certain other assets that would no longer be required for ongoing operations. Accordingly, a charge of $8.0 million was recorded in the fourth quarter of 1999 in Cost of Goods Sold to write certain of these fixed assets down to their estimated fair market values. Substantially all of this charge related to machinery, equipment and tooling at the Company's Hattiesburg, Mississippi manufacturing facility. These assets were taken out of service at the time of the write-down and were not depreciated further after the write-down. These assets had a nominal salvage value and/or no significant remaining carrying value as of December 31, 1999 and were disposed of during 2000. Depreciation expense associated with these assets was $0.9 million in 1999. During the fourth quarter of 1999 the Company also made a decision to discontinue certain grill and grill accessory SKUs. As a result of this decision, the Company reduced the economic useful life associated with the machinery, equipment and tooling used for these SKUs. Approximately $3 million of additional depreciation expense was recorded over the fourth quarter of 1999 from the time the decision was made to exit the product line until production ceased at December 31, 1999 and resulted in the affected assets being fully depreciated. Depreciation expense associated with these assets was $4.6 million in 1999. These assets were disposed of during 2000, and the Company did not generate significant proceeds as a result of the disposals. Additionally, as a result of the Company's decision to discontinue certain camping stoves, lights, air mattresses, scales and humidifiers, a $3.0 million charge was recorded during the fourth quarter of 1999 to properly state this inventory at the lower-of-cost-or-market. The Company also recognized $0.8 million related to certain other product lines to properly state the inventory at the lower-of-cost-or-market. These charges for excess inventories were based upon management's best estimate of net realizable value.

15.    SEGMENT, CUSTOMER AND GEOGRAPHIC DATA

Through December 31, 2001, Sunbeam's operations were managed through four reportable segments: Household, Outdoor Leisure, International and Corporate. Reportable segments were identified by the Company based upon the distinct products manufactured (Household and Outdoor Leisure) or based upon the geographic region in which its products are distributed (International). The Company's reportable segments were all separately managed.

The Household group consists of appliances (including mixers, blenders, food steamers, bread makers, rice cookers, coffee makers, toasters, irons and garment steamers), health products (including vaporizers, humidifiers, air cleaners, massagers, hot and cold packs and blood pressure monitors), scales, personal care products (including hair clippers and trimmers and related products for the professional beauty, barber and veterinarian trade and sales of products to commercial and institutional channels), blankets (including electric blankets, heated throws and mattress pads) and through the Company's wholly-owned subsidiary, BRK Brands, Inc., smoke and carbon monoxide detectors, fire extinguishers and home safety equipment.

The Outdoor Leisure group includes outdoor recreation products (which encompass tents, sleeping bags, coolers, camping stoves, lanterns and outdoor heaters), outdoor cooking products (including gas and charcoal outdoor grills and grill parts and accessories), Powermate products (including portable and stationary power generators, air compressors and pressure washers), and Eastpak and Timberland branded products (including backpacks, bookbags and other travel related gear). See Note 14 for discussion of the May 2000 Eastpak divestiture.

                      SUNBEAM CORPORATION AND SUBSIDIARIES
                              DEBTORS-IN-POSSESSION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


15.    SEGMENT, CUSTOMER AND GEOGRAPHIC DATA - (CONTINUED)

The International group is managed through five regional subdivisions: Europe, Latin America, Japan, Canada and Asia. Europe includes the manufacture, sales and distribution of Campingaz products and sales and distribution in Europe, Africa and the Middle East of other Company products. The Latin American region includes the manufacture, sales and distribution throughout Latin America of small appliances, and sales and distribution of personal care products, professional clippers and related products, camping products and Powermate products. Japan includes the sales and distribution of primarily outdoor recreation products. Canada includes sales of substantially all the Company's products and Asia encompasses sales and distribution in all areas of Asia other than Japan of substantially all the Company's products.

The Company's Corporate group provides certain management, accounting, legal, risk management, treasury, human resources, tax and management information services to all operating groups and also includes the operations of the Sunbeam retail stores prior to their closing in the first quarter of 2000.

The accounting policies of the operating segments are the same as those described in the summary of significant accounting policies, see Note 2. Sunbeam evaluates performance and allocates resources based upon earnings before interest expense, income taxes, depreciation and amortization ("EBITDA") excluding minority interest, reorganization costs, significant and unusual gains and losses and foreign exchange gains and losses. Intersegment sales and transfers are primarily recorded at cost.

The following tables include selected financial information with respect to Sunbeam's four operating segments. Business segment information for prior years has been reclassified to conform to the current year presentation.

                                                                   Outdoor
                                                 Household         Leisure        International      Corporate          Total
                                                 ---------        ---------       -------------      ---------       -----------
Year Ended December 31, 2001
   Net sales to unaffiliated customers......     $ 736,936        $ 797,614         $ 469,665        $      --       $ 2,004,215
   Intersegment net sales...................        63,322          101,392            12,419               --           177,133
   Segment EBITDA...........................        42,858           21,810            18,989          (22,531)           61,126
   Segment assets...........................       407,726          770,813           258,191          124,013         1,560,743
   Segment depreciation expense.............        22,790           40,449             6,495            5,706            75,440

Year Ended December 31, 2000
   Net sales to unaffiliated customers......     $ 764,960        $ 780,365         $ 524,844        $   6,226       $ 2,076,395
   Intersegment net sales...................        72,814          117,601             1,838               --           192,253
   Segment EBITDA...........................        60,916           25,621            44,972          (68,523)           62,986
   Segment assets...........................       450,544          748,294           250,031          338,782         1,787,651
   Segment depreciation expense.............        24,501           35,147             7,490            8,628            75,766

Year Ended December 31, 1999
   Net sales to unaffiliated customers......     $ 837,057        $ 966,448         $ 583,684        $  10,790       $ 2,397,979
   Intersegment net sales...................        81,253          150,938             7,050               --           239,241
   Segment EBITDA...........................        60,929          110,815            59,646          (74,077)          157,313
   Segment assets...........................       707,436        1,713,045           385,200          326,668         3,132,349
   Segment depreciation expense.............        25,986           40,490             6,076            9,658            82,210

                      SUNBEAM CORPORATION AND SUBSIDIARIES
                              DEBTORS-IN-POSSESSION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


15.    SEGMENT, CUSTOMER AND GEOGRAPHIC DATA - (CONTINUED)

Reconciliation of selected segment information to Sunbeam's consolidated totals for the years ended:

                                                                          December 31, 2001   December 31, 2000   December 31, 1999
                                                                          -----------------   -----------------   -----------------
Net sales:
Net sales for reportable segments.......................................      $2,181,348         $ 2,268,648         $2,637,220
Elimination of intersegment net sales...................................        (177,133)           (192,253)          (239,241)
                                                                              ----------         -----------         ----------
   Consolidated net sales...............................................      $2,004,215         $ 2,076,395         $2,397,979
                                                                              ==========         ===========         ==========
Segment EBITDA:
Total EBITDA for reportable segments....................................      $   61,126         $    62,986         $  157,313
Unallocated amounts:
   Interest expense.....................................................         (48,246)           (217,507)          (200,181)
   Foreign exchange losses (gains)......................................          (3,995)             (3,563)             2,293
   Depreciation expense.................................................         (75,440)            (75,766)           (82,210)
   Amortization of intangible assets....................................         (20,895)            (51,457)           (49,796)
   Reorganization to global brand basis (Note 14).......................          (4,283)                 --                 --
   Cost savings/ productivity (Note 14).................................         (11,419)                 --                 --
   Exiting businesses (Note 14).........................................          (9,314)                 --                 --
   Impairment charges (Note 14).........................................         (32,441)                 --                 --
   European restructuring charge (Note 14)..............................            (361)             (4,291)                --
   Provision for inventory and fixed assets (Note 14)...................              --              (7,107)           (15,068)
   Former employees deferred compensation and severance (Note 12).......              --              (5,713)            (4,716)
   Goodwill impairment (Note 14)........................................              --          (1,052,278)           (52,000)
   Year 2000 and system initiative expenses.............................              --                  --            (27,279)
   Restatement related charges (Note 16)................................          10,507             (39,069)            (7,607)
   Litigation and environmental and other reserve adjustments (Note 16).              --              (1,489)           (11,292)
   Insurance recovery (Note 16).........................................          13,554              10,000                 --
   Exchange offer expenses (Note 4).....................................              --              (5,409)                --
   Purchase accounting adjustments......................................              --              (4,280)                --
   Glenwillow closure (Note 14).........................................              --              (7,572)                --
   Retail Stores closings (Note 14).....................................              --              (2,544)                --
   Other charges........................................................              --              (2,163)            (2,643)
                                                                              ----------         -----------         ----------
                                                                                (182,333)         (1,470,208)          (450,499)
                                                                              ----------         -----------         ----------
        Consolidated loss before reorganization costs,
        income taxes, and minority interest.............................      $ (121,207)        $(1,407,222)        $ (293,186)
                                                                              ==========         ===========         ==========

Enterprise-Wide Disclosures

Net sales on a global basis from the Company's Household products represented 46%, 47% and 43%, of consolidated net sales in 2001, 2000, and 1999, respectively. Net sales from the Company's Outdoor Leisure products category represented 54%, 53% and 56% of consolidated net sales in 2001, 2000, and 1999, respectively.

                                                                                              Years Ended
                                                                                              -----------
                                                                                 2001             2000             1999
                                                                              ----------       ----------       ----------
Geographic Area Data
Net sales to unaffiliated customers:
   United States.......................................................       $1,534,508       $1,551,552       $1,814,295
   Europe..............................................................          148,080          187,551          239,725
   Latin America.......................................................          165,586          165,242          148,108
   Other...............................................................          156,041          172,050          195,851
                                                                              ----------       ----------       ----------
Total net sales........................................................       $2,004,215       $2,076,395       $2,397,979
                                                                              ==========       ==========       ==========
Identifiable assets:
   United States.......................................................       $1,302,552       $1,537,620       $2,747,149
   Europe..............................................................          108,679          116,621          232,896
   Latin America.......................................................           78,982           71,183           66,995
   Other...............................................................           70,530           62,227           85,309
                                                                              ----------       ----------       ----------
Total identifiable assets..............................................       $1,560,743       $1,787,651       $3,132,349
                                                                              ==========       ==========       ==========

                      SUNBEAM CORPORATION AND SUBSIDIARIES
                              DEBTORS-IN-POSSESSION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


15.    SEGMENT, CUSTOMER AND GEOGRAPHIC DATA - (CONTINUED)

Revenue from one retail customer in the United States in Sunbeam's Household and Outdoor Leisure segments accounted for approximately 18%, 21%, and 19%, of consolidated net sales in 2001, 2000, and 1999, respectively. Receivables from this customer excluding the effect of the Company's receivable securitization program approximated $48 million and $57 million at December 31, 2001 and 2000, respectively. The Company establishes its credit policies based on an ongoing evaluation of its customers' creditworthiness and competitive market conditions and establishes its allowance for doubtful accounts based on an assessment of exposures to credit losses at each balance sheet date. The Company believes its allowance for doubtful accounts is sufficient based on the credit exposures outstanding.

16.    COMMITMENTS AND CONTINGENCIES

Litigation

Commencing in April 1998, lawsuits were filed on behalf of purchasers of Sunbeam Corporation's common stock against Sunbeam Corporation and some of its present and former directors and former officers, as well as Arthur Andersen LLP ("Arthur Andersen"), Sunbeam Corporation's independent accountants for the period covered by the lawsuits, alleging violations of the federal and state securities laws. The plaintiffs seek an unspecified award of money damages. Commencing October 1998, lawsuits were filed in the U.S. District Court for the Southern District of Florida on behalf of certain purchasers of the Debentures against Sunbeam Corporation, certain of Sunbeam Corporation's former officers and directors and Arthur Andersen, alleging, among other things, violations of federal and state securities laws. The plaintiffs seek, among other things, either unspecified monetary damages or rescission of their purchase of the Debentures. These lawsuits have been consolidated in the U.S. District Court for the Southern District of Florida. Except for Sunbeam Corporation, (i) lawsuits by purchasers of Debentures against Arthur Andersen (ii) and Sunbeam Corporation, all of these cases have been tentatively settled as to all defendants, subject to court approval. With regard to the lawsuits against Arthur Andersen, the Company has been informed that such cases have been settled. As a result of Sunbeam Corporation's Filing, this case is automatically stayed under the Bankruptcy Code as against Sunbeam Corporation. Under the Sunbeam Corporation Plan, if it is confirmed and becomes effective, the claims of the plaintiffs against Sunbeam Corporation will be discharged with no recovery for such claims.

In April 1998, a purported derivative action was filed in the Circuit Court for the Fifteenth Judicial Circuit in and for Palm Beach County, Florida against Sunbeam Corporation and some of its present and former directors and former officers. In this action, plaintiffs allege, among other things, that Messrs. Dunlap and Kersh, Sunbeam Corporation's former Chairman and Chief Executive Officer and former Chief Financial Officer, respectively, caused Sunbeam Corporation to employ fraudulent accounting procedures in order to enable them to secure new employment contracts, and seeks a declaration that the individual defendants have violated fiduciary duties, an injunction against the payment of compensation to Messrs. Dunlap and Kersh or the imposition of a constructive trust on such payments, and unspecified money damages. The defendants have each moved to dismiss the amended complaint in whole or in part. As a result of Sunbeam Corporation's Filing, this case is automatically stayed under the Bankruptcy Code as against Sunbeam Corporation. Pursuant to the Bankruptcy Code and the Sunbeam Corporation Plan, if it is confirmed and becomes effective, such derivative actions become assets of Sunbeam Corporation.

Sunbeam Corporation was named as a defendant in an action filed in the District Court of Tarrant County, Texas, 48th Judicial District, on November 20, 1998. The plaintiffs in this action are purchasers of the Debentures. The plaintiffs allege that Sunbeam Corporation violated the Texas Securities Act and the Texas Business & Commercial Code and committed state common law fraud in connection with the offering and sale of the Debentures. Sunbeam Corporation specially appeared to assert an objection to the Texas court's exercise of personal jurisdiction over Sunbeam Corporation, and the complaint was dismissed without prejudice for lack of jurisdiction. In October 2000, the plaintiffs also filed a complaint against Sunbeam Corporation's subsidiary Sunbeam Products, Inc. in the District Court for Dallas County alleging substantially the same allegations as the complaint filed against Sunbeam Corporation in Tarrant County. The court in such case has, on its own motion, closed this case without prejudice, and provided either party to the case the right to file a motion to reinstate the case within a 30 day period following the conclusion of the Chapter 11 case of Sunbeam Products, Inc.

Messrs. Dunlap and Kersh have commenced an action against Sunbeam Corporation in the Chancery Court for the State of Delaware seeking advancement from Sunbeam Corporation of their alleged expenses incurred in connection with defending themselves in the various actions described above in which they are defendants and the investigation by the SEC described below. As a result of Sunbeam Corporation's Filing, this case is automatically stayed under the Bankruptcy Code. Under the Sunbeam Corporation Plan, if it is confirmed and becomes effective, the claims of Messrs. Dunlap and Kersh for these payments will be discharged with no recovery for such claims.

                      SUNBEAM CORPORATION AND SUBSIDIARIES
                              DEBTORS-IN-POSSESSION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


16.    COMMITMENTS AND CONTINGENCIES - (CONTINUED)

On February 9, 1999, Messrs. Dunlap and Kersh filed with the American Arbitration Association demands for arbitration of claims under their respective employment agreements with Sunbeam Corporation. Messrs. Dunlap and Kersh are requesting a finding by the arbitrator that Sunbeam Corporation terminated their employment without cause and that they should be awarded certain benefits based upon their respective employment agreements. Sunbeam Corporation has filed counterclaims seeking, among other things, the return of all consideration paid, or to be paid, under the February 1998 employment agreements between Sunbeam Corporation and Messrs. Dunlap and Kersh. As a result of Sunbeam Corporation's Filing, this case is automatically stayed under the Bankruptcy Code. Under the Sunbeam Corporation Plan, if it is confirmed and becomes effective, the claims of Messrs. Dunlap and Kersh will be discharged with no recovery for such claims.

Commencing in July 1998, three of the insurers that issued directors and officers insurance filed suit against the Company requesting a declaratory judgment that the directors' and officers' liability insurance policy for coverage issued by such issuers was invalid and/or had been properly canceled. Two of these cases were transferred to the U.S. District Court for the Southern District of Florida for coordination and consolidation of pre-trial proceedings with the various actions pending in that court. One of the cases is pending in the Circuit Court of the Seventeenth Judicial Circuit in and for Broward County, Florida. As a result of Sunbeam Corporation's Filing, these cases are automatically stayed as against Sunbeam Corporation. In April 1999, Sunbeam Corporation filed an action in the U.S. District Court for the Southern District of Florida against National Union Fire Insurance Company of Pittsburgh, PA, Gulf Insurance Company and St. Paul Mercury Insurance Company requesting, among other things, a declaratory judgment that these insurers are not entitled to rescind their respective directors' and officers' liability insurance policies issued to Sunbeam Corporation and a declaratory judgment that Sunbeam Corporation is entitled to coverage from these insurance companies for the various lawsuits described herein under directors' and officers' liability insurance policies issued by each of the defendants. Sunbeam Corporation has settled the National Union action in 2000 resulting in the recovery of $10.0 million and has settled the St. Paul and Gulf actions in 2001 resulting recovery of $13.6 million.

By letter dated June 17, 1998, the staff of the Division of Enforcement of the SEC advised Sunbeam Corporation that it was conducting an informal inquiry into Sunbeam Corporation's accounting policies and procedures and requested that Sunbeam Corporation produce certain documents. In July 1998, the SEC issued a Formal Order of Private Investigation, pursuant to which subpoenas were served on Sunbeam Corporation requiring the production of certain documents. Sunbeam Corporation has resolved this investigation and in connection with such resolution consented to an order which provided that Sunbeam Corporation will cease and desist from future violations of the antifraud and other provisions of the federal securities laws, but such order did not provide for the imposition of monetary penalties.

Sunbeam Corporation and/or its subsidiaries are also involved in various other lawsuits arising from time to time which Sunbeam Corporation considers to be ordinary routine litigation incidental to its business. In the opinion of Sunbeam Corporation, the resolution of these routine matters, and of certain matters relating to prior operations, individually or in the aggregate, will not have a material adverse effect upon the financial position, results of operations or cash flows of Sunbeam Corporation and its subsidiaries.

Amounts accrued for litigation matters represent the anticipated costs (damages and/or settlement amounts) in connection with pending litigation and claims and related anticipated legal fees for defending such actions. The costs are accrued when it is both probable that an asset has been impaired or a liability has been incurred and the amount can be reasonably estimated. The accruals are based upon the Company's assessment, after consultation with counsel, of probable loss based on the facts and circumstances of each case, the legal issues involved, the nature of the claim made, the nature of the damages sought and any relevant information about the plaintiffs and other significant factors which vary by case. When it is not possible to estimate a specific expected cost to be incurred, the Company evaluates the range of probable loss and records the minimum end of the range. As of December 31, 2001, Sunbeam Corporation and its subsidiaries had established accruals for litigation matters of $23.9 million (representing $11.6 million and $12.3 million for estimated damages or settlement amounts and legal fees, respectively), and $40.5 million as of December 31, 2000 (representing $11.7 million and $28.8 million for estimated damages or settlement amounts and legal fees, respectively). It is anticipated that the $23.9 million accrual at December 31, 2001 will be paid as follows:
$2.5 million in 2002 and $3.3 million in 2003, and $18.1 million will be subject to discharge.

                      SUNBEAM CORPORATION AND SUBSIDIARIES
                              DEBTORS-IN-POSSESSION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


16.    COMMITMENTS AND CONTINGENCIES - (CONTINUED)

The Company recorded an additional $39.1 million and $7.6 million for the fiscal twelve months of 2000 and 1999, respectively, for defense costs for restatement-related litigation. The Company's estimate of the additional defense costs was based primarily upon actual defense costs experienced in the second through fourth quarters of 2000 and a projection of expected future costs through the various trial dates of such litigations based on such costs to date (which were considered to be representative of the expected future costs). As a result of settlements in these cases in the fourth quarter of 2001, certain of these reserves were reduced by $10.5 million in the fourth quarter of 2001. The balance of the accruals for the restatement related litigation and other claims against Sunbeam Corporation as of December 31, 2001 were established prior to the Filings and do not reflect the effect of any possible discharge under the Bankruptcy Code of matters for which the reserves were originally established. The Company believes, based on information available on December 31, 2001, that anticipated probable costs of litigation matters existing as of December 31, 2001 have been adequately reserved to the extent determinable.

Environmental Matters

The Company's operations, like those of comparable businesses, are subject to certain federal, state, local and foreign environmental laws and regulations in addition to laws and regulations regarding labeling and packaging of products and the sales of products containing certain environmentally sensitive materials. The Company believes it is in substantial compliance with all environmental laws and regulations which are applicable to its operations. Compliance with environmental laws and regulations involves certain continuing costs; however, such costs of ongoing compliance have not resulted, and are not anticipated to result, in a material increase in the Company's capital expenditures or to have a material adverse effect on the Company's competitive position, results of operations, financial position or cash flows.

In addition to ongoing environmental compliance at its operations, the Company also is actively engaged in environmental remediation activities, many of which relate to divested operations. As of December 31, 2001, Sunbeam Corporation or various of its subsidiaries have been identified by the United States Environmental Protection Agency ("EPA") or a state environmental agency as a potentially responsible party ("PRP") in connection with six sites subject to the federal Superfund Act and eight sites subject to state Superfund laws comparable to the federal law (collectively the "Environmental Sites"), exclusive of sites at which Sunbeam Corporation or various of its subsidiaries have been designated (or expects to be designated) as a de minimis (less than 1%) participant.

The Superfund Act, and related state environmental remediation laws, generally authorize governmental authorities to remediate a Superfund site and to assess the costs against the PRPs or to order the PRPs to remediate the site at their expense. Liability under the Superfund Act is joint and several and is imposed on a strict basis, without regard to degree of negligence or culpability. As a result, Sunbeam Corporation or various of its subsidiaries recognize their responsibility to determine whether other PRPs at a Superfund site are financially capable of paying their respective shares of the ultimate cost of remediation of the site. Whenever Sunbeam Corporation or various of its subsidiaries have determined that a particular PRP is not financially responsible, it has assumed for purposes of establishing reserve amounts that such PRP will not pay its respective share of the costs of remediation. To minimize Sunbeam Corporation's or various of its subsidiaries' potential liability with respect to the Environmental Sites, Sunbeam Corporation or various of its subsidiaries have actively participated in steering committees and other groups of PRPs established with respect to such sites. Sunbeam Corporation or various of its subsidiaries engage in active remediation activities at thirteen sites, seven of which are among the Environmental Sites referred to above, and six of which have not been designated as Superfund sites under federal or state law. The remediation efforts in which the Sunbeam Corporation or various of its subsidiaries are involved include facility investigations, including soil and groundwater investigations, corrective measure studies, including feasibility studies, groundwater monitoring, extraction and treatment and soil sampling, excavation and treatment relating to environmental clean-ups. In certain instances, Sunbeam Corporation or various of its subsidiaries have entered into agreements with governmental authorities to undertake additional investigatory activities and in other instances have agreed to implement appropriate remedial actions. Sunbeam Corporation or various of its subsidiaries, when necessary, have also established reserve amounts for certain non-compliance matters including those involving air emissions.

                      SUNBEAM CORPORATION AND SUBSIDIARIES
                              DEBTORS-IN-POSSESSION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)




16.    COMMITMENTS AND CONTINGENCIES - (CONTINUED)


Sunbeam Corporation or various of its subsidiaries have established reserves to cover the anticipated probable costs of investigation and remediation, based upon periodic reviews of all sites for which they have, or may have remediation responsibility. Sunbeam Corporation or various of its subsidiaries accrue environmental investigation and remediation costs when it is probable that a liability has been incurred, the amount of the liability can be reasonably estimated and their responsibility for the liability is established. Generally, the timing of these accruals coincides with the earlier of formal commitment to an investigation plan, completion of a feasibility study or a commitment to a formal plan of action. As of December 31, 2001 and December 31, 2000, Sunbeam Corporation's consolidated environmental reserves were $20.1 million (representing $18.7 million for the estimated costs of facility investigations, corrective measure studies, or known remedial measures, and $1.4 million for estimated legal costs) and $19.3 million (representing $18.1 million for the estimated costs of facility investigations, corrective measure studies, or known remedial measures, and $1.2 million for estimated legal costs), respectively. The reserves for the matters that are the responsibility of the inactive domestic subsidiaries of Sunbeam Corporation (the "Inactive Subsidiaries") that have not filed for reorganization under the Bankruptcy Code and liabilities for reserves that have been established for Sunbeam Corporation that are subject to discharge under the Sunbeam Corporation Plan total, in the aggregate, $2.8 million as of December 31, 2001; of which $2.2 million represents the estimated costs of facility investigations, corrective measure studies, or known remedial measures, and $0.6 million represents the estimated legal costs. Prior to the Filings, Sunbeam Corporation loaned funds to the Inactive Subsidiaries from time to time to enable the Inactive Subsidiaries to fund their activities. However, as a result of Sunbeam Corporation's Filing, the Inactive Subsidiaries may no longer depend upon Sunbeam Corporation for funding. It is anticipated that the $17.3 million accrual at December 31, 2001 (which is exclusive of the accrual for the matters subject to discharge under the Sunbeam Corporation Plan and the accrual for certain of the Inactive Subsidiaries) will be paid as follows: $4.8 million in 2002, $1.6 million in 2003, $1.3 million in 2004, $0.6 million in 2005, $0.5 million in 2006 and $8.5 million thereafter. Sunbeam Corporation or various of its subsidiaries accrued its best estimate of investigation and remediation costs based upon facts known to them at such dates and because of the inherent difficulties in estimating the ultimate amount of environmental costs, which are further described below, these estimates may materially change in the future as a result of the uncertainties described below. Estimated costs, which are based upon experience with similar sites and technical evaluations, are judgmental in nature and are recorded at undiscounted amounts without considering the impact of inflation and are adjusted periodically to reflect changes in applicable laws or regulations, changes in available technologies and receipt by Sunbeam Corporation and various of its subsidiaries of new information. It is difficult to estimate the ultimate level of future environmental expenditures due to a number of uncertainties surrounding environmental liabilities. These uncertainties include the applicability of laws and regulations, changes in environmental remediation requirements, the enactment of additional regulations, uncertainties surrounding remediation procedures including the development of new technology, the identification of new sites for which Sunbeam Corporation and various of its subsidiaries could be a PRP, information relating to the exact nature and extent of the contamination at each site and the extent of required cleanup efforts, the uncertainties with respect to the ultimate outcome of issues which may be actively contested and the varying costs of alternative remediation strategies. The Company continues to pursue the recovery of some environmental remediation costs from certain of its liability insurance carriers; however, such potential recoveries have not been offset against potential liabilities and have not been considered in determining their environmental reserves.

Due to uncertainty over remedial measures to be adopted at some sites, the possibility of changes in environmental laws and regulations and the fact that joint and several liability with the right of contribution is possible at federal and state Superfund sites, Sunbeam Corporation and various of its subsidiaries' ultimate future liability with respect to sites at which remediation has not been completed may vary from the amounts reserved as of December 31, 2001. As a result of the Filings, environmental matters, mostly involving claims for cost recovery or damages, have been automatically stayed under the Bankruptcy Code as against the Debtors unless an order lifting the stay is granted. Under the Sunbeam Corporation Plan, if it is confirmed and becomes effective, the claims for payment of money against Sunbeam Corporation will be discharged with no recovery for such claims.

The Company believes, based on information available as of December 31, 2001 for sites where costs are estimable, that the costs of completing environmental remediation of all sites for which the Company has a remediation responsibility have been adequately reserved and that the ultimate resolution of these matters will not have a material adverse effect upon the Company's financial position, results of operations or cash flows.






Product Liability Matters

As a consumer goods manufacturer and distributor, Sunbeam Corporation and/or its subsidiaries face the risk of product liability and related lawsuits involving claims for substantial money damages, product recall actions and higher than anticipated rates of warranty returns or other returns of goods. These claims could result in liabilities that could have a material adverse effect on Sunbeam Corporation's consolidated financial position, results of operations or cash flows.

                      SUNBEAM CORPORATION AND SUBSIDIARIES
                              DEBTORS-IN-POSSESSION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


16.    COMMITMENTS AND CONTINGENCIES - (CONTINUED)

Sunbeam Corporation and/or its subsidiaries are party to various personal injury and property damage lawsuits relating to their products and incidental to its business. Annually, Sunbeam Corporation sets its product liability insurance program which is an occurrence based program based on Sunbeam Corporation and its subsidiaries current and historical claims experience and the availability and cost of insurance. The program for 2001 is comprised of a self-insurance retention generally totaling $3.0 million per occurrence, and is limited to $25.0 million in the aggregate.

As a result of the Filings, product liability cases existing on the date of the Filings are automatically stayed under the Bankruptcy Code against the Debtors, unless an order is granted lifting the automatic stay.

Cumulative amounts estimated to be payable by the Company with respect to pending and potential claims for all years in which the Company is liable under its self-insurance retention have been accrued as liabilities. Such accrued liabilities are necessarily based on estimates (which include actuarial determinations made by independent actuarial consultants as to liability exposure, taking into account prior experience, numbers of claims and other relevant factors); thus, the Company's ultimate liability may exceed or be less than the amounts accrued. The methods of making such estimates and establishing the resulting liability are reviewed on a regular basis and any adjustments resulting therefrom are reflected in current operating results.

Historically, product liability awards have rarely exceeded the Company's individual per occurrence self-insured retention. There can be no assurance, however, that the Company's future product liability experience will be consistent with its past experience. Based on existing information, the Company believes that the ultimate conclusion of the various pending product liability claims and lawsuits of the Company, individually or in the aggregate, will not have a material adverse effect on the financial position, results of operations or cash flows of the Company.

Leases

The Company rents certain facilities, equipment and retail stores under operating leases. Rental expense for operating leases amounted to $26.6 million in 2001, $26.3 million in 2000, and $28.9 million in 1999. The minimum future rentals due under noncancelable operating leases as of December 31, 2001 aggregated to $89.9 million. The amounts payable in each of the years 2002-2006 and thereafter are $18.4 million, $14.3 million, $11.5 million, $7.4 million, $5.7 million and $32.6 million, respectively.

Certain Debt Obligations

Responsibility for servicing certain debt obligations of the Company's predecessor were assumed by third parties in connection with the acquisition of former businesses, although the Company's predecessor remained the primary obligor in accordance with the respective loan documents. Such obligations, which amounted to $13.3 million at December 31, 2001, and the corresponding receivables from the third parties, are not included in the Consolidated Balance Sheets since these transactions occurred prior to the issuance of SFAS No. 76, Extinguishment of Debt. Management believes that the third parties will continue to meet their obligations pursuant to the assumption agreements.

Purchase and Other Commitments

In connection with Coleman Powermate's 1995 purchase of substantially all of the assets of Active Technologies, Inc. ("ATI"), Coleman Powermate may be required to make payments to the predecessor owner of ATI of up to $18.8 million based on Coleman Powermate's sales of ATI related products and royalties received by Coleman Powermate for licensing arrangements related to ATI patents. As of December 31, 2001, the amounts paid under the terms of this agreement have been immaterial.

17.    RELATED PARTY TRANSACTIONS

Services Provided by M&F

Pursuant to the settlement agreement with M&F, see Note 3, M&F agreed to make certain executive management personnel available to the Company and to provide certain management assistance to the Company. The obligation for M&F to provide such personnel and services expired during 2001. The Company was not obligated to reimburse M&F for such services, other than reimbursement of out-of-pocket expenses paid to third parties.

                      SUNBEAM CORPORATION AND SUBSIDIARIES
                              DEBTORS-IN-POSSESSION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (CONTINUED)


17.    RELATED PARTY TRANSACTIONS (CONTINUED)

Liquidation of Options

In accordance with the Coleman Merger Agreement, the unexercised options under Coleman's stock option plans were cashed out at a price per share equal to the difference between $27.50 per share and the exercise price of such options. A significant shareholder of the Company, who held 500,000 Coleman stock options, received a net payment of $6,750,000 in January of 2000. Coleman stock options held by employees were cashed out in December 1999. Messrs. Shapiro and Isko and Ms. Clark, executive officers of Sunbeam Corporation at such time, held 77,500, 20,000 and 25,000 options, respectively, for which they received net payments of $823,000, $226,099 and $275,005, respectively.

Arrangements Between Coleman and M&F

Coleman and an affiliate of M&F are parties to a cross-indemnification agreement pursuant to which Coleman has agreed to indemnify such affiliate, its officers, directors, employees, control persons, agents and representatives against all past, present and future liabilities, including product liability and environmental matters, related to the initial assets of Coleman, which Coleman acquired from such affiliate in December 1991. In addition, pursuant to this cross-indemnification agreement, the M&F affiliate has agreed to indemnify Coleman and its officers, directors, employees, agents and representatives against all other liabilities of such M&F affiliate or any of its subsidiaries, including liabilities relating to the assets it did not transfer to Coleman in December 1991. This cross-indemnification agreement survived the Coleman merger.

Coleman previously was included in the consolidated tax group for the M&F companies and was a party to a tax sharing agreement with a M&F affiliate, pursuant to which Coleman paid to such affiliate the amount of taxes which would have been paid by Coleman if it were required to file separate federal, state or local income tax returns. The tax sharing agreement was terminated upon the acquisition of Coleman; however, the acquisition agreement provides for certain tax indemnities and tax sharing payments among the Company and the M&F affiliates relating to periods prior to the acquisition.

                                                                      Exhibit D

                      SUNBEAM CORPORATION AND SUBSIDIARIES
                             (DEBTORS-IN-POSSESSION)
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
                (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                   Three Months Ended           Six Months Ended
                                                                ------------------------    -----------------------
                                                                  June 30,     June 30,       June 30,      June 30,
                                                                    2002         2001           2002          2001
                                                                -----------  -----------    -----------   -----------
Net sales....................................................   $  546,771   $  601,678     $  992,018    $ 1,078,131
Cost of goods sold...........................................      416,208      474,427        765,986        843,391
Selling, general and administrative expense..................      106,990      121,270        206,912        230,519
                                                                -----------  -----------    -----------   -----------

Operating income.............................................       23,573        5,981         19,120          4,221
Interest expense (contractual interest and Debenture
  discount amortization for the three and six month periods
  ended June 30, 2002 and 2001, respectively, $49,027,
  $61,922 $96,010 and $123,366)..............................        5,052        8,541          8,627         35,867
Other (income) expense, net..................................       (2,833)         620         (2,065)         3,799
                                                                -----------  -----------    -----------   -----------
Income (loss) before reorganization
   costs and income taxes....................................       21,354       (3,180)        12,558        (35,445)

Reorganization costs.........................................        2,822        5,690          5,488         51,212

Income tax provision (benefit):
   Current...................................................        2,348         (411)         4,282          1,535
   Deferred..................................................        1,084          589            101           (382)
                                                                -----------  -----------    -----------   -----------
                                                                     3,432          178          4,383          1,153

Net income (loss)............................................   $   15,100   $   (9,048)    $    2,687    $   (87,810)
                                                                ===========  ===========    ===========   ===========
Income (loss) per share:

  Net income (loss), basic and diluted.......................   $     0.14   $    (0.08)    $     0.03    $     (0.82)
                                                                ===========  ===========    ===========   ===========

Weighted average common shares outstanding and diluted.......      107,304      107,304        107,304        107,304


INTANGIBLE ASSETS
-----------------
In July 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 142 "Goodwill and Other Intangible Assets," ("SFAS No. 142"), which the Company is required to adopt as of January 1, 2002. As discussed below, the Company has not fully adopted this statement as of June 30, 2002. Under the provisions of this statement, goodwill and intangible assets that have indefinite useful lives will not be amortized but rather will be tested at least annually for impairment. The Company discontinued the amortization of goodwill and identifiable intangible assets that have indefinite useful lives as of January 1, 2002. Identifiable intangible assets deemed to have indefinite lives are required to be tested for impairment in the first interim period in which SFAS No. 142 is initially applied (March 31, 2002 for the Company). SFAS No. 142 prescribes that an impairment loss be measured as the difference between the carrying amount and fair value of the asset. In addition, SFAS No. 142 sets forth guidelines for the evaluation of goodwill for impairment using a "two-step" transitional goodwill impairment test. SFAS No. 142 requires the completion of the first step of the transitional goodwill impairment test (whereby the fair value of reporting units is compared to the carrying value, including goodwill) no later than 6 months (June 30, 2002 for the Company) after initial adoption. If there is indication of impairment, the second step (comparing the implied fair value of the reporting unit goodwill with the carrying amount of that goodwill) must be completed by the end of the fiscal year. Given that the Company is in the process of obtaining a business-by-business valuation for Fresh-Start Accounting purposes, the Company has delayed the completion of these transitional impairment tests until the valuation process has been completed. As presented in the Company's Second Amended Joint Disclosure Statement filed with the Court on September 6, 2002, and contained in a Current Report on Form 8-K filed with the Securities and Exchange Commission on September 10, 2002, based on preliminary estimates, the Company anticipates a material reduction in the carrying value of goodwill and other intangible assets related to the valuation process. This reduction is expected to approximate the impact of the implementation of SFAS No. 142.

                      SUNBEAM CORPORATION AND SUBSIDIARIES
                             (DEBTORS-IN-POSSESSION)
                CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
                             (AMOUNTS IN THOUSANDS)

                                                                              June 30,         December 31,
                                                                                2002              2001
                                                                           -------------      --------------
ASSETS

Current assets:
   Cash and cash equivalents............................................   $      33,630      $       57,248
   Receivables, net.....................................................         210,130             131,375
   Inventories..........................................................         388,739             377,602
   Prepaid expenses, deferred income taxes and other current assets.....          38,612              42,160
                                                                           -------------      --------------

         Total current assets...........................................         671,111             608,385
Property, plant and equipment, net......................................         334,195             361,133
Trademarks, tradenames and other intangibles (see note below)...........         544,249             559,505
Goodwill (see note below)...............................................          15,564               6,396
Other assets............................................................          29,668              25,324
                                                                           -------------      --------------

                                                                           $   1,594,787      $    1,560,743
                                                                           =============      ==============
LIABILITIES AND SHAREHOLDERS' DEFICIENCY

Liabilities not subject to compromise

Current liabilities:
   Short-term debt and current portion of long-term debt................   $      35,129      $       32,707
   Accounts payable.....................................................         150,827             124,133
   Other current liabilities............................................         211,350             225,854
                                                                           -------------      --------------

         Total current liabilities......................................         397,306             382,694
Long-term debt, less current portion....................................          10,339               1,143
Other long-term liabilities.............................................         196,764             194,175
Deferred income taxes...................................................          93,362              91,425

Liabilities subject to compromise.......................................       2,498,065           2,499,398

Commitments and contingencies

Shareholders' deficiency:
   Preferred stock (2,000,000 shares authorized, none outstanding)......              --                  --
   Common stock (107,422,500 shares issued and outstanding).............           1,074               1,074
   Additional paid-in capital...........................................       1,179,629           1,179,629
   Accumulated deficit..................................................      (2,686,337)         (2,689,024)
   Accumulated other comprehensive loss.................................         (95,415)            (99,771)
                                                                           -------------      --------------

   Total shareholders' deficiency ......................................      (1,601,049)         (1,608,092)
                                                                           -------------      --------------

                                                                           $   1,594,787      $    1,560,743
                                                                           =============      ==============




INTANGIBLE ASSETS
-----------------
In July 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 142 "Goodwill and Other Intangible Assets," ("SFAS No. 142"), which the Company is required to adopt as of January 1, 2002. As discussed below, the Company has not fully adopted this statement as of June 30, 2002. Under the provisions of this statement, goodwill and intangible assets that have indefinite useful lives will not be amortized but rather will be tested at least annually for impairment. The Company discontinued the amortization of goodwill and identifiable intangible assets that have indefinite useful lives as of January 1, 2002. Identifiable intangible assets deemed to have indefinite lives are required to be tested for impairment in the first interim period in which SFAS No. 142 is initially applied (March 31, 2002 for the Company). SFAS No. 142 prescribes that an impairment loss be measured as the difference between the carrying amount and fair value of the asset. In addition, SFAS No. 142 sets forth guidelines for the evaluation of goodwill for impairment using a "two-step" transitional goodwill impairment test. SFAS No. 142 requires the completion of the first step of the transitional goodwill impairment test (whereby the fair value of reporting units is compared to the carrying value, including goodwill) no later than 6 months (June 30, 2002 for the Company) after initial adoption. If there is indication of impairment, the second step (comparing the implied fair value of the reporting unit goodwill with the carrying amount of that goodwill) must be completed by the end of the fiscal year. Given that the Company is in the process of obtaining a business-by-business valuation for Fresh-Start Accounting purposes, the Company has delayed the completion of these transitional impairment tests until the valuation process has been completed. As presented in the Company's Second Amended Joint Disclosure Statement filed with the Court on September 6, 2002, and contained in a Current Report on Form 8-K filed with the Securities and Exchange Commission on September 10, 2002, based on preliminary estimates, the Company anticipates a material reduction in the carrying value of goodwill and other intangible assets related to the valuation process. This reduction is expected to approximate the impact of the implementation of SFAS No. 142.

                      SUNBEAM CORPORATION AND SUBSIDIARIES
                             (DEBTORS-IN-POSSESSION)
           CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
                             (AMOUNTS IN THOUSANDS)

                                                                                    Six Months Ended
                                                                           -----------------------------------
                                                                              June 30,             June 30,
                                                                                2002                 2001
                                                                           -------------        --------------
OPERATING ACTIVITIES:
    Net income (loss)...................................................   $       2,687        $      (87,810)
    Adjustments to reconcile net income (loss) to net cash
      (used in) provided by operating activities:
        Depreciation and amortization...................................          34,168                47,053
        Non-cash interest charges.......................................           1,705                 9,707
        Non-cash reorganization costs...................................              --                39,869
        Deferred income taxes...........................................             101                  (382)
        (Gain) loss on sale of property, plant and equipment............             (13)                  671
        Loss on sale of business........................................             848                    --
        Excess reimbursement for Lyon plant casualty....................          (3,417)                   --
        Changes in working capital and other, net of divestitures.......         (58,651)               (4,429)
                                                                           -------------        --------------

              Net cash (used in) provided by operating activities.......         (22,572)                4,679
                                                                           -------------        --------------
INVESTING ACTIVITIES:
    Capital expenditures................................................         (13,788)              (16,687)
    Net proceeds from sale of business..................................           6,300                    --
    Proceeds from sale of other assets..................................             135                    58
    Insurance proceeds from Lyon plant casualty.........................           6,008                    --
                                                                           -------------        --------------

              Net cash used in investing activities.....................          (1,345)              (16,629)
                                                                           -------------        --------------
FINANCING ACTIVITIES:
    Net borrowings (repayments) under revolving credit facilities.......           9,980               (10,813)
    Net borrowings under DIP facility...................................              --                35,000
    Net borrowings (repayments) under debt obligations..................           1,591                  (762)
    Deferred financing fees.............................................          (4,798)               (9,626)
    Other, net..........................................................              --                    18
                                                                           -------------        --------------

              Net cash provided by financing activities.................           6,773                13,817
                                                                           -------------        --------------

Effect of exchange rate changes on cash and cash equivalents............          (6,474)                5,798
                                                                           -------------        --------------

Net (decrease) increase in cash and cash equivalents....................         (23,618)                7,665
Cash and cash equivalents at beginning of period........................          57,248                27,225
                                                                           -------------        --------------

Cash and cash equivalents at end of period..............................   $      33,630        $       34,890
                                                                           =============        ==============


INTANGIBLE ASSETS
-----------------
In July 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 142 "Goodwill and Other Intangible Assets," ("SFAS No. 142"), which the Company is required to adopt as of January 1, 2002. As discussed below, the Company has not fully adopted this statement as of June 30, 2002. Under the provisions of this statement, goodwill and intangible assets that have indefinite useful lives will not be amortized but rather will be tested at least annually for impairment. The Company discontinued the amortization of goodwill and identifiable intangible assets that have indefinite useful lives as of January 1, 2002. Identifiable intangible assets deemed to have indefinite lives are required to be tested for impairment in the first interim period in which SFAS No. 142 is initially applied (March 31, 2002 for the Company). SFAS No. 142 prescribes that an impairment loss be measured as the difference between the carrying amount and fair value of the asset. In addition, SFAS No. 142 sets forth guidelines for the evaluation of goodwill for impairment using a "two-step" transitional goodwill impairment test. SFAS No. 142 requires the completion of the first step of the transitional goodwill impairment test (whereby the fair value of reporting units is compared to the carrying value, including goodwill) no later than 6 months (June 30, 2002 for the Company) after initial adoption. If there is indication of impairment, the second step (comparing the implied fair value of the reporting unit goodwill with the carrying amount of that goodwill) must be completed by the end of the fiscal year. Given that the Company is in the process of obtaining a business-by-business valuation for Fresh-Start Accounting purposes, the Company has delayed the completion of these transitional impairment tests until the valuation process has been completed. As presented in the Company's Second Amended Joint Disclosure Statement filed with the Court on September 6, 2002, and contained in a Current Report on Form 8-K filed with the Securities and Exchange Commission on September 10, 2002, based on preliminary estimates, the Company anticipates a material reduction in the carrying value of goodwill and other intangible assets related to the valuation process. This reduction is expected to approximate the impact of the implementation of SFAS No. 142.

                                                                       EXHIBIT E


--------------------------------------------------------------------------------

SUMMARY OF SIGNIFICANT ASSUMPTIONS
----------------------------------

The financial projections included in this Disclosure Statement are dependent upon the successful implementation of the business plans of Sunbeam Corporation and its subsidiaries and the validity of the other assumptions contained therein. These projections reflect numerous assumptions, including confirmation and consummation of the third amended plans of reorganization for Sunbeam and the Subsidiary Debtors as filed with the Bankruptcy Court on September 27, 2002, in accordance with their terms, continued access to the DIP Facility and the A/R Securitization Facility during the pendency of the Chapter 11 and successor working capital and receivables facilities after the plan effective date, the anticipated future performance of the reorganized debtors, retail and industry performance, certain assumptions with respect to competitors of the Company, general business and economic conditions and other matters, many of which are beyond the control of Sunbeam and its subsidiaries. In addition, certain (i) risk factors, (ii) unanticipated events, and (iii) circumstances occurring subsequent to the preparation of the projections may affect the actual consolidated financial results of Sunbeam and its subsidiaries. Although the projections were prepared in good faith, variations between actual financial results and these projections may occur and be material.

The Company's projections include the following assumptions:

o    No divestitures or acquisitions of businesses have been assumed.
o Approximately $10 million has been included in the projections related to the continued rationalization of operations. This cash expense is offset by projected cash insurance gains of $10 million from a fire in one facility.

Fresh Start Accounting:
-----------------------

The financial projections assume that Sunbeam and the Subsidiary Debtors will emerge from Chapter 11 in 2002 and adopt the provisions of Fresh Start Accounting. These principles are contained in the American Institute of Certified Public Accountants Statement of Position 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code," ("SOP 90-7"). Adoption of Fresh Start Accounting requires that assets and liabilities be restated to reflect their reorganization value, which approximates fair value at the date of emergence from Chapter 11. The assumed reorganization value of Sunbeam and its consolidated subsidiaries is approximately $0.8 billion. The projected reorganization value of Sunbeam and its consolidated subsidiaries is estimated to be lower than the pre-reorganization value by $244 million. Lower PP&E and intangibles, and increased liabilities relating to pensions and post-retirement benefits and increased deferred tax assets were the key adjustments. The adjustments on a net basis result in excess fair value of net assets over reorganization value of approximately $80 million. This excess fair value over reorganization value was allocated on a pro rata basis to property, plant and equipment ($41 million) and intangible assets ($39 million). The restructuring of Sunbeam's and the Subsidiary Debtors' capital structure and resulting discharge of pre-petition debt will result in an extraordinary gain of $1.9 billion. The

--------------------------------------------------------------------------------

Fresh Start Accounting adjustments included in the following projections are preliminary estimates.

New Accounting Pronouncement:
-----------------------------

In July 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 142 "Goodwill and Other Intangible Assets," ("SFAS No. 142"), which the Company is required to adopt as of January 1, 2002. As discussed below, the Company has not fully adopted this statement as of June 30, 2002. Under the provisions of this statement, goodwill and intangible assets that have indefinite useful lives will not be amortized but rather will be tested at least annually for impairment. The Company discontinued the amortization of goodwill and identifiable intangible assets that have indefinite useful lives as of January 1, 2002. Identifiable intangible assets deemed to have indefinite lives are required to be tested for impairment in the first interim period in which SFAS No. 142 is initially applied (March 31, 2002 for the Company). SFAS No. 142 prescribes that an impairment loss be measured as the difference between the carrying amount and fair value of the asset. In addition, SFAS No. 142 sets forth guidelines for the evaluation of goodwill for impairment using a "two-step" transitional goodwill impairment test. SFAS No. 142 requires the completion of the first step of the transitional goodwill impairment test (whereby the fair value of reporting units is compared to the carrying value, including goodwill) no later than 6 months (June 30, 2002 for the Company) after initial adoption. If there is indication of impairment, the second step (comparing the implied fair value of the reporting unit goodwill with the carrying amount of that goodwill) must be completed by the end of the fiscal year. Given that the Company is in the process of obtaining a business-by-business valuation for Fresh-Start Accounting purposes, the Company has delayed the completion of these transitional impairment tests until the valuation process has been completed. As presented in the accompanying proforma financial statements, and based on preliminary estimates, the Company anticipates a material reduction in the carrying value of goodwill and other intangible assets related to the valuation process. This reduction is expected to approximate the impact of the implementation of SFAS No. 142.

Reorganization Value:
---------------------

See Section X. "Valuation", of this Disclosure Statement.

Reorganized Sunbeam Group Stock Option Plans:
---------------------------------------------

The Plan of Reorganization (Section VI in the disclosure statement) provides for an aggregate of approximately 11% of the outstanding shares of Reorganized Sunbeam common stock to be available for the issuance of options and equivalent incentive awards to employees. (Section VIII.C provides a description of the Reorganized Sunbeam Group Stock Option Plans.) In light of the recent corporate and accounting reform bill passed by Congress and the increased scrutiny by the SEC, NYSE and Congress relating to employee stock compensation plans, the Company is currently evaluating the adoption of the fair value method of accounting for stock options as prescribed by SFAS No.123,

--------------------------------------------------------------------------------

"Accounting for Stock-Based Compensation" ("SFAS 123"). Adoption of SFAS No.123 would require the recognition of compensation expense for employee stock option grants. The Company currently applies APB Opinion No. 25 and related interpretations in accounting for its stock options, which does not require the recognition of compensation cost for stock options granted with an exercise price at fair market value, as of the grant date. It appears probable that the strike price related to the stock options described above will be granted with a strike price somewhat below fair market value. Therefore, the Company will have to recognize expense under either the SFAS No. 123 approach or with the APB 25 approach. The expense associated with these options is estimated to be at least approximately $2.4 million and is not included in the pro forma financial statements.

Net Sales:
----------

Net sales are projected to increase 2% in 2003 and 7% in 2004 and 2005. The increases in net sales for 2002 through 2005 are driven primarily by new product development, as well as the recapture of distribution that was lost in 2001 and 2002 as a result of the Chapter 11 filing. The increase in net sales for 2003 as compared to 2002 is partially offset by lower projected sales for the Sunbeam grills business primarily as a result of lower sales of excess and obsolete inventory in this business unit.

Gross Margin:
-------------

Gross margin as a percentage of net sales is projected to improve from 23.5% in 2002 to 26.3% in 2005. This improvement in the gross margin percentage is primarily driven by cost savings as a result of continued rationalization of operations and cost savings resulting from Six Sigma and other initiatives. The improvement in the gross margin percentage is also attributable to favorable product mix from both existing products and from new product introductions.

SG&A:
-----

Selling, general and administrative ("SG&A") expenses as a percentage of net sales are projected to improve from 22.0% in 2002 to 21.3% in 2005. This improvement is primarily attributable to the leverage arising from increasing net sales, as well as various initiatives to lower SG&A expense.

Income Taxes:
-------------

The projections assume that Sunbeam no longer requires a valuation allowance for US deferred tax assets since it is expected that these assets will be recognizable at a future date. In addition, these projections assume that Sunbeam will fully utilize US net operating losses and credits in connection with the debt extinguishment from the proceeding. The weighted average worldwide effective tax rate is estimated at 39%.

--------------------------------------------------------------------------------

Reorganization Items:
---------------------

Expenses and income directly incurred or realized as a result of the Chapter 11 Filings have been segregated from the normal operations and are disclosed separately. Reorganization items include professional fees and other related expenses.

EBITDA:
-------

EBITDA represents earnings from continuing operations before interest and financing charges, income taxes, reorganization items, depreciation and amortization. EBITDA as measured by the Company may not be comparable to similarly titled measures reported by other companies.

Capital Expenditures:
---------------------

Capital expenditures relate primarily to new product development, productivity enhancements, replacement costs and safety related modifications.

Working Capital:
----------------

Components of working capital are projected on the basis of historic patterns applied to projected levels of operations.

2003 includes cash spending with respect to the rationalization of operations, as well as higher disbursements for certain liabilities for which disbursements were lower during the Chapter 11 proceedings.

Receivables are presented net of the securitization programs. The domestic securitization program includes a post-emergence increase in the advance rate of 5%.

               Sunbeam Corporation and Subsidiaries
                      (Debtors-in-Possession)
               Projected Consolidated Balance Sheets
                          (in thousands)

                                                                             Year Ended December 31,
                                                             ----------------------------------------------------
                                                                                Debt Discharge        Fresh Start
                                                                  2002           Adjustments          Adjustments
                                                             ---------------    --------------        -----------
                                                             (pre-emergence)
ASSETS
 Current assets:
   Cash and cash equivalents                                  $    103,098       $         -          $        -
   Receivables, net                                                137,920                 -                   -
   Inventories                                                     348,958                 -                   -
   Prepaid expenses and other current assets                        55,074                 -                   -
                                                             ---------------    --------------        -----------
     Total current assets                                          645,050                 -                   -

  Property, plant and equipment, net                               333,702                 -             (69,245)(d)
  Trademarks, tradenames & other intangibles                       543,513                 -            (307,760)(d)
  Goodwill                                                          15,564                 -             (15,564)(d)
  Other assets                                                      30,252                 -              42,049 (d)
                                                             ---------------    --------------        -----------
                                                              $  1,568,081       $         -          $ (350,520)
                                                             ===============    ==============        ===========
LIABILITIES AND SHAREHOLDERS' (DEFICIENCY) EQUITY
 Current liabilities:
   Short-term debt and current portion of long-term debt      $     35,124       $         -          $   (6,325)(e)
   Accounts payable                                                127,612                 -                   -
   Other current liabilities                                       222,951                 -              (1,401)(d)
                                                             ---------------    --------------        -----------
     Total current liabilities                                     385,687                 -              (7,726)

   Long-term debt, less current portion                              7,900            71,517 (a)           6,325 (e)
   Other long-term liabilities                                     284,787                 -              78,000 (d)
                                                                                                        (102,463)(d)

 Liabilities subject to compromise                               2,498,065        (2,498,065)(b)               -

                                                                (1,608,358)          493,534 (a)        (324,656)
                                                                         -         1,933,014 (a)               -
                                                             ---------------    --------------        -----------
 Shareholders' (deficiency) equity                              (1,608,358)        2,426,548            (324,656)
                                                             ---------------    --------------        -----------
                                                              $  1,568,081       $         -          $ (350,520)
                                                             ===============    ==============        ===========


                                                                                     Year Ended December 31,
                                                            ----------------------------------------------------------------------
                                                                   2002              2003               2004               2005
                                                            ----------------     -----------        -----------        -----------
                                                            (post-emergence)
ASSETS
 Current assets:
   Cash and cash equivalents                                  $   103,098        $    97,308        $   133,569        $   200,041
   Receivables, net                                               137,920            141,504            149,802            158,524
   Inventories                                                    348,958            363,842            386,278            408,596
   Prepaid expenses and other current assets                       55,074             57,244             55,242             53,239
                                                            ----------------     -----------        -----------        -----------
     Total current assets                                         645,050            659,898            724,891            820,400

  Property, plant and equipment, net                              264,457            255,644            249,694            229,996
  Trademarks, tradenames & other intangibles                      235,753            234,281            232,807            231,334
  Goodwill                                                             -                  -                  -                  -
  Other assets                                                     72,301             71,485             71,268             71,054
                                                            ----------------     -----------        -----------        -----------
                                                              $ 1,217,561        $ 1,221,308        $ 1,278,660        $ 1,352,784
                                                            ================     ===========        ===========        ===========
LIABILITIES AND SHAREHOLDERS' (DEFICIENCY) EQUITY
 Current liabilities:
   Short-term debt and current portion of long-term debt      $    28,799           $ 27,134           $ 39,784           $ 39,784
   Accounts payable                                               127,612            128,840            135,839            143,371
   Other current liabilities                                      221,550            205,627            216,477            226,952
                                                            ----------------     -----------        -----------        -----------
     Total current liabilities                                    377,961            361,601            392,100            410,107

   Long-term debt, less current portion                            85,742             94,533             89,965             98,875
   Other long-term liabilities                                    260,324            241,859            231,820            225,633

 Liabilities subject to compromise                                      -                  -                  -                  -
                                                               (1,439,480)           523,315            564,775            618,169
                                                                1,933,014                  -                  -                  -
                                                            ----------------     -----------        -----------        -----------
 Shareholders' (deficiency) equity                                493,534            523,315            564,775            618,169
                                                            ----------------     -----------        -----------        -----------
                                                              $ 1,217,561        $ 1,221,308        $ 1,278,660        $ 1,352,784
                                                            ================     ===========        ===========        ===========



           See Notes to Consolidated Projected Financial Statements.

                      Sunbeam Corporation and Subsidiaries
                             (Debtors-in-Possession)
                 Projected Consolidated Statements of Operations
                                 (in thousands)

                                                                             Year Ended December 31,
                                              -------------------------------------------------------------------------------------
                                                            Fresh Start
                                                              & Debt
                                                             Discharge
                                                 2002       Adjustments          2002         2003            2004          2005
                                              ----------    -----------      -----------   ----------     ----------     ----------
                                                (pre-                           (post-
                                              emergence)                      emergence)
Net sales                                     $1,970,318    $         -      $ 1,970,318   $2,010,385     $2,144,492     $2,291,838
Cost of goods sold                             1,506,563              -        1,506,563    1,497,636      1,580,182      1,688,558
                                              ----------    -----------      -----------   ----------     ----------     ----------

  Gross margin                                   463,755              -          463,755      512,749        564,310        603,280

Selling, general and administrative
  expense                                        433,592              -          433,592      442,178        468,059        487,835
                                              ----------    -----------      -----------   ----------     ----------     ----------

  Operating earnings                              30,163              -           30,163       70,571         96,251        115,445

Interest expense, net                             18,406              -           18,406       24,531(c)      25,733(c)      25,998
Other expense, net                                 6,002              -            6,002        2,074          2,079          2,079
                                              ----------    -----------      -----------   ----------     ----------     ----------
  Earnings before reorganization costs,
    fresh start valuation charges,
    income taxes and extraordinary item            5,755              -            5,755       43,966         68,439         87,368

Reorganization items                               8,782              -            8,782            -              -              -

Fresh start valuation charges                          -        324,656 (d)      324,656            -              -              -
                                              ----------    -----------      -----------   ----------     ----------     ----------

  (Loss) earnings  before income taxes
    and extraordinary item                        (3,027)      (324,656)        (327,683)      43,966         68,439         87,368

Income tax provision                               1,587              -            1,587       14,186         26,980         33,974
                                              ----------    -----------      -----------   ----------     ----------     ----------

  (Loss) earnings  before extraordinary item      (4,614)      (324,656)        (329,270)      29,780         41,459         53,394

Extraordinary gain on discharge of debt,
  net of income taxes                                  -      1,933,014 (a)    1,933,014            -              -              -
                                              ----------    -----------      -----------   ----------     ----------     ----------

  Net (loss) earnings                         $   (4,614)   $ 1,608,358      $ 1,603,744   $   29,780     $   41,459     $   53,394
                                              ==========    ===========      ===========   ==========     ==========     ==========

EBITDA                                        $  100,000              -      $   100,000   $  137,000     $  162,000     $  183,000
                                              ==========    ===========      ===========   ==========     ==========     ==========


           See Notes to Consolidated Projected Financial Statements.

                      Sunbeam Corporation and Subsidiaries
                             (Debtors-in-Possession)
            Projected Condensed Consolidated Statements of Cash Flows
                                 (in thousands)

                                                                                   Year Ended December 31,
                                                    -------------------------------------------------------------------------------
                                                                  Fresh Start
                                                                     & Debt
                                                                   Discharge
                                                       2002       Adjustments         2002          2003         2004        2005
                                                    ----------    -----------     -----------     --------     --------    --------
                                                      (pre-                         (post-
                                                    emergence)                     emergence)
Operating activities:

 Net (loss) earnings                                $   (4,614)   $ 1,608,358     $ 1,603,744     $ 29,780     $ 41,459    $ 53,394
  Adjustments to reconcile net (loss)
   earnings to net cash provided by operating
   activities:
     Depreciation and amortization                      69,756              -          69,756       65,934       65,259      67,065
     Non-cash interest charges                           4,535              -           4,535        9,331       10,082      10,910
     Loss on sale of assets                              2,634              -           2,634            -            -           -
     Deferred income tax (benefit) provision            (3,379)             -          (3,379)       1,313        1,777          24
     Gain on debt discharge and fresh start
       adjustments, net                                      -     (1,608,358)     (1,608,358)           -            -           -

  Changes in operating assets and liabilities:
     Receivables, net                                  (15,354)             -         (15,354)      (5,871)     (19,474)    (20,816)
     Proceeds from receivables securitization            8,809              -           8,809        2,287       11,177      12,094
     Inventories                                        28,643              -          28,643      (14,884)     (22,436)    (22,318)
     Accounts payable                                    3,478              -           3,478          733        7,000       7,531
     Prepaids and other current assets and
       liabilities                                     (15,964)             -         (15,964)     (15,433)      12,701      12,394
     Other long-term and non-operating
       liabilities                                      (3,126)             -          (3,126)     (23,754)     (13,681)     (8,143)
                                                    ----------    -----------     -----------     --------     --------    --------

       Net cash provided by operating activities        75,418              -          75,418       49,436       93,864     112,135
Investing activities:
 Capital expenditures                                  (46,272)             -         (46,272)     (55,226)     (57,603)    (60,663)
 Proceeds from sale of assets                            8,102              -           8,102            -            -      15,000
 Other, net                                               (148)             -            (148)           -            -           -
                                                    ----------    -----------     -----------     --------     --------    --------

       Net cash used for investing activities          (38,318)             -         (38,318)     (55,226)     (57,603)    (45,663)

Financing activities:
 Net borrowings under credit facilities                  9,174              -           9,174            -            -           -
 Deferred financing fees                                (4,771)             -          (4,771)           -            -           -
 Other, net                                              4,347              -           4,347            -            -           -
                                                    ----------    -----------     -----------     --------     --------    --------

       Net cash provided by investing activities         8,750              -           8,750            -            -           -

Net increase (decrease) in cash and cash
  equivalents                                           45,850              -          45,850       (5,790)      36,261      66,472
Cash and cash equivalents beginning of the
  period                                                57,248              -          57,248      103,098       97,308     133,569
                                                    ----------    -----------     -----------     --------     --------    --------
Cash and cash equivalents end of the period         $  103,098    $         -     $   103,098     $ 97,308     $133,569    $200,041
                                                    ==========    ===========     ===========     ========     ========    ========






            See Notes to Consolidated Projected Financial Statements.

                      Sunbeam Corporation and Subsidiaries
                             (Debtors-in-Possession)
              Notes to Projected Consolidated Financial Statements
                                 (in thousands)


The pro forma adjustments reflect the total assumed fair market values of the enterprise and are based upon the valuation analysis prepared by DKW. See
Section X, "Valuation." The DKW valuation is based upon a number of assumptions, including a successful reorganization of the Debtors' businesses in a timely manner, the achievement of the forecasts reflected in the financial projections, the continuation of current market conditions through the Effective Date and the Plan becoming effective in accordance with its Terms. See Section XI, "Certain Risk Factors to be Considered."

The pro forma adjustments valuing certain long-lived assets at fair market value are based upon preliminary estimates. These estimates do not purport to be based upon an independent appraisal value or necessarily reflect the values which may be realized if the assets are sold. These fair market value adjustments will be revised when additional information concerning asset and liability valuation becomes available. Adjustments, which could be significant, will be made during the period of time allowable in accordance with SOP 90-7 based upon detailed reviews of the fair values of assets and liabilities as of the Effective Date.

The pro forma adjustments footnoted in the accompanying Projected Consolidated Financial Statements are derived as follows:

(a) To reflect the issuance of new debt and new stock to the pre-petition creditors as follows:

Assumed fair value of New Secured Notes                                $    71,517
Assumed fair value of reorganized Sunbeam Corporation common stock         493,534
                                                                       -----------
    Fair value of consideration                                            565,051
Carrying value of discharged pre-petition liabilities                   (2,498,065)
                                                                       -----------
Extraordinary gain on discharge of debt                                $(1,933,014)
                                                                       ===========

    The reconciliation of fair value above to the DKW valuation follows:

DKW valuation                                                          $   760,000
    Less:
         Foreign debt                                                      (32,586)
         Other debt, including Industrial Revenue Bonds                     (9,729)
         Receivables securitization outstanding                           (152,634)
                                                                       -----------
Assumed fair value of consideration                                    $   565,051
                                                                       ===========

(b) To reclassify pre-petition liabilities to non-current liabilities subject to compromise:

Bank Credit Facility (1)                                               $ 1,541,999
Accrued interest on Bank Credit Facility                                    43,539
Accrued commitment fees on Bank Credit Facility                             16,975
Subordinated Convertible Notes                                             864,261
Other long term liabilities                                                 31,291
                                                                       -----------
                                                                       $ 2,498,065
                                                                       ===========

(1) Actual outstanding borrowings as of the Commencement Date, including letters of credit of $72.1 million was $1.653 billion, including a $50 million supplemental revolver, which was repaid immediately with funds from the DIP financing.

                      Sunbeam Corporation and Subsidiaries
                             (Debtors-in-Possession)
              Notes to Projected Consolidated Financial Statements
                                 (in thousands)

(c) Interest assumptions are as follows:

    A/R securitization:
     The projections assume an annual interest rate of 6%, which is applied to the outstanding investment balance. Fees of $1.0 million are amortized through December 31, 2005, the expected term of the AR Securitization. The A/R Securitization includes an unused facility fee of 0.375%.

    Working Capital Facility:
     The projections assume an annual interest rate of 7%, which is applied to the outstanding balance. Fees of $5.0 million are amortized through December 31, 2005, the expected term of the Working Capital Facility. The Working Capital Facility includes an unused facility fee of 0.5%.

    Secured Notes:
     The Secured Notes are assumed to be issued at principal amount of $100 million, stated interest rate of 5% Pay In Kind and 7 year maturity. The fair value of the Secured Notes are assumed to be $71.5 million as of the emergence date, with a fully accreted value of $141.6 million. The annual effective interest rate is approximately 10% on this non-cash pay debt.

    A SUMMARY OF THE TERMS OF THE SECURED NOTES AND THE WORKING CAPITAL FACILITY ARE SET FORTH IN SECTIONS VI.A (6) AND VI.I (1) OF THE SUNBEAM CORPORATION DISCLOSURE STATEMENT.

    Projected interest expense in 2003 - 2005 is calculated as follows:

                                                              2003            2004           2005
                                                           ----------      ----------     ----------
     Cash expense related to Working Capital Facility      $    2,143      $    2,143     $    2,143
     Non-cash expense related to Secured Notes                  7,331           8,082          8,910
     Cash expense related to AR Securitization                 10,459          11,170         11,945
     Other                                                      4,598           4,338          3,000
                                                           ----------      ----------     ----------

                                                           $   24,531      $   25,733     $   25,998
                                                           ==========      ==========     ==========

(d) To reflect the adjustment of certain long-lived assets to the estimated fair market value:

                                                             Allocation of
                                               Estimated       Excess FV
                                              Fair Value       over Reorg
                                              Adjustments       Value (1)         Total
                                              -----------    -------------    ------------
Property, plant and equipment                 $    27,922    $      41,323    $     69,245
Trademarks and tradenames                         268,707           39,053         307,760
Pension/OPEB liabilities                           78,000               --          78,000
Goodwill                                           15,564               --          15,564
                                              -----------    -------------    ------------
                                                  390,193           80,376         470,569
Deferred income taxes (2)                        (145,913)             --         (145,913)
                                              -----------    -------------    ------------
Total Fresh Start Valuation Charge            $   244,280    $      80,376    $    324,656
                                              ===========    =============   =============

   (1) The adjustments for the excess fair value over Reorganization Value are based on a pro rata allocation of the excess to long-lived assets.

   (2) Represents the reversal of tax valuation reserves and establishment of a deferred tax assets in connection with Fresh Start Valuation Charges and was computed using a 39.0% tax rate.

    The deferred tax adjustment is reflected on the balance sheet as follows:

            Other assets                    $ 42,049
            Other current liabilities          1,401
            Other long-term liabilities      102,463
                                            --------
                                            $145,913
                                            ========

   These adjustments result in an annual reduction in depreciation expense of $5 million and increased pension/OPEB expense of $2.6 million.

(e) In addition to the pre-petition debt outlined in Note (b) above, substantially all of the Company's other pre-petition debt was in default as a result of the Chapter 11 filings resulting in the classification in the balance sheet as current. This adjustment represents the reclassification of such debt to non-current. Upon the Effective Date, the pre-petition debt outlined in Note (b) above is no longer outstanding.

                                                                       EXHIBIT F


                    SUNBEAM CORPORATION/SUNBEAM SUBSIDIARIES
                         ESTIMATED LIQUIDATION ANALYSIS
                         ------------------------------
                                    (IN $000)


METHODOLOGY:
------------

For purposes of this analysis, it was assumed that, on 12/31/02 ("the Filing Date"), a chapter 7 trustee is appointed.

The estimated recovery ranges noted in the accompanying liquidation analysis are based upon two alternative hypothetical liquidation scenarios: 1) continuation of operations and going concern sales of Sunbeam's business units by 6/30/03 ("high" recovery); or 2) closure of facilities and liquidation of assets by 6/30/03 ("low" recovery). Discounts have been applied to the liquidation value of major operating properties and non-operating assets to account for the nature and timing of the liquidation process. Further, it is assumed that the chapter 7 administration process, including claims resolution, Bankruptcy Court reporting and distributions to creditors could be completed within about 6 months (i.e. by 6/30/03).

There can be no assurance that the liquidation would be completed within the time frames specified. It is possible that the disposition of the Debtors' operating business units and remaining financial assets could reasonably exceed 6 months, potentially causing an adverse impact on recoveries depicted herein.

The liquidation analyses represent the Debtors' best estimate of liquidation values and recovery percentages based upon a hypothetical chapter 7 liquidation. There can be no assurance that the actual liquidation values or recoveries would fall within the ranges represented as such estimates may not prove to be accurate. Variances from the estimates may be caused by the following factors:

    1. Nature and timing of liquidation process - Under section 704 of the Bankruptcy Code, an appointed chapter 7 trustee must, among other duties, collect and convert the property of the estate, as expeditiously as is compatible, with the best interests of the parties-in-interest. The Sunbeam operating businesses share brand names and, to a limited extent, facilities. The sale of individual businesses would necessarily involve negotiations regarding the future use of these brand names and facilities. It has been assumed that there would be pressure to complete the sales process within six months. The need to convert property to cash and to conclude brand name and facility use negotiations rapidly may have an adverse impact on the proceeds realized from the sale of the Sunbeam operating businesses.

    2. Impact on Debtors' operations of a chapter 7 liquidation - It is probable that a chapter 7 proceeding and the sudden pendency of the sales would have adverse effects on employee morale, customer willingness to order goods and vendor willingness to ship supplies and extend trade credit.

    3. Estimated claims and their priority - Claim amounts included in this analysis primarily represent estimated obligations as of the Filing Date. In addition, the Debtors' have various potential liabilities under environmental laws, which they believe can be addressed in the ordinary course of business after consummation. By contrast, in a chapter 7 liquidation, significant uncertainty would surround responsibility for these exposures. The Debtors have made no studies of chapter 7 environmental exposures in this chapter 7 scenario. In addition, at the time of the sale of these businesses, there would be a high degree of uncertainty about the potential exposure of the purchasers to future transferee liability for future product liability claims which may not be addressed in a chapter 7 proceeding.

    4. Estimated liquidation costs - It is possible that operating costs and other expenses during the liquidation process could result in liquidation costs being greater or less than the estimated amounts. Such costs are, in part, dependent on the duration of the liquidation process, and the extent to which the liquidation process may be contested by parties-in-interest.

    5. Tax liabilities - For purposes of this liquidation analysis, management has estimated that no significant tax liabilities would be incurred by the Debtors from the disposition of businesses and assets, due to the application of available tax benefits.


SUMMARY OF ESTIMATED RECOVERIES - HOLDING COMPANY & SUNBEAM SUBSIDIARIES COMBINED (IN $000):
--------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------
                                                                                            Est. Liquidation Value
                                                                                            ----------------------
                                                                                              Low           High
                                                                                              ---           ----
Proceeds from going concern
   sale of operating businesses                                                                          $  610,000
Proceeds from liquidation of
   operating assets                                                                        $  368,000
Proceeds from
   Environmental and litigation claims                                                              0         5,000
                                                                                           ----------    ----------

TOTAL ESTIMATED NET PROCEEDS FROM ASSETS                                                   $  368,000    $  615,000
                                                                                           ==========    ==========
---------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------
                                                                            Recovery %            Recovery $
                                                           Estimated        ----------            ----------
                                                        Allowed Claims    Low      High       Low           High
                                                        --------------    ---      ----       ---           ----
TOTAL ESTIMATED NET PROCEEDS FROM ASSETS                                                   $ 368,000     $  615,000

Repayment of chapter 7 "DIP" financing obligation                                             38,000        116,000
Chapter 7 administrative expenses                                                             20,000         23,000
                                                                                           ----------    ----------

NET PROCEEDS AVAILABLE FOR SECURED CLAIMS (NOTE 1)                                           310,000        476,000
                                                                                           ----------    ----------

         Secured bank claims                               $ 1,650,000     18%      28%      300,400        462,400
         Other secured claims                                    9,600    100%     100%        9,600          9,600

NET PROCEEDS AVAILABLE FOR UNSECURED CLAIMS

         Priority claims                            (to be determined)      0%       0%            0              0
         General unsecured claims                   (to be determined)      0%       0%            0              0
         Subordinated note claims                              850,000      0%       0%            0              0
---------------------------------------------------------------------------------------------------------------------


         Note 1: Excludes amounts that will be required for key employee retention and severance programs.

OVERVIEW OF KEY ASSUMPTIONS (IN $000):
--------------------------------------

The draft Liquidation Analyses have been developed based upon the following significant assumptions:

Going Concern Sale scenario ("high" recovery):
----------------------------------------------

    1. The Company assumes that the Bankruptcy Court will not approve an "all pay" order relating to pre-petition obligations due to employees and suppliers of goods/services to Sunbeam's operating businesses. Accordingly, it is assumed that significant chapter 7 business disruption would occur, including: a) COD vendor payment terms; and b) cash flow deterioration equal to approximately 32% of assumed sales erosion of 10% (Coleman) or 15% (all non-Coleman operations) of projected gross sales. As a result of this disruption, recoveries from sale of these operating businesses would be materially lower than under an "all pay" scenario.

    2. Each of the operating businesses are assumed to be sold as going concerns, generating the following estimated sale proceeds of $610,000 (Note 1):

        Note 1: The valuations noted above are based upon EBITDA multiple valuations. The assumed recovery ranges include the impact of: a) corporate overhead costs, along with projected vs. trailing EBITDA results, that buyers would assume in developing purchase offers; b) transaction and closing costs, including sale commissions, professional fees, environmental studies and environmental remediation; and c) discounts attributable to conducting the sale process in a chapter 7 environment.

    3. Sunbeam's international operations are assumed to be sold as going concerns along with Coleman or Sunbeam Products (as described below), with any foreign obligations assumed to be paid in the ordinary course of business:

        o Coleman business - Canada (about 50% of its business), Europe (substantially all), Latin America (minimal), Japan, and Asia (substantially all) are assumed to be sold along with Coleman's domestic business, including the working capital related to such operations.
        o Sunbeam Products business - Canada (about 50% of its business) and Latin America (substantially all), are assumed to be sold along with Sunbeam Product's domestic business, including the working capital related to such operations.
        o International operations of First Alert and Powermate are minimal and no recovery is assumed for a sale of these operations.

    4. Financing for Sunbeam's domestic and international operating businesses for January to June 2003 is assumed to be consistent with the Company's current projections, except for the following chapter 7 impacts: a) COD vendor payment terms (domestic businesses only); b) cash flow deterioration equal to 30% of assumed sales erosion of 10% (Coleman) or 15% (all non-Coleman operations); and c) 75% reduction in capital expenditures. This liquidation analysis excludes amounts for retention programs that will be required to retain key operations management and employees through the assumed sale of these operations as of 6/30/03. Cash provided from/(required for) business operations until they are sold as going concern businesses include changes in working capital.

    5. Corporate office and International headquarters expenses are based upon the Company's projections, and reduced for the phased-in termination of certain employees not essential to the chapter 7 process. This liquidation analysis excludes amounts for retention programs that will be required to retain key operations management and employees through the assumed sale of these operations as of 6/30/03.

    6. During the ninety day (90) period prior to the Commencement Date, the Debtor paid $40,309,488 to or for the benefit of creditors pursuant to arrangements with those creditors for goods provided and services performed or to be performed. Conceivably, a portion of such payments may technically constitute voidable preferences under the Bankruptcy Code. The recipient of any such preferential transfer may have valid defenses, including that such transfer was made in the ordinary course of business. The Debtors believe that the recovery, if any, on account of potential preferences would be inconsequential to the estate as a whole based upon, among other considerations, (i) the Banks have a duly perfected security interest in the proceeds of any avoidance action and (ii) the subordination provisions set forth in the Subordinated Notes. The Debtors are unaware of any avoidance actions which, if successfully prosecuted, would result in a greater distribution to any creditors other than the Banks.

    7. The Debtors do not believe that the potential recoveries from the claim against PricewaterhouseCoopers LLP, after associated expenses, would be sufficient to pay in full the Debtors' chapter 7 financing costs, the chapter 11 financing costs and the adequate protection claims and secured claims of the Banks.

    8. The Debtors assume that the potential recoveries with respect to certain environmental insurance recovery actions will be within a range of $0 to approximately $5 million. A number of factors affect the potential range of recoveries, most importantly the limited time frame in which to resolve such actions.

Asset Liquidation scenario ("low" recovery):
--------------------------------------------

    1. It is assumed that Sunbeam's other operating businesses would cease production immediately after the Filing Date and the operations wind down process would be completed by 6/30/03. Operating and financial assets would be converted to cash by 6/30/03 and the chapter 7 administrative process completed by 6/30/03.

    2. Recoveries from liquidation of domestic operating, financial and non-operating assets are assumed to be as follows:

                                                                                      Estimated
                                                  Net Book Value       Recovery      Liquidation
                                                    of Assets         Percentage        Value
                                                    ---------         ----------        -----
                                                     (Note 1)
            Cash                                   $     91,071             100%     $    91,071
            Accounts receivable (Note 2)                     -0-             70%              -0-
            Inventories                                 261,534              37%          96,768
            Fixed assets                                295,714              10%          29,571
            Trademarks                                  554,271         (Note 3)         150,913
            Other, including deferred taxes              53,996               0%
                                                   ------------                       ----------

             Total                                 $  1,256,586                       $  368,323
                                                   ============                       ==========

            Note 1: Asset balances at the beginning of the hypothetical chapter 7 liquidation are assumed to be consistent with projected balances as of 12/31/02, per Sunbeam's financial forecast.

            Note 2: A/R balances are presented net of $68,000 of setoff exposure (obligations due to retailers). Since the set-off obligations are larger than the aggregate accounts receivable, no recovery is assumed to be available.

            Note 3: Estimated value of trademarks is computed assuming royalty rates 2 to 4% against 2002 projected revenues, a useful life of 20 years, discounted at 16% (assumed high range of weighted average cost of capital used in enterprise valuation performed by MBL).

    3. Proceeds generated from liquidating assets owned by foreign subsidiaries are assumed to be utilized to pay the liabilities and wind down costs associated with those foreign subsidiaries. It is assumed that net proceeds, if any, available for distribution to U.S. creditors would not be material.

        Cash required during the business operations wind down process is assumed to approximate 25% of the projected "normal and ordinary" administration costs of the business. The above analysis excludes amounts for retention programs that will be required to retain key operations management and employees through the assumed sale of these assets as of 6/30/03.

        Corporate office and international headquarters expenses are assumed to be between 25 and 50% of such expenses under the "high" recovery range, depending upon the departmental function.

        The above analysis excludes amounts for retention programs that will be required to retain key corporate office and international headquarters management and employees through the assumed sale of these assets as of 6/30/03.

Chapter 7 Administrative Expenses:
----------------------------------

The chapter 7 Trustee fee is assumed to range from 2% ("high" recovery) to 3% ("low" recovery) of all asset recoveries. The chapter 7 administration process, including: a) claims resolution; (b) preparation of financial reports and tax returns; and c) distributions to claimants, is assumed to be completed by December 31, 2003.

    1. Professional fees and other bankruptcy costs during the 12-month chapter 7 process, on average, are assumed to range from $1.0 million ("high" recovery) to $1.5 million ("low" recovery), per month.

      Secured Claims:
      ---------------

    1. Bank Group Debt - It is assumed that the Bank Group will agree to a carve-out from its liens to pay chapter 7 administration costs under a chapter 7 financing arrangement, including use of cash collateral plus a financing facility sufficient to fund working capital requirements, provide letters of credit and otherwise maintain the business operations as going concerns until 7/31/01 (i.e. assumed timing for sale of such operations) in the "high" recovery scenario and to finance wind down costs in the "low" recovery scenario.

    2. Other Secured Debt - Mortgage debt of $9.6 million relating to an Industrial Revenue Bond ("IRB"), which is collateralized by the Hattiesburg, MS facility, is assumed to be paid from the proceeds of the sale of Sunbeam Products in the "high" recovery scenario and from the proceeds of sale of the Hattiesburg facility in the "low" recovery scenario.





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